As Filed with the Securities and Exchange Commission on October 21, 2005
Registration No. 333-128967

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
To
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Platinum Underwriters Finance, Inc.	Platinum Underwriters Holdings, Ltd.
(Exact name of Registrant as Specified in its Charter)	(Exact name of Registrant as Specified in its Charter)

Delaware	6719	81-0566888	Bermuda	6719	98-0416483
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)	(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2 World Financial Center	The Belvedere Building
225 Liberty Street	69 Pitts Bay Road
Suite 2300	Pembroke, HM 08
New York, New York 10281	Bermuda
(212) 238-9600	(441) 295-7195
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8940
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Linda E. Ransom, Esq.
Jonathan L. Freedman, Esq.
Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019
(212) 259-8000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
$137,500,000
Platinum Underwriters Finance, Inc.
$137,500,000 Series B 6.371% Senior Guaranteed Notes due 2007
Unconditionally Guaranteed by
Platinum Underwriters Holdings, Ltd.
          Offer to exchange all of its outstanding 6.371% Senior Guaranteed Notes due 2007 (which we refer to as the Notes) for an equal amount of Series B 6.371% Senior Guaranteed Notes due 2007, which have been registered under the Securities Act of 1933 (which we refer to as the Exchange Notes).

The Exchange Offer
•	We will exchange all outstanding Notes that are validly tendered and not validly withdrawn for an equal principal amount of Exchange Notes that are freely tradeable, except in limited circumstances described below.
•	You may withdraw tenders of outstanding Notes at any time prior to the expiration of the exchange offer.
•	The exchange offer expires at 5:00 p.m., New York City time, on November 29, 2005, unless extended. We currently do not intend to extend the expiration date.
•	The exchange of outstanding Notes for Exchange Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.
•	We will not receive any proceeds from the exchange offer.
The Exchange Notes
•	The Exchange Notes are being offered to satisfy certain of our obligations under the Exchange and Registration Rights Agreement entered into in connection with the placement of the outstanding Notes.
•	The terms of the Exchange Notes to be issued in the exchange offer are substantially identical to the outstanding Notes, except that the Exchange Notes will be freely tradeable, except in limited circumstances described below.
Resales of Exchange Notes
•	The Exchange Notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods.
       Please see “Risk Factors” beginning on page 10 for a discussion of certain factors you should consider in connection with the exchange offer.
       If you are a broker-dealer and you receive Exchange Notes for your own account, you must acknowledge that you will deliver a prospectus in connection with any resale of such Exchange Notes. By making such acknowledgement, you will not be deemed to admit that you are an “underwriter” under the Securities Act of 1933, as amended (the “Securities Act”). Broker-dealers may use this prospectus in connection with any resale of Exchange Notes received in exchange for outstanding Notes where the outstanding Notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We have agreed to make this prospectus, and any amendment or supplement thereto, available to any such broker-dealer for use in connection with any resale of any Exchange Notes for a period of the lesser of 180 days after the expiration of the exchange offer (as such date may be extended) and the date on which all broker-dealers have sold all Exchange Notes held by them. A broker-dealer may not participate in the exchange offer with respect to outstanding Notes acquired other than as a result of market-making activities or trading activities. See “Plan of Distribution.”
      If you are an affiliate of Platinum Underwriters Finance, Inc. or Platinum Underwriters Holdings, Ltd., and are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the Exchange Notes, you cannot rely on the applicable interpretations of the Securities and Exchange Commission, or SEC, and you must comply with the registration requirements of the Securities Act in connection with any resale transaction.
      Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 21, 2005.

i

ABOUT THIS PROSPECTUS
      Unless otherwise indicated, all references in this prospectus to the “Company,” “Platinum,” “we,” “us” and “our” refer to Platinum Underwriters Holdings, Ltd. and its consolidated subsidiaries, including Platinum Underwriters Finance, Inc., unless the context requires otherwise. “Platinum Holdings” refers to Platinum Underwriters Holdings, Ltd., which is a Bermuda holding company. “Platinum Finance” refers to Platinum Underwriters Finance, Inc., which is a Delaware holding company. Platinum Holdings and its subsidiaries operate through three licensed reinsurance subsidiaries: Platinum Underwriters Reinsurance, Inc. (“Platinum US”), Platinum Re (UK) Limited (“Platinum UK”) and Platinum Underwriters Bermuda, Ltd. (“Platinum Bermuda”). Unless the context otherwise requires, “notes” refers to the outstanding Notes and the Exchange Notes.
      You should rely only on the information contained in, and incorporated by reference in, this document. Neither Platinum Finance, Platinum Holdings nor the exchange agent has authorized anyone to provide you with information different from that contained in this document. We are not offering to exchange, or soliciting any offers to exchange, securities pursuant to the exchange offer in any jurisdiction in which those offers or exchanges would not be permitted. The information contained in this document is accurate only as of the date of this document regardless of the time of delivery of this document or the time of any exchange of securities in the exchange offer.
      This document incorporates important business and financial information about us from documents filed with the SEC that have not been included in or delivered with this document. This information is available without charge upon written or oral request. See “Where You Can Find More Information” beginning on page iii.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus and the documents we incorporate herein by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to our beliefs, plans, goals, expectations, and estimates. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us.
      In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import generally involve forward-looking statements. For example, we have included certain forward-looking statements in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with regard to trends in results, prices, volumes, operations, investment results, margins, risk management and exchange rates. This prospectus and the documents incorporated by reference herein also contain forward-looking statements with respect to our business and industry, such as those relating to our strategy and management objectives and trends in market conditions, market standing, product volumes, investment results and pricing conditions.
      In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this prospectus and the documents incorporated by reference herein should not be considered as a representation by us or any other person that our objectives or plans will be achieved. Numerous factors could cause our actual results to differ materially from those in forward-looking statements, including the following:

(1) conducting operations in a competitive environment;

(2) our ability to maintain our A.M. Best Company rating;

(3) significant weather-related or other natural or man-made disasters over which the Company has no control;

(4) the effectiveness of our loss limitation methods and pricing models;

(5) the adequacy of the Company’s liability for unpaid losses and loss adjustment expenses;

(6) the availability of retrocessional reinsurance on acceptable terms;

(7) our ability to maintain our business relationships with reinsurance brokers;

(8) general political and economic conditions, including the effects of civil unrest, war or a prolonged U.S. or global economic downturn or recession;

(9) the cyclicality of the property and casualty reinsurance business;

(10) market volatility and interest rate and currency exchange rate fluctuation;

(11) tax, regulatory or legal restrictions or limitations applicable to the Company or the property and casualty reinsurance business generally;

(12) changes in the Company’s plans, strategies, objectives, expectations or intentions, which may happen at any time at the Company’s discretion; and

(13) the uncertainty as to the ultimate magnitude of our losses pursuant to Hurricanes Katrina and Rita.
      As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. The foregoing factors, which are discussed in more detail in “Risk Factors,” should not be construed as exhaustive. Additionally, forward-looking statements speak only as of the date they are made, and we undertake no obligation to release publicly the results of any future revisions or updates we may make to forward-looking statements to reflect new information or circumstances after the date hereof or to reflect the occurrence of future events.
ENFORCEABILITY OF CIVIL LIABILITIES
      Platinum Holdings and Platinum Bermuda are Bermuda companies, and certain of our officers and directors are or will be residents of various jurisdictions outside the United States. A substantial portion of our assets (in particular the assets of Platinum Bermuda) and of such officers and directors, at any one time, are or may be located in jurisdictions outside the United States. Therefore, it could be difficult for investors to effect service of process within the United States on us or any of our officers and directors who reside outside the U.S. or to recover against Platinum Holdings or any such individuals on judgments of courts in the U.S., including judgments predicated upon civil liability under the U.S. federal securities laws. We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce (1) judgments of U.S. courts obtained in actions against us or such individuals predicated upon the civil liability provisions of the U.S. federal securities laws and (2) original actions brought in Bermuda against us or such individuals predicated solely upon U.S. federal securities laws. There is no treaty in effect between the U.S. and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies available under the U.S. federal securities laws, would not be allowed in Bermuda courts as contrary to Bermuda’s public policy. Notwithstanding the foregoing, we have agreed that we may be served with process with respect to actions against us arising out of violations of the U.S. federal securities laws in any U.S. federal or state court in the Borough of Manhattan, the City of New York, the State of New York, relating to the transactions covered by this prospectus by serving CT Corporation System, 111 Eighth Avenue, New York, New York 10011, telephone (212) 894-8940, our U.S. agent appointed for that purpose.
WHERE YOU CAN FIND MORE INFORMATION
      Platinum Holdings is subject to the informational requirements of the Exchange Act. Accordingly, Platinum Holdings files annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the

SEC at 1-800-SEC-0330 for further information on the public reference facilities. You may also obtain copies of this material, or inspect it without charge at the SEC’s web site, the address of which is www.sec.gov, or at Platinum Holdings’ web site, the address of which is www.platinumre.com. Platinum Holdings also furnishes its shareholders with annual reports containing the consolidated financial statements audited by an independent accounting firm. Platinum Holdings’ web site is not incorporated into or otherwise a part of this prospectus.
      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. Platinum Finance and Platinum Holdings incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the completion of the exchange offer.

SEC Filings (File No. 001-31341)	Period

Annual Report on Form 10-K and as amended on Form 10-K/ A	Year Ended December 31, 2004 (including information specifically incorporated by reference into Platinum Holdings’ Form 10-K from Platinum Holdings’ definitive Proxy Statement for its 2005 annual general meeting of shareholders).

Quarterly Report on Form 10-Q	Quarter Ended March 31, 2005.

Quarterly Report on Form 10-Q and as amended on Form 10-Q/ A	Quarter Ended June 30, 2005.

Current Reports on Form 8-K	(i) filed on January 11, 2005, February 23, 2005, April 14, 2005, April 28, 2005, May 18, 2005 and August 9, 2005 under Items 1.01 and 9.01; (ii) filed on February 23, 2005 and June 23, 2005 under Item 5.02; (iii) filed on May 13, 2005 under Items 1.01 and 1.02; (iv) filed on May 24, 2005 and on September 22, 2005 under Items 1.01, 8.01 and 9.01; (v) filed on May 27, 2005 and August 17, 2005 under Items 1.01, 2.03, 8.01 and 9.01; (vi) filed on June 15, 2005, August 2, 2005, September 15, 2005 and October 6, 2005 under Items 8.01 and 9.01 and (vii) filed on July 29, 2005 only with respect to information filed under Item 8.01 and only Exhibit 99.3 under Item 9.01.
      You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:
Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke, HM 08, Bermuda
(441) 295-7195
Attention: Secretary
      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.
      To obtain timely delivery, security holders must request the information no later than five business days before the date they must make their investment decision. Any request for copies of documents should be made no later than November 21, 2005 to ensure timely delivery of such documents prior to the expiration date of the exchange offer. In the event that Platinum Finance extends the exchange offer, you must submit your request at least five business days before the expiration date, as extended. If you request any such documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

RECENT DEVELOPMENTS
Hurricane Katrina, Hurricane Rita and Other Loss Events
      On September 15, 2005, we issued a press release announcing that we estimate our losses, net of reinstatement premiums, tax benefits and retrocessional recoveries, from Hurricane Katrina will be approximately 0.5% to 0.6% of the total insurance industry losses arising from the hurricane. Due to the structure of our reinsurance contracts and the application of our retrocessional program, we expect that the larger the industry loss the lower our share of that loss.
      Our loss estimates from Hurricane Katrina are preliminary and based on portfolio modeling, a review of individual contracts and preliminary indications from clients and brokers. We have received very few claims notices to date. The unique nature of the loss and the potential for legal and regulatory developments to impact the magnitude of the loss is expected to introduce significant uncertainty and delay into the loss adjustment and settlement processes. Consequently, the actual impact on our results arising from Hurricane Katrina may differ materially from the current estimate.
      In addition, we estimated the net after-tax negative impact on third quarter results from other catastrophic events, including Hurricanes Dennis and Emily and the floods in Europe, to be approximately $16 million.
      On October 6, 2005, we issued a press release announcing that, based on the currently available information, we estimate our losses, net of reinstatement premiums, tax benefits and retrocessional recoveries, from Hurricane Rita will be approximately $45 million. Our loss estimates from Rita are preliminary and based on portfolio modeling, a review of individual contracts and preliminary indications from clients and brokers. We have received very few claims notices to date. Consequently, the actual impact on our results arising from Rita may differ materially from the current estimate.
      We noted in both press releases that we expect to be profitable for the full year of 2005, assuming no significant catastrophe losses or other unusual adverse events for the balance of the year. In the September 15 press release, we also indicated that, because of Katrina, we do not expect to meet our previously announced earnings guidance for 2005. We intend to provide updated guidance when we report financial results for the third quarter ended September 30, 2005, after the close of the New York Stock Exchange on Thursday, October 27, 2005.
Offering of Common Shares
      On September 22, 2005, Platinum Holdings announced that it had sold 5,839,286 of its common shares. The net proceeds to Platinum Holdings were approximately $161,865,008. The shares were offered at $28.00. All shares were offered by Platinum Holdings and were sold pursuant to its effective shelf registration statement. Merrill Lynch & Co. acted as the underwriter of the offering.
Exchange Offer for 7.50% Notes
      On September 27, 2005, we launched an exchange offer through which we offered to exchange up to $250,000,000 aggregate principal amount of our outstanding Series A 7.50% Notes due June 1, 2017 issued by Platinum Finance and unconditionally guaranteed by Platinum Holdings (which we refer to as the Series A 7.50% Notes) for up to $250,000,000 aggregate principal amount of Series B 7.50% Notes due June 1, 2017 issued by Platinum Finance and unconditionally guaranteed by Platinum Holdings, which have been registered under the Securities Act (which we refer to as the Series B 7.50% Notes), pursuant to a separate prospectus. We refer to the Series A 7.50% Notes and the Series B 7.50% Notes collectively as the 7.50% Notes. This exchange offer is currently scheduled to remain open through October 28, 2005.

v

$200 Million Credit Facility
      We announced on October 21, 2005 that we have entered into a three-year $200,000,000 credit agreement with a syndicate of lenders. The credit agreement consists of a $100,000,000 senior unsecured credit facility available for revolving borrowings and letters of credit, and a $100,000,000 senior secured credit facility available for letters of credit. The revolving line of credit will be available for the working capital, liquidity and general corporate requirements of the Company and its subsidiaries. The credit facility was arranged by Wachovia Capital Markets, LLC, acting as sole lead arranger and bookrunner.
Filing of Universal Shelf Registration Statement
      We announced on October 21, 2005 that Platinum Holdings and Platinum Finance have filed an unallocated universal shelf registration statement with the SEC. Once the universal shelf registration statement has become effective, Platinum Holdings and/or Platinum Finance may issue and sell, in one or more offerings, up to $750 million of debt, equity and other types of securities or a combination of the above, including debt securities of Platinum Finance, unconditionally guaranteed by Platinum Holdings. The universal shelf registration statement was filed following the utilization of Platinum Holdings’ allocated capacity under the existing shelf registration statement and is intended to provide us with flexibility to take advantage of financing opportunities when, and if, deemed appropriate by the Company. To effect any such sales from time to time, Platinum Holdings and/or Platinum Finance will file one or more supplements to the prospectus forming a part of such registration statement, which will provide details of any proposed offering.
      The universal shelf registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold, nor may offers to buy these securities be accepted, prior to the time the registration statement becomes effective. This statement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the prospectus supplement with respect to any offering of these securities, when available, may be obtained from the underwriter or underwriters for that offering.

PROSPECTUS SUMMARY
      The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, accompanying letter of transmittal and information incorporated by reference before making an investment decision.
      We are a Bermuda holding company organized in 2002. In November 2002, we completed an initial public offering of 33,044,000 common shares (which we refer to as the Initial Public Offering). Concurrently with the completion of the Initial Public Offering, we completed an offering of 5,500,000 equity security units (which we refer to as ESUs) at a price of $25 per unit. Each ESU consisted of a contract to purchase our common shares on November 16, 2005, and an ownership interest in a Senior Guaranteed Note due 2007 of Platinum Finance, our indirect wholly-owned subsidiary. Also, concurrently with the Initial Public Offering, we and The St. Paul Travelers Companies, Inc., formerly The St. Paul Companies, Inc., (“St. Paul”), entered into several agreements for the transfer of the continuing reinsurance business and certain related assets of St. Paul to the Company.
      In May 2005, Platinum Finance issued $250,000,000 aggregate principal amount of Series A 7.50% Notes. The proceeds of the Series A 7.50% Notes were used primarily to increase the capital of Platinum Bermuda and Platinum US. As described in “Recent Developments”, holders of the Series A 7.50% Notes are currently being offered the opportunity to exchange such Series A 7.50% Notes for an equal aggregate principal amount of Series B 7.50% Notes pursuant to a separate prospectus.
      On August 16, 2005, Platinum Finance successfully completed the remarketing of $137.5 million aggregate principal amount of the Senior Guaranteed Notes due 2007 (which we refer to as the Senior Notes) at a price of 100.7738% through a Rule 144A offering with registration rights. The Senior Notes originally bore interest at a rate of 5.25% per annum. Interest was reset to a rate of 6.371% per annum and will accrue from August 16, 2005 on the remarketed notes (which we refer to as the Notes). Interest is payable on the Notes on May 16 and November 16 of each year, commencing November 16, 2005. The Notes no longer form a part of the ESUs. The remarketing was conducted pursuant to the terms of the ESUs. The Notes were issued by Platinum Finance and unconditionally guaranteed by Platinum Holdings.
      The remarketing was conducted on behalf of holders of the ESUs and neither Platinum Holdings nor Platinum Finance received any cash proceeds from the remarketing. Proceeds from the remarketing were used to purchase a portfolio of U.S. Treasury securities to be substituted for the Senior Notes as a component of the ESUs and to pay the remarketing fee. There were no excess proceeds to be distributed to holders of the ESUs in connection with the remarketing.
Platinum Underwriters Finance, Inc.
      Platinum Finance, a holding company, is our wholly-owned indirect subsidiary and owns all of the stock of Platinum Underwriters Reinsurance, Inc. and Platinum Administrative Services, Inc.
Platinum Underwriters Holdings, Ltd.
      We are a leading provider of property and marine, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele of insurers and select reinsurers on a worldwide basis. We operate through three licensed reinsurance subsidiaries: Platinum US, Platinum Bermuda and Platinum UK.

      We have organized our worldwide reinsurance business around the following three operating segments: Property and Marine, Casualty and Finite Risk. In each of our operating segments, we offer our reinsurance products to providers of commercial and personal lines of insurance. The following table sets forth the net premiums written by the Company for the six months ended June 30, 2005 and 2004, the years ended December 31, 2004 and 2003, and the period from November 1, 2002 to December 31, 2002 (the “2002 Period”) by operating segment and by type of reinsurance ($ in thousands):

	Six Months Ended
	June 30,		Years Ended December 31,

	2005	2004	2004		2003		2002 Period

Property and Marine
Excess-of-loss	$214,048	$205,854	$366,184	22%	$224,715	19%	$56,549	19%
Proportional	105,954	67,281	138,255	8%	128,193	11%	32,792	11%

Total Property and Marine	320,002	273,135	504,439	30%	352,908	30%	89,341	30%

Casualty
Excess-of-loss	337,033	291,779	593,752	37%	389,992	33%	155,377	52%
Proportional	67,526	44,947	83,647	5%	84,008	7%	9,552	3%

Total Casualty	404,559	336,726	677,399	42%	474,000	40%	164,929	55%

Finite Risk
Excess-of-loss	43,237	75,176	270,629	16%	250,634	22%	43,844	15%
Proportional	148,960	125,596	193,546	12%	94,600	8%	—	0%

Total Finite Risk	192,197	200,772	464,175	28%	345,234	30%	43,844	15%

Total
Excess-of-loss	594,318	572,809	1,230,565	75%	865,341	74%	255,770	86%
Proportional	322,440	237,824	415,448	25%	306,801	26%	42,344	14%

Total	$916,758	$810,633	$1,646,013	100%	$1,172,142	100%	$298,114	100%

      The Property and Marine operating segment includes principally property and marine reinsurance coverages that are written in the United States and international markets. This business includes catastrophe excess-of-loss reinsurance treaties, per-risk excess-of-loss treaties and proportional treaties. We write a limited amount of other types of reinsurance on an opportunistic basis.
      The Casualty operating segment includes principally reinsurance treaties that cover umbrella liability, general and product liability, professional liability, workers’ compensation, casualty clash, automobile liability, surety and trade credit. This segment also includes accident and health reinsurance treaties, which are predominantly reinsurance of health insurance products. We generally write casualty reinsurance on an excess-of-loss basis. Most frequently, we respond to claims on an individual risk basis, providing coverage when a claim for a single original insured reaches our attachment point. We write some excess-of-loss treaties on an occurrence basis that respond when all of a ceding company’s claims from multiple original insureds arising from a single claims event exceed our attachment point. On an opportunistic basis, we may write proportional treaties in this segment.
      The Finite Risk operating segment includes principally structured reinsurance contracts with ceding companies whose needs may not be met efficiently through traditional reinsurance products. The classes of risks underwritten through finite risk contracts are fundamentally the same as the classes covered by traditional products. Typically, the potential amount of losses paid is finite or capped. In return for this limit on losses, there is typically a cap on the potential profit margin specified in the treaty. Profits above this margin are returned to the ceding company. The three main categories of finite risk contracts are quota share, multi-year excess-of-loss and whole account aggregate stop loss.

Our Strategy
      Our goal is to achieve attractive long-term returns for our shareholders, while establishing Platinum as a disciplined risk manager and market leader in selected classes of property and casualty reinsurance, through the following strategies:

•	Operate as a Multi-Class Reinsurer. We seek to offer a broad range of reinsurance coverage to our ceding companies. We believe that this approach enables us to more effectively serve our clients, diversify our risk and leverage our capital.

•	Focus on profitability, not market share. Our management team pursues a strategy that emphasizes profitability rather than market share. Key elements of this strategy are prudent risk selection, appropriate pricing and adjustment of our business mix to respond to changing market conditions.

•	Exercise disciplined underwriting and risk management. We exercise underwriting and risk management discipline by (i) maintaining a diverse spread of risk in our book of business across product lines and geographic zones, (ii) emphasizing excess-of-loss contracts over proportional contracts, (iii) managing our aggregate catastrophe exposure through the application of sophisticated property catastrophe modeling tools and (iv) monitoring our accumulating exposures on our non-property catastrophe exposed coverages.

•	Operate from a position of financial strength. As of June 30, 2005, we had a total capitalization of $1,660,228,000. Our capital position is unencumbered by any potential adverse development of unpaid losses for business written prior to January 1, 2002. Our investment strategy focuses on security and stability in our investment portfolio by maintaining a diversified portfolio that consists primarily of investment grade fixed-income securities. We believe these factors, combined with our strict underwriting discipline, allow us to maintain our strong financial position and to be opportunistic when market conditions are most attractive.
      Platinum Holdings’ common shares are traded under the symbol PTP on the New York Stock Exchange.
      Our corporate headquarters are located at The Belvedere Building, 69 Pitts Bay Road, Pembroke, HM 08, Bermuda, and our telephone number is (441) 295-7195. Platinum Finance’s corporate headquarters are located at 2 World Financial Center, 225 Liberty Street, Suite 2300, New York, NY 10281. Our website address is www.platinumre.com. The information contained on our website is not a part of this prospectus.

Summary of the Terms of the Exchange Offer
      On August 16, 2005, Platinum Finance completed the private offering of the outstanding Notes. This prospectus is part of a registration statement covering the exchange of the outstanding Notes for the Exchange Notes.
      The outstanding Notes were issued, and the Exchange Notes offered hereby will be issued, under an indenture dated as of October 10, 2002 among Platinum Finance, as issuer, Platinum Holdings, as guarantor, and JPMorgan Chase Bank, N.A. (as successor entity to JPMorgan Chase Bank), as trustee, as supplemented by the first supplemental indenture dated as of November 1, 2002 and as further supplemented by the second supplemental indenture dated as of August 16, 2005 among Platinum Finance, as issuer, Platinum Holdings, as guarantor, and JPMorgan Chase Bank, N.A., as trustee (which agreements we refer to collectively herein as the “Indenture”).
      In connection with the private offering, Platinum Finance and Platinum Holdings entered into an Exchange and Registration Rights Agreement, dated as of August 16, 2005, with Goldman, Sachs & Co. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the remarketing agents in the private offering (which we refer to as the Exchange and Registration Rights Agreement), in which Platinum Finance and Platinum Holdings agreed, among other things, to deliver this prospectus to you as part of the exchange offer and to use its best efforts to complete the exchange offer within 45 days after the date that this registration statement shall become effective, which effective date must be within 180 days of original issuance of the outstanding Notes. You are entitled to exchange in the exchange offer your outstanding Notes for Exchange Notes, which are identical in all material respects to the outstanding Notes except:

•	the Exchange Notes have been registered under the Securities Act; and

•	the Exchange Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to fulfill certain obligations under the Exchange and Registration Rights Agreement to file and cause to be effective a registration statement.
After the exchange offer is completed, you will no longer be entitled to any registration rights with respect to your Notes. The Exchange Notes will be the obligations of Platinum Finance and will be entitled to the benefits of the Indenture relating to the Notes. The Exchange Notes will also be fully, unconditionally and irrevocably guaranteed as to payment of principal and interest by Platinum Holdings.

The Exchange Offer	Platinum Finance is offering to exchange up to $137,500,000 aggregate principal amount of outstanding Notes for up to $137,500,000 aggregate principal amount of Exchange Notes. Outstanding Notes may be exchanged only in integral multiples of $1,000.

Resale	Based on an interpretation by the Staff of the SEC, set forth in no-action letters issued to third parties, Platinum Finance and Platinum Holdings believe that the Exchange Notes issued pursuant to the exchange offer in exchange for outstanding Notes may be offered for resale, resold and otherwise transferred by you (unless you are an “affiliate” of Platinum Finance or Platinum Holdings within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the Exchange Notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes. Each participating broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer in exchange for outstanding Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.” You must also not act on behalf of any person who could not truthfully make the foregoing representations.

Any holder of outstanding Notes who:

• is an affiliate of Platinum Finance or Platinum Holdings;

• does not acquire Exchange Notes in the ordinary course of its business; or

• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of Exchange Notes cannot rely on the position of the Staff of the SEC enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes. Platinum Finance and Platinum Holdings have not obtained, and do not plan to request, a no-action letter from the Staff of the SEC with respect to this exchange offer.

Expiration Date; Withdrawal of Tender	The exchange offer will expire at 5:00 p.m., New York City time, on November 29, 2005, or such later date and time to which Platinum Finance extends it, which date we refer to as the “expiration date.” Platinum Finance does not currently intend to extend the expiration date. A tender of outstanding Notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Certain Conditions to the Exchange Offer	The exchange offer is subject to customary conditions which Platinum Finance and Platinum Holdings may waive. Please read the section of this prospectus captioned “The Exchange Offer — Certain Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding Notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding Notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated

Tender Offer Program, or ATOP, procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to Platinum Finance and Platinum Holdings that, among other things:

• any Exchange Notes that you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person or entity to participate in a distribution of the Exchange Notes;

• you are not an “affiliate,” as defined in Rule 405 of the Securities Act, of Platinum Finance or Platinum Holdings, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act;

• if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the Exchange Notes;

• if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for outstanding Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such Exchange Notes; and

• you are not acting on behalf of any person who could not truthfully make the foregoing representations.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such outstanding Notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding Notes, either make appropriate arrangements to register ownership of the outstanding Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding Notes and (i) your outstanding Notes are not immediately available or (ii) you cannot deliver your outstanding Notes, the letter of transmittal or any other documents required by the letter of transmittal or (iii) you cannot comply with the applicable procedures under DTC’s ATOP prior to the expiration date, you must tender your outstanding Notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding Notes pursuant to the terms of, the exchange offer, Platinum Finance and Platinum Holdings will have fulfilled a covenant contained in the Exchange and Registration Rights Agreement and, accordingly, there will be no increase in the interest rate on the outstanding Notes under the circumstances described in the Exchange and Registration Rights Agreement. If you are a holder of outstanding Notes and you do not tender your outstanding Notes in the exchange offer, you will continue to hold such outstanding Notes and you will be entitled to all the rights and limitations applicable to the outstanding Notes in the Indenture, except for any rights under the Indenture or the Exchange and Registration Rights Agreement that by their terms terminate upon the consummation of the exchange offer. The tender of outstanding Notes under the exchange offer will reduce the principal amount of the outstanding Notes, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding Notes due to a reduction in liquidity.

The trading market for outstanding Notes not exchanged in the exchange offer may be more limited than it is at present. Therefore, if your outstanding Notes are not exchanged in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged outstanding Notes.

Consequences of Failure to Exchange	All untendered outstanding Notes will continue to be subject to the restrictions on transfer provided for in the outstanding Notes and in the Indenture. In general, the outstanding Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, Platinum Finance and Platinum Holdings do not currently anticipate that Platinum Finance or Platinum Holdings will register the outstanding Notes under the Securities Act.

Material U.S. Federal Income Tax Considerations	The exchange of outstanding Notes for Exchange Notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of Exchange Notes pursuant to the exchange offer.

Exchange Agent	JPMorgan Chase Bank, N.A. is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section of this prospectus captioned “The Exchange Offer — Exchange Agent.”

Summary of the Terms of the Exchange Notes

Issuer	Platinum Underwriters Finance, Inc.

Guarantor	Platinum Underwriters Holdings, Ltd.

The Exchange Notes	$137,500,000 principal amount of Series B 6.371% Senior Guaranteed Notes due 2007.

Maturity	November 16, 2007.

Interest Rate	6.371% per annum.

Interest Payment Dates	May 16 and November 16 of each year, commencing on November 16, 2005.

Ranking	The Exchange Notes and the guarantee will not be secured by any property or assets of Platinum Finance or Platinum Holdings, and will rank junior to any senior secured debt that Platinum Finance or Platinum Holdings, respectively, may incur in the future. The Exchange Notes will not be subordinated to any of Platinum Finance’s other debt obligations and therefore will rank equally with all of Platinum Finance’s other existing and future unsecured and unsubordinated indebtedness, including the $250 million aggregate principal amount of its outstanding 7.50% Notes. The guarantee will not be subordinated to any of Platinum Holdings’ other debt obligations and therefore will rank equally with all of Platinum Holdings’ other existing and future senior unsecured and unsubordinated indebtedness, including its guarantee of $250 million aggregate principal amount of 7.50% Notes of Platinum Finance.

Both Platinum Finance and Platinum Holdings conduct substantially all of their operations through their subsidiaries and their subsidiaries generate substantially all of the operating income and cash flow of Platinum Finance and Platinum Holdings. The Exchange Notes will not be guaranteed by any of their subsidiaries and will be effectively subordinated to all existing and future indebtedness and other liabilities of their subsidiaries. As of June 30, 2005, Platinum Finance’s subsidiaries had approximately $1,270 million in liabilities and obligations that would have effectively ranked senior to the Exchange Notes, and Platinum Holdings’ subsidiaries had approximately $1,559 million in liabilities and obligations (including the liabilities and obligations of Platinum Finance’s subsidiaries) that would have effectively ranked senior to the guarantee. See “Description of the Exchange Notes — Ranking.”

The Indenture under which the Exchange Notes will be issued does not limit the ability of Platinum Finance or Platinum Holdings to issue or incur other additional senior indebtedness.

Tax Event Redemption	Platinum Finance may redeem the Exchange Notes at its option on not less than 30 days, but not more than 60 days prior written notice, in whole or in part, upon the occurrence and continuation of a tax event under the circumstances and at the redemption amount set forth under the caption “Description of the Exchange Notes — Tax Event Redemption.”

Guarantee	The Exchange Notes will be irrevocably and unconditionally guaranteed on a senior, unsecured basis by Platinum Holdings.

Form and Denomination	The Exchange Notes will be issuable in denominations of $1,000 or any integral multiples of $1,000 in excess thereof.

Covenants	The Indenture governing the Exchange Notes contains certain covenants that, among other things, limit the ability of Platinum Finance and any Significant Subsidiary (as defined in the Indenture) to create, issue, assume, incur or guarantee any indebtedness for borrowed money that is secured by a mortgage, pledge, lien, security interest or other encumbrance on any voting stock (as defined in the Indenture) of a Significant Subsidiary. See “Description of the Exchange Notes — Limitations on Liens.”

Trustee	JPMorgan Chase Bank, N.A.

Governing Law	The Indenture is, and the Exchange Notes will be, governed by, and construed in accordance with, the laws of the State of New York.

U.S. Federal Income Taxation	We will treat the Exchange Notes as indebtedness that is subject to the regulations governing contingent payment debt instruments. Under such characterization, you will be required to include any original issue discount in income during your ownership of the Exchange Notes, subject to some adjustments. Additionally, you may be required to recognize as ordinary income all or a portion of the gain, if any, realized on a sale, exchange or other disposition of the Exchange Notes.

ERISA Considerations	Holders of outstanding Notes who exchange such outstanding Notes for the Exchange Notes must carefully consider the restrictions on purchases of Exchange Notes set forth under “ERISA Considerations.”

Risk Factors	See “Risk Factors” and other information included in this prospectus and the documents incorporated by reference herein for a discussion of factors you should carefully consider before deciding to invest in the Exchange Notes.

Listing	The Exchange Notes will not be listed on an exchange.

RISK FACTORS
      An investment in the Exchange Notes is subject to significant risks inherent in our business. You should carefully consider the risks and uncertainties described in our Annual Report on Form 10-K/A for the year ended December 31, 2004, which is incorporated herein by reference, the risks and uncertainties described below and the other information included in this prospectus before investing in the Exchange Notes. If any of the events described occur, our business and financial results could be adversely affected in a material way.
      This prospectus also contains forward-looking statements about our business and results of operations that could be impacted by various risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks and uncertainties described below and elsewhere in this prospectus. See “Special Note Regarding Forward Looking Statements.”

Increased competition could adversely affect our profitability.
      The property and casualty reinsurance industry is highly competitive. We compete with reinsurers worldwide, many of which have greater financial, marketing and management resources than we do. Some of our competitors are large financial institutions that have reinsurance segments, while others are specialty reinsurance companies. Financial institutions have also created alternative capital market products that compete with reinsurance products, such as reinsurance securitization.
      Following the September 11, 2001 terrorist attack, a number of individuals and companies in the reinsurance industry established new, well-capitalized, Bermuda-based reinsurers to benefit from improved market conditions, and a number of existing competitors raised additional capital. Many of the reinsurers that entered the reinsurance markets have or could have more capital than we have. In addition, there may be established companies or new companies of which we are not aware that may be planning to commit capital to this market. The full effect of this additional capital on the reinsurance market and on the terms and conditions of the reinsurance contracts of the types we expect to underwrite may not be known for some time. Competition in the types of reinsurance business that we underwrite is based on many factors, including premium charges and other terms and conditions offered, services provided, ratings assigned by independent rating agencies, speed of claims payment, claims experience, perceived financial strength and experience and reputation of the reinsurer in the line of reinsurance to be underwritten.
      Traditional as well as new capital market participants from time to time produce alternative products (such as reinsurance securitizations, catastrophe bonds and various derivatives such as swaps) that may compete with certain types of reinsurance, such as property catastrophe. Over time, these numerous initiatives could significantly affect supply, pricing and competition in our industry.

A downgrade in the rating assigned by A.M. Best to our operating subsidiaries could adversely affect our ability to write new business.
      A.M. Best Company (“A.M. Best”) has assigned a financial strength rating of “A” (Excellent) to our operating subsidiaries. This rating is the third highest of sixteen rating levels. According to A.M. Best, a rating of “A” indicates A.M. Best’s opinion that a company has an excellent ability to meet its ongoing obligations to policyholders. This rating is subject to periodic review by A.M. Best and may be revised downward or revoked at the sole discretion of A.M. Best. A.M. Best may increase its scrutiny of rated companies, revise their rating standards or take other action. If A.M. Best revises the rating standard associated with our current rating, our rating may be downgraded or we may need to raise additional capital to maintain our rating.
      On March 31, 2005, A.M. Best issued a press release announcing that it had placed under review with negative implications the financial strength ratings of “A” (Excellent) of Platinum US, Platinum UK and Platinum Bermuda, that it had downgraded and placed under review with negative implications the debt rating of the equity security units issued by Platinum Finance to “bbb” from “bbb+” and that it had downgraded and placed under review with negative implications the indicative ratings assigned to securities available under our shelf registration statement to “bbb” from “bbb+” on senior unsecured debt, to “bbb–” from “bbb” on subordinated debt and to “bb+” from “bbb–” on preferred shares. A.M. Best stated in its press release that these rating actions followed A.M. Best’s determination that our risk-adjusted capital position had declined more than originally estimated from prior year levels due to the losses incurred as a result of hurricanes in the southeastern U.S. in 2004 and the resulting increase to our operating leverage. A.M. Best further stated in the press release that Platinum Bermuda, which assumes a significant amount of business from our other operating companies, had realized a disproportionate reduction in its risk-adjusted capital position. A.M. Best also acknowledged in the press release that we had provided A.M. Best with a plan to strengthen in the near term our financial position, including that of Platinum Bermuda, and stated that if our plan were executed successfully, A.M. Best expected that our “A” (Excellent) financial strength rating would be affirmed with a stable outlook.
      In May 2005, Platinum Finance issued $250 million aggregate principal amount of Series A 7.50% Notes, unconditionally guaranteed by Platinum Holdings. Following Platinum Finance’s issuance of Series A 7.50% Notes, A.M. Best issued a press release on May 26, 2005, affirming Platinum Holdings’ financial strength rating of “A” (Excellent) and issuer credit ratings of “a” of its reinsurance subsidiaries. Concurrently, A.M. Best affirmed the issuer credit rating of “bbb” of Platinum Holdings and all its existing debt ratings. All ratings have been removed from under review and assigned a stable outlook.
      A.M. Best is generally considered to be a significant rating agency with respect to the evaluation of insurance and reinsurance companies. Ratings are used by ceding companies and reinsurance intermediaries as an important means of assessing the financial strength and quality of reinsurers. In addition, a ceding company’s own rating may be adversely affected by a downgrade in the rating of its reinsurer. Therefore, a downgrade of our rating may dissuade a ceding company from reinsuring with us and may influence a ceding company to reinsure with a competitor of ours that has a higher insurance rating.
      It is increasingly common for our reinsurance contracts to contain terms that would allow the ceding companies to cancel the contract or require collateral to be posted for a portion of our obligations if we are downgraded below a certain rating level. Whether a client would exercise this cancellation right would depend, among other factors, on the reason for such downgrade, the extent of the downgrade, the prevailing market conditions and the pricing and availability of replacement reinsurance coverage. Therefore, we cannot predict in advance the extent to which this cancellation right would be exercised, if at all, or what effect such cancellations would have on our financial condition or future operations, but such effect potentially could be material.
      We may from time to time secure our obligations under our various reinsurance contracts using trusts and letters of credit. We have entered into agreements with several ceding companies that require us to provide collateral for our obligations under certain reinsurance contracts with these ceding companies under various circumstances, including where our obligations to these ceding companies exceed negotiated thresholds. These thresholds may vary depending on our rating from A.M. Best or other rating agencies and a downgrade of our ratings or a failure to achieve a certain rating may increase the amount of collateral we are required to provide. We may provide the collateral by delivering letters of credit to the ceding company, depositing assets into trust for the benefit of the ceding company or permitting the ceding company to withhold funds that would otherwise be delivered to us under the reinsurance contract. The amount of collateral we are required to provide typically represents a portion of the obligations we may owe the ceding company, often including estimates made by the ceding company of claims that were incurred but not reported (“IBNR”). Since we may be required to provide collateral based on the ceding company’s estimate, we may be obligated to provide collateral that exceeds our estimates of the ultimate liability to the ceding company.
      On May 10, 2005, Standard & Poor’s Ratings Service, a Division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s”) issued a press release announcing that it had assigned its “BBB” counterparty credit and senior debt ratings to Platinum Holdings and its “BBB” debt rating to the equity security units issued by Platinum Holdings. Standard & Poor’s explained that the equity security units are rated as senior debt, but because of their equity-like characteristics, Standard & Poor’s views the equity security units as hybrid equity.
      Standard & Poor’s further announced in the press release that it had also assigned its preliminary “BBB” senior debt, preliminary “BBB–” subordinated debt, and preliminary “BB+” preferred stock ratings to the Company’s universal shelf registration filed in 2004. Standard & Poor’s stated that its outlook on these ratings is stable.
      Standard & Poor’s further stated that the ratings are based on the Company’s strong competitive position, earnings, and capitalization, and highly skilled and experienced personnel. Standard & Poor’s also stated that partially offsetting these strengths are the Company’s short tenure as an independent company, relative concentration of U.S. business, property catastrophe risk, and an uncertain environment for the finite risk segment.
      Standard & Poor’s expects our operating performance to improve in 2005, as rate adequacy remains strong, and on the assumption that higher than average catastrophe losses are not repeated. Standard & Poor’s further expects an overall combined ratio of 91%-94% in 2005. Standard & Poor’s ratings, however, are subject to periodic review by Standard & Poor’s and may be revised or revoked in their sole discretion.
      We may from time to time obtain ratings from other rating agencies, though we are unable to predict the impact of any such ratings at this time.

The occurrence of severe catastrophic events could have a material adverse effect on our financial condition or results of operations.
      Because we underwrite property and casualty reinsurance and have large aggregate exposures to natural and man-made disasters, we expect that our loss experience generally will include infrequent events of great severity. The frequency and severity of catastrophe losses are inherently unpredictable. Consequently, the occurrence of losses from a severe catastrophe or series of catastrophes could have a material adverse effect on our results of operations and financial condition. In addition, catastrophes are an inherent risk of our business and a severe catastrophe or series of catastrophes could have a material adverse effect on our ability to write new business, and our financial condition and results of operations, possibly to the extent of eliminating our shareholders’ equity and statutory surplus (which is the amount remaining after all liabilities, including liabilities for losses and loss adjustment expense (“LAE”), are subtracted from all admitted assets, as determined under statutory accounting principles prescribed or permitted by U.S. insurance regulatory authorities). Increases in the values and geographic concentrations of insured property and the effects of inflation have historically resulted in increased severity of industry losses in recent years, and, although we seek to limit our overall exposure to risk by limiting the amount of reinsurance we write by geographic zone, we expect that those factors will increase the severity of catastrophe losses in the future. In this regard, we have recently increased our exposure to smaller hurricanes in Florida.

Uncertainty related to estimated losses related to Hurricanes Katrina and Rita may further impact our financial results.
      On September 15, 2005, we issued a press release announcing that we estimate our losses, net of reinstatement premiums, tax benefits and retrocessional recoveries, from Hurricane Katrina will be approximately 0.5% to 0.6% of the total insurance industry losses arising from the hurricane. Due to the structure of our reinsurance contracts and the application of our retrocessional program, we expect that the larger the industry loss the lower our share of that loss. Third party sources have estimated that aggregate insurance industry losses from Hurricane Katrina could be as high as $60 billion. It is not currently known what the ultimate actual insured losses from Hurricane Katrina will be.

      Further, on October 6, 2005, we issued a press release announcing that, based on the currently available information, we estimate our losses, net of reinstatement premiums, tax benefits and retrocessional recoveries, from Hurricane Rita will be approximately $45 million.
      Our loss estimates from Hurricanes Katrina and Rita are preliminary and based on portfolio modeling, a review of individual contracts and preliminary indications from clients and brokers. We have received very few claims notices to date. The unique nature of the loss and the potential for legal and regulatory developments to impact the magnitude of the loss is expected to introduce significant uncertainty and delay into the loss adjustment and settlement processes. Consequently, the actual impact on our results arising from Hurricanes Katrina and Rita may differ materially from the current estimate.
      In addition, our estimates are subject to a high level of uncertainty arising out of extremely complex and unique causation and coverage issues associated with the attribution of losses to wind or flood damage or other perils such as fire, business interruption or riot and civil commotion. For example, the underlying policies generally do not cover flood damage; however, water damage caused by wind may be covered. We expect that these issues will not be resolved for a considerable period of time and may be influenced by evolving legal and regulatory developments.
      Our actual losses from Hurricanes Katrina and Rita may exceed our estimates as a result of, among other things, the receipt of additional information from clients, the attribution of losses to coverages that for the purpose of our estimates we assumed would not be exposed, which may be affected by class action lawsuits or state regulatory action, and inflation in repair costs due to the limited availability of labor and materials, in which case our financial results could be further materially adversely affected.

If the loss limitation methods and pricing models we employ are not effective, our financial condition or results of operations could be materially adversely affected.
      Our property and casualty reinsurance contracts cover unpredictable events such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots, floods and other natural or man-made disasters. We seek to limit our overall exposure to risk by limiting the amount of reinsurance we write by geographic zone, peril and type of program or contract. Our risk management uses a variety of means, including the use of contract terms, diversification criteria, probability analysis and analysis of comparable historical loss experience. We estimate the impact of certain catastrophic events using catastrophe modeling software and contract information to evaluate our exposure to losses from individual contracts and in the aggregate. For example, the majority of the natural peril catastrophe reinsurance we write relates to exposures within the United States, Europe and Japan. Accordingly, we monitor our exposure to events that affect these regions, such as hurricanes and earthquakes in the United States, flood and wind in Europe and typhoons and earthquakes in Japan.
      We take an active role in the evaluation of commercial catastrophe exposure models, which form the basis for our own proprietary pricing models. These computer-based loss modeling systems utilize direct exposure information obtained from our clients and independent external data to assess each client’s potential for catastrophe losses. We believe that modeling is an important part of the underwriting process for catastrophe exposure pricing. However, these models depend on the quality of the information obtained from our clients and the external data we obtain from third parties and may prove inadequate for determining the pricing for certain catastrophe exposures.
      Many of our reinsurance contracts do not contain an aggregate loss limit or a loss ratio limit, which means that there is no contractual limit to the losses that we may be required to pay pursuant to such reinsurance contracts. Substantially all of our property reinsurance contracts with natural catastrophe exposure have occurrence limits that limit our exposure. Substantially all of our high layer property, casualty and marine excess-of-loss contracts also contain aggregate loss limits, with limited reinstatements of an occurrence limit, which restore the original limit under the contract after the limit has been depleted by losses incurred on that treaty.

      Various provisions of our contracts, such as limitations or exclusions from coverage or choice of forum, may not be enforceable in the manner we intend, due to, among other things, disputes relating to coverage and choice of legal forum. Underwriting is a matter of judgment, involving important assumptions about matters that are inherently difficult to predict and beyond our control, and for which historical experience and probability analysis may not provide sufficient guidance. One or more catastrophic or other events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition or our results of operations, possibly to the extent of eliminating our shareholders’ equity and statutory surplus.

If we are required to increase our liabilities for losses and LAE, our operating results may be adversely affected.
      We are required by applicable insurance laws and regulations and generally accepted accounting principles in the United States (“U.S. GAAP”) to establish liabilities on our consolidated balance sheet for payment of losses and LAE that will arise from our reinsurance products. At any time, these liabilities may prove to be inadequate to cover our actual losses and LAE. To the extent these liabilities may be insufficient to cover actual losses or LAE, we will have to add to these liabilities and incur a charge to our earnings, which could have a material adverse effect on our financial condition, results of operations and cash flows.
      The liabilities established on our consolidated balance sheet do not represent an exact calculation of liability, but rather are estimates of the expected cost of the ultimate settlement of losses. All of our liability estimates are based on actuarial and statistical projections at a given time, facts and circumstances known at that time and estimates of trends in loss severity and other variable factors, including new concepts of liability and general economic conditions. Changes in these trends or other variable factors could result in claims in excess of the liabilities that we have established.
      Unforeseen losses, the type or magnitude of which we cannot predict, may emerge in the future. These additional losses could arise from changes in the legal environment, catastrophic events, extraordinary events affecting our clients such as reorganizations and liquidations or changes in general economic conditions.
      In addition, because we, like other reinsurers, do not separately evaluate each of the individual risks assumed under reinsurance treaties, we are largely dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that our ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded to us may not adequately compensate us for the risks we assume.
      Under U.S. GAAP, Platinum US, Platinum UK and Platinum Bermuda are not permitted to establish liabilities until an event occurs which may give rise to a loss. Once such an event occurs, liabilities are established based upon estimates of the total losses incurred by the ceding companies and an estimate of the portion of such loss our three operating subsidiaries have reinsured. As a result, only liabilities applicable to losses incurred up to the reporting date may be established, with no allowance for the provision of a contingency reserve to account for unexpected future losses. Losses arising from future events will be estimated and recognized at the time the loss is incurred. Such future losses could be substantial.

Retrocessional reinsurance may become unavailable on acceptable terms.
      In order to limit the effect on our financial condition of large and multiple losses, we may buy retrocessional reinsurance, which is reinsurance for our own account. From time to time, market conditions have limited, and in some cases have prevented, insurers and reinsurers from obtaining the types and amounts of reinsurance that they consider adequate for their business needs. If we are unable or unwilling to obtain retrocessional reinsurance, our financial position and results of operations may be materially adversely affected by catastrophic losses. Elimination of all or portions of our retrocessional coverage could subject us to increased, and possibly material, exposure or could cause us to underwrite less business.

      A retrocessionaire’s insolvency or its inability or unwillingness to make payments under the terms of its reinsurance treaty with us could have a material adverse effect on us. Therefore, our retrocessions subject us to credit risk because the ceding of risk to retrocessionaires does not relieve a reinsurer of its liability to the ceding companies.

We are dependent on the business provided to us by reinsurance brokers and we may be exposed to liability for brokers’ failure to make payments to clients for their claims; in addition, there are ongoing industry-wide investigations relating to the conduct of insurance and reinsurance brokers.
      We market most of our reinsurance products through reinsurance brokers. The reinsurance brokerage industry generally, and our sources of business specifically, are concentrated. The loss of business relationships with any of our top five brokers could have a material adverse effect on our business. In addition, some of these brokers have invested in new Bermuda reinsurance companies that may compete with us.
      In accordance with industry practice, we expect to frequently pay amounts owing in respect of claims under our contracts to reinsurance brokers, for payment over to the ceding companies. In the event that a broker fails to make such a payment, depending on the jurisdiction, we may remain liable to the ceding company for the deficiency. Conversely, in certain jurisdictions, when premiums for such contracts are paid to reinsurance brokers for payment over to us, such premiums will be deemed to have been paid and the ceding company will no longer be liable to us for those amounts whether or not actually received by us. Consequently, we assume a degree of credit risk associated with our brokers during the payment process.
      In the spring of 2004, the Office of the Attorney General of the State of New York and the New York State Insurance Department began an investigation of the broker compensation practices of Willis North America Inc., a subsidiary of Willis Group Holdings Ltd. (“Willis”). A similar investigation was commenced by the Minnesota Attorney General. Although the Attorney General of the State of New York did not commence a lawsuit against Willis, its investigation revealed internal communications about efforts to maximize Willis’ revenue and insurers’ revenues without regard to the interest of clients. In April 2005, Willis agreed to pay $51 million in restitution to settle the claims made in these investigations.
      In October 2004, the Office of the Attorney General of the State of New York announced that it had commenced a civil suit against Marsh & McLennan Companies (“Marsh”), alleging that certain of its business practices were fraudulent and violated antitrust and securities laws. This action resulted from an industry-wide investigation relating to the conduct of insurance and reinsurance brokers, which is ongoing. Regulatory authorities in several other states have opened similar investigations. In January 2005, Marsh agreed to pay $850 million to settle these charges. The Company was not a party to this litigation and did not receive any subpoena or information requests with respect to this litigation.
      In November 2004, the Acting Director of the Division of Insurance, Illinois Department of Financial and Professional Regulation commenced an investigation against Aon Corporation and its subsidiaries and affiliates (collectively “Aon”) relating to contingent commissions and other business practices that may have created actual or potential conflicts of interest. Thereafter, in March 2005, similar allegations were made in actions commenced by the Attorney Generals for New York, Illinois and Connecticut and the investigation commenced by the Superintendent of Insurance of the State of New York. In March 2005, Aon agreed to pay $190 million in restitution to settle the claims made in these actions.
      We underwrite substantially all of our reinsurance through brokers, including a substantial portion through Marsh, Aon and Willis. We are unable to predict the impact, if any, that these investigations, and any increased regulatory oversight that might result therefrom, may have on our business.

The current investigations into certain non-traditional, or loss mitigation, insurance products could have a material adverse effect on our financial condition or results of operations.
      In November and December 2004, we received subpoenas from the SEC and the Office of the Attorney General for the State of New York for documents and information relating to certain nontraditional, or loss mitigation, insurance products. We are fully cooperating in responding to all such requests. Other reinsurance companies have reported receiving similar subpoenas and requests. These investigations appear to be at a very preliminary stage and, accordingly, we are unable to predict the direction these investigations will take and the impact, if any, they may have on our business.
      On June 14, 2005, we received a grand jury subpoena from the United States Attorney for the Southern District of New York requesting documents relating to our finite reinsurance products. We have been informed that other companies in the industry have received similar subpoenas.
      In the Finite Risk segment, we expect that the ongoing investigations by the SEC, New York Attorney General and United States Attorney for the Southern District of New York, as well as ongoing investigations by non-U.S. regulatory authorities such as the Bermuda Monetary Authority and the U.K. Financial Services Authority, will significantly diminish demand for limited risk transfer products in the short term. Although we cannot predict with certainty the outcome of these investigations, we believe that once the buyers and sellers of these products perceive that the accounting, headline and regulatory risk has receded, demand will return. Accordingly, the likelihood of the Company writing a significant volume of new finite business is materially lower for 2005 than for 2004. For example, during the three months ended June 30, 2005, we did not write any new or renewal contracts in our Finite Risk segment. However, our existing portfolio of finite risk contracts is expected to generate net premiums earned volume for 2005 that is substantially the same as for 2004.

The property and casualty reinsurance business is historically cyclical, and we expect to experience periods with excess underwriting capacity and unfavorable pricing.
      Historically, property and casualty reinsurers have experienced significant fluctuations in operating results. Demand for reinsurance is influenced significantly by underwriting results of primary insurers and prevailing general economic and market conditions, all of which affect ceding companies’ decisions as to the amount or portion of risk that they retain for their own accounts and consequently reinsurance premium rates. The supply of reinsurance is related to prevailing prices, the levels of insured losses and levels of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the reinsurance industry. As a result, the property and casualty reinsurance business historically has been a cyclical industry, characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable pricing. We can expect to experience the effects of such cyclicality.
      The cyclical trends in the industry and the industry’s profitability can also be affected significantly by volatile and unpredictable developments, including what management believes to be a trend of courts to grant increasingly larger awards for certain damages, natural disasters (such as catastrophic hurricanes, windstorms, tornadoes, earthquakes and floods), fluctuations in interest rates, changes in the investment environment that affect market prices of and income and returns on investments and inflationary pressures that may tend to affect the size of losses experienced by primary insurers. We cannot predict whether market conditions will improve, remain constant or deteriorate. A return to unfavorable market conditions may affect our ability to write reinsurance at rates that we consider appropriate relative to the risk assumed. If we cannot write property and casualty reinsurance at appropriate rates, our ability to transact reinsurance business would be significantly and adversely affected.

Our invested assets are subject to market volatility and interest rate and currency exchange rate fluctuation.
      The Company’s principal invested assets are fixed maturities, which are subject to the market risk of potential losses from adverse changes in interest rates. Depending on our classification of our investments as available-for-sale, trading or other assets, changes in the market value of our securities are reflected in either our consolidated balance sheet or statement of income. The Company’s investment portfolio is also subject to credit risk resulting from adverse changes in the issuer’s ability to repay the debt. These risks could materially adversely affect our results of operations.

      The Company’s principal exposure to foreign currency risk is its obligation to settle claims in foreign currencies. The possibility exists that the Company may incur foreign currency exchange gains or losses as it ultimately settles claims required to be paid in foreign currencies. To the extent the Company does not seek to hedge its foreign currency risk or hedges prove ineffective, the resulting impact of a movement in foreign currency exchange rate could materially adversely affect our results of operations.

It may be difficult to enforce service of process and judgments against us and our officers and directors.
      We are a Bermuda company and certain of our officers and directors are residents of various jurisdictions outside the U.S. A substantial portion of our assets and our officers and directors, at any one time, are or may be located in jurisdictions outside the U.S. Although we have appointed CT Corporation System as an agent in New York, New York to receive service of process with respect to actions against us arising out of violations of the U.S. federal securities laws in any federal or state court in the U.S. relating to the transactions covered by this prospectus, it may be difficult for investors to effect service of process within the U.S. on our directors and officers who reside outside the U.S. or to enforce against us or our directors and officers judgments of U.S. courts predicated upon civil liability provisions of the U.S. federal securities laws.

Your investment could be materially adversely affected if we are deemed to be engaged in business in the U.S.
      Platinum Holdings and Platinum Bermuda are Bermuda companies, Platinum UK is a U.K. company, and Platinum Ireland is an Irish company. We believe that Platinum Holdings, Platinum UK, Platinum Bermuda and Platinum Ireland each operate in such a manner that none of these companies will be subject to U.S. tax (other than U.S. excise tax on reinsurance premiums and withholding tax on certain investment income from U.S. sources) because they are not engaged in a trade or business in the U.S. Nevertheless, because definitive identification of activities which constitute being engaged in a trade or business in the U.S. is not provided by the Code or regulations or court decisions, the U.S. Internal Revenue Service (the “IRS”) might contend that any of Platinum Holdings, Platinum UK, Platinum Bermuda or Platinum Ireland are/is engaged in a trade or business in the U.S. If Platinum Holdings were determined to be engaged in a trade or business in the U.S., it would be subject to U.S. tax at regular corporate rates on the income that is effectively connected with the U.S. trade or business plus an additional 30% “branch profits” tax on such income remaining after the regular tax. If Platinum Bermuda were determined to be engaged in a trade or business in the U.S. and if Platinum Bermuda either does not qualify for benefits under the applicable income tax treaty with the U.S. or does qualify but such trade or business was determined to be attributable to a “permanent establishment” in the U.S. (or, with respect to investment income, arguably even if such income were not attributable to a “permanent establishment”), Platinum Bermuda would be subject to U.S. tax at regular corporate rates on the income that is effectively connected with the U.S. trade or business, plus an additional 30% “branch profits” tax on such income remaining after the regular tax in certain circumstances. Assuming that Platinum UK and Platinum Ireland each qualify for benefits under the applicable income tax treaty with the U.S., if Platinum UK and/or Platinum Ireland were determined to be engaged in a trade or business in the U.S. and such trade or business was determined to be attributable to a “permanent establishment” in the U.S., Platinum UK and/or Platinum Ireland would be subject to U.S. tax at regular corporate rates on the income that is effectively connected with that U.S. trade or business, plus an additional 5% “branch profits” tax in the case of Platinum Ireland.

The regulatory system under which we operate, and potential changes thereto, could significantly and adversely affect our business.
      The business of reinsurance is regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. Reinsurers are generally subject to less direct regulation than primary insurers. In Bermuda, we operate under relatively less intensive regulatory requirements. However, in the United States and in the United Kingdom, licensed reinsurers are highly regulated and must comply with financial supervision standards comparable to those governing primary insurers. For a detailed discussion of the regulatory requirements to which Platinum Holdings and its subsidiaries are subject, see “Business — Regulation.” Any failure to comply with applicable laws could result in the imposition of significant restrictions on our ability to do business, and could also result in fines and other sanctions, any or all of which could materially adversely affect our financial results and operations. In addition, these statutes and regulations may, in effect, restrict the ability of our subsidiaries to write new business or, as indicated above, distribute funds to Platinum Holdings. In recent years, some state legislatures have considered or enacted laws that may alter or increase state authority to regulate insurance companies and insurance holding companies. Moreover, the National Association of Insurance Commissioners (“NAIC”) and state insurance regulators regularly reexamine existing laws and regulations, interpretations of existing laws and the development of new laws that may be more restrictive or may result in higher costs to us than current statutory requirements.
      Platinum Bermuda is not registered or licensed as an insurance company in any jurisdiction outside Bermuda. Platinum Bermuda conducts its business solely through its offices in Bermuda and does not maintain an office, and its personnel do not conduct any insurance activities, in the U.S. or elsewhere. Although Platinum Bermuda does not believe it is in violation of insurance laws of any jurisdiction outside Bermuda, inquiries or challenges to Platinum Bermuda’s insurance activities may still be raised in the future.
      The offshore insurance and reinsurance regulatory framework recently has become subject to increased scrutiny in many jurisdictions, including U.S. federal and various state jurisdictions. In the past, there have been congressional and other proposals in the United States regarding increased supervision and regulation of the insurance industry, including proposals to supervise and regulate reinsurers domiciled outside the United States. If Platinum Bermuda were to become subject to any insurance laws and regulations of the United States or any U.S. state, which are generally more restrictive than those applicable to it in Bermuda, Platinum Bermuda might be required to post deposits or maintain minimum surplus levels and might be prohibited from engaging in lines of business or from writing specified types of policies or contracts. Complying with those laws could have a material adverse effect on the ability of the Company to conduct its business.

General market conditions and unpredictable factors could adversely affect market prices for the Exchange Notes.
      There can be no assurance as to the market prices for the Exchange Notes. Several factors, many of which are beyond our control, might influence the market value of the Exchange Notes, including:

•	our creditworthiness;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us, the insurance and reinsurance markets, or the financial markets generally.
      Accordingly, the Exchange Notes that an investor receives through this exchange or through a purchase in the secondary market, may trade at a discount to the price that the investor paid for the outstanding Notes in the original offering or for the Exchange Notes on the secondary market.

The Exchange Notes will not be listed on any public securities exchange or automated quotation system, and there is no assurance that any private trading market will exist or that it will be liquid.
      There is currently no established trading market for the Exchange Notes. The Exchange Notes will not be listed on any securities exchange or quotation system. Goldman, Sachs & Co. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith, Incorporated, the remarketing agents for the outstanding Notes, have advised us that they intend to make a market in the Exchange Notes as permitted by applicable law. They are not obligated, however, to make a market in the Exchange Notes, and any market-making may be discontinued at any time at their sole discretion. Accordingly, we cannot assure you as to the development or liquidity of any market for the Exchange Notes, your ability to resell any of your Exchange Notes or the price at which you may be able to resell your Exchange Notes. If a market for the Exchange Notes were to develop, the Exchange Notes could trade at prices that might be lower than the initial offering price of the Exchange Notes.

We will treat the Exchange Notes as contingent payment debt instruments.
      We will treat the Exchange Notes as indebtedness that is subject to the regulations governing contingent payment debt instruments. Under such characterization, you will be required to include any original issue discount in income during your ownership of the Exchange Notes, subject to some adjustments. Additionally, you may be required to recognize as ordinary income all or a portion of the gain, if any, realized on a sale, exchange or other disposition of the Exchange Notes at any time starting from the date when no further payments are due during the six month period after the interest rate on the Notes is reset. No statutory, administrative or judicial authority directly addresses the treatment of the Exchange Notes or instruments similar to the Exchange Notes for U.S. federal income tax purposes. As a result, we cannot assure you that the Internal Revenue Service or the courts will agree with the tax consequences described herein.

Because Platinum Holdings and Platinum Finance are each holding companies with no operations of their own, Platinum Finance’s obligations under the Exchange Notes and Platinum Holdings’ obligations under the guarantee are effectively subordinated to the debt and other obligations of their respective subsidiaries and their cash flow is dependent on dividends, interest and other permissible payments from their subsidiaries.
      Both Platinum Holdings and Platinum Finance are holding companies with no operations of their own. Platinum Finance’s ability to pay its obligations under the Exchange Notes is dependent upon its ability to obtain dividends, interest and other permissible cash payments from its subsidiaries. Similarly, Platinum Holdings’ ability to pay its obligations under the guarantee is dependent upon its ability to obtain dividends, interest and other permissible payments or loans from its subsidiaries. Platinum Holdings’ and Platinum Finance’s operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany indebtedness) to Platinum Holdings or Platinum Finance. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the abilities of Platinum Holdings’ and Platinum Finance’s subsidiaries to transfer funds to Platinum Holdings and Platinum Finance in the form of cash dividends, loans or advances.
      In addition, because Platinum Holdings and Platinum Finance are holding companies, except to the extent that Platinum Holdings or Platinum Finance has priority or equal claims against its subsidiaries as a creditor, Platinum Finance’s obligations under the Exchange Notes and Platinum Holdings’ obligations under the guarantee will be effectively subordinated to the debt and other obligations of their respective subsidiaries because, as the shareholders of their subsidiaries, they will be subject to the prior claims of creditors of their subsidiaries. As of June 30, 2005, Platinum Finance’s subsidiaries had approximately $1,270 million in liabilities and obligations that would have effectively ranked senior to the Exchange Notes, and Platinum Holdings’ subsidiaries had approximately $1,559 million in liabilities and obligations (including the liabilities and obligations of Platinum Finance’s subsidiaries) that would have effectively ranked senior to the guarantee.

The Indenture under which the Exchange Notes are being issued contains only limited protection for holders of the Exchange Notes in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction in the future.
      The Indenture under which the Exchange Notes will be issued may not sufficiently protect holders of Exchange Notes in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. The Indenture does not contain any provisions restricting our or any of our subsidiaries’ ability to incur additional debt, including debt senior in right of payment to the Exchange Notes, pay dividends on or purchase or redeem capital stock, sell assets (other than certain restrictions on our ability to consolidate, merge or sell all or substantially all of our assets and our ability to sell the stock of certain subsidiaries), enter into transactions with affiliates, create liens (other than certain limitations on creating liens on the stock of certain subsidiaries) or enter into sale and leaseback transactions, or create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

Platinum Finance will not accept your outstanding Notes for exchange if you fail to follow the exchange offer procedures.
      Platinum Finance will not accept your outstanding Notes for exchange if you do not follow the exchange offer procedures. Platinum Finance will issue registered Exchange Notes as part of this exchange offer only after a timely receipt of your outstanding Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you wish to tender your outstanding Notes, please allow sufficient time to ensure timely delivery. If Platinum Finance does not receive your outstanding Notes, letter of transmittal and other required documents by the time of expiration of the exchange offer, it will not accept your outstanding Notes for exchange. Platinum Finance is under no duty to give notification of defects or irregularities with respect to the tenders of outstanding Notes for exchange. If there are defects or irregularities with respect to your tender of outstanding Notes, Platinum Finance may not accept your outstanding Notes for exchange.

The issuance of the Exchange Notes may adversely affect the market price for and volatility of the outstanding Notes.
      To the extent the outstanding Notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted outstanding Notes could be adversely affected. The tender of outstanding Notes under the exchange offer will reduce the principal amount of the outstanding Notes, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding Notes due to a reduction in liquidity. In addition, following the exchange offer, outstanding Notes that you do not tender or that Platinum Finance does not accept will continue to be subject to transfer restrictions. Absent registration, any untendered outstanding Notes may therefore be offered or sold only in transactions that are not subject to, or that are exempt from, the registration requirements of the Securities Act and applicable state securities laws. Please refer to the section in this prospectus entitled “The Exchange Offer — Consequences of Failure to Exchange.”

USE OF PROCEEDS
      The exchange offer is intended to satisfy our obligations under the Exchange and Registration Rights Agreement that we entered into in connection with the private offering of the outstanding Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes in the exchange offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding Notes. The outstanding Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in our capitalization.
      We did not receive any cash proceeds from the remarketing of the Senior Notes and issuance of the Notes. Instead, the proceeds from the remarketing were used as follows:

•	$138,218,421 of these proceeds were used to purchase the agent-purchased treasury consideration, described below, which agent-purchased treasury consideration was then substituted for the Senior Notes that were held as part of the equity security units and pledged to the collateral agent to secure the obligations of the holders of the equity security units to purchase our common shares under the purchase contracts on November 16, 2005; and

•	$345,554 of these proceeds, which is approximately 0.25% of the total proceeds from the remarketing, was deducted and retained by the Remarketing Agents as a remarketing fee.
      The agent-purchased treasury consideration consists of:

•	the value of such amount of U.S. treasury securities that will pay, on or prior to November 16, 2005, an amount of cash equal to the interest payment scheduled to be payable on the Senior Notes on that date, assuming for this purpose, even if not true, that the interest rate on the Senior Notes remains at the initial rate; and

•	the value of such amount of U.S. treasury securities that will pay, on or prior to November 16, 2005, an amount of cash equal to the principal amount of the Senior Notes.

CAPITALIZATION
      The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2005 on an actual basis and as adjusted to reflect the issuance by us of common shares on September 22, 2005. This presentation should be read in conjunction with our consolidated financial statements and related notes included in this prospectus and included in our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2005 which is incorporated herein by reference. ($ in millions)

	As of June 30, 2005

	Actual	As Adjusted

Cash and cash equivalents	$409.5	$571.2

Debt obligations
Senior Notes due 2007(1)	137.5	137.5

Series A 7.50% Notes due 2017(2)	250.0	250.0

Total debt obligations	387.5	387.5

Common shares	.4	.5
Additional paid-in capital	921.3	1,082.9
Unearned share grant compensation	(2.2)	(2.2)
Accumulated other comprehensive income	10.6	10.6
Retained earnings	342.6	342.6

Total shareholders’ equity	1,272.7	1,434.4

Total capitalization(3)	$1,660.2	$1,821.9

(1)	Represents the Senior Notes which had formed a part of our equity security units. On August 16, 2005, we completed the remarketing of these Senior Notes, and the Notes no longer form a part of our equity security units. These Notes are being exchanged hereby for the Exchange Notes.

(2)	Represents the issuance by Platinum Finance of $250,000,000 aggregate principal amount of Series A 7.50% Notes guaranteed by Platinum Holdings, which notes we have offered to exchange for Series B 7.50% Notes.

(3)	Total capitalization is comprised of shareholders’ equity and total debt.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
      The following table sets forth certain selected financial data of the Company as of June 30, 2005 and for the six months ended June 30, 2005 and 2004 and as of and for the years ended December 31, 2004 and 2003 and for the period from November 1, 2002 through December 31, 2002 (the “2002 Period”) and as of December 31, 2002 and of the reinsurance underwriting segment of St. Paul prior to the Initial Public Offering (“St. Paul Re”) for the period from January 1, 2002 through November 1, 2002 and for the years ended December 31, 2001 and 2000. The data for the Company as of June 30, 2005 and for the six months ended June 30, 2005 and 2004 were derived from the Company’s unaudited condensed consolidated financial statements. The data for the Company as of and for the years ended December 31, 2004 and 2003 and the 2002 Period were derived from the Company’s audited consolidated financial statements. The data for St. Paul Re for the period ended November 1, 2002 and for the year ended December 31, 2001 were derived from the audited combined financial statements of the reinsurance underwriting segment of St. Paul prior to the Initial Public Offering (the “Predecessor Business”). The data for the year ended December 31, 2000 were derived from the selected historical combined financial statements of the reinsurance underwriting segment of St. Paul. You should read the selected financial data in conjunction with the Company’s unaudited condensed consolidated financial statements as of June 30, 2005 and for the six months ended June 30, 2005 and 2004 and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus and in our Quarterly Report on Form 10-Q/ A for the six months ended June 30, 2005 which is incorporated herein by reference, as well as the Company’s audited consolidated financial statements as of and for the years ended December 31, 2004 and 2003 and the 2002 Period, and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus and in our Annual Report on Form 10-K/ A for the year ended December 31, 2004 which is also incorporated herein by reference.
      The condensed consolidated financial statements as of and for the six months ended June 30, 2005 and 2004 are unaudited and include adjustments consisting of normal recurring items that management considers necessary for a fair presentation under U.S. GAAP. The results of operations for any interim period are not necessarily indicative of results for the full year.
      The underwriting results and the audited historical combined financial statements of the Predecessor Business are not indicative of the actual results of the Company subsequent to the Initial Public Offering.
      In addition to the effect of the retention of certain portions of the Predecessor Business by St. Paul and the exclusion of the corporate aggregate excess-of-loss reinsurance program of St. Paul, other factors may cause the actual results of the Company to differ materially from the results of the Predecessor Business.

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

						Reinsurance Underwriting
						Segment Information of
	Platinum					St. Paul (Predecessor)

						Period from
	Six Months Ended		Year Ended			January 1,	Years Ended
	June 30,		December 31,			2002 through	December 31,
					2002	November 1,
	2005	2004	2004	2003	Period	2002	2001	2000

	($ in millions, except per share amounts)					($ in millions, except per
						share amounts)
Statement of income data:
Net premiums written	$916.8	810.6	1,646.0	1,172.1	$298.1	$1,007	1,677	$1,073
Net premiums earned	842.5	631.9	1,447.9	1,067.5	107.1	1,102	1,593	1,121
Net investment income	55.8	36.9	84.5	57.6	5.2
Losses and LAE	478.6	351.4	1,019.8	584.2	60.4	791	1,922	811
Underwriting expenses	232.3	182.5	381.0	320.7	37.6	319	397	424

Underwriting loss						$(8)	(726)	$(114)
Net income	141.1	104.6	84.8	144.8	6.4
Basic earnings per share	3.26	2.42	1.96	3.37	0.15
Diluted earnings per share	2.88	2.12	1.81	3.09	0.15
Dividends declared per share	0.16	0.16	0.32	0.32	—
Balance sheet data:
Total investments and cash	$3,138.2	2,154.4	2,456.9	1,790.5	$1,346.7
Premiums receivable	576.5	549.7	580.0	487.4	5.6
Total assets	4,199.2	2,958.0	3,422.0	2,485.6	1,644.9
Net unpaid losses and LAE	1,548.8	893.3	1,379.2	731.9	281.7
Net unearned premiums	569.5	477.1	499.5	299.9	191.0
Debt obligations	387.5	137.5	137.5	137.5	137.5
Shareholders’ equity	1,272.7	1,137.7	1,133.0	1,067.2	921.2
Book value per share	$29.32	26.29	26.30	24.79	$21.42

RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth our ratio of earnings to fixed charges for the six month period ended June 30, 2005, the years ended December 31, 2004 and 2003 and the 2002 Period:

		Period Ended
	Period Ended	December 31,
	June 30,
	2005	2004	2003	2002(1)

Ratio of Earnings to Fixed Charges	27.9	13.4	21.4	8.7

(1)	In 2002, we only had two months of operations following our Initial Public Offering on November 1, 2002.
      For purposes of computing these ratios, “earnings” consists of income before income taxes. “Fixed charges” consists of interest expense and amortization of capitalized debt expenses.
      We did not have any preferred shares outstanding during any of the periods shown and accordingly our ratio of earnings to fixed charges and preferred share dividend requirements would be the same as the ratios shown above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion and analysis should be read in conjunction with the Company’s consolidated financial statements and the related notes included on pages F-1 through F-40 and Q-1 through Q-23 of this prospectus. The Company’s consolidated financial statements have been prepared in accordance with U.S. GAAP. The discussion and analysis below contain forward-looking statements that involve risks and uncertainties that are not historical facts, including statements about the Company’s beliefs and expectations. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the headings “Risk Factors” and “Forward-Looking Statements.”
Overview
      Platinum Holdings is a Bermuda holding company organized in 2002. Platinum Holdings and its subsidiaries operate through three licensed reinsurance subsidiaries: Platinum US, Platinum UK and Platinum Bermuda. The Company provides property and marine, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele of insurers and select reinsurers on a worldwide basis.
      In November 2002, Platinum Holdings completed the Initial Public Offering. Concurrent with the Initial Public Offering, Platinum Holdings sold 6,000,000 common shares to The St. Paul Travelers Companies, Inc., formerly The St. Paul Companies, Inc. (“St. Paul”), and 3,960,000 common shares to RenaissanceRe Holdings Ltd. (“RenaissanceRe”) in private placements. St. Paul sold its 6,000,000 common shares in June 2004. As part of the Initial Public Offering, St. Paul and RenaissanceRe received options to purchase up to 6,000,000 and 2,500,000 of additional common shares, respectively, at any time during the ten years following the Initial Public Offering at a price of $27.00 per share. Both St. Paul and RenaissanceRe have amended their options to provide that in lieu of paying $27.00 per share, any option exercise will be settled on a net share basis, which will result in Platinum Holdings issuing a number of common shares equal to the excess of the market price per share, determined in accordance with the amendments, over $27.00 less the par value per share multiplied by the number of common shares issuable upon exercise of the option divided by that market price per share. Also, concurrent with the transactions in November 2002, the Company and St. Paul entered into several agreements for the transfer of continuing reinsurance business and certain related assets of St. Paul. Among these agreements were quota share retrocession agreements effective November 2, 2002 under which the Company assumed from St. Paul unpaid losses and loss adjustment expenses (“LAE”), unearned premiums and certain other liabilities on reinsurance contracts becoming effective in 2002 (the “Quota Share Retrocession Agreements”). In addition to these transactions, the Company issued equity security units (which we refer to as the ESUs), consisting of a contract to purchase common shares in 2005 and an ownership interest in a 5.25% Senior Guaranteed Note due 2007 of Platinum Finance. On August 16, 2005, the Company completed the successful remarketing of the 5.25% Senior Guaranteed Notes due 2007 (which we refer to as the Senior Notes) through a private offering. Interest was reset to a rate of 6.371% per annum on the Senior Notes (which we refer to as the Notes), will accrue from August 16, 2005 and will be payable semi-annually in arrears commencing November 16, 2005. The Notes, issued by Platinum Finance and unconditionally guaranteed by Platinum Holdings, no longer form a part of the ESUs. The Notes are being exchanged for Exchange Notes through a registration statement, of which this prospectus forms a part.
      In addition, Platinum Finance issued $250,000,000 aggregate principal amount of the Series A 7.50% Notes due June 1, 2017 issued by Platinum Finance and unconditionally guaranteed by Platinum Holdings in May 2005 (which we refer to as the Series A 7.50% Notes). The proceeds of the Series A 7.50% Notes were used primarily to increase the capital of Platinum Bermuda and Platinum US. On September 27, 2005, we commenced an exchange offer through which we are offering to exchange the Series A 7.50% Notes for an equal amount of Series B 7.50% Notes due June 1, 2017 issued by Platinum Finance and unconditionally guaranteed by Platinum Holdings which have been registered under the Securities Act (which we refer to as the Series B 7.50% Notes) pursuant to a separate prospectus. We refer to the Series A 7.50% Notes and the Series B 7.50% Notes collectively as the 7.50% Notes. The exchange offer will remain open through October 28, 2005.
      The Company writes property and casualty reinsurance. Property reinsurance protects a ceding company against financial loss arising out of damage to property or loss of its use caused by an insured peril. Examples of property reinsurance are property catastrophe and property per-risk coverages. Property catastrophe reinsurance protects a ceding company against losses arising out of multiple claims for a single event while property per-risk reinsurance protects a ceding company against loss arising out of a single claim for a single event. Casualty reinsurance protects a ceding company against financial loss arising out of the obligation to others for loss or damage to persons or property. Examples of casualty reinsurance are reinsurance treaties that cover umbrella liability, general and product liability, professional liability, directors and officers liability, workers’ compensation, casualty clash, automobile liability, surety and trade credit. Casualty reinsurance also includes accident and health reinsurance treaties, which are predominantly reinsurance of health insurance products.
Critical Accounting Policies
      It is important to understand the Company’s accounting policies in order to understand its financial position and results of operations. Management considers certain of these policies to be critical to the presentation of the financial results since they require management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures at the financial reporting date and throughout the relevant periods. Certain of the estimates and assumptions result from judgments that can be subjective and complex, and consequently actual results may differ from these estimates. The Company’s most critical accounting policies involve written and unearned premium, unpaid losses and LAE, reinsurance, investments, income tax expense and share-based compensation. The critical accounting policies presented herein are discussed in more detail in the notes to the consolidated financial statements beginning at page F-7 herein.
Premiums
      Assumed reinsurance premiums are recognized as revenues when premiums become earned proportionately over the coverage period. Net premiums earned are recorded in the statement of income, net of the cost of retrocession. Net premiums written not yet recognized as revenue are recorded on the balance sheet as unearned premiums, gross of any ceded unearned premiums.
      Due to the nature of reinsurance, ceding companies routinely report and remit premiums subsequent to the contract coverage period. Consequently, reinsurance premiums written include amounts reported by the ceding companies, supplemented by estimates of premiums that are written but not reported (“WBNR”). In addition to estimating WBNR, the Company estimates the portion of premiums earned but not reported (“EBNR”). The Company also estimates the expenses associated with these premiums in the form of losses, LAE and commissions. The time lag involved in the process of reporting premiums is shorter than the lag in reporting losses. Premiums are generally reported within two years. The net impact on the results of operations of changes in estimated premiums is reduced by the losses and acquisition expenses related to such premiums. When estimating premiums written and earned, each of the Company’s reinsurance subsidiaries segregates business into classes by type of coverage and type of contract (approximately 80 classes). Within each class, business is further segregated by the year in which the contract incepted (the “underwriting year”), starting with 2002. Estimates of WBNR and EBNR are made for each class and underwriting year. Premiums are estimated based on ceding company estimates and the Company’s own judgment after considering factors such as the ceding company’s historical premium versus projected premium, the ceding company’s history of providing accurate estimates, anticipated changes in the marketplace and the ceding company’s competitive position therein, reported premiums to date and the anticipated impact of proposed underwriting changes. The appropriateness of the premium estimates is evaluated in light of the actual premium reported by the ceding companies and any adjustments to these estimates are accounted for as changes in estimates and are reflected in results of operations in the period in which they are made. The initial estimates of premiums derived by the

Company’s underwriting function in respect of the six months ending June 30, 2005 were reviewed based upon the foregoing considerations. The cumulative impact of this review was to reduce the estimate by approximately $49 million or 8.5% of reinsurance premiums receivable at the six months ending June 30, 2005. At June 30, 2005, the Company recorded reinsurance premiums receivable of $576,457,000. As an illustration, the Company had one contract which, at June 30, 2005, represented approximately $43 million of its total reinsurance receivable. With respect to that contract, the Company reduced reinsurance receivable by approximately $5 million because it did not expect the ceding company to meet its production estimates or to achieve its estimated rate increases. The Company believes that it reasonably could have made an adjustment of between $0 and $5 million with respect to that contract at June 30, 2005. Had it made a $0 adjustment, the reinsurance receivable for that contract at June 30, 2005 would have been $48 million. It made the $5 million adjustment, resulting in reinsurance receivable for that contract of $43 million. While an adjustment of greater than $5 million is possible with respect to that contract, the Company does not consider such circumstance to be reasonably likely. Reinsurance receivable under a particular contract can vary significantly from estimates derived from the Company’s underwriting function depending upon its assessment of the production and rate changes likely to be achieved by the ceding company. Due to the time lag inherent in the reporting of premiums by ceding companies, a significant portion of amounts included as premiums written and premiums earned represents estimated premiums and are not currently due based on the terms of the underlying contracts. Earned premiums, including EBNR, are a measure of exposure to losses, LAE and acquisition expenses. Consequently, when previous estimates of premiums earned are increased or decreased, the related provisions for losses and LAE and acquisition costs previously recorded are also increased or decreased.
      Certain of the Company’s reinsurance contracts include provisions that adjust premiums or acquisition expenses based upon the loss experience under the contracts. Reinstatement premiums and additional premiums are recognized in accordance with the provisions of assumed reinsurance contracts, based on loss experience under such contracts. Reinstatement premiums are the premiums charged for the restoration of the reinsurance limit of a reinsurance contract to its full amount, generally coinciding with the payment by the reinsurer of losses. These premiums relate to the future coverage obtained for the remainder of the initial policy term and are earned over the remaining policy term. Additional premiums are those premiums triggered by losses and not related to reinstatement of limits and are earned immediately. An allowance for uncollectible premiums is established for possible non-payment of such amounts due, as deemed necessary. At June 30, 2005, no such allowance was made, based on the Company’s historical experience, the general profile of its ceding companies and its ability in most cases to contractually offset these premium receivables with losses and loss adjustment expenses or other amounts payable to the same parties.
Unpaid Losses and LAE
      The most significant judgment made by management in the preparation of financial statements is the estimation of unpaid losses and LAE, also referred to as “loss reserves.” These liabilities are balance sheet estimates of future amounts required to pay losses and LAE for reinsured claims that have occurred at or before the balance sheet date. Every quarter, the Company’s actuaries prepare estimates of the loss reserves based on established actuarial techniques. Because the ultimate amount of unpaid losses and LAE is uncertain, we believe that quantitative techniques to estimate these amounts are enhanced by professional and managerial judgment. The Company’s management reviews these estimates and determines its best estimate of the liabilities to record in the Company’s financial statements.
      Unpaid losses and LAE include estimates of the cost of claims that were reported but not yet paid (“case reserves”) and the cost of claims that were incurred but not reported (“IBNR”). Case reserves are usually based upon claim reports received from ceding companies. The information the Company receives varies by ceding company and may include paid losses, estimated case reserves, and an estimated provision for IBNR reserves. Case reserves may be increased or reduced by the Company’s claims personnel based on receipt of additional information, including information received from ceding companies. IBNR is based on actuarial methods including the loss ratio method, the Bornhuetter-Ferguson method and the chain ladder method. IBNR related to a specific event may be based on the Company’s estimated exposure to an industry loss and may include the use of catastrophe modeling software.
      When estimating unpaid losses and LAE, each of the Company’s reinsurance subsidiaries segregates business into classes by type of coverage and type of contract (approximately 80 classes). Within each class the business is further segregated by the year in which the contract incepted (“underwriting year”), starting with 2002.
      The gross liabilities recorded on the Company’s balance sheet as of June 30, 2005 for unpaid losses and LAE were $1,559,092,000. The following table sets forth a breakdown between case reserves and IBNR by segment at June 30, 2005 ($ in thousands):

	Property
	and Marine	Casualty	Finite Risk	Total

Case reserves	$130,185	120,536	26,449	$277,170
IBNR	228,944	794,253	258,725	1,281,922

Total unpaid losses and LAE	$359,129	914,789	285,174	$1,559,092

      Generally, initial actuarial estimates of IBNR not related to a specific event are based on the loss ratio method applied to each underwriting year for each class of business. Actual paid losses and case reserves (“reported losses”) are subtracted from expected ultimate losses to determine IBNR. The initial expected ultimate losses involve management judgment and are based on: (i) contract by contract expected loss ratios derived from the Company’s pricing process, and (ii) historical loss ratios of the Company and of the reinsurance underwriting segment of St. Paul (“St. Paul Re”) prior to the Initial Public Offering adjusted for rate changes and trends. These judgments will take into account management’s view of past, current and future: (i) market conditions, (ii) changes in the business underwritten, (iii) changes in timing of the emergence of claims and (iv) other factors that may influence expected ultimate losses.
      Over time, as a greater number of claims are reported, actuarial estimates of IBNR are based on the Bornhuetter-Ferguson and the chain ladder techniques. The Bornhuetter-Ferguson technique utilizes actual reported losses and expected patterns of reported losses, taking the initial expected ultimate losses into account to determine an estimate of expected ultimate losses. This technique is most appropriate when there are few reported claims and a relatively less stable pattern of reported losses. The chain ladder technique utilizes actual reported losses and expected patterns of reported losses to determine an estimate of expected ultimate losses that is independent of the initial expected ultimate losses. This technique is most appropriate when there are a large number of reported losses with significant statistical credibility and a relatively stable pattern of reported losses. Multiple point estimates using a variety of actuarial techniques are calculated for many, but not all, of the Company’s 80 classes of coverage for each underwriting year. The Company does not believe that these multiple point estimates are or should be considered a range. The Company’s actuaries look at each class and determine the most appropriate point estimate based on the characteristics of the particular class and other relevant factors such as historical ultimate loss ratios, the presence of individual large losses, and known occurrences that have not yet resulted in reported losses. For some classes of business the Company’s actuaries believe that a review of individual contract information improves the loss reserve estimate. For example, individual contract review is particularly important for the Finite Risk segment and the Accident and Health class within the Casualty segment. Once the actuaries make their determinations of the most appropriate point estimate for each class, this information is aggregated and presented to executive management for review and approval. At June 30, 2005 the liability for unpaid losses and LAE that the Company recorded reflected the point estimates of IBNR prepared by the Company’s actuaries.
      Generally, North American casualty excess business has the longest pattern of reported losses and therefore the greatest uncertainty. IBNR for these classes at June 30, 2005 was $575 million which was 45% of the total IBNR for the Company at that date. Because North American casualty excess business has the greatest uncertainty, the Company would not consider a variance of five percentage points from the initial expected loss ratio to be unusual. As an example, a change in the initial expected loss ratio from 65% to 70% would result in an increase of the IBNR for these classes by $48 million. This equates to approximately 7% of the liability for total unpaid losses and LAE for these classes at June 30, 2005. As another example, if the estimated pattern of reported losses was accelerated by 5% the IBNR for these classes would decrease by $3 million which is less than 1%. Because the Company believes the two most important inputs to the reserve estimation methodologies described above are the initial expected loss ratio and the estimated pattern of reported losses, the Company has selected these two inputs as the basis for the sensitivity analyses in this paragraph.
      The pattern of reported losses is determined utilizing actuarial analysis, including management’s judgment, and is based on historical patterns of the recording of paid losses and case reserves to the Company, as well as industry patterns. Information that may cause historical patterns to differ from future patterns is considered and reflected in expected patterns as appropriate. For property and health coverages these patterns indicate that a substantial portion of the ultimate losses are reported within 2 to 3 years after the contract is effective. Casualty patterns can vary from 3 years to over 20 years depending on the type of business.
      While the Company commenced operations in 2002, the business written is sufficiently similar to the historical business of St. Paul Re that the Company uses the historical loss experience of this business to estimate its initial expected ultimate losses and its expected patterns of reported losses. These patterns can span more than a decade and, given its own limited history, the availability of the St. Paul Re data is a valuable asset to the Company.
      The Company does not establish liabilities until the occurrence of an event that may give rise to a loss. When an event of sufficient magnitude occurs, the Company may establish a specific IBNR reserve. Generally, this involves a catastrophe occurrence that affects many ceding companies. Ultimate losses and LAE are based on management’s judgment that reflects estimates gathered from ceding companies, estimates of insurance industry losses gathered from public sources and estimates from catastrophe modeling software.
      Estimated amounts recoverable from retrocessionaires on unpaid losses and LAE are determined based on the Company’s estimate of ultimate losses and LAE and the terms and conditions of its retrocessional contracts. These amounts are reflected as assets.
      Unpaid losses and LAE represent management’s best estimates, at a given point in time, of the ultimate settlement and administration costs of claims incurred, and it is possible that the ultimate liability may materially differ from such estimates. Such estimates are not precise due to the fact that, among other things, they are based on predictions of future developments and estimates of future trends in claim severity and frequency and other factors. Because of the degree of reliance that the Company necessarily places on ceding companies for claims reporting, the associated time lag, the low frequency/high severity nature of some of the business that the Company underwrites and the varying reserving practices among ceding companies, the Company’s reserve estimates are highly dependent on management judgment and are therefore uncertain.
      In property classes, there can be additional uncertainty in loss estimation related to large catastrophe events. With wind events, such as hurricanes, the damage assessment process may take more than a year. The cost of rebuilding is subject to increase due to supply shortages for construction materials and labor. In the case of earthquakes, the damage assessment process may take several years as buildings are discovered to have structural weaknesses not initially detected. The uncertainty inherent in loss estimation is particularly pronounced for casualty coverages, such as umbrella liability, general and product liability, professional liability, directors and officers liability and automobile liability, where information, such as required medical treatment and costs for bodily injury claims, only emerges over time. In the overall loss reserving process, provisions for economic inflation and changes in the social and legal environment are considered.

      Loss reserve calculations for direct insurance business are not precise in that they deal with the inherent uncertainty of future developments. Primary insurers must estimate their own losses, often based on incomplete and changing information. Reserving for reinsurance business introduces further uncertainties compared with reserving for direct insurance business. The uncertainty in the reserving process for reinsurers is due, in part, to the time lags inherent in reporting from the original claimant to the primary insurer to the reinsurer. As predominantly a broker market reinsurer for both excess-of-loss and proportional contracts, the Company is subject to a potential additional time lag in the receipt of information as the primary insurer reports to the broker who in turn reports to the Company.
      Since the Company relies on information regarding paid losses, case reserves, and IBNR reserves provided by ceding companies in order to assist the Company in estimating its own liability for unpaid losses and LAE, the Company maintains certain procedures in order to help determine the completeness and accuracy of such information. Periodically, management assesses the reporting activities of these companies on the basis of qualitative and quantitative criteria. In addition to managing reported claims and conferring with ceding companies on claims matters, the Company’s claims personnel conduct periodic audits of specific claims and the overall claims procedures of its ceding companies at their offices. The Company relies on its ability to effectively monitor the claims handling and claims reserving practices of ceding companies in order to establish the proper reinsurance premium for reinsurance agreements and to establish proper loss reserves. Disputes with ceding companies have been rare and generally have been resolved through negotiation.
      Estimates of unpaid losses and LAE are periodically re-estimated and adjusted as new information becomes available. Any such adjustments are accounted for as changes in estimates and are reflected in results of operations in the period in which they are made.
      As of June 30, 2005, the Company did not have any significant back-log related to its processing of assumed reinsurance information.
Reinsurance
      Premiums written, premiums earned and losses and LAE reflect the net effects of assumed and ceded reinsurance transactions. Reinsurance accounting is followed for assumed and ceded transactions when risk transfer requirements have been met. Evaluating risk transfer involves significant assumptions relating to the amount and timing of expected cash flows, as well as the interpretation of underlying contract terms. Reinsurance contracts that do not transfer significant insurance risk are generally accounted for as reinsurance deposit liabilities with interest expense charged to other income and credited to the liability.
Investments
      In accordance with our investment guidelines, our investments consist largely of high-grade marketable fixed income securities. Fixed maturities owned that the Company may not have the positive intent to hold until maturity are classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from net income and reported in other comprehensive income as a separate component of shareholders’ equity, net of deferred taxes. Fixed maturities owned that the Company has the intent to sell prior to maturity are classified as trading securities and reported at fair value, with unrealized gains and losses included in other income. Securities classified as trading securities are generally denominated in foreign currencies and intended to match foreign net liabilities denominated in foreign currencies in order to minimize net exposures arising from fluctuations in foreign currency exchange rates. Realized gains and losses on sales of investments are determined on a specific identification basis. Investment income is recorded when earned and includes the amortization of premiums and discounts on investments.
      The Company believes it has the ability to hold any specific security to maturity. This is based on current and anticipated future positive cash flow from operations that generates sufficient liquidity in order to meet our obligations. However, in the course of managing investment credit risk, asset liability duration or other aspects of the investment portfolio, the Company may decide to sell any specific security. The

Company routinely reviews its available-for-sale investments to determine whether unrealized losses represent temporary changes in fair value or are the result of “other-than-temporary impairments.” The process of determining whether a security is other than temporarily impaired is subjective and involves analyzing many factors. These factors include, but are not limited to, the length and magnitude of an unrealized loss, specific credit events, the overall financial condition of the issuer, and the Company’s intent to hold a security for a sufficient period of time for the value to recover the unrealized loss. If the Company has determined that an unrealized loss on a security is other than temporary, the Company writes down the carrying value of the security to its current fair value and records a realized loss in the statement of income.
Income Tax Expense
      Platinum Holdings and Platinum Bermuda are organized in Bermuda. Under current Bermuda law, they are not taxed on any Bermuda income or capital gains and they have received an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to Platinum Holdings or Platinum Bermuda or any of their respective operations, shares, debentures or other obligations until March 28, 2016. The Company also has subsidiaries in the United States, United Kingdom and Ireland that are subject to the tax laws thereof.
      The Company applies the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applicable to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the change is enacted. A valuation allowance is established for deferred tax assets where it is more likely than not that future tax benefits will not be realized.
Share-Based Compensation
      Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 123 “Accounting for Awards of Stock Based Compensation to Employees” (“SFAS 123”) and Statement of Financial Accounting Standards No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure” (“SFAS 148”). SFAS 123 requires that the fair value of shares granted under the Company’s share option plan subsequent to adoption of SFAS 148 be amortized in earnings over the vesting periods. The fair value of the share options granted is determined through the use of an option-pricing model. SFAS 148 amends SFAS 123 and provides transition guidance for a voluntary adoption of FAS 123 as well as amends the disclosure requirements of SFAS 123. For the period from November 1, 2002 through December 31, 2002, the Company used the intrinsic value method of accounting for stock-based awards granted to employees established by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Under APB 25, if the exercise price of the Company’s employee share options is equal to or greater than the fair market value of the underlying shares on the date of the grant, no compensation expense is recorded. For share options granted in 2002, the Company continues to use APB 25.
      In December 2004, the Financial Accounting Standards Board issued the Statement of Financial Accounting Standards No. 123R “Share Based Payment” (“SFAS 123R”). SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services and for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires that, prospectively, compensation costs be recognized for the fair value of all share options over the remaining vesting period, including the cost related to the unvested portion of all outstanding share options as of December 31, 2004. The share-based compensation expense for share options currently outstanding are to be based on the same cost model used to calculate the pro forma disclosures under SFAS 123.
      On April 14, 2005, the SEC adopted a new rule that allows SEC registrants to implement SFAS 123R as of January 1, 2006. The SEC’s new rule does not change the accounting required by SFAS 123R; it delays the date for compliance with the standard. Previously under SFAS 123R, the Company would have been required to implement the standard as of July 1, 2005. Consequently, the Company’s consolidated financial statements filed with the SEC do not need to comply with SFAS 123R until January 1, 2006. The Company plans to adopt the provisions of the SFAS 123R in the first quarter of 2006.
Reinsurance Industry Conditions and Trends
      The reinsurance industry historically has been cyclical, characterized by periods of price competition due to excessive underwriting capacity as well as periods of favorable pricing due to shortages of underwriting capacity. Cyclical trends in the industry and the industry’s profitability can also be affected significantly by volatile developments, including natural and other disasters, such as hurricanes, windstorms, earthquakes, floods, fires, explosions and other catastrophic events, including terrorist attacks, the frequency and severity of which are inherently difficult to predict. Property and casualty reinsurance rates often rise in the aftermath of significant catastrophe losses. As liabilities are established to cover expected claims, the industry’s capacity to write new business diminishes. The industry is also affected by changes in the propensity of courts to expand insurance coverage and grant large liability awards, as well as by fluctuations in interest rates, inflation and other changes in the economic environment that affect market prices of investments.
Results of Operations
      Platinum Holdings was organized on April 19, 2002 under the laws of Bermuda to hold subsidiaries that provide property and casualty reinsurance to insurers and reinsurers on a worldwide basis and, in November 2002, completed the Initial Public Offering and assumed certain rights and obligations of the reinsurance business from St. Paul. Consequently, the 2002 consolidated statements of income and comprehensive income, shareholders’ equity and cash flows include all activity from incorporation on April 19, 2002 through December 31, 2002. The underwriting operations, as well as substantially all other operations of the Company commenced in November 2002. Generally, the 2002 results of operations reflect the period from November 1, 2002 through December 31, 2002 (the “2002 Period”) and are not comparable to the results of operations for the years ended December 31, 2004 and 2003.

Three Months Ended June 30, 2005 as Compared with the Three Months Ended June 30, 2004
      Net income for the three months ended June 30, 2005 and 2004 was as follows ($ in thousands):

	2005	2004	Increase

Net income	$67,985	49,799	$18,186
      The increase in net income in 2005 as compared with 2004 is attributable to an increase in underwriting income of $24,484,000 and an increase in investment income of $9,527,000, partially offset by an increase in operating expenses of $4,218,000 and an increase in income tax expense of $14,971,000. Underwriting income includes net favorable development of $15,157,000 and $9,210,000 in 2005 and 2004, respectively. Net favorable development includes the development of prior years unpaid losses and LAE and the related impact on premiums and profit commissions.

      Net premiums written and net premiums earned for the three months ended June 30, 2005 and 2004 were as follows ($ in thousands):

	2005	2004	Increase

Net premiums written	$422,959	330,527	$92,432
Net premiums earned	$431,470	310,867	$120,603
      The increase in net premiums written in 2005 is attributable to growth in both the Property and Marine and Casualty segments, partially offset by a decline in the Finite segment. The increase in net premium earned is related to the growth in current and prior periods’ net premiums written in the Property and Marine and Casualty segments and is also affected by changes in the mix of business and the structure of the underlying reinsurance contracts.
      Net investment income for the three months ended June 30, 2005 and 2004 was $28,904,000 and $19,377,000, respectively. Net investment income increased in 2005 primarily due to increased invested assets. The increase in invested assets is attributable to positive cash flow from operations in 2005 and 2004 and the proceeds from the Notes. Net investment income includes interest earned on funds held of $3,183,000 and $178,000 in 2005 and 2004, respectively. Net realized losses on investments were $555,000 and $1,279,000 for the three months ended June 30, 2005 and 2004, respectively. Net realized losses on investments in 2005 include a provision of $769,000 for the permanent impairment of an investment in Inter-Ocean, Ltd., a non-public reinsurance company, included in other invested asset. Exclusive of this provision, net realized gains and losses on investments were the result of the Company’s efforts to manage the credit quality and duration of the investment portfolio.
      Other income for the three months ended June 30, 2005 and 2004 was $588,000 and $605,000, respectively. Other income is comprised primarily of changes in fair value of fixed maturities classified as trading, net earnings or expense on several reinsurance contracts in the Finite Risk segment that are accounted for as deposits and interest expense or other charges related to funds withheld. Other income for the three months ended June 30, 2005 includes $865,000 of net unrealized gains relating to fixed maturities classified as trading, $225,000 of net income on reinsurance contracts accounted for as deposits and $502,000 of interest expense related to funds withheld. Other income for the three months ended June 30, 2004 includes $727,000 of net unrealized losses relating to fixed maturities classified as trading, $162,000 of net income on reinsurance contracts accounted for as deposits and a gain of $1,000,000 on the sale of assets.
      Net foreign currency exchange losses for the three months ended June 30, 2005 and 2004 were $160,000 and $1,168,000, respectively. The Company routinely does business in various foreign currencies. Foreign currency exchange gains and losses result from the re-valuation into U.S. dollars of assets and liabilities denominated in foreign currencies. The Company periodically monitors its largest foreign currency exposures and purchases or sells foreign currency denominated invested assets to match these exposures. Net foreign currency exchange gains and losses arise as a result of fluctuations in the amounts of assets and liabilities denominated in foreign currencies as well as fluctuations in the currency exchange rates.
      Losses and LAE and the resulting loss ratios for the three months ended June 30, 2005 and 2004 were as follows ($ in thousands):

			Increase
	2005	2004	(Decrease)

Losses and LAE	$240,852	189,466	$51,386
Losses and LAE ratios	55.8%	60.9%	(5.1) points
      The increase in losses and LAE in 2005 as compared with 2004 is due primarily to the increased net premiums earned. The loss and LAE ratio decreased in 2005 as compared with 2004 due primarily to more favorable loss development in 2005 than in 2004 in all segments. Losses and LAE included net favorable loss development of approximately $17,256,000 representing 4.0% of net premiums earned in 2005 and approximately $3,029,000 representing 1.0% of net premiums earned in 2004.
      Acquisition expenses and resulting acquisition expense ratios for the three months ended June 30, 2005 and 2004 were as follows ($ in thousands):

	2005	2004	Increase

Acquisition expenses	$103,928	62,694	$41,234
Acquisition expense ratios	24.1%	20.2%	3.9 points
      The increase in acquisition expenses is due primarily to the increase in net premiums earned in 2005 as compared with 2004 as well as shifts in the mix of business. As the result of loss experience from prior years, profit commissions were increased in 2005, primarily in the Property and Marine segment, and decreased in 2004, primarily in the Finite Risk segment. Profit commission increases in 2005 related to prior years were approximately $3,293,000, representing 0.8% of net premiums earned and profit commission reductions in 2004 related to prior years were approximately $6,181,000, representing 2.0% of net premiums earned. Exclusive of profit commissions, the increase in the acquisition expense ratio in 2005 as compared with 2004 is primarily due to shifts in the mixes of business in the Property and Marine segment toward proportional business and in the Finite Risk segment toward proportional casualty business that generally has higher acquisition costs.
      Operating expenses for the three months ended June 30, 2005 and 2004 were $23,480,000 and $19,262,000, respectively. Operating expenses include costs such as salaries, rent and like items related to reinsurance operations as well as costs associated with Platinum Holdings. Operating expenses in 2005 increased as compared with 2004 primarily due to increased salaries and benefits, increased regulatory compliance costs and an increase in incentive-based compensation in 2005 as compared with 2004 due to increased net income. Regulatory compliance costs were higher in 2005 than in 2004 as the majority of such costs in 2004 were incurred in the third and fourth quarters of 2004.
      Interest expense for the three months ended June 30, 2005 and 2004 was $4,174,000 and $2,324,000, respectively and includes interest on the ESUs as well as the Series A 7.50% Notes. The increase in 2005 as compared with 2004 is due to interest on the Series A 7.50% Notes issued in May 2005.
Income tax expense and the effective income tax rate for the three months ended June 30, 2005 and 2004 were as follows ($ in thousands):

	2005	2004	Increase

Income tax expense	$19,828	4,857	$14,971
Effective income tax rates	22.6%	8.9%	13.7 points
      The increase in income tax expense in 2005 as compared with 2004 is due, in part, to the increase in income before income tax expense. An increasing percentage of the Company’s income before income taxes is generated by Platinum Bermuda, which is not subject to corporate income tax. However, the Company incurred approximately $9,150,000 of income taxes associated with the transfer from Platinum Finance to Platinum Holdings of $183,350,000 in proceeds from the sale of the Series A 7.50% Notes. This transaction is deemed to be a taxable distribution under U.S. tax law and subject to U.S. withholding tax. The effective tax rate in 2004 was favorably affected by a reduction in the estimated annual effective tax rate.

Six Months Ended June 30, 2005 as Compared with the Six Months Ended June 30, 2004
      Net income for the six months ended June 30, 2005 and 2004 was as follows ($ in thousands):

	2005	2004	Increase

Net income	$141,073	104,613	$36,460
      The 34.9% increase in net income in 2005 as compared with 2004 is principally attributable to the increase in underwriting income of $33,622,000 and an increase in investment income of $18,948,000, offset by an increase in operating expenses of $5,452,000 and income tax expense of $11,347,000. Underwriting income in 2005 as compared with 2004 was impacted by more favorable net development in 2005. Net favorable development was $35,633,000 and $23,547,000 in 2005 and 2004, respectively. Net favorable development includes the development of prior years unpaid losses and LAE and the related impact on premiums and profit commissions.
      Net premiums written and net premiums earned for the six months ended June 30, 2005 and 2004 were as follows ($ in thousands):

	2005	2004	Increase

Net premiums written	$916,758	810,633	$106,125
Net premiums earned	$842,510	631,909	$210,601
      The increase in net premiums written in 2005 as compared with 2004 is primarily attributable to growth in the Property and Marine and Casualty segments. The increase in net premiums earned is related to the growth in current and prior periods’ net premiums written and is affected by changes in the mix of business and the structure of the underlying reinsurance contracts.
      Net investment income for the six months ended June 30, 2005 and 2004 was $55,809,000 and $36,861,000, respectively. Net investment income increased during 2005 primarily due to increased invested assets. The increase in invested assets is attributable to positive cash flow from operations in 2005 and 2004 and the proceeds from the Notes. Net cash flow from operations, excluding trading securities activities, was $372,073,000 for the six months ended June 30, 2005 and $698,223,000 for the year ended December 31, 2004, respectively. Net investment income includes interest earned on funds held of $5,494,000 and $220,000 in 2005 and 2004, respectively. Net realized losses on investments were $183,000 and $827,000 for the six months ended June 30, 2005 and 2004, respectively. Net realized losses on investments in 2005 also include a provision of $769,000 for the permanent impairment of an investment in Inter-Ocean, Ltd. included in other invested asset. Exclusive of this provision, net realized gains and losses on investments were the result of the Company’s efforts to manage the quality, diversity, currency exposure, duration and tax profile of the investment portfolio.
      Other income for the six months ended June 30, 2005 and 2004 was $232,000 and $1,116,000, respectively. Other income is comprised primarily of changes in fair value of fixed maturities classified as trading, net earnings on several reinsurance contracts in the Finite Risk segment that are accounted for as deposits and interest expense or other charges related to funds withheld. Other income for the six months ended June 30, 2005 includes $531,000 of net unrealized gains relating to changes in fair value of fixed maturities classified as trading, $203,000 of earnings on reinsurance contracts accounted for as deposits and $502,000 of interest expense related to funds withheld. Other income for the six months ended June 30, 2004 includes $409,000 of net unrealized losses relating to fixed maturities classified as trading, $259,000 of earnings on reinsurance contracts accounted for as deposits and a gain of $1,000,000 on the sale of assets.
      Net foreign currency exchange losses for the six months ended June 30, 2005 and 2004 were $1,958,000 and $302,000, respectively. Net foreign currency exchange gains and losses arise as a result of fluctuations in the amounts of assets and liabilities denominated in foreign currencies as well as fluctuations in the currency exchange rates.
      Losses and LAE and the resulting loss ratios for the six months ended June 30, 2005 and 2004 were as follows ($ in thousands):

	2005	2004	Increase

Losses and LAE	$478,550	351,435	$127,115
Loss and LAE ratios	56.8%	55.6%	1.2 points
      The increase in losses and LAE in 2005 as compared with 2004 is due to the increased net premiums earned. Losses and LAE included net favorable loss development of approximately $33,119,000 representing 3.9% of net premiums earned in 2005 and approximately $28,239,000 representing 4.5% of net premiums earned in 2004. The loss and LAE ratio increased in 2005 as compared with 2004 due to less favorable loss development in 2005 as well as a shift in the mix of business in the Finite Risk segment from finite property to finite casualty contracts that generally have higher loss ratios.
      Acquisition expenses and resulting acquisition expense ratios for the six months ended June 30, 2005 and 2004 were as follows ($ in thousands):

			Increase
	2005	2004	(Decrease)

Acquisition expenses	$197,177	151,615	$45,562
Acquisition expense ratios	23.4%	24.0%	(0.6) points
      The increase in acquisition expenses is due primarily to the increase in net premiums earned in 2005 as compared with 2004. While the ratios in 2005 and 2004 are comparable, the ratios are affected by profit commissions, including approximately $215,000 in 2005 and $4,692,000 in 2004 relating to favorable loss development from prior years primarily in the Finite Risk segment.
      Operating expenses for the six months ended June 30, 2005 and 2004 were $43,488,000 and $38,036,000, respectively. Operating expenses include costs such as salaries, rent and like items related to reinsurance operations as well as costs associated with Platinum Holdings. Operating expenses in 2005 increased as compared with 2004 primarily due to increased salaries and benefits, increased regulatory compliance costs and an increase in incentive-based compensation in 2005 as compared with 2004 due to increased net income. Regulatory compliance costs were higher in 2005 than in 2004 as the majority of such costs in 2004 were incurred in the third and fourth quarters of 2004.
      Interest expense for the six months ended June 30, 2005 and 2004 was $6,347,000 and $4,630,000, respectively and includes interest on the ESUs as well as the Series A 7.50% Notes. The increase in 2005 as compared with 2004 is due to interest on the Series A 7.50% Notes issued in May 2005.
      Income tax expense and the effective income tax rate for the six months ended June 30, 2005 and 2004 were as follows ($ in thousands):

	2005	2004	Increase

Income tax expense	$29,775	18,428	$11,347
Effective income tax rates	17.4%	15.0%	2.4 points
      The increase in income tax expense in 2005 as compared with 2004 is due, in part, to the increase in income before income tax expense. An increasing percentage of the Company’s income before income taxes is generated by Platinum Bermuda, which is not subject to corporate income tax. However, the Company incurred approximately $9,150,000 of income taxes associated with the transfer from Platinum Finance to Platinum Holdings of $183,350,000 of the proceeds from the sale of the Series A 7.50% Notes. This transaction is deemed to be a taxable distribution under U.S. tax law and subject to U.S. withholding tax.

Year Ended December 31, 2004 as Compared with the Year Ended December 31, 2003
      Net income for the years ended December 31, 2004 and 2003 was as follows ($ in thousands):

	2004	2003	Decrease

Net income	$84,783	144,823	$(60,040)
      The decrease in net income in 2004 as compared with 2003 is attributable to a decline in underwriting income of $115,429,000. The decline in underwriting income was due primarily to the combination of four significant named hurricanes, Charley, Frances, Ivan and Jeanne (the “Hurricanes”), causing severe damage in the Caribbean and the southeast United States in August and September of 2004, partially offset by growth of profitable business in all segments and favorable loss development. Net income in 2004 as compared with 2003 was also favorably impacted by an increase in investment income of $26,887,000 and reductions in corporate expenses of $9,871,000 and income tax expense of $18,526,000.

      The aggregate adverse impact on net income of the Company in 2004 from the Hurricanes is summarized as follows ($ in thousands):

Losses	$230,475
Less:
Additional premiums earned	(29,265)
Profit commissions	(10,243)

Net adverse impact before income tax benefit	190,967
Income tax benefit	(14,537)

Net adverse impact after income tax benefit	$176,430

      The impact of the Hurricanes was consistent with our expectations for storms of this magnitude and location.
      Net premiums written and net premiums earned for the years ended December 31, 2004 and 2003 were as follows ($ in thousands):

	2004	2003	Increase

Net premiums written	$1,646,013	1,172,142	$473,871
Net premiums earned	$1,447,935	1,067,527	$380,408
      The increase in net premiums written and earned in 2004 as compared with 2003 is attributable to growth in all segments, and includes approximately $29,265,000 of additional premiums related to losses arising from the Hurricanes. The increase in net premiums earned is related to the growth in current and prior periods’ net premiums written and is affected by changes in the mix of business and the structure of the underlying reinsurance contracts.
      Net investment income for the years ended December 31, 2004 and 2003 was $84,532,000 and $57,645,000, respectively. Net investment income increased during 2004 primarily due to increased invested assets attributable to positive cash flow from operations, excluding trading securities activities, which was $698,223,000 and $469,168,000 in 2004 and 2003, respectively. Fixed maturities were $2,240,202,000 and $1,678,138,000 at December 31, 2004 and 2003, respectively. The book basis yields on fixed maturities were 4.3% and 4.1% at December 31, 2004 and 2003, respectively. Net investment income included $2,651,000 and $776,000 of interest earned on funds held for the years ended December 31, 2004 and 2003, respectively. Net investment income for the year ended December 31, 2003 included $1,357,000 of interest received from St. Paul on balances due relating to the Quota Share Retrocession Agreements. Net realized gains on investments of $1,955,000 and $2,781,000 for the years ended December 31, 2004 and 2003, respectively, were the result of investment sale activity to manage the quality, diversity, currency exposure, duration and tax profile of the investment portfolio.
      Other income for the years ended December 31, 2004 and 2003 was $3,211,000 and $3,343,000, respectively. Other income in 2004 includes $1,036,000 of net unrealized gains relating to changes in fair value of fixed maturities classified as trading, $758,000 of earnings on reinsurance contracts accounted for as deposits and a gain of $1,000,000 on the sale of assets. Other income in 2003 includes $1,282,000 of net unrealized losses relating to changes in fair value of fixed maturities classified as trading and, $4,625,000 of earnings on reinsurance contracts accounted for as deposits. Earnings on reinsurance contracts accounted for as deposits decreased in 2004 from 2003 due to a fewer number of such contracts.
      Net foreign currency exchange gains (losses) for the years ended December 31, 2004 and 2003 were $725,000 and ($114,000), respectively. The Company routinely does business in various foreign currencies. The decrease in net foreign currency exchange losses is due to efforts to better manage exposures to foreign currency exchange rate fluctuations by holding invested assets denominated in the foreign currencies in which the related net insurance liabilities are denominated. The Company periodically reviews its largest foreign currency exposures and purchases or sells foreign currency denominated invested assets to match these exposures.
      Losses and LAE and the resulting loss and LAE ratios for the years ended December 31, 2004 and 2003 were as follows ($ in thousands):

	2004	2003	Increase

Losses and LAE	$1,019,804	584,171	$435,633
Loss and LAE ratios	70.4%	54.7%	15.7 points
      The increase in losses and LAE in 2004 from 2003 is due primarily to losses of approximately $230,475,000 from the Hurricanes and the growth in business in all segments. The increase in the loss ratio in 2004 from 2003 is due primarily to losses from the Hurricanes that contributed 15.9% to the loss and LAE ratio in 2004. Net favorable development of $57,151,000 reduced the loss and LAE ratio by 3.9% in 2004 as compared with favorable development of $50,866,000 that reduced the loss and LAE ratio by 4.8% in 2003.
      Acquisition expenses and resulting acquisition expense ratios for the years ended December 31, 2004 and 2003 were as follows ($ in thousands):

			Increase
	2004	2003	(Decrease)

Acquisition expenses	$327,821	251,226	$76,595
Acquisition expense ratios	22.6%	23.5%	(0.9) points
      The increase in acquisition expenses in 2004 from 2003 is consistent with the growth in business in all segments, partially offset by reductions of profit commissions under reinsurance contracts that incurred losses from the Hurricanes. The decrease in the acquisition expense ratio in 2004 from 2003 is primarily due to changes in the mix of business as well as reductions of profit commissions related to losses from the Hurricanes.
      Operating expenses for the years ended December 31, 2004 and 2003 were $66,333,000 and $92,595,000, respectively. Operating expenses include costs such as salaries, rent and like items related to reinsurance operations as well as costs associated with Platinum Holdings. The decline of $26,262,000 in operating expenses in 2004 as compared with 2003 was attributable to a reduction of $11,408,000 in incentive-based compensation in 2004 as compared with 2003 due to the decline in the Company’s net income, a charge of $9,289,000 in 2003 related to the separation and consulting agreement with the Company’s former chief executive officer, as well as various non-recurring start-up costs of approximately $9,239,000 incurred in 2003.
      Interest expense for the years ended December 31, 2004 and 2003 was $9,268,000 and $9,492,000, respectively, and relates to the Company’s ESUs, which are classified as debt obligations on the Company’s balance sheet.
      Income taxes and the effective income tax rate for the years ended December 31, 2004 and 2003 were as follows ($ in thousands):

			Increase
	2004	2003	(Decrease)

Income taxes	$30,349	48,875	$(18,526)
Effective income tax rate	26.4%	25.2%	1.2 points
      Income taxes decreased in 2004 from 2003 due to the decline in income before income taxes. The effective tax rate in any given year is based on income before taxes of the Company’s subsidiaries that operate in several jurisdictions with varying corporate income tax rates. Platinum Holdings and Platinum Bermuda are not subject to corporate income tax. While the effective income tax rates in 2004 and 2003 are comparable, both years include events that increased the effective income tax rate. In 2004 approximately 80% of the losses from the Hurricanes were incurred by Platinum Bermuda without tax benefit and in 2003 expenses related to the severance payment to and share option expense of the Company’s former chief executive officer were incurred by Platinum Holdings without tax benefit.

Year Ended December 31, 2003 as Compared with the Period Ended December 31, 2002
      Net income for the year ended December 31, 2003 and the 2002 Period was as follows ($ in thousands):

		2002
	2003	Period	Increase

Net income	$144,823	6,438	$138,385
      The Company’s first complete year of operations was 2003 and, consequently, net income increased significantly as compared with the 2002 Period which represents a two-month period during which the Company had minimal underwriting activity. Additional factors affecting the comparison include the growth in the business underwritten in 2003 over 2002, favorable development in 2003 of unpaid losses and LAE of approximately $50,866,000, improved profitability relating to net premiums earned in 2003, and increased investment income resulting from growth in invested assets in 2003. The United States insurance industry incurred some significant catastrophe losses in 2003; however, catastrophe losses in the Company’s portfolio were relatively low as most catastrophe claims remained at the primary or ceding company level. Operating expenses for the year ended December 31, 2003 include a charge of $9,289,000 for expenses related to the separation and consulting agreement with the Company’s former chief executive officer.
      Net premiums written and earned for the year ended December 31, 2003 and the 2002 Period was as follows ($ in thousands):

		2002
	2003	Period	Increase

Net premiums written	$1,172,142	298,114	$874,028
Net premiums earned	$1,067,527	107,098	$960,429
      The Company’s first complete year of operations was 2003 and, as a result, net premiums written and earned increased significantly as compared with the 2002 Period which represents a two-month period during which the Company had minimal underwriting activity. Generally, the last two months of a year have a relatively small amount of net premiums written. However, net premiums written in the 2002 Period include $244,000,000 of unearned premiums assumed from St. Paul under the Quota Share Retrocession Agreements representing the remaining unearned premiums related to contracts written by St. Paul Re during the first ten months of 2002. Premiums written are based partially on estimates of ultimate premiums from reinsurance contracts and the estimates are updated quarterly. Reductions in premiums estimated for the 2002 underwriting year in the Casualty segment, a portion of which was written and earned by St. Paul Re, reduced the Company’s net premiums written in 2003 by approximately $35,300,000.
      Similar to net premiums written, net premiums earned in 2003 represents twelve months of underwriting activity whereas the 2002 Period represents two months. Net premiums earned are recognized subsequent to net premiums written. Net premiums earned in the 2002 Period are relatively low due to the commencement of operations during 2002. Net premiums earned for 2003 reflect business underwritten in 2003 and 2002 while net premiums earned in the 2002 Period reflect only business underwritten in 2002. The reduction in 2003 of net premiums written in the Casualty segment resulted in a reduction of net premiums earned of approximately $16,100,000.
      Net investment income was $57,645,000 and $5,211,000 for the year ended December 31, 2003 and the 2002 Period, respectively. The increase is primarily due to the comparison of 2003 with twelve months of investment income to the 2002 Period. Net investment income increased during 2003 as the Company’s invested assets increased as a result of positive cash flow from operations. Net realized gains on investments were $2,781,000 and $25,300 in 2003 and the 2002 Period, respectively, and are the result of investment sale activity to manage the quality, diversity, currency exposure, duration and tax profile of the investment portfolio.
      Other income was $3,343,000 and $167,000 for the year ended December 31, 2003 and the 2002 Period, respectively, and represents earnings on a small number of reinsurance contracts in the Finite Risk segment accounted for as deposits. Other income in 2003 also includes $1,282,000 of net unrealized losses relating to changes in fair value of fixed maturities classified as trading.
      Net foreign currency exchange gains (losses) for the year ended December 31, 2003 and the 2002 Period, were ($114,000) and $2,017,000, respectively. Foreign currency exchange gains and losses arise from the valuation in U.S. dollars of assets and liabilities denominated in foreign currencies. During 2003, the Company established procedures to manage exposure to foreign currency exchange rates by matching foreign currency denominated assets and liabilities.
      Losses and LAE for the years ended December 31, 2003 and the 2002 Period, respectively were as follows ($ in thousands):

		2002
	2003	Period	Increase

Losses and LAE	$584,171	60,356	$523,815
Loss and LAE ratios	54.7%	56.4%	(1.7) points
      The increase in losses and LAE is primarily due to the comparison of 2003 with twelve months of underwriting operations to the 2002 Period. Losses and LAE in 2003 were favorably impacted by improved profitability relating to net premiums earned in 2003 on business underwritten in 2002. While losses and LAE in 2003 include provisions for various catastrophe losses, the 2002 Period had no catastrophe losses. The United States insurance industry incurred some significant catastrophe losses in 2003. However, catastrophe losses in the Company’s portfolio were relatively low as most catastrophe claims remained at the primary or ceding company level. Losses and LAE in 2003 included a reduction in the estimated liability as of December 31, 2002 of $63,966,000 of which $13,100,000 relates to the reduction in 2003 of premiums originally estimated and earned in 2002 in the Casualty segment. The remaining $50,866,000 represents net favorable development. Unpaid losses and LAE at December 31, 2002 were based largely on initial expected ultimate loss ratios. Throughout 2003 actual reported losses were monitored against expected patterns of reported loss. As actual reported losses continued to be less than expected reported losses, estimates of expected ultimate losses were reduced. This principally affected property coverages in the Property and Marine and Finite Risk segments where a substantial portion of the ultimate losses is expected to be reported to the Company within two years.
      Acquisition expenses, including brokerage, commissions and other direct underwriting expenses associated with underwriting activities, and resulting acquisition expense ratios for the year ended December 31, 2003 and the 2002 Period were as follows ($ in thousands):

		2002	Increase
	2003	Period	(Decrease)

Acquisition expenses	$251,226	25,474	$225,752
Acquisition expense ratios	23.5%	23.8%	(0.3) points
      The increase in acquisition expenses is primarily due to the comparison of 2003 with twelve months of underwriting operations to the 2002 Period. Although acquisition ratios in 2003 varied by operating segment and by type of business, the resulting ratios of acquisition expenses to net premiums earned for 2003 and the 2002 Period were comparable at 23.5% and 23.8%, respectively.
      Operating expenses include other underwriting expenses related to the reinsurance operations as well as costs associated with the holding company operations of Platinum Holdings and were $92,595,000 and $16,334,000 for the year ended December 31, 2003 and the 2002 Period, respectively. The increase in operating expenses is due to the comparison of 2003 with twelve months of operations to the 2002 Period. Additionally, there were increases in staff, fees relating to the Services and Capacity Reservation

Agreement dated November 1, 2002 with RenaissanceRe (the “RenRe Agreement”) that provides for a periodic review of aggregate property catastrophe exposures by RenaissanceRe and office relocation expenses in 2003. Operating expenses in 2003 include a charge of $9,289,000 for the expenses related to the separation and consulting agreement with the Company’s former chief executive officer. Operating expenses in the 2002 Period include one-time expenses of $5,353,000 incurred in connection with the completion of the Initial Public Offering, the formation of the Company and the assumption of business from St. Paul.
      Interest expense for the year ended December 31, 2003 and the 2002 Period was $9,492,000, and $1,261,000, respectively, and relates to amounts payable under the Company’s ESUs which are classified as debt obligations on the Company’s balance sheet. The increase is due to the comparison of 2003 with twelve months of interest expense to the 2002 Period.
      Income taxes and the effective income tax rate for the year ended December 31, 2003 and the 2002 Period were as follows ($ in thousands):

		2002	Increase
	2003	Period	(Decrease)

Income taxes	$48,875	4,655	$44,220
Effective income tax rate	25.2%	42.0%	(16.8) points
      The increase in income tax expense is due to the increase in net income before taxes in 2003 over the 2002 Period. The effective tax rate for 2003 was affected by a significant amount of income derived from business underwritten in 2002, which was assumed and retained by Platinum US and subject to U.S. corporate tax. The effective tax rate for 2003 was also affected by expenses related to the separation and consulting agreement with the Company’s former chief executive officer that were incurred by Platinum Holdings without tax benefit, thereby increasing the 2003 effective tax rate. The effective tax rate in the 2002 Period was higher than any tax rate of the taxable jurisdictions in which the Company operates due to significant start-up expenses incurred by Platinum Holdings for which no tax benefit was available.
Segment Information
      The Company conducts its worldwide reinsurance business through three operating segments: Property and Marine, Casualty and Finite Risk. In managing the Company’s operating segments, management uses measures such as underwriting income and underwriting ratios to evaluate segment performance. Management does not allocate by segment its assets or certain income and expenses such as investment income, interest expense and certain corporate expenses. Segment underwriting income is reconciled to income before income tax expense. The measures used by management in evaluating the Company’s operating segments should not be used as a substitute for measures determined under U.S. GAAP. The following table summarizes underwriting activity and ratios for the three operating segments for the three and six months ended June 30, 2005 and 2004 and for the years ended December 31, 2004 and 2003 and the 2002 Period ($ in thousands):

	Property
	and Marine	Casualty	Finite Risk	Total

Three months ended June 30, 2005:
Net premiums written	$134,953	188,890	99,116	$422,959

Net premiums earned	140,669	198,723	92,078	431,470
Losses and LAE	58,499	127,531	54,822	240,852
Acquisition expenses	29,695	47,963	26,270	103,928
Other underwriting expenses	8,240	8,972	1,333	18,545

Segment underwriting income	$44,235	14,257	9,653	$68,145

Corporate expenses not allocated to segments				(4,935)
Net foreign currency exchange losses				(160)
Interest expense				(4,174)
Other income				588
Net investment income and net realized losses on investments				28,349

Income before income tax expense				$87,813

Ratios:
Losses and LAE	41.6%	64.2%	59.5%	55.8%
Acquisition expense	21.1%	24.1%	28.5%	24.1%
Other underwriting expense	5.9%	4.5%	1.4%	4.3%

Combined	68.6%	92.8%	89.4%	84.2%

	Property
	and Marine	Casualty	Finite Risk	Total

Three months ended June 30, 2004:
Net premiums written	$101,841	112,761	115,925	$330,527

Net premiums earned	99,928	132,230	78,709	310,867
Losses and LAE	40,974	93,391	55,101	189,466
Acquisition expenses	14,905	31,994	15,795	62,694
Other underwriting expenses	7,174	5,305	2,567	15,046

Segment underwriting income	$36,875	1,540	5,246	$43,661

Corporate expenses not allocated to segments				(4,216)
Net foreign currency exchange losses				(1,168)
Interest expense				(2,324)
Other income				605
Net investment income and net realized losses on investments				18,098

Income before income tax expense				$54,656

Ratios:
Losses and LAE	41.0%	70.6%	70.0%	60.9%
Acquisition expense	14.9%	24.2%	20.1%	20.2%
Other underwriting expense	7.2%	4.0%	3.3%	4.8%

Combined	63.1%	98.8%	93.4%	85.9%

	Property
	and Marine	Casualty	Finite Risk	Total

Six months ended June 30, 2005:
Net premiums written	$320,002	404,559	192,197	$916,758

Net premiums earned	268,866	383,491	190,153	842,510
Losses and LAE	118,539	245,969	114,042	478,550
Acquisition expenses	51,684	93,165	52,328	197,177
Other underwriting expenses	15,963	16,285	2,904	35,152

Segment underwriting income	$82,680	28,072	20,879	131,631

Corporate expenses not allocated to segments				(8,336)
Net foreign currency exchange losses				(1,958)
Interest expense				(6,347)
Other income				232
Net investment income and net realized losses on investments				55,626

Income before income tax expense				$170,848

Ratios:
Loss and LAE	44.1%	64.1%	60.0%	56.8%
Acquisition expense	19.2%	24.3%	27.5%	23.4%
Other underwriting expense	5.9%	4.2%	1.5%	4.2%

Combined	69.2%	92.6%	89.0%	84.4%

	Property
	and Marine	Casualty	Finite Risk	Total

Six months ended June 30, 2004:
Net premiums written	$273,135	336,726	200,772	$810,633

Net premiums earned	217,993	268,452	145,464	631,909
Losses and LAE	89,552	188,175	73,708	351,435
Acquisition expenses	36,657	66,830	48,128	151,615
Other underwriting expenses	15,324	10,362	5,164	30,850

Segment underwriting income	$76,460	3,085	18,464	98,009

Corporate expenses not allocated to segments				(7,186)
Net foreign currency exchange losses				(302)
Interest expense				(4,630)
Other income				1,116
Net investment income and net realized losses on investments				36,034

Income before income tax expense				$123,041

Ratios:
Loss and LAE	41.1%	70.1%	50.7%	55.6%
Acquisition expense	16.8%	24.9%	33.1%	24.0%
Other underwriting expense	7.0%	3.9%	3.6%	4.9%

Combined	64.9%	98.9%	87.4%	84.5%

	Property
	and Marine	Casualty	Finite Risk	Total

Year ended December 31, 2004:
Net premiums written	$504,439	677,399	464,175	$1,646,013

Net premiums earned	485,135	611,893	350,907	1,447,935
Losses and LAE	349,557	418,355	251,892	1,019,804
Acquisition expenses	76,360	151,649	99,812	327,821
Other underwriting expenses	27,827	19,086	6,224	53,137

Segment underwriting income (loss)	$31,391	22,803	(7,021)	47,173

Corporate expenses not allocated to segments				(13,196)
Net foreign currency exchange gains				725
Interest expense				(9,268)
Other income				3,211
Net investment income and net realized gain on investments				86,487

Income before income tax expense				$115,132

Ratios:
Loss and LAE	72.1%	68.4%	71.8%	70.4%
Acquisition expense	15.7%	24.8%	28.4%	22.6%
Other underwriting expense	5.7%	3.1%	1.8%	3.7%

Combined	93.5%	96.3%	102.0%	96.7%

	Property
	and Marine	Casualty	Finite Risk	Total

Year ended December 31, 2003:
Net premiums written	$352,908	474,000	345,234	$1,172,142

Net premiums earned	355,556	391,170	320,801	1,067,527
Losses and LAE	169,944	266,836	147,391	584,171
Acquisition expenses	52,154	101,005	98,067	251,226
Other underwriting expenses	35,598	21,060	12,870	69,528

Segment underwriting income	$97,860	2,269	62,473	162,602

Corporate expenses not allocated to segments				(23,067)
Net foreign currency exchange losses				(114)
Interest expense				(9,492)
Other income				3,343
Net investment income and net realized gain on investments				60,426

Income before income tax expense				$193,698

Ratios:
Loss and LAE	47.8%	68.2%	45.9%	54.7%
Acquisition expense	14.7%	25.8%	30.6%	23.5%
Other underwriting expense	10.0%	5.4%	4.0%	6.5%

Combined	72.5%	99.4%	80.5%	84.7%

	Property
	and Marine	Casualty	Finite Risk	Total

2002 Period:
Net premiums written	$89,341	164,929	43,844	$298,114

Net premiums earned	43,047	39,320	24,731	107,098
Losses and LAE	21,558	29,498	9,300	60,356
Acquisition expenses	7,798	9,269	8,407	25,474
Other underwriting expenses	5,960	4,136	2,068	12,164

Segment underwriting income (loss)	$7,731	(3,583)	4,956	9,104

Corporate expenses not allocated to segment				(4,170)
Net foreign currency exchange gains				2,017
Interest expense				(1,261)
Other income				167
Net investment income and net realized gain on investments				5,236

Income before income taxes				$11,093

Ratios:
Loss and LAE	50.1%	75.0%	37.6%	56.4%
Acquisition expense	18.1%	23.6%	34.0%	23.8%
Other underwriting expense	13.8%	10.5%	8.4%	11.4%

Combined	82.0%	109.1%	80.0%	91.6%

Property and Marine
      The Property and Marine operating segment includes principally property and marine reinsurance coverages that are written in the United States and international markets. This business includes property per-risk excess-of-loss treaties, property proportional treaties and catastrophe excess-of-loss reinsurance treaties. This operating segment generated 31.9%, 30.8%, 34.9%, 33.7%, 30.6%, 30.1% and 30.0%, of the Company’s net premiums written for the three and six months ended June 30, 2005 and 2004, the years ended December 31, 2004 and 2003 and the 2002 Period, respectively.

Three Months Ended June 30, 2005 as Compared with the Three Months Ended June 30, 2004
      Net premiums written and net premiums earned for the three months ended June 30, 2005 and 2004 were as follows ($ in thousands):

	2005	2004	Increase

Net premiums written	$134,953	101,841	$33,112
Net premiums earned	$140,669	99,928	$40,741
      Net premiums written and earned increased in 2005 as compared with 2004 across most property classes. The most significant increase was in the property pro-rata class where the Company increased its net premiums written in catastrophe exposed business in Florida. The increases in the property classes were partially offset by a decrease in the marine class, primarily attributable to one significant contract that was not renewed.
      Losses and LAE and the resulting loss ratios for the three months ended June 30, 2005 and 2004 were as follows ($ in thousands):

	2005	2004	Increase

Losses and LAE	$58,499	40,974	$17,525
Loss and LAE ratios	41.6%	41.0%	0.6 points

      The increase in losses and LAE and the related loss and LAE ratio in 2005 as compared with 2004 is due to the increase in net premiums earned as well as the effects of net favorable loss development. Losses and LAE included net favorable loss development of approximately $5,237,000 representing 3.7% of net premiums earned in 2005 and approximately $9,056,000 representing 9.1% of net premiums earned in 2004.
      Acquisition expenses and resulting acquisition expense ratios for the three months ended June 30, 2005 and 2004 were as follows ($ in thousands):

	2005	2004	Increase

Acquisition expenses	$29,695	14,905	$14,790
Acquisition expense ratios	21.1%	14.9%	6.2 points
      The increase in acquisition expenses in 2005 as compared with 2004 is due to the growth in business, a shift in the mix of business and increased profit commissions. The increase in the acquisition expense ratio is primarily due to profit commissions as a result of favorable loss experience as well as an increase in pro-rata business that generally has higher commission ratios. Profit commission increases in 2005 related to prior years were approximately $2,441,000, representing 1.7% of net premiums earned as compared with no prior year profit commission adjustments in 2004.
      Other underwriting expenses for the three months ended June 30, 2005 and 2004 were $8,240,000 and $7,174,000, respectively. Other underwriting expenses include costs such as salaries, rent and like items related to property and marine underwriting operations. Other underwriting expenses for the three months ended June 30, 2005 and 2004 include fees of $774,000 and $1,242,000, respectively, relating to the RenRe Agreement that provides for a periodic review of aggregate property catastrophe exposures by RenaissanceRe. The decline in the fee in 2005 as compared with 2004 is due to a decline in net premiums written in the catastrophe classes of business subject to the fee.

Six Months Ended June 30, 2005 as Compared with the Six Months Ended June 30, 2004
      Net premiums written and net premiums earned for the six months ended June 30, 2005 and 2004 were as follows ($ in thousands):

	2005	2004	Increase

Net premiums written	$320,002	273,135	$46,867
Net premiums earned	$268,866	217,993	$50,873
      Net premiums written and earned increased in 2005 as compared with 2004 across most property classes. The most significant increase was in the property pro-rata class where the Company increased its net premiums written in catastrophe exposed business in Florida. The increases in the property classes were partially offset by a decrease in the marine class, primarily attributable to one significant contract that was not renewed.
      Losses and LAE and the resulting loss ratios for the six months ended June 30, 2005 and 2004 were as follows ($ in thousands):

	2005	2004	Increase

Losses and LAE	$118,539	89,552	$28,987
Loss and LAE ratios	44.1%	41.1%	3.0 points
      The increase in losses and LAE in 2005 as compared with 2004 is due primarily to the increase in net premiums earned. The increase in the loss and LAE ratio is due primarily to the effects of net favorable loss development. Losses and LAE included net favorable loss development of approximately $9,087,000 representing 3.4% of net premiums earned in 2005 and approximately $23,211,000 representing 10.6% of net premiums earned in 2004.

      Acquisition expenses and resulting acquisition expense ratios for the six months ended June 30, 2005 and 2004 were as follows ($ in thousands):

	2005	2004	Increase

Acquisition expenses	$51,684	36,657	$15,027
Acquisition expense ratios	19.2%	16.8%	2.4 points
      The increase in acquisition expenses in 2005 as compared with 2004 is due to the growth in business in the segment, a shift in the mix of business and increased profit commissions. The acquisition expense ratio increased due to profit commissions in the marine class and an increase in property pro-rata business that generally has higher commission ratios. Profit commission increases in 2005 related to prior years were approximately $2,441,000, representing 0.9% of net premiums earned as compared with no prior year profit commission adjustments in 2004.
      Other underwriting expenses for the six months ended June 30, 2005 and 2004 were $15,963,000 and $15,324,000, respectively. The increase in other underwriting expenses is due to increased salaries and benefits, increased regulatory compliance costs and an increase in incentive-based compensation in 2005 as compared with 2004 due to increased net income. Other underwriting expenses for the six months ended June 30, 2005 and 2004 include fees of $3,561,000 and $3,648,000, respectively, relating to the RenRe Agreement. The decline in the fee in 2005 as compared with 2004 is due to a decline in net premiums written in the catastrophe classes of business subject to the fee.

Year Ended December 31, 2004 as Compared with the Year Ended December 31, 2003
      Net premiums written and net premiums earned for the years ended December 31, 2004 and 2003 were as follows ($ in thousands):

	2004	2003	Increase

Net premiums written	$504,439	352,908	$151,531
Net premiums earned	$485,135	355,556	$129,579
      Net premiums written and earned increased in 2004, as compared with 2003, due to growth across all property classes. The increase in net premiums written is also the result of a more efficient use of catastrophe capacity through enhanced modeling capabilities, an increase of property pro-rata business and a transfer of catastrophe capacity from the Finite Risk segment to the Property and Marine segment. Net premiums written and earned also include approximately $16,198,000 of additional premiums from reinsurance contracts that incurred losses arising from the Hurricanes.
      Losses and LAE and the resulting loss ratios for the years ended December 31, 2004 and 2003 were as follows ($ in thousands):

	2004	2003	Increase

Losses and LAE	$349,557	169,944	$179,613
Loss and LAE ratios	72.1%	47.8%	24.3 points
      The increase in losses and LAE and the related loss and LAE ratio in 2004 is due to losses of $169,652,000 from the Hurricanes as compared with the low level of catastrophe losses in 2003. Also contributing to the increase in losses and LAE in 2004 as compared with 2003 is the growth in business. Partially offsetting the increased losses and LAE relating to the Hurricanes is approximately $50,980,000 of favorable development of prior years’ unpaid losses and LAE in 2004 as compared with approximately $31,600,000 of favorable development in 2003. During 2004 and 2003, actual reported losses were significantly less than expected for the short-tailed non-catastrophe property lines resulting in reductions in estimated ultimate losses.

      Acquisition expenses and resulting acquisition expense ratios for the years ended December 31, 2004 and 2003 were as follows ($ in thousands):

	2004	2003	Increase

Acquisition expenses	$76,360	52,154	$24,206
Acquisition expense ratios	15.7%	14.7%	1.0 point
      The increase in acquisition expenses in 2004 as compared with 2003 is consistent with the growth in business. The increase in the acquisition expense ratio is primarily due to profit commissions related to the favorable development of non-catastrophe losses and LAE and changes in the mix of business.
      Other underwriting expenses for the years ended December 31, 2004 and 2003 were $27,827,000 and $35,598,000, respectively. The decrease in other underwriting expenses is due to cost reductions in the Property and Marine segment in 2004, the reduction of incentive based compensation in 2004, as well as various non-recurring start-up costs incurred in 2003. Other underwriting expenses for the years ended December 31, 2004 and 2003 include fees of $6,396,000 and $5,350,000, respectively, relating to the RenRe Agreement.

Year Ended December 31, 2003 as Compared with the Period Ended December 31, 2002
      Net premiums written and net premiums earned for the year ended December 31, 2003 and the 2002 Period were as follows ($ in thousands):

		2002
	2003	Period	Increase

Net premiums written	$352,908	89,341	$263,567
Net premiums earned	$355,556	43,047	$312,509
      The Company’s first complete year of operations was 2003 as compared with the 2002 Period which represents a two-month period during which the Company had minimal underwriting activity. Consequently, net premiums written and earned increased by $263,567,000 and $312,509,000, respectively. Net premiums written in the 2002 Period include $77,049,000 of premiums assumed from St. Paul under the Quota Share Retrocession Agreements representing unearned premiums related to contracts written by St. Paul during the first ten months of 2002. Net premiums written in 2003 reflect a growth in business underwritten in 2003 over 2002. Similar to net premiums written, net premiums earned in 2003 represent twelve months of underwriting activity whereas the 2002 Period represents two months. Net premiums earned are recognized subsequent to net premiums written. Net premiums earned in the 2002 Period are relatively low due to the commencement of operations during 2002. Net premiums earned for 2003 reflect business underwritten in 2003 and 2002.
      Losses and LAE and the resulting loss ratios for the year ended December 31, 2003 and the 2002 Period were as follows ($ in thousands):

		2002	Increase
	2003	Period	(Decrease)

Losses and LAE	$169,944	21,558	$148,386
Loss and LAE ratios	47.8%	50.1%	(2.3) points
      The increase in losses and LAE is primarily due to the comparison of 2003 with twelve months of underwriting operations to the 2002 Period. Losses and LAE in 2003 were favorably affected by a relatively low level of catastrophe losses while the 2002 Period had no catastrophe losses. Losses and LAE in 2003 also included favorable development in 2003 of losses and LAE as of December 31, 2002 of approximately $31,600,000. Additionally, the losses and LAE in 2003 were favorably impacted by improved profitability relating to net earned premium in 2003 on business underwritten in 2002.

      Acquisition expenses and resulting acquisition expense ratios for the year ended December 31, 2003 and the 2002 Period were as follows ($ in thousands):

		2002	Increase
	2003	Period	(Decrease)

Acquisition expenses	$52,154	7,798	$44,356
Acquisition expense ratios	14.7%	18.1%	(3.4) points
      The increase in acquisition expenses is primarily due to the comparison of 2003 with twelve months of underwriting operations to the 2002 Period. The ratios fluctuate as a result of the changes in mix of business and the contract terms and conditions.
      Other underwriting expenses for the year ended December 31, 2003 and the 2002 Period were $35,598,000 and $5,960,000, respectively, and represent costs such as salaries, rent and like items. The increase is primarily due to the comparison of 2003 with twelve months of operations to the 2002 Period. Other underwriting expenses include fees of $5,350,000 in 2003 and $46,000 in the 2002 Period relating to the RenRe Agreement. Operating expenses for the 2002 Period include one-time expenses incurred in connection with the completion of the Initial Public Offering, the formation of the Company and the assumption of business from St. Paul.
Casualty
      The Casualty operating segment includes principally reinsurance treaties that cover umbrella liability, general and product liability, professional liability, directors and officers liability, workers’ compensation, casualty clash, automobile liability, surety and trade credit. This segment also includes accident and health reinsurance treaties, which are predominantly reinsurance of health insurance products. This operating segment generated 44.7%, 34.1%, 44.1%, 41.5%, 41.2%, 40.4% and 55.3%, of the Company’s net premiums written for the three and six months ended June 30, 2005 and 2004, the years ended December 31, 2004 and 2003 and the 2002 Period, respectively. The percentage in the 2002 Period was impacted by the unearned premiums assumed from St. Paul under the Quota Share Retrocession Agreements which was also included in net premiums written.

Three Months Ended June 30, 2005 as Compared with the Three Months Ended June 30, 2004
      Net premiums written and net premiums earned for the three months ended June 30, 2005 and 2004 were as follows ($ in thousands):

	2005	2004	Increase

Net premiums written	$188.890	112,761	$76,129
Net premiums earned	$198,723	132,230	$66,493
      During the three months ended June 30, 2004, based on audits and information received from ceding companies, the Company revised its estimates of Casualty premiums and, consequently, the Company reduced its net premiums written previously estimated and accrued. The effect of this change in estimate was a reduction in net premiums written of approximately $27,000,000 and a reduction in net premiums earned of approximately $15,800,000. Also during the three months ended March 31, 2004, approximately $17,000,000 of net premiums written and net premiums earned of approximately $4,400,000 related to a quota share contract was included in the Casualty segment based on the expected terms and conditions of the contract. Based on the final terms and conditions, the contract was reclassified to the Finite Risk segment. Consequently, during the three months ended June 30, 2004, this reclassification resulted in a reduction of approximately $17,000,000 of Casualty net premiums written and approximately $4,400,000 of net premiums earned and an equivalent increase in Finite Risk net premiums written and earned. The net effect of these items on underwriting income, after related reductions in losses, LAE and acquisition expenses, was not material. Exclusive of these items, net premiums written and earned in the Casualty segment increased by approximately $32,129,000 and $46,293,000, respectively in 2005 as compared with 2004. This increase in net premiums written is primarily in prior underwriting years’ excess-of-loss classes due to greater than expected premiums being reported from ceding companies. The increase in net premium earned is affected by changes in the mix of business and the structure of the underlying reinsurance contracts.
      Losses and LAE and the resulting loss ratios for the three months ended June 30, 2005 and 2004 were as follows ($ in thousands):

			Increase
	2005	2004	(Decrease)

Losses and LAE	$127,531	93,391	$34,140
Loss and LAE ratios	64.2%	70.6%	(6.4) points
      The increase in losses and LAE in 2005 as compared with 2004 is consistent with the growth in business. The decrease in the loss and LAE ratio in 2005 as compared with 2004 is due, in part, to favorable loss development in 2005 as compared to 2004 and, in part, to changes in the mix of business toward classes with lower loss ratios. Losses and LAE included net favorable loss development of approximately $4,935,000 representing 2.5% of net premiums earned in 2005 and approximately $561,000 of unfavorable net loss development representing 0.4% of net premiums earned in 2004.
      Acquisition expenses and resulting acquisition expense ratios for the three months ended June 30, 2005 and 2004 were as follows ($ in thousands):

			Increase
	2005	2004	(Decrease)

Acquisition expenses	$47,963	31,994	$15,969
Acquisition expense ratios	24.1%	24.2%	(0.1) points
      The increase in acquisition expenses is due primarily to the increase in net premiums earned in 2005 as compared with 2004. The resulting acquisition expense ratios are comparable.
      Other underwriting expenses for the three months ended June 30, 2005 and 2004 were $8,972,000 and $5,305,000, respectively, and represent costs such as salaries, rent and like items. The resulting other underwriting expense ratios for the three months ended June 30, 2005 and 2004 were 4.5% and 4.0%, respectively. The increase in operating costs and resulting other underwriting expense ratios is due to the increase in business as well as the allocation of a greater percentage of common operating and administrative costs to the Casualty segment due to a decline in underwriting activity in the Finite Risk segment.

Six Months Ended June 30, 2005 as Compared with the Six Months Ended June 30, 2004
      Net premiums written and net premiums earned for the six months ended June 30, 2005 and 2004 were as follows ($ in thousands):

	2005	2004	Increase

Net premiums written	$404,559	336,726	$67,833
Net premiums earned	$383,491	268,452	$115,039
      Net premiums in 2004 include revisions of estimates of Casualty premiums that resulted in reductions of net premiums written of approximately $16,300,000 and a reduction in net premiums earned of approximately $10,800,000. The net effect of the revisions of estimates on underwriting income, after related reductions in losses, LAE and acquisitions expenses, was not material. Exclusive of the reduction of estimates in 2004, casualty net premiums written and earned increased by approximately $51,533,000 and $104,239,000, respectively in 2005 as compared with 2004. This increase is due to growth in the casualty business and increased ultimate premiums from prior underwriting years’ excess-of-loss classes due to greater than expected premiums being reported from ceding companies. The increase in net premium earned is affected by changes in the mix of business and the structure of the underlying reinsurance contracts.

      Losses and LAE and the resulting loss ratios for the six months ended June 30, 2005 and 2004 were as follows ($ in thousands):

			Increase
	2005	2004	(Decrease)

Losses and LAE	$245,969	188,175	$57,794
Loss and LAE ratios	64.1%	70.1%	(6.0) points
      The increase in losses and LAE in 2005 as compared with 2004 is consistent with the growth in business. Losses and LAE included net favorable loss development of approximately $11,809,000 representing 3.1% of net premiums earned in 2005 and approximately $6,006,000 of net unfavorable loss development representing 2.2% of net premiums earned in 2004. The decrease in the loss and LAE ratio in 2005 is due to the net favorable loss development in 2005 that relates primarily to the 2002 and 2003 underwriting years’ experience.
      Acquisition expenses and resulting acquisition expense ratios for the six months ended June 30, 2005 and 2004 were as follows ($ in thousands):

			Increase
	2005	2004	(Decrease)

Acquisition expenses	$93,165	66,830	$26,335
Acquisition expense ratios	24.3%	24.9%	(0.6) points
      The increase in acquisition expenses is due primarily to the increase in net premiums earned in 2005 as compared with 2004. The resulting acquisition expense ratios are comparable.
      Other underwriting expenses for the six months ended June 30, 2005 and 2004 were $16,285,000 and $10,362,000, respectively. Other underwriting expenses include costs such as salaries, rent and like items related to casualty underwriting operations. The resulting other underwriting expense ratios for the six months ended June 30, 2005 and 2004 were 4.2% and 3.9%, respectively. The increases in operating costs and resulting other underwriting expense ratios are due to the increase in business as well as the allocation of a greater percentage of common operating and administrative costs to the Casualty segment due to a decline in the underwriting activity in the Finite Risk segment.

Year Ended December 31, 2004 as Compared with the Year Ended December 31, 2003
      Net premiums written and net premiums earned for the years ended December 31, 2004 and 2003 were as follows ($ in thousands):

	2004	2003	Increase

Net premiums written	$677,399	474,000	$203,399
Net premiums earned	$611,893	391,170	$220,723
      The increase in premiums written and earned is due to the growth in contracts bound in both 2003 and 2004 and rate increases in certain lines of business in 2004 that together generate net premiums written in 2004. The Company continues to expand its treaty participation with existing clients and form new client relationships. Additionally, in 2004 the Company expanded its participation in surety and trade credit business. In response to deteriorating market conditions in 2004 in the directors and officers liability line of business, the Company has begun to significantly decrease its involvement in that line. Also, increases in premiums written were offset by revisions of estimates of Casualty premiums that resulted in reductions of net premiums written and earned in 2004 of approximately $21,000,000 and $14,300,000, respectively, as compared with similar reductions of net premiums written and earned in 2003 of $35,300,000 and $16,100,000, respectively. The revisions to estimates are based on reported premiums from ceding companies and revised projections of ultimate premiums written under reinsurance contracts. The net effect on underwriting income of the revisions of estimates, after related reductions in losses, LAE and acquisitions expenses, was not significant. The increase in net premium earned is related to and consistent with the increase in net premiums written and is affected by changes in the mix of business and the structure of the underlying reinsurance contracts.
      Losses and LAE and the resulting loss ratios for the years ended December 31, 2004 and 2003 were as follows ($ in thousands):

	2004	2003	Increase

Losses and LAE	$418,355	266,836	$151,519
Loss and LAE ratios	68.4%	68.2%	0.2 points
      The increase in losses and LAE in 2004 as compared with 2003 is consistent with the growth in net premiums earned. The resulting loss and LAE ratios in 2004 and 2003 are comparable. Improvements in the loss ratio in 2004, due to increased profitability of the 2004 and 2003 underwriting years over the 2002 underwriting year, were offset by adverse development with respect to automobile liability reinsurance in the United Kingdom and losses arising from the partial collapse of the new airport terminal in Paris, France.
      Acquisition expenses and resulting acquisition expense ratios for the years ended December 31, 2004 and 2003 were as follows ($ in thousands):

			Increase
	2004	2003	(Decrease)

Acquisition expenses	$151,649	101,005	$50,644
Acquisition expense ratios	24.8%	25.8%	(1.0) point
      The increase in acquisition expenses is due primarily to the increase in net premiums earned in 2004 as compared with 2003. The decrease in acquisition expense ratios for the year ended December 31, 2004 as compared with 2003 is due to changes in the mix of business toward lines with higher expected loss ratios and lower acquisition expense ratios.
      Other underwriting expenses for the years ended December 31, 2004 and 2003 were $19,086,000 and $21,060,000, respectively. The decrease in other underwriting expenses is due to the reduction of incentive based compensation in 2004, as well as various non-recurring start-up costs incurred in 2003. The resulting other underwriting expense ratios for the years ended December 31, 2004 and 2003 were 3.1% and 5.4%, respectively. The decrease in the ratio in 2004 as compared with 2003 is due to both the increase in net premiums earned and the decline in other underwriting expenses.

Year Ended December 31, 2003 as Compared with the Period Ended December 31, 2002
      Net premiums written and net premiums earned for the year ended December 31, 2003 and the 2002 Period were as follows ($ in thousands):

		2002
	2003	Period	Increase

Net premiums written	$474,000	164,929	$309,071
Net premiums earned	$391,170	39,320	$351,850
      The Company’s first complete year of operations was 2003 as compared with the 2002 Period which represents a two-month period during which the Company had minimal underwriting activity. Consequently, net premiums written and net premiums earned increased by $309,071,000 and $351,850,000, respectively. Net premiums written in the 2002 Period include $140,386,000 of premiums assumed from St. Paul under the Quota Share Retrocession Agreements representing unearned premiums related to contracts written by St. Paul during the first ten months of 2002. Net premiums written in 2003 reflect a growth in business underwritten in 2003 over 2002. Premiums written are based partially on estimates of ultimate premiums from reinsurance contracts and the estimates are updated quarterly. Net premiums written in 2003 include a reduction in premiums estimated in the 2002 underwriting year, a portion of which were written and earned by St. Paul Re, that reduced net premiums written in the Company’s Casualty segment in 2003 by approximately $35,300,000.
      Similar to net premiums written, net premiums earned in 2003 represent twelve months of underwriting activity whereas the 2002 Period represents two months. Net premiums earned for 2003 reflect business underwritten in 2003 and 2002 while net premiums earned in the 2002 Period reflect only business underwritten in 2002. The reduction, in 2003, of net premiums written and earned in the 2002 Period resulted in a reduction of net premiums earned in 2003 of approximately $16,100,000.
      Losses and LAE and the resulting loss ratios for the year ended December 31, 2003 and the 2002 Period were as follows ($ in thousands):

		2002	Increase
	2003	Period	(Decrease)

Losses and LAE	$266,836	29,498	$237,338
Loss and LAE ratios	68.2%	75.0%	(6.8) points
      The increase in losses and LAE is primarily due to the comparison of 2003 with twelve months of underwriting operations to the 2002 Period. The loss ratio on business underwritten in 2003 is lower than the loss ratio for business underwritten in the 2002 Period primarily due to rate increases achieved during 2003. Losses and LAE in 2003 includes amounts from business underwritten in 2003 and business underwritten in 2002 while the 2002 Period includes amounts only from business underwritten in 2002. Losses and LAE in 2003 included a reduction in the estimated liability as of December 31, 2002 of $14,500,000, of which $13,100,000 relates to the reduction in 2003 of net premiums written and earned in the 2002 Period. The remaining $1,400,000 relates to favorable development. The decline in the loss ratio was further influenced by a shift in the mix of business toward contracts that have lower loss ratios and higher expense ratios.
      Acquisition expenses and resulting acquisition expense ratios for the year ended December 31, 2003 and the 2002 Period were as follows ($ in thousands):

		2002
	2003	Period	Increase

Acquisition expenses	$101,005	9,269	$91,736
Acquisition expense ratios	25.8%	23.6%	2.2 points
      The increase in acquisition expenses is due primarily to the comparison of 2003 with twelve months of underwriting operations to the 2002 Period. The resulting acquisition expense ratios reflect a shift in the mix of business and effects of differences in contract terms and conditions.
      Other underwriting expenses for the year ended December 31, 2003 and the 2002 Period were $21,060,000 and $4,136,000, respectively, and represent costs such as salaries, rent and like items. The increase is primarily due to the comparison of 2003 with twelve months of operations to the 2002 Period. Other underwriting expenses in the 2002 Period include one-time expenses incurred in connection with the completion of the Initial Public Offering, the formation of the Company and the assumption of business from St. Paul.
Finite Risk
      The Finite Risk operating segment includes principally structured reinsurance contracts with ceding companies whose needs may not be met efficiently through traditional reinsurance products. The classes of risks underwritten through finite risk contracts are fundamentally the same as the classes covered by traditional products. Typically, the potential amount of losses paid is finite or capped. In return for this limit on losses, there is typically a cap on the potential profit margin specified in the treaty. Profits above this margin are returned to the ceding company. The three main categories of finite risk contracts are quota share, multi-year excess-of-loss and whole account aggregate stop loss. The ongoing investigations by the SEC, the office of the Attorney General for the State of New York and the U.S. Attorney for the

Southern District of New York and non-U.S. regulatory authorities such as the Bermuda Monetary Authority and the U.K. Financial Services Authority has significantly diminished demand for finite risk products. This operating segment generated 23.4%, 35.1%, 21.0%, 24.8%, 28.2%, 29.5% and 14.7%, of the Company’s net premiums written for the three and six months ended June 30, 2005 and 2004, the years ended December 31, 2004 and 2003 and the 2002 Period, respectively. For this segment, because of the inter-relationship between losses and expenses, the Company believes it is important to evaluate the overall combined ratio, rather than its component parts of loss and loss adjustment expense ratios.

Three Months Ended June 30, 2005 as Compared with the Three Months Ended June 30, 2004
      Net premiums written and net premiums earned for the three months ended June 30, 2005 and 2004 were as follows ($ in thousands):

			Increase
	2005	2004	(Decrease)

Net premiums written	$99,116	115,925	$(16,809)
Net premiums earned	$92,078	78,709	$13,369
      The Finite Risk portfolio consists of a small number of contracts that can be large in premium size and, consequently, overall premium volume may vary significantly from year to year. While net premiums written in 2005 decreased as compared with 2004, net premiums written were impacted by the reclassification of premiums written relating to the quota share reinsurance contract referred to in the discussion of the results of the Casualty segment. During the three months ended March 31, 2004, approximately $17,000,000 of premiums written and approximately $4,400,000 of net premiums earned related to this contract was included in the Casualty segment based on the expected terms and conditions of the contract. After the final terms and conditions were established, the contract was subsequently reclassified to the Finite Risk segment. The net effect of this item on underwriting income, after related reductions in losses, LAE and acquisition expenses, was not material. Exclusive of this quota share reinsurance contract, net premiums written in the Finite Risk segment in 2005 are comparable with 2004. The mix of finite business has shifted significantly toward casualty which now represents nearly all of the net premiums written in the segment. Net premiums written and earned in 2005 are derived primarily from several casualty capped quota share contracts underwritten in 2004 and January 2005.
      Losses and LAE, acquisition expenses and the resulting ratios for the three months ended June 30, 2005 and 2004 were as follows ($ in thousands):

			Increase
	2005	2004	(Decrease)

Losses and LAE	$54,822	55,101	$(279)
Loss and LAE ratios	59.5%	70.0%	(10.5) points
Acquisition expenses	$26,270	15,795	$10,475
Acquisition expense ratios	28.5%	20.1%	8.4 points
Losses, LAE and acquisition expenses	$81,092	70,896	$10,196
Loss, LAE and acquisition expense ratios	88.0%	90.1%	(2.1) points
      The increase in losses, LAE and acquisition expenses in 2005 as compared with 2004 is due to the increase in net premiums earned. The decrease in the loss, LAE and acquisition expense ratio is due to net favorable development which was $6,279,000 or 6.8% of net premiums earned in 2005 as compared to insignificant net favorable development in 2004. The net favorable development was partially offset by a shift of business to finite casualty, which generally has a higher loss, LAE and acquisition expense ratio than finite property.
      Other underwriting expenses for the three months ended June 30, 2005 and 2004 were $1,333,000 and $2,567,000, respectively, and represent costs such as salaries, rent and like items. The decrease in other underwriting expenses is due to cost reductions in the segment as a result of the decline in underwriting activity in the segment. In addition, due to the decline in the volume of underwriting activity in the segment, the percentage of common operating and administrative costs that are allocated to the segment has also declined.

Six Months Ended June 30, 2005 as Compared with the Six Months Ended June 30, 2004
      Net premiums written and net premiums earned for the six months ended June 30, 2005 and 2004 were as follows ($ in thousands):

			Increase
	2005	2004	(Decrease)

Net premiums written	$192,197	200,772	$(8,575)
Net premiums earned	$190,153	145,464	$44,689
      The decrease in net premiums written is primarily attributable to reduced finite accident and health and property business, substantially offset by an increase in finite casualty business. Net premium earned is related to current and prior periods’ net premiums written and is affected by changes in the mix of business and the structure of the underlying reinsurance contracts. The increase in net premiums earned in 2005 as compared with 2004 is due primarily to growth in net premiums written in prior years.
      Losses and LAE, acquisition expenses and the resulting ratios for the six months ended June 30, 2005 and 2004 were as follows ($ in thousands):

			Increase
	2005	2004	(Decrease)

Losses and LAE	$114,042	73,708	$40,334
Loss and LAE ratios	60.0%	50.7%	9.3 points
Acquisition expenses	$52,328	48,128	$4,200
Acquisition expense ratios	27.5%	33.1%	(5.6) points
Losses, LAE and acquisition expenses	$166,370	121,836	$44,534
Loss, LAE and acquisition expense ratios	87.5%	83.8%	3.7 points
      The increase in losses, LAE and acquisition expenses in 2005 as compared with 2004 is due to the increase in net premiums earned. Net favorable development impacted losses, LAE and acquisition expenses and the related ratios in both 2005 and 2004. Net favorable development amounted to $14,497,000 representing 7.6% of net premiums earned in 2005 and $6,466,000 representing 4.4% of net premiums earned in 2004. Exclusive of net favorable development, the overall loss, LAE and acquisition expense ratio increased in 2005 as compared with 2004 due to the shift toward casualty business that generally has a higher combined ratio.
      Other underwriting expenses for the six months ended June 30, 2005 and 2004 were $2,904,000 and $5,164,000, respectively, and represent costs such as salaries, rent and like items. The decrease in other underwriting expenses is due to cost reductions in the segment as a result of the decline in underwriting activity in the segment. In addition, due to the decline in underwriting activity in the segment, the percentage of common operating and administrative costs that are allocated to the Finite Risk segment has also declined.

Year Ended December 31, 2004 as Compared with the Year Ended December 31, 2003
      Net premiums written and net premiums earned for the years ended December 31, 2004 and 2003 were as follows ($ in thousands):

	2004	2003	Increase

Net premiums written	$464,175	345,234	$118,941
Net premiums earned	$350,907	320,801	$30,106
      The increase in net premiums written and net premiums earned is primarily attributable to several large capped quota share contracts that were written in 2004. Net premiums earned are related to current and prior periods’ net premiums written and are affected by changes in the mix of business and the structure of the underlying reinsurance contracts. Net premiums written and earned also include approximately $13,067,000 of additional premiums from reinsurance contracts that incurred losses arising from the Hurricanes.
      Losses and LAE, acquisition expenses and the resulting ratios for the years ended December 31, 2004 and 2003 were as follows ($ in thousands):

	2004	2003	Increase

Losses and LAE	$251,892	147,391	$104,501
Acquisition expenses	99,812	98,067	1,745
Losses, LAE and acquisition expenses	$351,704	245,458	$106,246
Loss, LAE and acquisition expense ratios	100.2%	76.5%	23.7 points
      The increase in losses, LAE and acquisition expenses and the loss, LAE and acquisition expense ratio in 2004 as compared with 2003 is primarily due to losses of $60,823,000 from the Hurricanes, partially offset by a reduction in profit commissions of $10,243,000. There were no catastrophe losses in 2003. In addition, several capped quota share contracts were written in 2004 that included primarily casualty business as compared with business written in 2003 that included a higher percentage of finite property business with lower loss ratios. Favorable development impacting both losses and LAE and acquisition expenses occurred in both 2004 and 2003. Net favorable development in 2004 and 2003 amounted to $9,348,000 and $17,900,000, respectively.
      Other underwriting expenses for the years ended December 31, 2004 and 2003 were $6,224,000 and $12,870,000, respectively. The decrease in other underwriting expenses is due to cost reductions in the Finite Risk segment in 2004, the reduction of incentive based compensation in 2004, as well as various non-recurring start-up costs incurred in 2003.

Year Ended December 31, 2003 as Compared with the Period Ended December 31, 2002
      Net premiums written and net premiums earned for the year ended December 31, 2003 and the 2002 Period were as follows ($ in thousands):

	2003	2002 Period	Increase

Net premiums written	$345,234	43,844	$301,390
Net premiums earned	$320,801	24,731	$296,070
      The Company’s first complete year of operations was 2003 as compared with the 2002 Period which represents a two-month period during which the Company had minimal underwriting activity. Consequently, net premiums written and net premiums earned increased by $301,390,000 and $296,070,000, respectively. The Finite Risk portfolio consists of a small number of contracts which can be large in premium size and are written on an intermittent basis. Consequently net premiums written are expected to vary significantly from year to year. A few significant finite quota share treaties were underwritten in the latter part of 2002 and early 2003 that together produced net premiums written of $220,000,000 in 2003.
      Similar to net premiums written, net premiums earned in 2003 includes twelve months of underwriting activity whereas the net premiums earned in the 2002 Period includes two months. In addition, net premiums earned are recognized subsequent to net premiums written. The net premiums earned in 2003 reflect premiums from contracts underwritten in 2003 and 2002 whereas the net premiums earned in the 2002 Period only reflects premiums from contracts underwritten in 2002 as there was no business underwritten prior to 2002.

      Losses and LAE, acquisition expenses and the resulting ratios year ended December 31, 2003 and the 2002 Period were as follows ($ in thousands):

	2003	2002 Period	Increase

Losses and LAE	$147,391	9,300	$138,091
Acquisition expenses	98,067	8,407	89,660
Losses, LAE and acquisition expenses	$245,458	17,707	$227,751
Loss, LAE and acquisition expense ratios	76.5%	71.6%	4.9 points
      The increase in losses and LAE and acquisition expenses is primarily due to the comparison of 2003 with twelve months of underwriting operations to the 2002 Period. Both 2003 and the 2002 Period benefited from the absence of any catastrophe losses. In 2003 there was a significantly greater amount of finite quota share contracts that had higher loss ratios. The resulting effect was partially mitigated by favorable development in 2003 of losses and LAE as of December 31, 2002 of approximately $17,900,000, which includes the effect of commutations. The increase in acquisition expenses is related to the increase in net premiums earned in 2003 over the 2002 Period. The ratios reflect the mix of business and effects of differences in terms and conditions of various contracts.
      Other underwriting expenses for the year ended December 31, 2003 and the 2002 Period were $12,870,000 and $2,068,000, respectively, and represent costs such as salaries, rent and like items. The increase is due to the comparison of 2003 with twelve months of operations to the 2002 Period. Other underwriting expenses in 2002 include one-time expenses incurred in connection with the completion of the Initial Public Offering, the formation of the Company and the assumption of business from St. Paul.
Financial Condition, Liquidity and Capital Resources

Financial Condition
      Cash and cash equivalents were $409,539,000, $209,897,000 and $105,461,000 as of June 30, 2005, December 31, 2004 and 2003, respectively. Fixed maturities were $2,722,692,000, $2,240,202,000 and $1,678,138,000 as of June 30, 2005, December 31, 2004 and 2003 respectively. Cash and cash equivalents and the investment portfolio increased due to positive cash flow from operations, excluding trading securities activities, which was $372,073,000 for the six months ended June 30, 2005 and $698,223,000 and $469,168,000 for the years ended December 31, 2004 and 2003, respectively. The Company’s fixed maturity available-for-sale and trading portfolios are comprised entirely of publicly traded fixed maturity investments. The investment portfolio, including cash and cash equivalents, had a weighted average duration of 3.2 years as of June 30, 2005, 3.6 years as of December 31, 2004 and 3.7 years as of December 31, 2003. Management monitors the composition of the investment portfolio and cash flows from the portfolio to maintain the liquidity necessary to meet the Company’s obligations. The Company believes it has sufficient cash on hand to meet its short-term obligations and to maintain the liquidity necessary for portfolio management.
      Certain assets and liabilities associated with underwriting include significant estimates. Premiums receivable as of June 30, 2005 of $576,457,000 include $492,826,000 that is based upon estimates. Premiums receivable as of December 31, 2004 of $580,048,000 include $530,066,000 that is based upon estimates. Premiums receivable as of December 31, 2003 of $487,441,000 include $396,541,000 that is based upon estimates. Unpaid losses and LAE, as of June 30, 2005 of $1,559,092,000 includes $1,281,922,000 of IBNR. Unpaid losses and LAE as of December 31, 2004 of $1,380,955,000 includes $1,151,500,000 of IBNR. Unpaid losses and LAE as of December 31, 2003 of $736,934,000 include $641,743,000 of IBNR. Commissions payable as of June 30, 2005 of $216,459,000 include $187,944,000 that is based upon estimates. Commissions payable as of December 31, 2004 of $181,925,000 include $165,050,000 that is based upon estimates. Commissions payable as of December 31, 2003 of $176,310,000 include $146,637,000 that is based upon estimates. Deferred acquisition costs and unearned premiums are also based upon estimates.

Sources of Liquidity
      The consolidated sources of funds of the Company consist primarily of premiums written, investment income, proceeds from sales and redemption of investments, losses recovered from retrocessionaires, and cash and cash equivalents held by the Company. Net cash flow provided by operations, excluding trading securities activities, for the six months ended June 30, 2005 was $372,073,000 and was used primarily to acquire additional investments.
      Platinum Holdings is a holding company that conducts no reinsurance operations of its own. All of its reinsurance operations are conducted through its wholly owned operating subsidiaries, Platinum US, Platinum UK and Platinum Bermuda. As a holding company, the cash flow of Platinum Holdings consists primarily of dividends, interest and other permissible payments from its subsidiaries. Platinum Holdings depends on such payments for general corporate purposes and to meet its obligations, including the contract adjustment payments related to the ESUs and the payment of any dividends to its shareholders.
      The Company has filed an allocated universal shelf registration statement with the SEC, which the SEC declared effective on April 5, 2004. The securities registered under the shelf registration statement for possible future sales include up to $750,000,000 of common shares, preferred shares and various types of debt securities. Common shares held by St. Paul and RenaissanceRe and common shares issuable upon exercise of options owned by St. Paul and RenaissanceRe accounts for $586,381,900 of the $750,000,000 of securities registered under the registration statement with the remaining $163,618,100 available for securities offerings by the Company. On June 25, 2004, the Company announced St. Paul’s intent to sell 6,000,000 of the common shares in an underwritten public offering, which was effected pursuant to a prospectus supplement to the shelf registration statement dated June 28, 2004 and completed on June 30, 2004. The 6,000,000 common shares sold by St. Paul amounted to $177,330,000 of the $750,000,000 securities registered under the shelf registration statement. The Company did not sell any common shares in the offering and did not receive any proceeds from the sale of the common shares by St. Paul.
      On September 22, 2005, the Company issued and sold 5,839,286 of the common shares in an underwritten public offering, which was effected pursuant to a prospectus supplement to the shelf registration statement. The 5,839,286 common shares issued and sold by the Company were offered at $28.00 per share and amounted to $163,500,008 of the $163,618,100 securities registered under the shelf registration statement for securities offerings by the Company. The Company received net proceeds from the offering of approximately $161,865,008.
      The Company issued the ESUs in November 2002, each of which consisted of a contract to purchase common shares from the Company in 2005 (collectively, the “Purchase Contracts”) and an ownership interest in a 5.25% Senior Guaranteed Note due 2007 of Platinum Finance. On August 16, 2005, the Company completed the successful remarketing of the Senior Notes which had formed a part of the ESUs through a Rule 144A private offering. Interest on the Notes was reset to a rate of 6.371% per annum, will accrue from August 16, 2005 and will be payable semi-annually in arrears commencing November 16, 2005. The Notes, issued by Platinum Finance and unconditionally guaranteed by Platinum Holdings, no longer form a part of the ESUs. During the fourth quarter of 2005, the Company expects to issue common shares pursuant to the Purchase Contracts, which is expected to generate cash proceeds to the Company of approximately $137,500,000, less fees and expenses associated with the remarketing.
      Pursuant to the Exchange and Registration Rights Agreement executed in connection with the offering of the Notes, Platinum Holdings and Platinum Finance have filed with the SEC a registration statement on Form S-4, of which this prospectus forms a part, to enable holders to exchange the Notes for publicly registered Exchange Notes. Platinum Holdings and Platinum Finance have agreed to (i) use reasonable best efforts to cause the registration statement to become or be declared effective within 180 days after the issue date of the Notes; (ii) use best efforts to commence and complete the exchange offer within 45 days after the effective date of the registration statement and keep the exchange offer open for a period of not less than 30 days after notice is mailed to holders; and (iii) file a shelf registration statement for the resale of the Notes if, under the circumstances specified in the Exchange and Registration Rights Agreement, Platinum Holdings and Platinum Finance are unable to effect the exchange offer. If Platinum Holdings and Platinum Finance do not comply with certain obligations under the Exchange and Registration Rights Agreement, additional interest shall accrue at a per annum rate of 0.25% of the aggregate principal amount of the outstanding Notes during the first 90-day period following the occurrence of such registration default and at a per annum rate of 0.50% thereafter for any remaining period during which a registration default continues.
      In May 2005, Platinum Finance issued $250,000,000 aggregate principal amount of Series A 7.50% Notes in a transaction exempt from the registration requirements under the Securities Act. The proceeds of the Series A 7.50% Notes were used primarily to increase the capital of Platinum Bermuda and Platinum US. On September 27, 2005, we commenced an exchange offer through which we offered to exchange the Series A 7.50% Notes for an equal amount of Series B 7.50% Notes pursuant to a separate prospectus. Interest at a per annum rate of 7.50% is payable on the 7.50% Notes on each June 1 and December 1 commencing on December 1, 2005. Platinum Finance may redeem the 7.50% Notes, at its option, at any time in whole, or from time to time in part, prior to maturity. The redemption price will be equal to the greater of: (i) 100 percent of the principal amount of the 7.50% Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest, discounted to the redemption date on a semiannual basis at a comparable treasury rate plus 50 basis points, plus in each case, interest accrued but not paid to the date of redemption.
      We announced on October 21, 2005 that we have entered into a three-year $200,000,000 credit agreement with a syndicate of lenders. The credit agreement consists of a $100,000,000 senior unsecured credit facility available for revolving borrowings and letters of credit, and a $100,000,000 senior secured credit facility available for letters of credit. The revolving line of credit will be available for the working capital, liquidity and general corporate requirements of the Company and its subsidiaries. The credit facility was arranged by Wachovia Capital Markets, LLC, acting as sole lead arranger and bookrunner.
      We announced on October 21, 2005 that Platinum Holdings and Platinum Finance have filed an unallocated universal shelf registration statement with the SEC. Once the universal shelf registration statement has become effective, Platinum Holdings and/or Platinum Finance may issue and sell, in one or more offerings, up to $750 million of debt, equity and other types of securities or a combination of the above, including debt securities of Platinum Finance, unconditionally guaranteed by Platinum Holdings. The universal shelf registration statement was filed following the utilization of Platinum Holdings’ allocated capacity under the existing shelf registration statement and is intended to provide us with flexibility to take advantage of financing opportunities when, and if, deemed appropriate by the Company. To effect any such sales from time to time, Platinum Holdings and/or Platinum Finance will file one or more supplements to the prospectus forming a part of such registration statement, which will provide details of any proposed offering.
      The universal shelf registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold, nor may offers to buy these securities be accepted, prior to the time the registration statement becomes effective. This statement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the prospectus supplement with respect to any offering of these securities, when available, may be obtained from the underwriter or underwriters for that offering.

Liquidity Requirements
      The principal cash requirements of the Company are the payment of losses and LAE, commissions, brokerages, operating expenses, dividends to its shareholders, the servicing of debt (including interest payments on the Notes and the 7.50% Notes of Platinum Finance and contract adjustment payments on the Purchase Contracts included in the Company’s ESUs), the acquisition of and investment in businesses, capital expenditures, premiums retroceded and taxes. The contract adjustment payments will cease upon issuance of the common shares in accordance with the Purchase Contracts during 2005.

      It is increasingly common for our reinsurance contracts to contain terms that allow ceding companies to cancel the contract or require collateral to be posted for a portion of our obligations if the Company’s reinsurance subsidiaries are downgraded below a certain rating level. Whether a client would exercise this cancellation right would depend, among other factors, on the reason for such downgrade, the extent of the downgrade, the prevailing market conditions and the pricing and availability of replacement reinsurance coverage. Therefore, we cannot predict in advance the extent to which this cancellation right would be exercised, if at all, or what effect such cancellations would have on our financial condition or future operations, but such effect potentially could be material.
      We may from time to time secure our obligations under our various reinsurance contracts using trusts and letters of credit. We have entered into agreements with several ceding companies that require us to provide collateral for our obligations under certain reinsurance contracts with these ceding companies under various circumstances, including where our obligations to these ceding companies exceed negotiated thresholds. These thresholds may vary depending on our rating from A.M. Best or other rating agencies and a downgrade of our ratings or a failure to achieve a certain rating may increase the amount of collateral we are required to provide. We may provide the collateral by delivering letters of credit to the ceding company, depositing assets into trusts for the benefit of the ceding companies or permitting the ceding companies to withhold funds that would otherwise be delivered to us under the reinsurance contract. The amount of collateral we are required to provide typically represents a portion of the obligations we may owe the ceding company, often including estimates of IBNR made by the ceding company. Since we may be required to provide collateral based on the ceding company’s estimate, we may be obligated to provide collateral that exceeds our estimates of the ultimate liability to the ceding company.
      A.M. Best is generally considered to be a significant rating agency with respect to the evaluation of insurance and reinsurance companies. Ratings are used by ceding companies and reinsurance intermediaries as an important means of assessing the financial strength and quality of reinsurers. In addition, the rating of a ceding company may be adversely affected by a downgrade in the rating of its reinsurer. Therefore, a downgrade of our rating may dissuade a ceding company from reinsuring with us and may influence a ceding company to reinsure with a competitor of ours that has a higher insurance rating.
      On March 31, 2005 A.M. Best issued a press release announcing that it had placed under review with negative implications the financial strength ratings of “A” (Excellent) of Platinum Bermuda, Platinum US and Platinum UK, that it had downgraded and placed under review with negative implications the debt rating of the equity security units issued by Platinum Finance to “bbb” from “bbb+” and that it had downgraded and placed under review with negative implications the indicative ratings assigned to securities available under our shelf registration statement to “bbb” from “bbb+” on senior unsecured debt, to “bbb-” from “bbb” on subordinated debt and to “bb+” from “bbb-” on preferred shares. After completing a plan to increase the capital of the Company’s reinsurance subsidiaries, including the issuance of the Series A 7.50% Notes, A.M. Best issued a press release on May 26, 2005, affirming the financial strength ratings of “A” (Excellent) of Platinum Bermuda, Platinum US and Platinum UK.
      The Company does not have a financial strength rating issued by any rating agency other than A.M. Best. In the future we may obtain financial strength ratings from other rating agencies, though we are unable to predict the impact of any such ratings at this time. The Company has a senior unsecured debt rating of BBB from Standard & Poor’s.
      The payment of dividends and other distributions from the Company’s regulated reinsurance subsidiaries is limited by applicable laws and statutory requirements of the jurisdictions in which the subsidiaries operate, including Bermuda, the United States and the United Kingdom. Based on the regulatory restrictions of the applicable jurisdictions, the maximum amount available for payment of dividends or other distributions by the reinsurance subsidiaries of the Company in 2005 without prior regulatory approval is estimated to be $238,338,000. While the Company’s reinsurance subsidiaries could legally pay such an aggregate amount, management believes that dividends in such an amount would reduce the capital of its reinsurance subsidiaries to a level that would result in a downgrade of its various ratings. Management also believes that

Platinum Holdings can receive dividends from its reinsurance subsidiaries in sufficient amounts necessary to meet the obligations of Platinum Holdings without risk of a downgrade.
      On August 4, 2004, the board of directors of the Company approved a plan to purchase up to $50,000,000 of its common shares, of which $40,015,000 remains available under the plan.
      Management believes that the cash flow generated by the operating activities of the Company’s subsidiaries will provide sufficient funds for the Company to meet its expected liquidity needs over the next twelve months. Beyond the next twelve months, cash flow available to the Company may be influenced by a variety of factors, including economic conditions in general and in the insurance and reinsurance markets, legal and regulatory changes as well as fluctuations from year to year in claims experience and the presence or absence of large catastrophic events. If the Company’s liquidity needs accelerate beyond our ability to fund such obligations from current operating cash flows, the Company may need to liquidate a portion of its investment portfolio. The Company’s ability to meet its liquidity needs by selling investments is subject to the timing and pricing risks inherent in the capital markets.
Economic Conditions
      Periods of moderate economic recession or inflation tend not to have a significant direct effect on the Company’s underwriting operations. Significant unexpected inflationary or recessionary periods can, however, impact the Company’s underwriting operations and investment portfolio. Management considers the potential impact of economic trends in the estimation process for establishing unpaid losses and LAE.
Capital Expenditures
      None of Platinum Holdings, Platinum US, Platinum UK or Platinum Bermuda has any material commitments for capital expenditures.
Contractual Obligations
      The company has the following contractual obligations as of December 31, 2004 ($ in thousands):

		Less than			More than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

Equity Security Units(1)	$137,500	137,500	—	—	$—
Operating Leases(2)	17,255	2,570	4,121	3,794	6,770
Gross unpaid losses and LAE(3)	$1,380,955	496,189	327,172	164,267	$393,327

(1)	See note 6 of the notes to the Consolidated Financial Statements.
(2)	See note 11 of the notes to the Consolidated Financial Statements.
(3)	There are generally no stated amounts related to reinsurance contracts. Both the amounts and timing of future loss and LAE payments are estimates and subject to the inherent variability of legal and market conditions affecting the obligations and make the timing of cash outflows uncertain. The ultimate amount and timing of unpaid losses and LAE could differ materially from the amounts in the table above. Further, the gross unpaid losses and LAE do not represent all of the obligations that will arise under the contracts, but rather only the estimated liability incurred through December 31, 2004. There are reinsurance contracts that have terms extending into 2005 under which additional obligations will be incurred.
Off Balance Sheet Arrangements
      The Company does not have any arrangements that are not accounted for or disclosed in the consolidated financial statements.
Current Outlook
      We expect that terms and conditions on most reinsurance treaties will remain acceptable to reinsurers, while rate level adequacy will decline thereby reducing expected profitability. Given our strategy of underwriting for profitability, not market share, a decline in expected treaty profitability may eventually result in lower net premiums written. We anticipate that our total net premiums written in 2005 will be approximately the same as for 2004. If rates deteriorate more quickly than we anticipate, then our 2005 net premiums written will likely be lower than the 2004 level.
      For the Property and Marine segment, underlying primary rates are declining at a rapid pace for large commercial properties in the U.S. and abroad, rendering some proportional business unattractive in light of the catastrophe risks assumed. The most notable exception is the Florida property market. Rate increases in Florida property business as a result of the 2004 hurricanes were significant. In addition, terms and conditions on reinsurance contracts have improved making the premium for Florida property business sufficient for the risk assumed. Consequently, proportional business written in Florida and the related exposures to smaller Florida hurricanes and overall U.S. windstorm losses have increased. We anticipate premium volume for 2005 that is substantially similar to 2004.
      For the Casualty segment, we believe that differences of opinion between primary insurers and reinsurers regarding the profitability of casualty business will persist. Accordingly, we anticipate that well-capitalized primary carriers will retain more of their business. Although the overall quantity of casualty reinsurance ceded may decrease in 2005 versus 2004, we believe that our capitalization and reputation as a lead casualty reinsurer will allow us to write approximately the same level of premium for 2005 as for 2004 at acceptable levels of expected profitability, provided that rate levels do not deteriorate more rapidly than we anticipate.
      In the Finite Risk segment, we expect that the ongoing investigations by the SEC, the office of the Attorney General for the State of New York and the U.S. Attorney for the Southern District of New York and non-U.S. regulatory authorities such as the Bermuda Monetary Authority and the U.K. Financial Services Authority will significantly diminish demand for limited risk transfer products in the short term. Although we cannot predict the ultimate outcome of these investigations, we believe that if the buyers and sellers of these products perceive that the accounting, headline and regulatory risk has receded, demand will return. Accordingly, we expect to write less new finite business in 2005 than 2004. During the three months ended June 30, 2005 we did not write any new or renewal contracts in our Finite Risk segment. However, our existing portfolio of finite risk contracts is expected to generate net premiums earned volume for 2005 that is substantially the same as for 2004.
Quantitative and Qualitative Disclosures About Market Risk

Market and Credit Risk
      The Company’s principal invested assets are fixed maturities, which are subject to the risk of potential losses from adverse changes in market rates and prices and credit risk resulting from adverse changes in the borrower’s ability to meet its debt service obligations. The Company’s strategy to limit this risk is to place its investments in high quality credit issues and to limit the amount of credit exposure with respect to any one issuer or industry. The Company also selects investments with characteristics such as duration, yield, currency and liquidity to reflect the underlying characteristics of related estimated claim liabilities. The Company attempts to minimize the credit risk by actively monitoring the portfolio and requiring a minimum average credit rating for its portfolio of A2 as defined by Moody’s Investor Service. As of June 30, 2005, the portfolio has a dollar weighted average rating of Aa2.
      The Company has other receivable amounts subject to credit risk. The most significant of these are reinsurance premiums receivable from ceding companies. To mitigate credit risk related to premium receivables, we have established standards for ceding companies and, in most cases, have a contractual right of offset thereby allowing the Company to settle claims net of any premium receivable. While management does not consider credit risk related to amounts recoverable from retrocessionaires to be material as of June 30, 2005, we consider the financial strength of retrocessionaires when determining whether to purchase coverage from them. Retrocessional coverage is generally obtained from companies rated “A” or better by A.M. Best unless the retrocessionaires’ obligations are fully collateralized. For exposures where losses become known and are paid in a relatively short period of time, we may obtain retrocessional coverage from companies rated “A-” or better by A.M. Best. The financial performance and rating status of all material retrocessionaires is routinely monitored.

      In accordance with industry practice, the Company frequently pays amounts in respect of claims under contracts to reinsurance brokers, for payment over to the ceding companies. In the event that a broker fails to make such a payment, depending on the jurisdiction, the Company may remain liable to the ceding company for the payment. Further, in certain jurisdictions, when premiums for such contracts are paid to reinsurance brokers for payment over to the Company, such premiums will be deemed to have been paid and the ceding company will no longer be liable to the Company for those amounts whether or not actually received by the Company. Consequently, the Company assumes a degree of credit risk associated with its brokers during the payment process. To mitigate credit risk related to reinsurance brokers, the Company has established guidelines for brokers and intermediaries.

Interest Rate Risk
      The Company is exposed to fluctuations in interest rates. Movements in rates can result in changes in the market value of our fixed income portfolio and can cause changes in the actual timing of receipt of certain principal payments. Rising interest rates result in a decline in the market value of our fixed income portfolio and can expose our portfolio, in particular our mortgage backed securities, to extension risk. Conversely, a decline in interest rates will result in a rise in the market value of our fixed income portfolio and can expose our portfolio, in particular our mortgage-backed securities, to prepayment risk. The aggregate hypothetical impact on our fixed income portfolio, generated from an immediate parallel shift in the treasury yield curve, as of June 30, 2005 is approximately as follows ($ in thousands):

	Interest Rate Shift in Basis Points

	- 100 bp	- 50 bp	Current	+ 50 bp	+ 100 bp

Total market value	$2,819,694	2,771,576	2,722,692	2,673,066	$2,623,055
Percent change in market value	3.6%	1.8%	—	(1.8)%	(3.7)%
Resulting unrealized appreciation/ (depreciation)	$107,332	59,214	10,330	(39,296)	$(89,307)

Foreign Currency Risk
      The Company writes business on a worldwide basis. Consequently, the Company’s principal exposure to foreign currency risk is its transaction of business in foreign currencies. Changes in foreign currency exchange rates can impact revenues, costs, receivables and liabilities, as measured in the U.S. dollar, our financial reporting currency. The Company seeks to minimize its exposure to its largest foreign currency risks by holding invested assets denominated in foreign currencies to offset liabilities denominated in foreign currencies. The Company measures its liabilities, including those denominated in foreign currencies, on a quarterly basis. The timing of the evaluation and determination of foreign currency denominated liabilities and the investment of assets in the same foreign currency also presents an element of foreign currency risk.

Sources of Fair Value
      The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments as of June 30, 2005 ($ in thousands):

	Carrying
	Amount	Fair Value

Financial assets:
Fixed maturities	$2,722,692	$2,722,692
Other invested asset	6,000	6,000
Financial liabilities:
Debt obligations	$387,500	$412,855
      The fair value of fixed maturities is based on quoted market prices at the reporting date for those or similar investments. The fair values of debt obligations are based on quoted market prices. Other invested asset represents a strategic investment in a non-public reinsurance company and is carried at estimated fair value.

BUSINESS
Industry Overview

General
      Reinsurance is an arrangement in which an insurance company, referred to as the reinsurer, agrees to assume from another insurance company, referred to as the ceding company, all or a portion of the insurance risks that the ceding company has underwritten under one or more insurance policies. In return, the reinsurer receives a premium for the risks that it assumes from the ceding company. Reinsurance, however, does not discharge the ceding company from its liabilities to policyholders. Reinsurance can provide ceding companies with three principal benefits: a reduction in net liability on individual risks, catastrophe protection from large or multiple losses and assistance in maintaining acceptable financial ratios. Reinsurance also provides a ceding company with additional underwriting capacity by permitting it to accept larger risks or write more business than would be possible without an accompanying increase in capital.

Types of Reinsurance
      Reinsurance is typically classified into two categories based on the underlying insurance coverage: property and casualty reinsurance and life and annuity reinsurance.

Property And Casualty Reinsurance
      We write property and casualty reinsurance. Property reinsurance protects a ceding company against financial loss arising out of damage to property or loss of its use caused by an insured peril. Examples of property reinsurance are property catastrophe and property per-risk coverages. Property catastrophe reinsurance protects a ceding company against losses arising out of multiple claims for a single event while property per-risk reinsurance protects a ceding company against loss arising out of a single claim for a single event.
      Casualty reinsurance protects a ceding company against financial loss arising out of the obligation to others for loss or damage to persons or property. Examples of casualty reinsurance are general and automobile liability, professional liability, workers’ compensation, accident and health, surety and trade credit coverages.
      Although property reinsurance involves a high degree of volatility, property reinsurance claims are generally reported soon after the event giving rise to the claim and tend to be assessed and paid relatively expeditiously. In comparison, there tends to be a greater time lag between the occurrence, reporting and payment of casualty reinsurance claims.

Life and Annuity Reinsurance
      We do not currently write any life or annuity reinsurance although we may do so in the future. Life reinsurance provides coverage with respect to individual and group life risks to primary life insurers. Annuity reinsurance provides coverage to insurers who issue annuity contracts to consumers who seek to accumulate personal wealth or as protection against outliving their financial resources. We may write this business through treaty arrangements.

Excess-of-loss and Proportional Reinsurance
      Reinsurance can be written on either an excess-of-loss basis or a pro rata, or proportional, basis. In the case of excess-of-loss reinsurance, the reinsurer assumes all or a specified portion of the ceding company’s risks in excess of a specified claim amount, referred to as the ceding company’s retention or the reinsurer’s attachment point, subject to a negotiated reinsurance contract limit. For example, property catastrophe excess-of-loss reinsurance provides coverage to a ceding company when its aggregate claims, arising from a single occurrence during a covered period, such as a hurricane or an earthquake, exceed the attachment point specified in the reinsurance contract. Other forms of excess-of-loss reinsurance respond when each single claim exceeds the ceding company’s retention. Premiums for excess-of-loss reinsurance may be either a specified dollar amount or a percentage of the premium charged by the ceding company.
      Excess-of-loss contracts can help reinsurers manage their underwriting risk by increasing their ability to determine reinsurance premiums at specific retention levels, independent of the premiums charged by primary insurers, and based upon their own underwriting assumptions. Also, because primary insurers typically retain a larger loss exposure under excess-of-loss contracts, we believe that they have a greater incentive to underwrite risks and adjust losses in a prudent manner. In the case of proportional reinsurance, the reinsurer assumes a predetermined portion of the ceding company’s risks under the covered primary insurance contract or contracts. The frequency of claims under a proportional contract is usually greater than under an excess-of-loss contract, since the reinsurer shares proportionally in all losses. Premiums for proportional reinsurance are typically a predetermined portion of the premiums the ceding company receives from its insureds.

Treaty and Facultative Reinsurance
      Reinsurance can be written either through treaty or facultative reinsurance arrangements. In treaty reinsurance, the ceding company cedes, and the reinsurer assumes, a specified portion of a type or category of risks insured by the ceding company. In facultative reinsurance, the ceding company cedes, and the reinsurer assumes, all or part of a specific risk or risks. Substantially all of the reinsurance that we underwrite is on a treaty basis. We underwrite facultative reinsurance in limited and opportunistic circumstances.
      Generally, treaty reinsurers do not separately evaluate each of the individual risks assumed under their treaties and are largely dependent on the original risk underwriting decisions made by the ceding company’s underwriters. Accordingly, reinsurers will carefully evaluate the ceding company’s risk management and underwriting practices, as well as claims settlement practices and procedures, in deciding whether to provide treaty reinsurance and in appropriately pricing the treaty.
      Generally, reinsurers who provide facultative reinsurance do so separately from their treaty operations. Facultative reinsurance is normally purchased by ceding companies for risks not covered by their reinsurance treaties, for amounts in excess of the claims limits of their reinsurance treaties and for unusual and complex risks. In addition, facultative reinsurance often provides coverages for relatively large exposures, which may result in greater potential claims volatility. Facultative reinsurance typically has higher underwriting and other expenses than treaty reinsurance because each risk is individually underwritten and administered.

Finite Reinsurance
      Finite reinsurance, often referred to as non-traditional reinsurance, includes principally structured reinsurance contracts with ceding companies whose needs may not be met efficiently through traditional reinsurance products. The classes of risks underwritten through finite risk contracts are fundamentally the same as the classes covered by traditional products. Typically, the potential amount of losses paid is finite or capped. In return for this limit on losses, there is typically a cap on the potential profit margin specified in the treaty. Profits above this margin are returned to the ceding company.
Broker and Direct Reinsurance
      Reinsurance can be written through reinsurance brokers or directly with ceding companies. We believe that a ceding company’s decision to select either the broker market or the direct market is influenced by various factors including, among others, market capacity, market competition, the value of the broker’s advocacy on the ceding company’s behalf, the spread of risk, flexibility in the terms and conditions, the ability to efficiently compare the analysis and quotes of several reinsurers, the speed of a reinsurance placement, the historical relationship with the reinsurer and the efficiency of claims settlement with respect to a coverage.

      We underwrite substantially all of our reinsurance through brokers, as we believe that the use of reinsurance brokers enables us to operate on a more cost-effective basis and to maintain the flexibility to enter and exit reinsurance lines in a quick and efficient manner. We believe that brokers are particularly useful in assisting with placements of excess-of-loss reinsurance programs.
Retrocession
      Reinsurers typically purchase reinsurance to reduce their own risk exposure. Reinsurance of a reinsurer’s risks is called retrocession. Reinsurance companies cede risks under retrocessional agreements to other reinsurers, known as retrocessionaires, for reasons that include reducing liability on individual risks, protecting against catastrophic losses, stabilizing financial ratios and obtaining additional underwriting capacity. We purchase and issue retrocessional contracts.
Our Business

General
      Platinum Holdings is a Bermuda holding company organized in 2002. We provide property and marine, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele of insurers and select reinsurers on a worldwide basis. We operate through three licensed reinsurance subsidiaries: Platinum US, Platinum Bermuda and Platinum UK.
      Platinum UK and Platinum Bermuda were formed in 2002 and have no prior operating history or loss reserves subject to development prior to January 1, 2002. Platinum US had been an inactive licensed insurance company with no underwriting activity prior to January 1, 2002. Platinum Ireland has no business operations other than activity necessary to maintain its corporate existence and its ownership of Platinum Finance and Platinum UK. Platinum Finance’s activities have generally been limited to raising funds for Platinum US through the issuance of the Notes being exchanged for Exchange Notes hereby and the issuance of the Series A 7.50% Notes of Platinum Finance which we are now offering holders the opportunity to exchange for an equal amount of Series B 7.50% Notes pursuant to a separate prospectus. Platinum Administrative Services, Inc.’s activities are limited to providing administrative services to the

Company, including legal, finance, actuarial, information technology and human resources services. The following chart summarizes our corporate structure:

Our Strategy
      Our goal is to achieve attractive long-term returns for our shareholders, while establishing Platinum as a disciplined risk manager and market leader in selected classes of property and casualty reinsurance, through the following strategies:

•	Operate as a Multi-Class Reinsurer. We seek to offer a broad range of reinsurance coverage to our ceding companies. We believe that this approach enables us to more effectively serve our clients, diversify our risk and leverage our capital.

•	Focus on profitability, not market share. Our management team pursues a strategy that emphasizes profitability rather than market share. Key elements of this strategy are prudent risk selection, appropriate pricing and adjustment of our business mix to respond to changing market conditions.

•	Exercise disciplined underwriting and risk management. We exercise underwriting and risk management discipline by (i) maintaining a diverse spread of risk in our book of business across product lines and geographic zones, (ii) emphasizing excess-of-loss contracts over proportional contracts, (iii) managing our aggregate catastrophe exposure through the application of sophisticated property catastrophe modeling tools and (iv) monitoring our accumulating exposures on our non-property catastrophe exposed coverages.

•	Operate from a position of financial strength. As of June 30, 2005, we had a total capitalization of $1,660,228,000. Our capital position is unencumbered by any potential adverse development of unpaid losses for business written prior to January 1, 2002. Our investment strategy focuses on security and stability in our investment portfolio by maintaining a diversified portfolio that consists primarily of investment grade fixed-income securities. We believe these factors, combined with our strict underwriting discipline, allow us to maintain our strong financial position and to be opportunistic when market conditions are most attractive.

Operating Segments
      We have organized our worldwide reinsurance business around the following three operating segments: Property and Marine, Casualty and Finite Risk. In each of our operating segments, we offer our reinsurance products to providers of commercial and personal lines of insurance. The following table sets forth the net premiums written by the Company for the years ended December 31, 2004 and 2003 and the two-month period ended December 31, 2002 by operating segment and by type of reinsurance ($ in thousands):

	Years Ended December 31,

	2004		2003		2002 Period

Property and Marine
Excess-of-loss	$366,184	22%	224,715	19%	$56,549	19%
Proportional	138,255	8%	128,193	11%	32,792	11%

Total Property and Marine	504,439	30%	352,908	30%	89,341	30%

Casualty
Excess-of-loss	593,752	37%	389,992	33%	155,377	52%
Proportional	83,647	5%	84,008	7%	9,552	3%

Total Casualty	677,399	42%	474,000	40%	164,929	55%

Finite Risk
Excess-of-loss	270,629	16%	250,634	22%	43,844	15%
Proportional	193,546	12%	94,600	8%	—	0%

Total Finite Risk	464,175	28%	345,234	30%	43,844	15%

Total
Excess-of-loss	1,230,565	75%	865,341	74%	255,770	86%
Proportional	415,448	25%	306,801	26%	42,344	14%

Total	$1,646,013	100%	1,172,142	100%	$298,114	100%

      The following table sets forth the net premiums written by the Company for years ended December 31, 2004 and 2003 and the two-month period ended December 31, 2002 by operating segment and by geographic location of the ceding company ($ in thousands):

	Years Ended December 31,

	2004		2003		2002 Period

Property and Marine
United States	$320,506	19%	211,324	18%	$37,523	13%
International	183,933	11%	141,584	12%	51,818	17%

Total Property and Marine	504,439	30%	352,908	30%	89,341	30%

Casualty
United States	601,878	37%	436,789	37%	87,412	29%
International	75,521	5%	37,211	3%	77,517	26%

Total Casualty	677,399	42%	474,000	40%	164,929	55%

Finite Risk
United States	428,024	26%	264,473	23%	28,937	10%
International	36,151	2%	80,761	7%	14,907	5%

Total Finite Risk	464,175	28%	345,234	30%	43,844	15%

Total
United States	1,350,408	82%	912,586	78%	153,872	52%
International	295,605	18%	259,556	22%	144,242	48%

Total	$1,646,013	100%	1,172,142	100%	$298,114	100%

Property and Marine
      The Property and Marine operating segment includes principally property and marine reinsurance coverages that are written in the United States and international markets. This business includes property per-risk excess-of-loss treaties, proportional treaties and catastrophe excess-of-loss reinsurance treaties. We write a limited amount of other types of reinsurance on an opportunistic basis. We employ underwriters and actuaries with expertise in each of the following areas:

•	Property. We provide reinsurance coverage for damage to property and crops. Our catastrophe excess-of-loss reinsurance contracts provide a defined limit of liability, permitting us to quantify our aggregate maximum loss exposure for various catastrophe events. Quantification of loss exposure is fundamental to our ability to manage our loss exposure through geographical zone limits and program limits. In addition, when our pricing standards are met, we write other property coverages, including per-risk excess-of-loss or proportional treaties. We have also entered into an agreement with an underwriting manager to underwrite property facultative and program reinsurance risks.

•	Marine. We provide reinsurance coverage for marine and offshore energy insurance programs. Coverages reinsured include hull damage, protection and indemnity, cargo damage, satellite damage and general marine liability. Within Marine, we also write commercial and general aviation reinsurance. Marine reinsurance treaties include excess-of-loss as well as proportional treaties. We emphasize excess-of-loss treaties that allow our evaluation using experience and exposure pricing models.

Casualty
      The Casualty operating segment includes principally reinsurance treaties that cover umbrella liability, general and product liability, professional liability, directors and officers liability, workers’ compensation, casualty clash, automobile liability, surety and trade credit. This segment also includes accident and health reinsurance treaties, which are predominantly reinsurance of health insurance products. We generally write casualty reinsurance on an excess-of-loss basis. Most frequently, we respond to claims on an individual risk basis, providing coverage when a claim for a single, original insured reaches our attachment point. We write some excess-of-loss treaties on an occurrence basis that respond when all of a ceding company’s claims from multiple original insureds arising from a single claims event exceed our attachment point. On an opportunistic basis, we may write proportional treaties.
      We seek reinsurance treaties covering established books of insurance products where we believe that past experience permits a reasonable estimation of the reinsurance premium adequacy. We underwrite new exposures selectively and only after a comprehensive evaluation of the risk being reinsured and the capabilities of the ceding company. We employ underwriters and pricing actuaries with expertise in each of the following areas:

•	Umbrella Liability. An umbrella policy is an excess insurance policy that provides coverage, typically for general liability or automobile liability, when claims, individually or in the aggregate, exceed the limit of the original policy underlying the excess policy. A claim must exceed the limit of some underlying policy for the claim to be considered under an umbrella policy. We primarily reinsure commercial umbrella liability policies.

•	General and Product Liability. We provide reinsurance of third party liability coverages for commercial and personal insureds. We provide, predominantly on an excess-of-loss basis, various coverages of both small and large companies, including commercial, farmowners and homeowners policies as well as third party liability coverages such as product liability.

•	Professional Liability. We write reinsurance treaties for professional liability programs, including directors and officers, employment practices liability, and errors and omissions for professionals such as lawyers, medical professionals, architects, engineers and other professionals. In most circumstances, the underlying insurance products for these lines of business are written on a claims made basis, which requires claims related to the liabilities insured under the policy to be submitted to the insurer during a specified coverage period.

•	Accident and Health. We provide accident and health reinsurance, often in the form of quota share reinsurance of a ceding company writing aggregate and per-person stop loss coverage of self-insured employer medical plans. We also write reinsurance of first dollar health insurance, student health insurance, Medicare and Medicare supplement, and other forms of accident and health insurance.

•	Workers’ Compensation. We reinsure workers’ compensation on a catastrophic basis as well as on a per-claimant basis. We may provide full statutory coverage or coverage that is subject to specific carve-outs. Our predominant exposure to workers’ compensation would generally arise from a single claims occurrence, such as a factory explosion, involving more than one claimant.

•	Casualty Clash. Casualty clash reinsurance responds to claims arising from a single set of circumstances covered by more than one insurance policy or multiple claimants on one policy. This type of reinsurance is analogous to property catastrophe reinsurance, but written for casualty lines of business. Our casualty clash treaties are generally excess-of-loss contracts with both occurrence limits and aggregate limits.

•	Automobile Liability. Automobile insurance policies provide first party coverage for damage to the insured’s vehicle and third party coverage for the insured’s liability to other parties for injuries and for damage to their property due to the use of the insured vehicle. These insurance policies may also provide coverage for uninsured motorists and medical payments. We generally reinsure automobile liability on an excess-of-loss basis, generally for claims greater than $100,000. Our predominant exposure arises from third party liability claims and the related legal defense costs.

•	Surety. Our surety business relates to the reinsurance of risks associated with commercial and contract surety bonds issued to third parties to guarantee the performance of an obligation by the principal under the bond. Commercial bonds guarantee the performance of compliance obligations arising out of regulatory or statutory requirements. Contract bonds guarantee the performance of contractual obligations between two parties and include payment and performance bonds. The majority of our surety treaties are written on an excess-of-loss basis with an aggregate limit.

•	Trade Credit. Trade credit insurance is purchased by companies to ensure that invoices for goods and services provided to their customers are paid on time. Our trade credit coverages provide reinsurance for financial losses sustained through the failure of an insured’s customers to pay for goods or services supplied to them. We reinsure trade credit both on a proportional and an excess-of-loss basis.

Finite Risk
      The Finite Risk operating segment includes principally structured reinsurance contracts with ceding companies whose needs may not be met efficiently through traditional reinsurance products. The classes of risks underwritten through finite risk contracts are fundamentally the same as the classes covered by traditional products. Typically, the potential amount of losses paid is finite or capped. In return for this limit on losses, there is typically a cap on the potential profit margin specified in the treaty. Profits above this margin are returned to the ceding company. Thus, this type of coverage typically is less expensive for ceding companies. The finite risk contracts that we underwrite generally provide prospective protections, meaning coverage is provided for losses that are incurred after inception of the contract, as contrasted with retrospective coverage which covers losses that are incurred prior to inception of the contract. The three main categories of finite risk contracts are quota share, multi-year excess-of-loss and whole account aggregate stop loss:

•	Finite quota share. Under finite quota share reinsurance contracts, the reinsurer agrees to indemnify a ceding company for a percentage of its losses up to an aggregate maximum or cap in return for a percentage of the ceding company’s premium, less a ceding commission. The expected benefit to the ceding company provided by finite quota share reinsurance is a sharing of losses with the reinsurer and increased underwriting capacity of the ceding company. These contracts often provide broad protection and may cover multiple classes of a ceding company’s business. Unlike a typical traditional quota share reinsurance agreement, these contracts often provide for profit commissions which take into account investment income for purposes of calculating the reinsurer’s profit on business ceded. Unlike traditional quota share reinsurance agreements, finite quota share contracts are often written on a funds withheld basis, meaning the parties agree that funds that would normally be remitted to a reinsurer are withheld by the ceding company.

•	Multi-year excess-of-loss. These reinsurance contracts often complement ceding companies’ traditional excess-of-loss reinsurance programs. This type of contract often carries an up-front premium plus additional premiums which are dependent on the magnitude of losses claimed by the ceding company under the contract. The expected benefit to the ceding company on multi-year excess-of-loss reinsurance is that the ceding company has the ability to negotiate specific terms and conditions that remain applicable over multiple years of coverage. These contracts may cover multiple classes of a ceding company’s business and typically provide the benefit of reducing the impact of large losses on a ceding company’s underwriting results. In general, these contracts are designed so that the ceding company funds the expected level of loss activity over the multi-year period. The reinsurer incorporates a profit margin to cover its costs and the risk that losses are worse than expected. The payment of premiums based on the magnitude of losses claimed is intended to benefit the ceding company by linking its own loss experience to the actual cost of reinsurance over time. The multiple year term and premium structure of multi-year excess-of-loss reinsurance contracts are not typically found in traditional reinsurance contracts.

•	Whole account aggregate stop loss. Aggregate stop loss reinsurance contracts provide broad protection against a wide range of contingencies that are difficult to address with traditional reinsurance, including the inadequate pricing by a ceding company or higher frequency of claims than the ceding company expected. The reinsurer on a whole account aggregate stop loss contract agrees to indemnify a ceding company for aggregate losses in excess of a deductible specified in the contract. These contracts can be offered on a single or multi-year basis, and may provide catastrophic and attritional loss protection. The benefit of whole account aggregate stop loss contracts to ceding companies is that such contracts provide the broadest possible protection of a ceding company’s underwriting results which is not generally available in the traditional reinsurance market. Unlike traditional reinsurance contracts, these contracts often contain sub-limits of coverage for losses on certain classes of business or exposures. These contracts are often written on a funds withheld basis. In addition, these contracts often include provisions for profit commissions which take into account investment income for purposes of calculating the reinsurer’s profit on business ceded.
Marketing
      We market our reinsurance products worldwide through our underwriting offices and non-exclusive relationships with the leading reinsurance brokers active in the U.S. and non-U.S. markets.
      Based on in-force premiums written by the Company at December 31, 2004, the five brokers from which we derived the largest portions of our business (with the approximate percentage of business derived from such brokers and their affiliates) are Benfield Blanch Inc. (28%), Marsh & McLennan Companies (25%), Aon Corporation (16%), Willis Group Holdings (8%) and Towers Perrin (7%). The loss of business relationships with any of these top five brokers could have a material adverse effect on our business.
      In addition to their role as intermediaries in placing risk, brokers perform data collection, contract preparation and other administrative tasks. We believe that by relying largely on reinsurance brokers we are able to avoid the expense and regulatory complications of a worldwide network of offices, thereby minimizing fixed costs associated with marketing activities. We believe that by maintaining close relationships with brokers we are able to obtain access to a broad range of potential ceding companies.
Underwriting and Risk Management
      Our disciplined approach to underwriting and risk management emphasizes profitability rather than premium volume or market share.
      We seek to limit our overall exposure to risk by limiting the amount of reinsurance we write by geographic zone, by peril and by type of program or contract. Our risk management uses a variety of means, including the use of contract terms, diversification criteria, probability analysis and analysis of comparable historical loss experience. We estimate the impact of certain catastrophic events using catastrophe modeling software and contract information to evaluate our exposure to losses from individual contracts and in the aggregate.
      For catastrophe coverages exposed to natural perils, we measure our exposure to aggregate catastrophe claims using a catastrophe computer model that analyzes the effect of wind speed and earthquakes on the property values within our portfolio. We seek to limit the amount of capital that we can potentially lose from a severe catastrophe event, however there can be no assurance that we will successfully limit actual losses from such a catastrophe event. We also monitor our exposures from non-natural peril catastrophe exposed accumulating risks, including surety, umbrella liability, directors and officers liability, trade credit and terrorism reinsurance.
      Many of our reinsurance contracts do not contain an aggregate loss limit or a loss ratio limit, which means that there is no contractual limit to the number of claims that we may be required to pay pursuant to such reinsurance contracts. However, substantially all of our property reinsurance contracts with natural catastrophe exposure have occurrence limits that limit our exposure. In addition, substantially all of our high layer property, casualty and marine excess-of-loss contracts contain aggregate loss limits. Our actuaries and underwriters work together to establish appropriate pricing models for these purposes.
      In connection with the review of any program proposal, we consider the quality of the ceding company, including the experience and reputation of its management, its capital and its risk management strategy. In addition, we seek to obtain information on the nature of the perils to be included and, in the case of natural peril catastrophe exposures, aggregate information as to the location or locations of the risks covered under the reinsurance contract. We request information on the ceding company’s loss history for the perils proposed to be reinsured, together with relevant underwriting considerations, which would impact exposures to reinsurers. If the program meets all these initial underwriting criteria, we then evaluate the proposal in terms of its risk/ reward profile to assess the adequacy of the proposed pricing and its potential impact on our overall return on capital.
      We use sophisticated modeling techniques to measure and estimate loss exposure under both simulated and actual loss scenarios and in comparing exposure portfolios to both single and multiple events. We take an active role in the evaluation of commercial catastrophe exposure models, which form the basis for our own proprietary pricing models. These computer-based loss modeling systems primarily utilize direct exposure information obtained from our clients in addition to independent external data, including data compiled by A.M. Best, to assess each client’s potential for catastrophe losses. We believe that modeling is an important part of the underwriting process for catastrophe exposure pricing. Our client base may also use one or more of the various modeling consulting firms in their exposure management analysis. We also have access to the historical loss experience of St. Paul Re to assist us in pricing individual treaties and overall lines of business.
      In 2002, we entered into a five-year Services and Capacity Reservation Agreement with RenaissanceRe, pursuant to which RenaissanceRe provides consulting services to us in connection with our property catastrophe book of business. No more than twice per year, at our request, RenaissanceRe analyzes our property catastrophe treaties and contracts and assists us in measuring risk and managing our aggregate catastrophe exposures.
Risk Diversification
      In addition to the strategies described above to manage our risks, we seek to diversify our property catastrophe exposure across geographic zones around the world in order to obtain a favorable spread of risk. We attempt to limit our coverage for risks located in a particular zone to a predetermined level. Currently, our greatest property exposures are in states on the west and gulf coasts and in the southeastern part of the United States, as well as in the Caribbean, Japan and northern Europe.
      We maintain a database of our exposures in each geographic zone and estimate our probable maximum loss for each zone and for each peril (e.g., earthquakes, hurricanes and floods) to which that zone is subject based on catastrophe models and underwriting assessments. We also use catastrophe modeling to review exposures on events that cross country borders such as wind events that may affect the Caribbean and Florida or the United Kingdom and continental Europe. The largest exposures are in the United States for earthquake and hurricane, in Europe for flood and wind, and in Japan for earthquake and typhoons.
      We seek to diversify our casualty exposure by writing casualty business throughout the United States and internationally. In addition, we seek to diversify our casualty exposure by writing casualty reinsurance across a broad range of product lines.
Retrocessional Reinsurance
      We may obtain retrocessional reinsurance to reduce liability on individual risks, protect against catastrophic losses and obtain additional underwriting capacity. The major types of retrocessional coverage that we purchase or may purchase include specific coverage for certain property, marine and casualty exposures and catastrophe coverage for property exposures.
      We may purchase other retrocessional coverage on a selective basis. Our decisions with respect to purchasing retrocessional coverage take into account both the potential coverage and market conditions with respect to the pricing, terms, conditions and availability of such coverage, with the aim of securing cost-effective protection. We expect that the type and level of retrocessional coverage will vary over time, reflecting our view of the changing dynamics of both the underlying exposure and the reinsurance markets. There can be no assurance that retrocessional coverage will be available on terms acceptable to us.
      We consider the financial strength of retrocessionaires when determining whether to purchase retrocessional coverage from them. Retrocessional coverage is generally derived from companies rated “A” or better by A.M. Best unless the retrocessionaire’s obligations are fully collateralized. For exposures where losses become known and are paid in a relatively short period of time, we may obtain retrocessional coverage from companies rated “A-” or better by A.M. Best. The financial performance and rating status of all material retrocessionaires is routinely monitored. Retrocessional agreements do not relieve us from our obligations to the insurers and reinsurers from whom we assume business. Consequently, the failure of retrocessionaires to honor their obligations would result in losses to us.
      For the year ended December 31, 2004, Platinum Bermuda reinsured in the aggregate approximately 70% of Platinum US’ reinsurance business and 55% of Platinum UK’s reinsurance business. Platinum Bermuda established and funded trusts to collateralize its retrocessional obligations to Platinum US and Platinum UK. Platinum US and Platinum UK also obtained from third party retrocessionaires excess-of-loss per occurrence coverage of $21.25 million in excess of $10 million with respect to marine business and aggregate excess-of-loss coverage of $5 million with respect to crop business. In addition, Platinum US reinsured Platinum UK for $60 million per occurrence on an excess-of-loss basis in excess of $50 million with respect to international property business. On April 12, 2005, Platinum Bermuda and Platinum UK entered into an Excess of Loss Retrocession Agreement pursuant to which Platinum UK will provide Platinum Bermuda $55 million in coverage excess of $145 million with respect to property losses in North America for the period April 1, 2005 through March 31, 2006. The premium for the contract is $4.4 million and the limit of liability to Platinum UK for all occurrences under the contract is $110 million.
      On May 17, 2005, Platinum UK and Platinum US entered into an Excess of Loss Retrocession Agreement (the “Excess of Loss Agreement”). Under the agreement Platinum US will provide retrocessional reinsurance of Platinum UK’s property losses in Europe and Japan for the period April 1, 2005 through March 31, 2006, subject to a $60 million retention by Platinum UK and a limit of liability to Platinum US of $50 million per occurrence and $100 million in the aggregate for all occurrences.
      On May 17, 2005, Platinum Bermuda and Platinum US entered into an addendum to their Quota Share Retrocession Agreement dated as of January 1, 2004 (the “Quota Share Agreement”). The addendum excludes from the Quota Share Agreement property losses ceded to Platinum US under the Excess of Loss Agreement.
      Pursuant to the Services and Capacity Reservation Agreement with RenaissanceRe described above, at our request RenaissanceRe will provide us with quotations for non-marine property catastrophe retrocessional coverage with aggregate limits up to $100 million annually, either on an excess-of-loss or proportional basis. These quotations, which are in RenaissanceRe’s sole discretion, reflect, among other things, an analysis of exposure, limit, retention, exclusions and other treaty terms. The annual fee that we pay to RenaissanceRe for this coverage commitment and the consulting services is the greater of (i) $4 million or (ii) 3.5% of our aggregate gross written non-marine non-finite property catastrophe premium (including reinstatements), adjusted annually 30 days after each anniversary. This annual fee is in addition to any retrocessional premium otherwise payable to RenaissanceRe for retrocessional coverage purchased by us from RenaissanceRe. The fees under this agreement were approximately $6.1 million for the contract period from October 1, 2003 through September 30, 2004.

Claims Administration
      Our claims personnel administer claims arising from our reinsurance contracts. The responsibilities of our claims personnel include reviewing loss reports, monitoring claims, handling activities of clients, requesting additional information where appropriate, posting case reserves and approving payment of individual claims. Authority for payment and establishing reserves is based upon the level and experience of claims personnel.
      In addition to managing reported claims and conferring with ceding companies on claims matters, our claims personnel conduct periodic audits of specific claims and the overall claims procedures of our ceding companies at their offices. We rely on our ability to effectively monitor the claims handling and claims reserving practices of ceding companies in order to establish the proper reinsurance premium for reinsurance agreements and to establish proper loss reserves. Moreover, prior to accepting certain risks, our underwriters will often request that our claims personnel conduct pre-underwriting claims audits of prospective ceding companies. Through these audits, we attempt to evaluate the ceding company’s claims handling practices, including the organization of their claims department, their fact-finding and investigation techniques, their loss notifications, the adequacy of their reserves, their negotiation and settlement practices and their adherence to claims-handling guidelines. Following these audits, our claims personnel provide feedback to the ceding company, including an assessment of the claims operation and, if appropriate, recommendations regarding procedures, processing and personnel.
      With respect to the reinsurance contracts that we assumed from St. Paul Re, claims are managed by St. Paul Re’s claims department, subject to our supervision and management, pursuant to the quota share retrocession agreements that we entered into with St. Paul. Under those agreements, St. Paul’s subsidiaries transferred to us the liabilities, related assets and rights and risks under substantially all of the reinsurance contracts entered into by St. Paul’s subsidiaries on or after January 1, 2002 (except for certain liabilities relating to the flooding in Europe in August 2002 and reinsurance underwritten in London covering exposures arising from financial institutions). We reimburse St. Paul for its costs of managing these claims. We may, at our discretion and expense, take over administration of any specific claims.
Unpaid Losses and Loss Adjustment Expenses
      Under applicable insurance laws and regulations and U.S. GAAP, we establish liabilities for payment of losses and LAE that will arise from our reinsurance products. These liabilities are balance sheet estimates of future amounts required to pay losses and LAE for reinsured claims that have occurred on or before the balance sheet date. Unpaid losses and LAE fall into two categories: estimates of liabilities for losses and LAE incurred but not reported (“IBNR”) and case basis estimates for reported losses and LAE. Estimates of IBNR are balance sheet liabilities established to provide for losses for claims arising from occurrences or events that have given rise to a loss before any claims are reported. Significant periods of time can elapse between the occurrence of a reinsured claim, its reporting by the insured to the primary insurer and from the primary insurer to the reinsurer. Under U.S. GAAP, we do not establish liabilities until the occurrence of an event that may give rise to a loss.
      Upon receipt of a notice of claim from a ceding company, we establish an estimate of the case basis liability for our portion of the ultimate settlement. Case basis liabilities are usually based upon the liability estimate and other information reported by the ceding company and may be increased or reduced as deemed necessary by our claims personnel. We establish liabilities for losses and LAE based on past experience (including the historical loss experience of St. Paul Re, current developments and likely trends). Because estimation of unpaid losses and LAE is an inherently uncertain process, we believe that quantitative techniques are enhanced by professional and managerial judgment. The establishment of liabilities for losses and LAE, and adjustments to liabilities resulting from changes in our estimates, are reflected in current income.
      Unpaid losses and LAE represent our best estimates, at a given point in time, of the ultimate settlement and administration costs of claims incurred, and it is possible that the ultimate liability may materially differ from such estimates. Such estimates are not precise because, among other things, they are based on predictions of future developments and estimates of future trends in claim severity and frequency and other factors. During the claim settlement period, it often becomes necessary to refine and adjust the case basis estimates of liability, and thus the estimates may be adjusted either upward or downward, based on periodic reviews of developments. Even after such adjustments, ultimate liability may materially differ from the revised estimates.
      The uncertainty inherent in loss estimation is particularly pronounced for casualty coverages, such as umbrella, general and product liability, professional liability and automobile liability, where information, such as required medical treatment and costs for bodily injury claims, only emerges over time. In the overall reserve setting process, provisions for economic inflation and changes in the social and legal environment are considered. The uncertainty inherent in the reserving process for primary insurers is even greater for the reinsurer. This is because of, but not limited to, the time lag inherent in reporting information from the primary insurer to the reinsurer and differing reserving practices among ceding companies.
      Development of liability for unpaid losses and LAE for the years ended December 31, 2004 and 2003 and the 2002 Period is summarized as follows ($ in thousands):

			2002
	2004	2003	Period

Net unpaid losses and LAE as of the beginning of period	$731,918	$281,659	$—

Net incurred related to:
Current year	1,101,820	648,137	60,356
Prior years	(82,016)	(63,966)	—

Total net incurred losses and LAE	1,019,804	584,171	60,356

Unpaid losses and LAE assumed from St. Paul	—	—	221,303

Net paid losses and LAE:
Current year	174,870	102,669	—
Prior years	205,889	41,709	—

Total net paid losses and LAE	380,759	144,378	—
Effects of foreign currency exchange rate changes	8,264	10,466	—

Net unpaid losses and LAE as of the end of period	1,379,227	731,918	281,659
Reinsurance recoverable	1,728	5,016	—

Gross unpaid losses and LAE at end of period	$1,380,955	$736,934	$281,659

      The favorable development in 2004 related to the prior year of $82,016,000 includes approximately $57,151,000 of net favorable development on property and certain other lines of business with relatively short patterns of reported losses, including approximately $7,700,000 attributable to prior years’ catastrophe losses. In addition, the favorable development in 2004 includes approximately $24,865,000 of reductions in unpaid losses and LAE associated with changes in 2004 of estimates of premiums and the patterns of their earnings across current and prior accident years. Such changes did not have a significant net effect on the current year’s results of operations.
      The lines experiencing favorable development are principally property coverages provided in both the Property and Marine and Finite Risk segments. During 2004 and 2003, actual reported losses were significantly less than expected for these short-tailed property lines resulting in reductions in estimated ultimate losses.
      The favorable development in 2003 related to the prior year of $63,966,000 includes approximately $50,866,000 of net favorable development on property and certain other lines of business with relatively short patterns of reported losses. The favorable development also includes approximately $13,100,000 of reductions in unpaid losses and LAE associated with the reduction in 2003 of casualty premiums originally estimated and earned in 2002.
      The following table shows the development of liability for net unpaid losses and LAE for the years ended December 31, 2004 and 2003 and the two-month period ended December 31, 2002. The reestimated liabilities reflect additional information regarding claims incurred prior to the end of the preceding financial year. A redundancy or deficiency will result from changes in estimates of liabilities recorded at the end of the prior year. The cumulative redundancy reflects the cumulative differences between the original estimate and the currently re-estimated liability. Annual changes in the estimates are reflected in the statement of income for each year as the liabilities are revalued. Unpaid losses and LAE denominated in foreign currencies are restated at the foreign exchange rates in effect at December 31, 2004 and the resulting cumulative foreign exchange effect is shown as an adjustment to the cumulative redundancy. Each amount in the tables includes the effects of all changes in amounts for the prior year. The table does not present accident year or underwriting year development data. Conditions and trends that have affected the development of liabilities in the past may not necessarily occur in the future. Therefore, it would not be appropriate to extrapolate future deficiencies or redundancies based on the following table ($ in thousands):

	2002	2003	2004

Net unpaid losses and LAE	$281,659	$731,918	$1,379,227
Net unpaid losses and LAE re-estimated as of:
One year later	224,693	680,173
Two years later	194,422
Net cumulative redundancy	87,237	51,745
Less deficiency due to foreign currency exchange	8,986	7,000

Cumulative redundancy excluding foreign currency exchange	96,223	58,745

Net cumulative paid losses and LAE paid as of:
One year later	41,709	287,663
Two years later	62,604
Gross liability — end of year	281,659	736,934	1,380,955
Reinsurance recoverable	—	5,016	1,728

Net liability — end of year	281,659	731,918	$1,379,227

Gross liability — re-estimated	194,422	685,189
Gross cumulative redundancy	$87,237	$51,745

Investments
      Reinsurance company investments must comply with applicable laws and regulations, which prescribe the kind, quality and concentration of investments. In general, these laws and regulations permit investments, within specified limits and subject to some qualifications, in federal, state and municipal obligations, corporate bonds, mortgage and asset backed securities, preferred and common equity securities, sovereign and supranational securities, mortgage loans, real estate and some other investments.

Investment Management Agreement
      We were formerly party to investment advisory agreements with Alliance Capital Management L.P. (“Alliance”), which provided investment advisory services to us. We paid Alliance a fee based on the amount of assets managed. These agreements could be terminated by either party by giving 30 days’ notice of termination. On May 9, 2005, Platinum Holdings gave written notice to Alliance that each of its investment advisory agreements with Alliance would be terminated effective as of June 8, 2005. On May 12, 2005, we entered into two investment management agreements with Hyperion Capital Management, Inc. (“Hyperion”), pursuant to which Hyperion agreed to serve as investment manager for certain assets of the Company. In addition, on May 12, 2005, we entered into three investment manager agreements with BlackRock Financial Management, Inc. (“BlackRock”), pursuant to which BlackRock agreed to serve as investment manager for certain assets of the Company.

General Guidelines
      We have developed investment guidelines for the management of our investment portfolio. Although these guidelines stress diversification of risk, preservation of capital and market liquidity, investments are subject to market risks and fluctuations, as well as risks inherent in particular securities. Interest rates and levels of inflation also affect investment returns. The primary objective of the portfolio, set forth in the guidelines, is to maximize investment returns consistent with appropriate safety, diversification, tax and regulatory considerations and to provide sufficient liquidity to enable us to meet our obligations on a timely basis.
      Our investment strategy takes into consideration the risks inherent in our business. For this reason, our investment policy is conservative with a strong emphasis on high quality, fixed maturity investments. Consistent with this policy, the duration of our portfolio takes into account the estimated duration of our reinsurance liabilities and other contractual liabilities.
      Within our fixed maturity portfolio we invest only in investment grade securities. We currently do not intend to invest in real estate, common equity securities or other classes of alternative investments, although from time to time we make equity investments of a strategic nature. Our investment guidelines contain restrictions on the portion of the portfolio that may be invested in the securities of any single issue or issuer, with the exception of governments or government agencies with prescribed minimum ratings. Our investment managers may be instructed to invest some of the investment portfolio in currencies other than U.S. dollars based upon the business we anticipate writing, the exposures and unpaid losses and LAE on our books, or regulatory requirements. Our investment guidelines provide that financial futures and options and foreign exchange contracts may not be used in a speculative manner but may be used only as part of a defensive hedging strategy.
      From time to time, we expect to reevaluate our investment guidelines to reflect any changes in our assumptions about liability duration, market conditions, prevailing interest rates and other factors discussed above. Any change in our guidelines will be subject to the ongoing oversight and approval of the board of directors.

Classification
      We classify our investments as available-for-sale, trading or other invested assets. Our available-for-sale and trading portfolios are comprised entirely of investment grade fixed maturity investments. Other invested assets currently represent an equity investment in a privately held reinsurance company, InterOcean Holdings Ltd. The Company has not engaged in any reinsurance transactions with Inter-Ocean Holdings Ltd.

Valuation
      All of our fixed maturity securities are carried at their estimated fair value. For our available-for-sale securities, the difference between amortized cost and the fair value, net of any deferred tax, (commonly referred to as net unrealized gain or loss) is charged or credited directly to our shareholders’ equity. For our trading securities, the difference is charged or credited to our statement of income. We calculate the fair value based on quoted market prices, as reported by reputable market data providers. If quoted market prices are not available, fair values are estimated either based on values obtained from independent pricing services or based on cash flow estimates. Realized gains and losses on disposal of our fixed maturity investments are determined based upon specific identification of the cost of investments sold and are recorded in our statement of income. We routinely review our available-for-sale investments to determine whether unrealized losses represent temporary changes in fair value or are the result of “other than temporary impairments.” The process of determining whether a security is other than temporarily impaired is subjective and involves analyzing many factors, including the duration and magnitude of an unrealized loss, specific credit events, the overall financial condition of the issuer, and the Company’s intent to hold a security for a sufficient period of time for the value to recover the unrealized loss. The Company believes it has the ability to hold any specific security to its stated maturity. This is based on current and anticipated future positive cash flow from operations that generates sufficient liquidity in order to meet our obligations. If we determine that an unrealized loss on a security is other than temporary, we write down the carrying value of the security and record a realized loss in our statement of income.
      Other invested assets, which do not have a quoted market price, are carried at estimated fair value.
      Cash equivalents and short-term investments are carried at cost, which approximates fair value.
      The following table shows, in the aggregate, the fair value of our portfolio of invested assets (except for other invested assets) at December 31, 2004 ($ in thousands):

U.S. Government and U.S. Government agencies	$4,203
Corporate bonds	1,158,797
Mortgage and asset-backed securities	511,069
Municipal bonds	215,251
Foreign governments, states and foreign corporate	347,206

Total bonds	2,236,526
Redeemable preferred stocks	3,676

Total fixed maturities	$2,240,202

Quality
      Our current investment guidelines call for our invested asset portfolio to have at least an average A2 rating as measured by Moody’s Investors Service, Inc. (“Moody’s”). At December 31, 2004, our fixed maturity portfolio had a dollar weighted average rating of Aa3. The average yield of our portfolio for the year ended December 31, 2004 was 4.3%.
      The following table summarizes the composition of the fair value of the fixed maturity portfolio at December 31, 2004 by rating as assigned by Moody’s ($ in thousands):

	Fair Value	% of Total

Aaa	$764,002	34.1%
Aa-Aa3	447,071	20.0%
A-A3	909,403	40.6%
Baa	119,726	5.3%

Total	$2,240,202	100.0%

Duration
      At December 31, 2004, our fixed maturity portfolio had an average weighted duration of 3.9 years. The following table summarizes the fair value of our available-for-sale fixed maturity portfolio by contractual maturities at December 31, 2004; actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties ($ in thousands):

	Amortized Cost	Fair Value

Due in one year or less	$54,567	$54,390
Due from one to five years	929,647	932,655
Due from five to ten years	411,388	415,697
Due in ten or more years	236,181	240,042
Mortgage and asset backed securities	508,757	511,069

Total bonds	2,140,540	2,153,853
Redeemable preferred stocks	3,750	3,676

Total available-for-sale fixed maturities	$2,144,290	$2,157,529

Competition
      The property and casualty reinsurance industry is highly competitive. We compete with reinsurers worldwide, some of which have greater financial, marketing and management resources than ours. Some of our competitors are large financial institutions that have reinsurance segments, while others are specialty reinsurance companies. Financial institutions have also created alternative capital market products that compete with reinsurance products, such as reinsurance securitization. Our principal competitors vary by type of business. Bermuda-based reinsurers are significant competitors on property catastrophe business. Lloyd’s of London syndicates are significant competitors on marine business. On international business, the large European reinsurers are significant competitors. Large U.S. direct reinsurers, as well as lead U.S.-based broker market reinsurers, are significant competitors on U.S. casualty business. On an overall basis, we expect that our most significant competitors include ACE Limited, Arch Capital Group Ltd., Axis Capital Holdings, The Chubb Corporation, White Mountains Insurance Group, Ltd., Endurance Specialty Holdings, Everest Re Group, General Re Corporation, IPC Holdings Ltd., Lloyd’s of London, Montpelier Re Holdings Ltd., Munich Re Group, Odyssey Re Holdings Corp., Partner Re Limited, RenaissanceRe, Swiss Reinsurance Company, Transatlantic Holdings and XL Capital Limited.
      Following the September 11, 2001 terrorist attack, a number of individuals and companies in the reinsurance industry established new, well-capitalized, Bermuda-based reinsurers to benefit from improved market conditions, and a number of existing competitors raised additional capital. Many of the reinsurers that entered the reinsurance markets have more capital than we have. In addition, there may be established companies or new companies of which we are not aware that may be planning to commit capital to this market. The full effect of this additional capital on the reinsurance market and on the terms and conditions of the reinsurance contracts of the types we expect to underwrite may not be known for some time. Competition in the types of reinsurance business that we underwrite is based on many factors, including premium charges and other terms and conditions offered, services provided, ratings assigned by independent rating agencies, speed of claims payment, claims handling experience, perceived financial strength and experience and reputation of the reinsurer in the line of reinsurance to be underwritten.
      Traditional as well as new capital market participants from time to time produce alternative products (such as reinsurance securitizations, catastrophe bonds and various derivatives such as swaps) that may compete with certain types of reinsurance, such as property catastrophe. Over time, these numerous initiatives could significantly affect supply, pricing and competition in our industry.
Ratings and Collateral
      A.M. Best is generally considered to be a significant rating agency for the evaluation of insurance and reinsurance companies. A.M. Best ratings are based on a quantitative evaluation of performance with respect to profitability, capital adequacy and liquidity and a qualitative evaluation of spread of risk, reinsurance programs, investments, unpaid losses and management.

      A.M. Best has assigned a financial strength rating of “A” (Excellent) to our operating subsidiaries. This rating is the third highest of sixteen rating levels. According to A.M. Best, a rating of “A” indicates A.M. Best’s opinion that a company has an excellent ability to meet its ongoing obligations to policyholders.
      On March 31, 2005, A.M. Best issued a press release announcing that it had placed under review with negative implications the financial strength ratings of “A” (Excellent) of Platinum Bermuda, Platinum US and Platinum UK, that it had downgraded and placed under review with negative implications the debt rating of the equity security units issued by Platinum Finance to “bbb” from “bbb+” and that it had downgraded and placed under review with negative implications the indicative ratings assigned to securities available under our shelf registration statement to “bbb” from “bbb+” on senior unsecured debt, to “bbb-” from “bbb” on subordinated debt and to “bb+” from “bbb” on preferred shares. A.M. Best stated in its press release that these rating actions follow A.M. Best’s determination that the Company’s risk-adjusted capital position had declined more than originally estimated from prior year levels due to the losses incurred as a result of hurricanes in the southeastern U.S. in 2004 and the resulting increase to the Company’s operating leverage. A.M. Best further stated in the press release that Platinum Bermuda, which assumes a significant amount of business from the other operating companies, had realized a disproportionate reduction in its risk-adjusted capital position. A.M. Best acknowledged in the press release that the Company had provided A.M. Best with a plan to strengthen in the near term the Company’s financial position, including that of Platinum Bermuda, and stated that if the plan were executed successfully, A.M. Best expected that the Company’s “A” (Excellent) financial strength rating would be affirmed with a stable outlook.
      In May 2005, Platinum Finance issued $250 million aggregate principal amount of the Series A 7.50% Notes. Following Platinum Finance’s issuance of Series A 7.50% Notes, A.M. Best issued a press release on May 26, 2005, affirming Platinum Holdings’ financial strength rating of “A” (Excellent) and issuer credit ratings of “a” of its reinsurance subsidiaries. Concurrently, A.M. Best affirmed the issuer credit rating of “bbb” of Platinum Holdings and all its existing debt ratings. All ratings have been removed from under review and assigned a stable outlook.
      Ratings are used by ceding companies and reinsurance intermediaries as an important means of assessing the financial strength and quality of reinsurers. In addition, a ceding company’s own rating may be adversely affected by a downgrade in the rating of its reinsurer. Therefore, a downgrade of our rating may dissuade a ceding company from reinsuring with us and may influence a ceding company to reinsure with a competitor of ours that has a higher rating.
      Furthermore, it is increasingly common for our reinsurance contracts to contain terms that would allow the ceding companies to cancel the contract or require us to provide collateral if we are downgraded below a certain rating level. Whether a client would exercise this cancellation right would depend, among other factors, on the reason for such downgrade, the extent of the downgrade, the prevailing market conditions and the pricing and availability of replacement reinsurance coverage. Therefore, we cannot predict the extent to which this cancellation right would be exercised, if at all, or what effect any such cancellations would have on our financial condition or future operations, but such effect potentially could be material.
      We may from time to time secure our obligations under our various reinsurance contracts using trusts and letters of credit. We have entered into agreements with several ceding companies that require us to provide collateral for our obligations under certain reinsurance contracts with these ceding companies under various circumstances, including where our obligations to these ceding companies exceed negotiated thresholds. These thresholds may vary depending on our rating from A.M. Best or other rating agencies and a downgrade of our ratings or a failure to achieve a certain rating may increase the amount of collateral we are required to provide. We may provide the collateral by delivering letters of credit to the ceding company, depositing assets into trust for the benefit of the ceding company or permitting the ceding company to withhold funds that would otherwise be delivered to us under the reinsurance contract. The amount of collateral we are required to provide typically represents a portion of the obligations we may owe the ceding company, often including estimates of IBNR made by the ceding company. Since we may be required to provide collateral based on the ceding company’s estimate, we may be obligated to provide collateral that exceeds our estimates of the ultimate liability to the ceding company.
Employees
      At December 31, 2004, we employed 159 people. None of our employees is subject to collective bargaining agreements. We are not aware of any efforts to implement such agreements at any of our subsidiaries.
      Certain of the Bermuda-based employees of Platinum Holdings, including our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and General Counsel, are employed pursuant to work permits granted by Bermuda authorities. These permits expire at various times during the next few years. We have no reason to believe that these permits would not be extended at expiration upon request, although no assurance can be given in this regard.
Regulation

General
      The business of reinsurance is regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. Reinsurers are generally subject to less direct regulation than primary insurers. In Bermuda, we operate under relatively less intensive regulatory requirements. However, in the United States and in the United Kingdom, licensed reinsurers must comply with financial supervision standards comparable to those governing primary insurers. Accordingly, Platinum US and Platinum UK are subject to extensive regulation under applicable statutes. In the United States, those statutes delegate regulatory, supervisory and administrative powers to state insurance commissioners.

Bermuda Regulation
      Platinum Holdings and Platinum Bermuda are incorporated in Bermuda. As a holding company, Platinum Holdings is not subject to Bermuda insurance regulations.
      The Insurance Act 1978 of Bermuda and related regulations, as amended (the “Insurance Act”), which regulates the insurance business of Platinum Bermuda, provides that no person may carry on any insurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the Bermuda Monetary Authority (the “Authority”), which is responsible for the day-to-day supervision of insurers. Under the Insurance Act, insurance business includes reinsurance business.
      An insurer’s registration may be canceled by the Authority on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the Authority, the insurer has not been carrying on business in accordance with sound insurance principles. The Insurance Act also imposes solvency and liquidity standards and auditing and reporting requirements on Bermuda insurance companies and grants to the Authority powers to supervise, investigate and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.
      The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business, with Class 4 insurers being the largest and, consequently, subject to the strictest regulation. Platinum Bermuda is registered as a Class 4 and long-term insurer and is regulated as such under the Insurance Act.
      Principal Representative. An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, the principal office of Platinum Bermuda is at our principal executive offices in Bermuda, and Platinum Bermuda’s principal representative is Barton W. Hedges, the President and Chief Operating Officer of Platinum Bermuda. Without a reason acceptable to the Authority, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 14 days’ notice in writing to the Authority is given of the intention to do so. It is the duty of the principal representative, to notify the Authority forthwith upon reaching the view that there is a likelihood of the insurer for which the principal representative acts becoming insolvent or that a reportable “event” has, to the principal representative’s knowledge, occurred or is believed to have occurred, and within 14 days of such notification to make a report in writing to the Authority setting out all the particulars of the case that are available to the principal representative. Examples of such a reportable “event” include failure by the insurer to comply substantially with a condition imposed upon the insurer by the Authority relating to a solvency margin or liquidity or other ratio.
      Independent Approved Auditor. Every registered insurer must appoint an independent auditor who will annually audit and report on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of Platinum Bermuda, are required to be filed annually with the Authority. The independent auditor of Platinum Bermuda must be approved by the Authority and may be the same person or firm that audits Platinum Bermuda’s financial statements and reports for presentation to its shareholders. No person having an interest in Platinum Bermuda otherwise than as an insured, and no officer, servant or agent of Platinum Bermuda, shall be eligible for appointment as an approved auditor for Platinum Bermuda; and any person appointed as an approved auditor to Platinum Bermuda who subsequently acquires such interest or becomes an officer, servant or agent of that insurer shall cease to be an approved auditor. Platinum Bermuda’s independent auditor is KPMG Bermuda.
      Loss Reserve Specialist. As a registered Class 4 insurer, Platinum Bermuda is required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its loss and LAE provisions. The loss reserve specialist, who will normally be a qualified casualty actuary, must be approved by the Authority. Platinum Bermuda’s loss reserve specialist is Neal J. Schmidt, our Chief Actuary. Mr. Schmidt is a fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.
      Approved Actuary. Platinum Bermuda, as a registered long-term insurer, is required to submit an annual actuary’s certificate when filing its statutory financial return. The actuary’s certificate shall state whether or not (in the opinion of the insurer’s approved actuary) the aggregate amount of the liabilities of the insurer in relation to long-term business as at the end of the relevant year, exceeds the aggregate amount of those liabilities as shown in the insurer’s statutory balance sheet. The actuary must be approved by the Authority and will normally be a qualified life actuary. Platinum Bermuda’s approved actuary is William Hines. Mr. Hines is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries.
      Statutory Financial Statements. Platinum Bermuda, as a general business insurer, will be required to submit its annual statutory financial statements as part of its annual statutory financial return. The Insurance Act prescribes rules for the preparation and substance of such statutory financial statements (which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto). The statutory financial statements are not prepared in accordance with U.S. GAAP and are distinct from the financial statements prepared for presentation to the insurer’s shareholders under the Companies Act, which financial statements will be prepared in accordance with U.S. GAAP.
      Annual Statutory Financial Return. Platinum Bermuda is required to file with the Authority a statutory financial return no later than four months after its financial year-end (unless specifically extended). The statutory financial return for an insurer registered as a Class 4 general business and long-term insurer includes, among other matters, a report of the approved independent auditor on the statutory financial statements of such insurer, a general business solvency certificate, a long-term business solvency certificate, the statutory financial statements themselves, the opinion of the loss reserve specialist, an actuary’s certificate and a schedule of reinsurance ceded. The solvency certificates must be signed by the principal representative and at least two directors of the insurer who are required to certify, among other matters, whether the minimum solvency margin has been met and whether the insurer complied with the conditions attached to its certificate of registration. The independent approved auditor is required to state whether in its opinion it was reasonable for the directors to so certify.
      Minimum Solvency Margin and Restrictions on Dividends and Distributions. Under the Insurance Act, the value of its long-term business assets must exceed the amount of its long-term liabilities by at least $250,000. The Insurance Act also provides that the general business assets of a Class 4 insurer, such as Platinum Bermuda, must exceed the amount of an insurer’s general business liabilities by an amount greater than the prescribed minimum solvency margin. Platinum Bermuda:

(1) is required, with respect to its general business, to maintain a minimum solvency margin equal to the greatest of:

(A) $100,000,000;

(B) 50% of net premiums written (being gross premiums written less any premiums ceded by Platinum Bermuda, but Platinum Bermuda may not deduct more than 25% of gross premiums when computing net premiums written); and

(C) 15% of loss and other insurance reserves;

(2) is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio (and if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, Platinum Bermuda is prohibited, without the approval of the Authority, from declaring or paying any dividends during the next financial year);

(3) is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files with the Authority (at least seven days before payment of such dividends) an affidavit stating that it will continue to meet the required margins;

(4) is prohibited, without the approval of the Authority, from reducing by 15% or more its total statutory capital as set out in its previous year’s financial statements, and any application for such approval must include an affidavit stating that it will continue to meet the required margins; and

(5) is required, at any time it fails to meet its solvency margin, within 30 days (45 days where total statutory capital and surplus falls to $75 million or less) after becoming aware of that failure or having reason to believe that such failure has occurred, to file with the Authority a written report containing certain information.
      Additionally, under the Companies Act, Platinum Holdings and Platinum Bermuda may not declare or pay a dividend if Platinum Holdings or Platinum Bermuda, as the case may be, has reasonable grounds for believing that it is, or after the payment would be, unable to pay its liabilities as they become due, or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.
      Minimum Liquidity Ratio. The Insurance Act provides a minimum liquidity ratio for general business insurers. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the Authority, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).
      Long-term Business Fund. An insurer carrying on long-term business is required to keep its accounts in respect of its long-term business separate from any accounts kept in respect of any other business. All receipts of its long-term business form part of its long-term business fund. No payment may be made directly or indirectly from an insurer’s long-term business fund for any purpose other than a purpose related to the insurer’s long-term business, unless such payment can be made out of any surplus (certified by the insurer’s approved actuary) to be available for distribution otherwise than to policyholders. Platinum Bermuda may not declare or pay a dividend to any person other than a policyholder unless the value of the assets in its long-term business fund (as certified by its approved actuary) exceeds the liabilities of the insurer’s long-term business (as certified by the insurer’s approved actuary) by the amount of the dividend and at least the $250,000 minimum solvency margin prescribed by the Insurance Act, and the amount of any such dividend may not exceed the aggregate of that excess (excluding the said $250,000) and any other funds properly available for payment of dividends, such as funds arising out of business of the insurer other than long-term business.
      Restrictions on Transfer of Business and Winding-Up. As a long-term insurer, Platinum Bermuda is subject to the following provisions of the Insurance Act:

(1) all or any part of the long-term business, other than long-term business that is reinsurance business, may be transferred only with and in accordance with the sanction of the applicable Bermuda court; and

(2) an insurer or reinsurer carrying on long-term business may only be wound-up or liquidated by order of the applicable Bermuda court, and this may increase the length of time and costs incurred in the winding-up of Platinum Bermuda when compared with a voluntary winding-up or liquidation.
      Supervision and Intervention. If it appears to the Authority that there is a risk of the insurer becoming insolvent, or that it is in breach of the Insurance Act or any conditions imposed upon its registration, the Authority may, among other things, direct the insurer (i) not to take on any new insurance business, (ii) not to vary any insurance contract if the effect would be to increase the insurer’s liabilities, (iii) not to make certain investments, (iv) to realize certain investments, (v) to maintain in, or transfer to the custody of, a specified bank, certain assets, (vi) not to declare or pay any dividends or other distributions or to restrict the making of such payments, and/or (vii) to limit its premium income.
      Although Platinum Bermuda is incorporated in Bermuda, it is classified as a non-resident of Bermuda for exchange control purposes by the Authority. Pursuant to its non-resident status, Platinum Bermuda may hold any currency other than Bermuda dollars and convert that currency into any other currency (other than Bermuda dollars) without restriction. Platinum Bermuda is permitted to hold Bermuda dollars to the extent necessary to pay its expenses in Bermuda.
      As “exempted” companies, Platinum Holdings and Platinum Bermuda may not, without the express authorization of the Bermuda legislature or under a license granted by the Minister of Finance, participate in certain business transactions. Platinum Bermuda is a licensed reinsurer in Bermuda and so may carry on activities in Bermuda that are related to and in support of its reinsurance business.
      The Bermuda government actively encourages foreign investment in “exempted” entities like Platinum Holdings that are based in Bermuda, but do not operate in competition with local businesses. As well as having no restrictions on the degree of foreign ownership, Platinum Holdings and Platinum Bermuda are not currently subject to taxes on income or dividends or to any foreign exchange controls in Bermuda. In addition, currently there is no capital gains tax in Bermuda.
      Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without the specific permission of the appropriate governmental authority. None of our executive officers is a Bermudian, and all such officers will be working in Bermuda under work permits. The Bermuda government recently announced a new policy that places a six-year term limit on individuals with work permits, subject to certain exceptions for key employees.

U.S. Regulation
      Platinum US is organized and domiciled in the State of Maryland, is licensed in Maryland as a property and casualty insurer, and is licensed, authorized or accredited to write reinsurance in all 50 states of the United States and the District of Columbia. Although Platinum US is regulated by state insurance departments and applicable state insurance laws in each state where it is licensed, authorized or accredited, Platinum US’ principal insurance regulatory authority is the Maryland Insurance Administration. In connection with the acquisition of Platinum US by Platinum Holdings, the Maryland Insurance Administration issued a consent order relating to Platinum US pursuant to which, among other things, we have agreed to comply with the notice and approval requirements with respect to certain transactions with RenaissanceRe and its affiliates.
      U.S. Insurance Holding Company Regulation of Platinum Holdings, Platinum Ireland and Platinum Finance. Platinum Holdings and Platinum Ireland as the indirect parent companies of Platinum US, and Platinum Finance as the direct parent company of Platinum US, are subject to the insurance holding company laws of Maryland, where Platinum US is organized and domiciled. These laws generally require an authorized insurer that is a member of a holding company system to register with the insurance department of the State of Maryland and to furnish annually financial and other information about the operations of companies within the holding company system. Generally, all transactions among companies in the holding company system affecting Platinum US, including sales, loans, reinsurance agreements, service agreements and dividend payments, must be fair and, if material or of a specified category, require prior notice and approval or non-disapproval by the Maryland Insurance Commissioner (the “Commissioner”).
      The insurance laws of Maryland prohibit any person from acquiring control of Platinum Holdings, Platinum Ireland, Platinum Finance or Platinum US unless that person has filed a notification with specified information with the Commissioner and has obtained the Commissioner’s prior approval. Under the Maryland statutes, acquiring 10% or more of the voting stock of an insurance company or its parent company is presumptively considered a change of control, although such presumption may be rebutted. Accordingly, any person or entity who acquires, directly or indirectly, 10% or more of the voting securities of Platinum Holdings without the prior approval of the Commissioner will be in violation of these laws and may be subject to injunctive action requiring the disposition or seizure of those securities by the Commissioner or prohibiting the voting of those securities, or to other actions that may be taken by the Commissioner. In addition, many U.S. state insurance laws require prior notification to state insurance departments of a change in control of a nondomiciliary insurance company doing business in that state. While these pre-notification statutes do not authorize the state insurance departments to disapprove the change in control, they authorize regulatory action in the affected state if particular conditions exist, such as undue market concentration. In addition, any transactions that would constitute a change in control of Platinum Holdings, Platinum Ireland or Platinum Finance may require prior notification in those states that have adopted pre-acquisition notification laws.
      These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of Platinum Holdings, including through transactions, and in particular unsolicited transactions, that some or all of the shareholders of Platinum Holdings might consider to be desirable.
      U.S. Insurance Regulation of Platinum US. The terms and conditions of reinsurance agreements generally are not subject to regulation by any state insurance department in the U.S. with respect to rates or policy terms. This contrasts with primary insurance agreements, the rates and policy terms of which are generally closely regulated by state insurance departments. As a practical matter, however, the rates charged by primary insurers do have an effect on the rates that can be charged by reinsurers.
      State insurance authorities have broad administrative powers with respect to various aspects of the reinsurance business, including licensing to transact business, admittance of assets to statutory surplus, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards, and regulating investments and dividends. State insurance laws and regulations require Platinum US to file financial statements with insurance departments in each state where it is licensed, authorized or accredited to do business, and the operations of Platinum US are subject to examination by those departments at any time. Platinum US prepares statutory financial statements in accordance with accounting practices and procedures prescribed or permitted by these departments. State insurance departments conduct periodic examinations of the books and records and financial reporting of insurance companies domiciled in their states and of policy filing and market conduct of insurance companies doing business in their states, generally once every three to five years. Examinations are generally carried out in cooperation with the insurance departments of other states under guidelines promulgated by the NAIC.
      In connection with its examination of the statutory financial statements of Platinum US as of December 31, 2003, the Maryland Insurance Administration (the “Administration”) reached a different conclusion from that of the Company regarding the accounting for one health reinsurance contract written by Platinum US, which was effective from January 1 to December 31, 2003. Platinum US accounted for this contract as reinsurance under statutory accounting principles and U.S. GAAP. While the examination report has not been issued, the Administration has advised Platinum US that due to the immaterial effect, no changes or adjustments would be required with respect to its previously filed statutory financial statements nor would the financial statements in the examination report be adjusted for the accounting for this contract.
      Under Maryland insurance law, Platinum US must give ten days’ prior notice to the Commissioner of its intention to pay any dividend or make any distribution other than an extraordinary dividend or extraordinary distribution. The Commissioner has the right to prevent payment of such a dividend or such a distribution if the Commissioner determines, in the Commissioner’s discretion, that after the payment thereof, Platinum US’ policyholders’ surplus would be inadequate or could cause Platinum US to be in a hazardous financial condition.
      In addition, Platinum US must give at least 30 days prior notice to the Commissioner before paying an “extraordinary dividend” or making an “extraordinary distribution” out of earned surplus. Extraordinary dividends and extraordinary distributions are dividends or distributions which, together with any other dividends and distributions paid during the immediately preceding twelve-month period, would exceed the lesser of:

(1) 10% of Platinum US’ statutory policyholders’ surplus (as determined under statutory accounting principles) as of December 31 of the prior year; or

(2) Platinum US’ net investment income excluding realized capital gains (as determined under statutory accounting principles) for the twelve-month period ending on December 31 of the prior year and pro rata distribution of any class of Platinum US’ own securities, plus any amounts of net investment income (excluding realized capital gains) in the three calendar years prior to the preceding year which have not been distributed.
      In order to enhance the regulation of insurers’ solvency, the NAIC adopted a model law to implement risk-based capital (“RBC”) requirements for life, health, and property and casualty insurance companies. Maryland has adopted the NAIC“s model law. The RBC calculation, which regulators use to assess the sufficiency of an insurer’s capital, measures the risk characteristics of a company’s assets, liabilities and certain off-balance sheet items. RBC is calculated by applying factors to various asset, premium and liability items. Within a given risk category, these factors are higher for those items with greater underlying risk and lower for items with lower underlying risk. Insurers that have less statutory capital than the RBC calculation requires are considered to have inadequate capital and are subject to varying degrees of regulatory action depending upon the level of capital inadequacy. The RBC ratios of Platinum US are above the ranges that would require any regulatory or corrective action.
      The NAIC assists state insurance departments in achieving insurance regulatory objectives, including the maintenance and improvement of state regulation. From time to time various regulatory and legislative changes have been proposed in the insurance industry, some of which could have an effect on reinsurers. The NAIC has instituted its Financial Regulatory Accreditation Standards Program (“FRASP”) in response to federal initiatives to regulate the business of insurance. FRASP provides a set of standards designed to establish effective state regulation of the financial condition of insurance companies. Under FRASP, a state must adopt certain laws and regulations, institute required regulatory practices and procedures, and have adequate insurance department personnel for enforcement thereof in order to become an “accredited” state. The NAIC determines whether individual states should be accredited, and each state’s accreditation is determined by the NAIC periodically. If a state is not accredited or loses its accreditation, accredited states are not able to accept certain financial examination reports of insurers prepared solely by the regulatory agency in such unaccredited state. The State of Maryland is currently accredited under FRASP.
      Platinum Holdings has entered into a guaranty pursuant to which it has agreed to guarantee Platinum US’ payment obligations under reinsurance contracts written by Platinum US on or after December 31, 2003 to the extent such payment obligations are not disputed or contested by Platinum US. In addition, Platinum Holdings has entered into a capital support agreement with Platinum US pursuant to which Platinum Holdings may be required from time to time to contribute capital to Platinum US in such amounts as shall be necessary to ensure that Platinum US will have adequate capital and surplus.
      The ability of a primary insurer to take credit for the reinsurance purchased from reinsurance companies is a significant component of reinsurance regulation. Typically, a primary insurer will only enter into a reinsurance agreement if it can obtain credit to statutory reserves on its statutory financial statements for the reinsurance ceded to the reinsurer. With respect to U.S. domiciled reinsurers that reinsure U.S. insurers, credit is usually granted when the reinsurer is licensed or accredited in a state where the primary insurer is domiciled.
      Platinum UK and Platinum Bermuda. Platinum UK and Platinum Bermuda are not licensed, accredited or approved in any state in the U.S. The great majority of states, however, permit a credit to statutory surplus resulting from reinsurance obtained from a non-licensed or non-accredited reinsurer to the extent that the reinsurer provides a letter of credit, trust fund or other acceptable collateral arrangement. A few states do not allow credit for reinsurance ceded to non-licensed reinsurers except in certain limited circumstances and others impose additional requirements that make it difficult to become accredited. Platinum Bermuda may be subject to reinsurance premium excise taxes in the United States (1%) and certain other jurisdictions.

U.K. Regulation
      The framework for supervision of insurance companies in the U.K. is largely formed by European Union Directives (“Directives”), which are required to be implemented in member states through national legislation. Directives aim to harmonize insurance regulation and supervision throughout the European Union by establishing minimum standards in key areas, and requiring member states to give mutual recognition to each other’s standards of prudential supervision.
      On December 1, 2001, the Financial Services Authority (the “FSA”) assumed its full powers and responsibilities under the Financial Services and Markets Act 2000 (“FSMA”). The FSA is now the single statutory regulator responsible for regulating deposit-taking, insurance, investment and most other financial services business. It is a criminal offense for any person to carry on a regulated activity in the U.K. unless that person is authorized by the FSA or falls under an exemption.
      Insurance business (which includes reinsurance business) is authorized and supervised by the FSA. On December 4, 2002, Platinum UK received approval from the FSA to write the business formerly conducted by St. Paul Re in the U.K.
      Supervision. In its role as supervisor of insurance companies, the primary objective of the FSA is to fulfill its responsibilities under the FSMA regime relating to the safety and soundness of insurance companies with the aim of strengthening, but not guaranteeing, the protection of insureds. The FSA has adopted a risk-based approach to the supervision of insurance companies. Under this approach, the FSA performs a formal risk assessment of every insurance company or group carrying on business in the U.K. during each supervisory period, which varies in length according to the risk profile of the insurer. After each risk assessment, the FSA will inform the insurer of its views on the insurer’s risk profile. This report will include details of any remedial action which the FSA requires and the likely consequences if this action is not taken.
      Solvency Requirements. Insurance companies are required to maintain a margin of solvency at all times in respect of any general insurance undertaken by the insurance company, the calculation of which in any particular case depends on the type and amount of insurance business a company writes. The method of calculation of the solvency margin is set out in the FSA rules, and for these purposes, an insurer’s assets and its liabilities are subject to specific valuation rules. Failure to maintain the required solvency margin is one of the grounds on which wide powers of intervention conferred upon the FSA may be exercised.
      Platinum Holdings has entered into a guaranty pursuant to which it has agreed to guarantee Platinum UK’s undisputed payment obligations under reinsurance contracts written by Platinum UK on or after December 31, 2003. In addition, Platinum Holdings has entered into a capital support agreement with Platinum UK pursuant to which Platinum Holdings may be required from time to time to contribute capital to Platinum UK by way of interest-free, subordinated debt in such amounts as shall be necessary to ensure that Platinum UK will have adequate capital and surplus.
      Restrictions on Dividend Payments. English law prohibits Platinum UK from declaring a dividend to its shareholders unless it has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer’s ability to declare a dividend, the FSA strictly controls the maintenance of each insurance company’s solvency margin within its jurisdiction and may restrict Platinum UK from declaring a dividend at a level that the FSA determines would adversely affect Platinum UK’s solvency requirements. It is common practice in the U.K. to notify the FSA in advance of any significant dividend payment.
      Reporting Requirements. Insurance companies incorporated in England or Wales must prepare their financial statements under the Companies Act 1985 (as amended), which requires the filing with Companies House of audited financial statements and related reports.
      Equalization Reserves. Each insurance company writing property, aviation, marine, business interruption or nuclear insurance or reinsurance business is required to maintain an equalization reserve in respect of business written in the financial years ending on or after December 23, 1996. Insurance companies writing credit insurance business must maintain equalization reserves calculated in accordance with certain provisions related specifically to credit insurance business.
      Supervision of Management. The FSA closely supervises the management of insurance companies through the approved persons regime, by which any appointment of a person to a position of significant influence within an insurance company must be approved by the FSA. The FSA also has the authority to require there to be one or more independent directors on the board of directors of an insurance company.
      Change of Control. FSMA regulates changes in “control” of any insurance company authorized under FSMA. Any company or individual that (together with the associates thereof) directly or indirectly holds 10% or more of the shares in the parent company of a U.K. authorized insurance company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such a parent company, would be considered to be a “controller” for the purposes of the relevant legislation, as would a person who had significant influence over the management of such parent company by virtue of his shareholding in it. A purchaser of more than 10% of the common shares of Platinum Holdings would therefore be considered to have acquired “control” of Platinum UK.
      Under FSMA, any person proposing to acquire “control” over an authorized insurance company must give prior notification to the FSA of his intention to do so. In addition, if an existing controller proposed to increase its control in excess of certain thresholds set out in FSMA, that person must also notify the FSA in advance. The FSA then has three months to consider that person’s application to acquire or increase “control”. In considering whether to approve such application, the FSA must be satisfied both that the person is a fit and proper person to have such “control” and that the interests of consumers would not be threatened by such acquisition of or increase in “control”. Failure to make the relevant prior application would constitute a criminal offense.
      Intervention and Enforcement. The FSA has extensive powers to intervene in the affairs of an authorized person. FSMA imposes on the FSA statutory obligations to monitor compliance with the requirements imposed by FSMA, and to enforce the provisions of FSMA and its related secondary legislation and take disciplinary measures.
      The FSA has a general power on giving notice to require information and documents from authorized persons that the FSA reasonably requires in connection with the exercise of its functions under the regulatory regime. The FSA also has distinct statutory powers to appoint investigators under FSMA.
      Proposed Regulatory Developments in the U.K. and at the European Union Level. The legal and regulatory framework under which financial institutions (including insurance and reinsurance companies) conduct regulated business in the U.K. has been subject to significant reform over the past few years and further reforms are both imminent and contemplated.
      Recent reforms include the replacement of the majority of rules which govern the prudential regulation of insurance companies (including pure reinsurers) with the rules of the Integrated Prudential Sourcebook (“PSB”). These rules came into force on December 31, 2004, substantially replacing the FSA’s Interim Prudential Sourcebook for insurers.
      The rules in the PSB require the calculation by insurance companies of a Minimum Capital Requirement and maintenance of capital resources equal to this capital requirement. The rules also require Platinum UK to calculate an Enhanced Capital Requirement (“ECR”), and to report this calculation privately to the FSA. The ECR is intended to provide a risk-responsive, but standardized, method for benchmarking a company’s capital requirements.
      Platinum UK is required to make an individual assessment of its capital needs, which, together with the result of the ECR calculation, is used as a starting point in the FSA’s discussions with Platinum UK concerning its individual capital assessment and when the FSA gives individual capital guidance (“ICG”). The FSA has stated that it intends to give authorized companies ICG reflecting its views as to what level of capital would be adequate for their particular businesses. The view of the FSA is that a decrease in a company’s capital below the level of its ICG would represent a regulatory intervention point.
      Although the rules in the PSB currently only require the calculation and reporting of the ECR, the FSA has previously considered implementing the ECR as a “hard” test, requiring that companies maintain capital resources at least equal to their ECR. This aspect of the new regime may mean that Platinum UK is required to increase the level of capital held, and it will therefore be necessary for Platinum UK to monitor developments in this area.
      The PSB also contains provisions aimed at ensuring adequate diversification of an insurer’s or reinsurer’s exposures to reinsurers (whether intra- or extra-group). In particular, in each financial year, a company is expected to restrict the gross earned premiums which it pays to a reinsurer or group of closely related reinsurers to the higher of (a) 20% of the firm’s projected gross earned premiums for that financial year; or (b) £4 million. Where a company exceeds, or anticipates exceeding, this limit, it will need to notify the FSA and explain how, despite the excess reinsurance concentration, the credit risk is being safely managed.
      The PSB requires a company to notify the FSA as soon as it first becomes aware that a reinsurance exposure to a reinsurer or group of closely related reinsurers is reasonably likely to exceed or has exceeded 100% of the capital resources of the reinsurer or group. This notification must demonstrate that prudent provision has been made for the reinsurance exposure in excess of the 100% limit (or detail why in the opinion of the firm no provision is required) and explain how the reinsurance exposure is being safely managed.

      Significant current regulatory developments at the European Union level include the proposal by the European Commission in April 2004 for a Directive creating a single market within the European Union in reinsurance (the “Reinsurance Directive”). The current draft of the Reinsurance Directive extends to reinsurance companies the requirements for authorization and financial supervision imposed on direct insurance companies, providing that the terms of that authorization will allow a reinsurance company to carry out business throughout the European Union without need for further authorization in other member states.
      The Reinsurance Directive is part-way through its approval process, having been approved by the European Parliament in June 2005, and remains subject to approval by the Council of the European Union. Although it is not possible to be certain of the final form of the Reinsurance Directive, as it may still be subject to further amendment, the financial supervision requirements in the current draft establish a minimum guarantee fund of $3 million for reinsurance companies, and include rules on the establishment of technical provisions (the amount that a reinsurance undertaking must set aside in order to enable it to pay its contractual commitments) and on the investment of assets covering those technical provisions. The current draft of the Reinsurance Directive also contains rules on required solvency margins and rules on measures to be adopted by regulators if reinsurance undertakings are in financial difficulty. The Reinsurance Directive, although currently in draft form, may therefore in the future require the UK to implement measures affecting the level of capital that Platinum UK is required to hold, and it will therefore be necessary for Platinum UK to continue to monitor developments in this area.
      Also of significance is the implementation by H.M. Treasury in February 2004, by means of Treasury Regulations, of the Winding-up Directive, which, among other things, gives priority in the winding-up of an insurance undertaking to claims under direct insurance over all other claims, including reinsurance. In certain circumstances, this could affect the ability of Platinum UK to collect reinsurance or retrocession premiums or other amounts from entities subject to these regulations.
      In the longer term, the European Commission is continuing with the “Solvency II” project, which is intended to establish a solvency system that is better matched to the risks incurred by insurance undertakings than the framework imposed under current European legislation. The supervisory framework in the Solvency II Directive will have a three-pillar structure, comprised of capital requirements, supervisory review and public disclosure. Although the final form of the Directive is yet to established, and it is not possible to be certain of its effect on solvency requirements, it is expected that the new solvency rules will be based on two levels of regulatory capital requirements for insurance companies. The first of these is a solvency capital requirement, which is expected to adopt a more risk-based approach along the lines introduced in the U.K. through the PSB and which will be aimed at reflecting and quantifying the exposure of the relevant insurance undertaking. The second of these is a minimum capital requirement, the breach of which would act as trigger for supervisory intervention, and which will be computed in a less refined manner. The indications from the European Commission are, however, that the Directive adoption process will not start before spring 2007, with a view to the Directive’s formal adoption in July 2007.

Ireland Regulation
      Platinum Ireland is incorporated in Ireland. As a holding company, Platinum Ireland is not subject to Irish insurance regulation. Irish law prohibits Platinum Ireland from declaring a dividend to its shareholders unless it has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses.
Properties
      Platinum Holdings’ principal executive offices are located in approximately 3,837 square feet of office space subleased from Platinum Bermuda at The Belvedere Building, 69 Pitts Bay Road, Pembroke, Bermuda. Platinum Bermuda leases a total of 7,674 square feet of office space, using approximately 3,837 square feet for its principal offices. The term of this lease ends on December 31, 2006.

      The principal offices of Platinum US are located at Two World Financial Center, New York, New York, where Platinum US leases approximately 49,600 square feet of office space. The term of this lease ends on September 29, 2013. Platinum US has also entered into assignments of leases with St. Paul with respect to approximately 4,000 square feet of office space in Chicago, 6,300 square feet of office space in Miami and 540 square feet of office space in Tokyo. The terms of these leases will end in 2005, 2006 and 2006, respectively.
      The principal offices of Platinum UK are located at Fitzwilliam House, 10 St. Mary Axe, London, where Platinum UK leases approximately 7,265 square feet of office space. The term of this lease ends on February 15, 2006.
Legal Proceedings
      In November and December 2004, the Company received subpoenas from the SEC and the Office of the Attorney General for the State of New York for documents and information relating to certain nontraditional, or loss mitigation, insurance products. The Company is fully cooperating in responding to all such requests. Other reinsurance companies have reported receiving similar subpoenas and requests. This investigation appears to be at a very preliminary stage and, accordingly, it is not possible to predict the direction the investigation will take and the impact, if any, it may have on the Company’s business. In view of the ongoing industry investigations, the Company retained the law firm of Dewey Ballantine LLP to conduct a review of its finite reinsurance practices. They recently informed the Company that their review was complete and that they have identified no evidence of improprieties.
      On June 14, 2005, the Company received a grand jury subpoena from the United States Attorney for the Southern District of New York requesting documents relating to our finite reinsurance products. The Company has been informed that other companies in the industry have received similar subpoenas.
      In the normal course of business, the Company may become involved in various claims and legal proceedings. The Company is not currently aware of any pending or threatened material litigation.

MANAGEMENT
Directors
      Set forth below is biographical and other information regarding the directors of the Company, including their principal occupations during the past five years.

Steven H. Newman Age: 62 Director since 2002 Chairman of the Board of Directors and Chairman of the Executive Committee	Mr. Newman has been Chairman of the Board of Directors of the Company since June 2002 and a consultant to Platinum US since March 2002. Mr. Newman was Chairman of the Board of Directors of St. Paul Re from March 2002 until he became Chairman of the Company. Mr. Newman was Chairman of the Board of Directors of Swiss Re America Holding Company, a reinsurance holding company, from May 2000 to October 2000. Prior thereto, Mr. Newman served as Chairman of the Board and Chief Executive Officer of Underwriters Re Group, Inc., a reinsurance holding company.

Gregory E.A. Morrison Age: 47 Director since 2003 Member of the Executive Committee	Mr. Morrison has been President and Chief Executive Officer of the Company since June 2003. Mr. Morrison was President and Chief Executive Officer of London Reinsurance Group Inc. (“LRG”), a Canadian reinsurance company that he founded, from 1989 until 1998 and again from September 2000 until May 2003. Mr. Morrison also served as the Chairman of LRG operating subsidiaries in the United States, Barbados and Ireland and as a member of the LRG Board of Directors. From January 1999 to June 2000, Mr. Morrison served as President of Unum Reinsurance, the reinsurance division of Unum Provident Corporation.

H. Furlong Baldwin Age: 73 Director since 2002 Chairman of the Audit Committee and member of the Governance Committee	Mr. Baldwin was Chairman of Mercantile Bankshares Corporation, a bank holding corporation, from March 2001 until his retirement in March 2003. Prior thereto, Mr. Baldwin was Chairman and Chief Executive Officer of Mercantile Bankshares Corporation. Mr. Baldwin is the Chairman of the Board of Directors of Nasdaq Stock Market, Inc. and a director of W.R. Grace & Company and Allegheny Energy, Inc.

Jonathan F. Bank Age: 62 Director since 2002 Member of the Compensation, Audit and Governance Committees	Mr. Bank has been counsel to Lord Bissell & Brook LLP, a law firm, since May 2004. From May 2000 until May 2004, he was Senior Vice President of Tawa Associates Ltd., which is engaged in the acquisition, restructuring and management of property and casualty companies in run-off. From September 1999 until May 2000, Mr. Bank was the Insurance Practice Leader of PricewaterhouseCoopers’ U.S. insurance/ reinsurance regulatory and restructuring practice group. Prior thereto, Mr. Bank was a partner at Chadbourne & Parke LLP, a law firm.

Dan R. Carmichael Age: 60 Director since 2002 Chairman of the Governance Committee and member of the Audit Committee	Mr. Carmichael has been President, Chief Executive Officer and a director of Ohio Casualty Corporation, a property and casualty insurance company, since December 2000. Prior thereto, Mr. Carmichael served as President and Chief Executive Officer of IVANS, Inc., an industry-owned organization that provides electronic communications services to insurance, healthcare and related organizations. Mr. Carmichael is a director of Alleghany Corporation.

Robert V. Deutsch Age: 46 Director since April 2005 Member of the Audit Committee and Compensation Committee	Mr. Deutsch has been a consultant to CNA Financial Corporation since October 2004. From September 1999 until October 2004, Mr. Deutsch served as Executive Vice President and Chief Financial Officer of CNA Financial Corporation. Prior thereto, Mr. Deutsch was Executive Vice President, Chief Financial Officer and Chief Actuary of Executive Risk Inc. Mr. Deutsch serves as a board member of Chaucer Holdings PLC.

Peter T. Pruitt Age: 72 Director since 2002 Chairman of the Compensation Committee and member of the Audit Committee	Mr. Pruitt was Chairman of Willis Re Inc., a reinsurance intermediary, from June 1995 until his retirement in December 2001. He also served as Chief Executive Officer of Willis Re Inc. from June 1995 through September 1999. Prior thereto, Mr. Pruitt was President and a director of Frank B. Hall & Co., Inc., a global insurance broker. Mr. Pruitt is a director of Poe Financial Group, Inc., a privately held property and casualty insurance holding company.
Executive Officers
      Set forth below is biographical and other information regarding the Company’s executive officers, including their principal occupations during the past five years.

Gregory E.A. Morrison Age: 47 President and Chief Executive Officer	Mr. Morrison has been President and
Chief Executive Officer of the Company since June 2003. Mr. Morrison was President and Chief Executive Officer of LRG, a Canadian reinsurance company that he founded, from 1989 until 1998 and again from September 2000 until May 2003. During these periods, Mr. Morrison also served as the Chairman of LRG operating subsidiaries in the United States, Barbados and Ireland and as a member of the LRG board of directors. From January 1999 to June 2000, Mr. Morrison served as President of Unum Reinsurance, the reinsurance division of Unum Provident Corporation.

Michael D. Price Age: 38 Chief Operating Officer	Mr. Price was appointed to serve as Chief Operating Officer of the Company in August 2005, subject to the approval of the Bermuda Department of Immigration. Mr. Price was President and Chief Underwriting Officer of Platinum US from November 2002 until July 2005. Prior thereto, Mr. Price was Chief Underwriting Officer of St. Paul Re from June 2002 until November 2002. Mr. Price served as Chief Operating Officer of Associated Aviation Underwriters Incorporated, a subsidiary of Global Aerospace Underwriting Managers Ltd. specializing in aerospace insurance, from March 2001 through June 2002. From May 2000 to September 2000, Mr. Price was Chief Underwriting Officer at Swiss Re America Holding Corporation, a reinsurance holding company. He was Senior Vice President and Chief Underwriting Officer of Underwriters Re Group, Inc., a reinsurance holding company, from April 1998 until May 2000.

Joseph F. Fisher Age: 50 Executive Vice President and Chief Financial Officer	Mr. Fisher has been Executive Vice President and Chief Financial Officer of the Company since July 2004. Mr. Fisher was Chief Financial Officer of the U.S. operations of Royal & Sun Alliance Insurance Group PLC from December 1995 until June 2004. Prior thereto, Mr. Fisher was a partner at Coopers & Lybrand, where he provided audit services to a variety of insurance clients from 1984 until 1995.

Michael E. Lombardozzi Age: 43 Executive Vice President, General Counsel and Chief Administrative Officer	Mr. Lombardozzi was appointed to serve as Chief Administrative Officer of the Company in August 2005, subject to the approval of the Bermuda Department of Immigration. Mr. Lombardozzi has been Executive Vice President and General Counsel of the Company since September 2002 and Secretary of the Company since November 2002. Prior thereto, Mr. Lombardozzi was Executive Vice President and General Counsel of St. Paul Re from August 2002 until November 2002.

Mr. Lombardozzi was Senior Vice President — Planning and Operations of W.R. Berkley Corporation, an insurance holding company, from December 2001 to July 2002, and Senior Vice President, Secretary and General Counsel of Orius Corp., a telecommunications infrastructure company, from January 2001 to September 2001. From January 1994 to January 2001, Mr. Lombardozzi was Senior Vice President, Secretary and General Counsel of Berkley Insurance Company.

H. Elizabeth Mitchell Age: 43 President of Platinum US	Ms. Mitchell was appointed to serve as President of Platinum US in August 2005. Ms. Mitchell was Executive Vice President of Platinum US from November 2002 until July 2005 and was Chief Operating Officer of Platinum US from September 2003 until July 2005. Prior thereto, she was Executive Vice President — North American Casualty of St. Paul Re, where she worked for nine years.

Neal J. Schmidt Age: 48 Executive Vice President and Chief Actuary of Platinum US	Mr. Schmidt has been Executive Vice President and Chief Actuary of Platinum US since November 2002. Prior thereto, he was Executive Vice President and Chief Actuary of St. Paul Re, where he worked for sixteen years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      The following table sets forth information with respect to the beneficial ownership of our common shares as of March 1, 2005 of those persons known by the Company to be the beneficial owners of more than 5% of the outstanding common shares:

	Amount and Nature of		Percent
Name and Address of Beneficial Owner	Beneficial Ownership		of Class

RenaissanceRe Holdings Ltd.	4,302,652	(1)	9.9
Renaissance House 8-12 East Broadway Pembroke HM 19 Bermuda
Wellington Management Company, LLP	4,243,628	(2)	9.8
75 State Street Boston, MA 02109
Perry Corp.	3,197,135	(3)	7.4
Richard C. Perry
599 Lexington Avenue New York, NY 10022
Shapiro Capital Management Company, Inc	2,285,675	(4)	5.3
3060 Peachtree Road NW Suite 1555 Atlanta, GA 30305

(1)	Concurrently with the completion of the Initial Public Offering, the Company sold 3,960,000 common shares to RenaissanceRe. In addition, RenaissanceRe received an option to purchase up to 2,500,000 additional common shares at any time during the ten years following the Initial Public Offering at a purchase price of $27.00 per share (the “RenaissanceRe Option”). The RenaissanceRe Option was amended on November 18, 2004 to provide that, in lieu of paying $27.00 per share, any exercise by RenaissanceRe of the RenaissanceRe Option will be settled on a net share basis, which would result in the Company issuing to RenaissanceRe a number of common shares equal to the excess of the market price per share, determined in accordance with the amendment, over $27.00 less the par value per share multiplied by the number of common shares issuable upon exercise of the options, divided by that market price per share. Based on the closing price per share on March 1, 2005, RenaissanceRe had the right to acquire pursuant to the RenaissanceRe Option 342,652 common shares as of such date, resulting in the beneficial ownership by RenaissanceRe of 4,302,652 common Shares (or 9.9% of the then outstanding common shares) as of such date. Pursuant to a limitation on voting rights in Platinum Holdings’ Bye-laws, as amended by a resolution adopted on May 6, 2004 (the “Byelaws”), RenaissanceRe’s voting power with respect to the common shares owned by it is limited to 9.9% of the voting power of the outstanding common shares.

(2)	In a Schedule 13G statement filed on February 14, 2005, Wellington Management Company, LLP (“Wellington”) reported shared voting power over 3,680,648 common shares and shared dispositive power over 4,243,628 common shares. Wellington is an investment adviser registered under the Investment Advisers Act of 1940. This Schedule 13G statement indicated that the securities reported therein were owned of record by clients of Wellington who had the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities, and that no such client was known to have such right or power with respect to more than 5% of the class of such securities.

(3)	In a Schedule 13G statement filed on February 9, 2005, Perry Corp. and Richard C. Perry (the president and sole stockholder of Perry Corp.) jointly reported sole voting power and sole dispositive power over 3,197,135 common shares of the Company. Perry Corp. is an investment adviser registered under the Investment Advisers Act of 1940. This Schedule 13G statement indicated that the limited partners of (or investors in) each of two or more private investment funds for which Perry Corp. acts as general partner and/or investment adviser had the right to participate in the receipt of dividends from, and proceeds from the sale of, the common shares held for the accounts of such funds in accordance with their respective limited partnership interests (or investment percentages) in such funds. Mr. Perry disclaimed any beneficial ownership interest of the common shares owned beneficially by Perry Corp., except for that portion of such common shares that related to his economic interest in Perry Corp.

(4)	In a Schedule 13G statement filed on February 15, 2005, Shapiro Capital Management Company, Inc. (“Shapiro”) reported sole voting power over 2,035,620 common shares, shared voting power over 250,055 common shares and sole dispositive power over 2,285,675 common shares of the Company. Shapiro is an investment adviser registered under the Investment Advisers Act of 1940.

Security Ownership of Management
      The following table sets forth the beneficial ownership of the common shares as of March 1, 2005 of each of the directors and executive officers. Except as otherwise indicated, each of these persons had sole voting power and sole dispositive power with respect to the common shares beneficially owned by him.

	Amount and Nature of		Percent
Name of Beneficial Owner	Beneficial Ownership		of Class

Steven H. Newman	730,000	(1)(2)	1.7
Gregory E.A. Morrison	134,073	(2)	*
H. Furlong Baldwin	26,668	(1)(2)	*
Jonathan F. Bank	23,668	(1)(2)	*
Dan R. Carmichael	24,194	(1)(2)	*
Neill A. Currie(3)	28,334	(1)(2)	*
Robert V. Deutsch	2,000		*
Peter T. Pruitt	25,668	(1)(2)	*
Joseph F. Fisher	1,000		*
Michael E. Lombardozzi	84,845	(2)	*
H. Elizabeth Mitchell	43,634	(2)	*
Michael D. Price	222,356	(2)	*
Neal J. Schmidt	86,261	(2)	*
All directors and executive officers as a group (13 persons)	1,432,701		3.3%

*	Represents less than 1% of the outstanding common shares.

(1)	Does not include share units. Under the Share Unit Plan, 50% of all fees earned by a director who is not an employee of the Company or any of its affiliates (including retainer fees, meeting fees and committee fees) during each calendar quarter (or such higher percentage as elected by a director) are automatically converted into that number of share units equal to the number of common shares which could have been purchased with such fees, based upon the closing price of the common shares on the last day of the calendar quarter, as more fully described under “Director Compensation.” As of March 1, 2005, the following nonemployee directors had been credited with the following number of share units: Mr. Newman: 3,634 share units; Mr. Bank: 5,176 share units; Mr. Carmichael: 4,777 share units; Mr. Pruitt: 3,114 share units; Mr. Baldwin: 3,128 share units; and Mr. Currie: 2,415 share units.

(2)	Includes common shares issuable upon exercise of options as follows: Mr. Newman: 650,000 common shares; Mr. Morrison: 100,000 common shares; Mr. Baldwin: 21,668 common shares; Mr. Bank: 21,668 common shares; Mr. Carmichael: 21,668 common shares; Mr. Currie: 13,334 common shares; Mr. Pruitt: 21,668 common shares; Mr. Lombardozzi: 75,000 common shares; Ms. Mitchell: 37,500 common shares; Mr. Price: 100,000 common shares; and Mr. Schmidt: 75,000 common shares.

(3)	Mr. Currie resigned as a member of our board of directors effective July 5, 2005.

THE EXCHANGE OFFER
General
      Platinum Finance hereby offers, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal (which together constitute the exchange offer), to exchange up to $137.5 million aggregate principal amount of its outstanding Notes, of which Platinum Holdings is guarantor, for a like aggregate principal amount of its Exchange Notes, of which Platinum Holdings is guarantor, properly tendered prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange offer is being made with respect to all of the outstanding Notes.
      As of the date of this prospectus, there are $137.5 million aggregate principal amount of outstanding Notes. This prospectus, together with the letter of transmittal, is first being sent on or about October 26, 2005, to all holders of outstanding Notes known to Platinum Finance. Platinum Finance’s obligation to accept outstanding Notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under “— Certain Conditions to the Exchange Offer” below. Platinum Finance currently expects that each of the conditions will be satisfied and that no waivers will be necessary.
Purpose and Effect of the Exchange Offer
      Platinum Finance and Platinum Holdings have entered into an Exchange and Registration Rights Agreement with Goldman, Sachs & Co. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith, Incorporated, as remarketing agents, in which Platinum Finance and Platinum Holdings agreed, under some circumstances:

(1) to prepare and file with the SEC, as soon as practicable, but no later than 90 days following the date on which the Notes were first issued, this registration statement relating to the exchange offer pursuant to which Exchange Notes that are substantially identical to the outstanding Notes issued by Platinum Finance and guaranteed by Platinum Holdings (except that such Exchange Notes will not contain terms with respect to the special interest payments described below or transfer restrictions) would be offered in exchange for the then outstanding Notes tendered at the option of the holders thereof; and

(2) to use their reasonable best efforts to cause the registration statement to become effective as soon as practicable thereafter (but no later than 180 days after the date on which the outstanding Notes were first issued).
      Platinum Finance and Platinum Holdings agreed further to use their best efforts to commence and complete the exchange offer promptly, but no later than 45 days after this registration statement has become effective, hold the offer open for at least 30 days, and exchange Exchange Notes for all outstanding Notes validly tendered and not withdrawn before the expiration of the exchange offer.
      However, if:

(1) on or before the date of consummation of the exchange offer, the existing SEC interpretations are changed such that the Exchange Notes would not in general be freely transferable in such manner on such date;

(2) the exchange offer has not been completed within 225 days following the issuance of the outstanding Notes; or

(3) the exchange offer is not available as a matter of law to any holders of outstanding Notes,
Platinum Finance and Platinum Holdings will, in lieu of (or, in the case of clause (3), in addition to) conducting the exchange offer file, as soon as reasonably practicable (but no later than 30 days after the time such obligation to file arises), a registration statement under the Securities Act relating to a shelf registration (which we refer to as the Shelf Registration Statement) of the outstanding Notes for resale by holders of outstanding Notes or, in the case of clause (3), of the outstanding Notes held by the remarketing agents for resale by the remarketing agents (which we refer to as the Resale Registration). Platinum Finance and Platinum Holdings will use their reasonable best efforts to cause the Shelf Registration Statement to become or be declared effective by the SEC no later than 120 days following the date such Shelf Registration Statement is filed and to keep such Shelf Registration Statement continuously effective until the earlier of two years following the effective date of such Shelf Registration Statement or such shorter period that will terminate when all the securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are distributed to the public pursuant to Rule 144 or become eligible for resale pursuant to Rule 144 without volume restriction, if any; provided, however, that Platinum Finance and Platinum Holdings may, by notice to holders of Exchange Notes, suspend the availability of the Shelf Registration Statement and the use of the related prospectus for up to an aggregate of 30 days in any consecutive 90 day-period and 90 days in any consecutive twelve month period, if the board of directors of either Platinum Holdings or Platinum Finance determines in good faith that it is in best interests of Platinum Finance or Platinum Holdings to refrain from disclosing the existence of, or facts surrounding, any proposed or pending material corporate transaction or other material non-public information that would be required to be disclosed or incorporated by reference in the Shelf Registration Statement.
      Platinum Finance and Platinum Holdings will, in the event of the Resale Registration, provide to the holder or holders of the applicable outstanding Notes copies of the prospectus that is a part of the Shelf Registration Statement, notify such holder or holders when the Resale Registration for the applicable outstanding Notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable outstanding Notes. A holder of outstanding Notes that sells such outstanding Notes pursuant to the Resale Registration generally would be required to be named as a selling Noteholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement that are applicable to such a holder (including certain indemnification obligations).
      The Exchange and Registration Rights Agreement also requires that, in the event that:

(1) Platinum Finance and Platinum Holdings had not filed the registration statement relating to the exchange offer or has not filed a Shelf Registration Statement on or before the date specified for such filing as set forth above or;

(2) such registration statement relating to the exchange offer or Shelf Registration Statement does not become effective or is not declared effective on or before the date specified for such effectiveness as set forth above or;

(3) the exchange offer is not consummated within 45 days following the date the registration statement relating to the exchange offer becomes effective or;

(4) any registration statement relating to the exchange offer or Shelf Registration Statement required by the Exchange and Registration Rights Agreement is filed and declared effective but shall thereafter either be withdrawn by Platinum Finance or Platinum Holdings or cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective; or

(5) any Shelf Registration Statement required by the Exchange and Registration Rights Agreement is filed and declared effective, and during the period Platinum Finance and Platinum Holdings are required to use their reasonable best efforts to cause the Shelf Registration Statement to remain effective, Platinum Finance and Platinum Holdings shall have suspended the availability of the Shelf Registration Statement and the use of the related prospectus pursuant to the Exchange and Registration Rights Agreement for more than 30 days in the aggregate in any consecutive 90 day-period and 90 days in the aggregate in any consecutive twelve-month period and be continuing to suspend the availability of the Shelf Registration Statement (we refer to any such event referred to in clauses (1) through (5) as a Registration Default) then Platinum Finance will pay to the holders of outstanding Notes, as liquidated damages and not as a penalty, for the period from the occurrence of the Registration Default until such time as no Registration Default is in effect, additional interest, at a per annum rate of 0.25% of the aggregate principal amount of the outstanding Notes during the first 90-day period following the occurrence of such Registration Default and at a per annum rate of 0.50% thereafter for any remaining period during which a Registration Default continues. Liquidated damages shall be paid on interest payment dates to the holders of record for the payment of interest.

      Each holder of outstanding Notes (other than certain specified holders) who wishes to exchange such outstanding Notes for Exchange Notes in the exchange offer will be required to represent that:

•	any Exchange Notes to be received by it will be acquired in the ordinary course of its business;

•	at the time of the commencement of the exchange offer it has no arrangements or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the outstanding Notes or the Exchange Notes;

•	if the holder is not an “affiliate”, as defined in Rule 405 of the Securities Act, of Platinum Finance or Platinum Holdings, or if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes;

•	if the holder is a broker-dealer, that it will receive Exchange Notes for its own account in exchange for outstanding Notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes (see “Plan of Distribution”); and

•	the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.
      The summary herein of certain provisions of the Exchange and Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Exchange and Registration Rights Agreement, which agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.
Resale of Exchange Notes
      Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, Platinum Finance and Platinum Holdings believe that Exchange Notes issued under the exchange offer in exchange for outstanding Notes may be offered for resale, resold and otherwise transferred by any holder of Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is not an “affiliate” of Platinum Finance or of Platinum Holdings within the meaning of Rule 405 under the Securities Act;

•	the Exchange Notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of the Exchange Notes.
      Platinum Finance and Platinum Holdings have not obtained, and do not plan to request, a no-action letter from the staff of the SEC with respect to this exchange offer.

      Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the Exchange Notes:

•	cannot rely on the position of the SEC staff enunciated in interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.
      This prospectus may be used for an offer to resell, for the resale or for other retransfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for outstanding Notes, where the outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of Exchange Notes.
Clearing of the Exchange Notes
      Upon consummation of the exchange offer, the Exchange Notes will have a different CUSIP, Common Code and ISIN number from the outstanding Notes.
Terms of the Exchange Offer
      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, Platinum Finance will accept for exchange any outstanding Notes properly tendered and not withdrawn prior to the expiration date. Platinum Finance will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Notes surrendered under the exchange offer. Outstanding Notes may be tendered only in integral multiples of $1,000.
      The form and terms of the Exchange Notes will be substantially identical to the form and terms of the outstanding Notes except the Exchange Notes will be registered under the Securities Act and will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to fulfill certain of our obligations under the Exchange and Registration Rights Agreement to file, and cause to be effective, a registration statement. The Exchange Notes will evidence the same debt as the outstanding Notes. The Exchange Notes will be issued under and entitled to the benefits of the same Indenture that authorized the issuance of the outstanding Notes.
      In connection with the issuance of the outstanding Notes, Platinum Finance arranged for the Notes to be issued and transferable in book-entry form through the facilities of DTC, acting as a depository. The Exchange Notes will also be issuable and transferable in book-entry form through DTC.
      As of the date of this prospectus, $137.5 million aggregate principal amount of the Notes are outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding Notes. There will be no fixed record date for determining registered holders of outstanding Notes entitled to participate in the exchange offer.
      Platinum Finance and Platinum Holdings intend to conduct the exchange offer in accordance with the provisions of the exchange offer and the Exchange and Registration Rights Agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest but will not retain any rights under the Exchange and Registration Rights Agreement.
      Platinum Finance will be deemed to have accepted for exchange properly tendered outstanding Notes when it has given oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the

Exchange Notes from Platinum Finance and delivering Exchange Notes to holders. The exchange agent also acts as the agent of Platinum Finance and Platinum Holdings in connection with the offer. Under the terms of the exchange offer and Exchange and Registration Rights Agreement, Platinum Finance and Platinum Holdings reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “— Certain Conditions to the Exchange Offer.”
      Holders who tender outstanding Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding Notes. Platinum Finance and Platinum Holdings will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.
Expiration Date; Extensions; Amendments
      The exchange offer will expire at 5:00 p.m., New York City time on November 29, 2005, unless such exchange offer is extended in Platinum Finance’s sole discretion.
      In order to extend the exchange offer, Platinum Finance will notify the exchange agent orally (promptly confirmed in writing) or in writing of any extension. Platinum Finance will notify the registered holders of outstanding Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.
      Platinum Finance and Platinum Holdings reserve the right, in their sole discretion:

•	to delay accepting for exchange any outstanding Notes;

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding Notes not previously accepted if any of the conditions set forth below under “— Certain Conditions to the Exchange Offer” have not been satisfied, by giving oral (promptly confirmed in writing) or written notice of the delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer, in any manner, under the terms of the exchange offer and the Exchange and Registration Rights Agreement.
      Any delay in acceptance, extension, or termination will be followed as promptly as practicable by oral or written notice to the registered holders of outstanding Notes. If either Platinum Finance or Platinum Holdings amends the exchange offer in a manner that either Platinum Finance or Platinum Holdings determines constitutes a material change, Platinum Finance will promptly disclose the amendment in a manner reasonably designed to inform the holders of outstanding Notes of the amendment.
      Without limiting the manner in which Platinum Finance or Platinum Holdings may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, neither Platinum Finance nor Platinum Holdings will have any obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.
Certain Conditions to the Exchange Offer
      Despite any other term of the exchange offer, Platinum Finance will not be required to accept for exchange, or exchange any Exchange Notes for, any outstanding Notes, and it may terminate the exchange offer as provided in this prospectus before accepting any outstanding Notes for exchange if in its reasonable judgment:

•	the Exchange Notes to be received will not be tradable by the holder, without restriction under the Securities Act, the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of outstanding Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in its judgment, would reasonably be expected to impair its ability to proceed with the exchange offer.
      In addition, Platinum Finance will not be obligated to accept for exchange the outstanding Notes of any holder that has not made to it:

•	the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering” and “Plan of Distribution;” and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the Exchange Notes under the Securities Act.
      Platinum Finance expressly reserves the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, it may delay acceptance of any outstanding Notes by giving oral or written notice of the extension to holders of the outstanding Notes. During any such extensions, all outstanding Notes previously tendered will remain subject to the exchange offer, and Platinum Finance may accept them for exchange. Platinum Finance will return any outstanding Notes that it does not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.
      Platinum Finance and Platinum Holdings expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. Platinum Finance will give oral or written notice of any extension, amendment, nonacceptance, or termination to the holders of the outstanding Notes as promptly as practicable.
      These conditions are for the sole benefit of Platinum Finance and Platinum Holdings and Platinum Finance and Platinum Holdings may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in their sole discretion. If Platinum Finance and Platinum Holdings fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of this right. Each right will be deemed an ongoing right that Platinum Finance and Platinum Holdings may assert at any time or at various times.
      In addition, Platinum Finance will not accept for exchange any outstanding Notes tendered, and will not issue Exchange Notes in exchange for any outstanding Notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.
Procedures for Tendering
      Only a holder of outstanding Notes may tender the outstanding Notes in the exchange offer. In order to receive Exchange Notes, a holder of outstanding Notes must follow the procedures described herein. To tender in the exchange offer:

•	a holder must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s ATOP procedures described below.
      In addition, either:

•	the exchange agent must receive the outstanding Notes along with the accompanying letter of transmittal;

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the outstanding Notes into the exchange agent’s account at DTC according to the standard operating procedures for book-entry transfer described below and a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.
      To be tendered effectively, the exchange agent must receive any physical delivery of a letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” prior to the expiration date.
      The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement among the holder, Platinum Finance and Platinum Holdings in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.
      The method of delivery of outstanding Notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, Platinum Finance and Platinum Holdings recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or outstanding Notes to Platinum Finance or to Platinum Holdings, but instead must have them delivered to the exchange agent. Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the exchange agent. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.
      Any beneficial owner whose outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner’s behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the accompanying letter of transmittal and delivering its outstanding Notes, either:

•	make appropriate arrangements to register ownership of the outstanding Notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of outstanding Notes.
      The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.
      Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding Notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the accompanying letter of transmittal; or

•	for the account of an eligible guarantor institution.
      If the accompanying letter of transmittal is signed by a person other than the registered holder of any outstanding Notes listed on the outstanding Notes, the outstanding Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding Notes and an eligible guarantor institution must guarantee the signature on the bond power.
      If the accompanying letter of transmittal or any outstanding Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by

Platinum Finance and Platinum Holdings, they should also submit evidence satisfactory to Platinum Finance and Platinum Holdings of their authority to deliver the accompanying letter of transmittal.
      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s ATOP to tender. Participants in the program may, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the outstanding Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its ATOP that is tendering outstanding Notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal, or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against that participant.
Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the appropriate letter of transmittal and described above are true and correct.
      Platinum Finance will determine in its sole discretion all outstanding questions as to the validity, form, eligibility, including time of receipt of the outstanding Notes, as well as the acceptance of tendered outstanding Notes and withdrawal of tendered outstanding Notes. Platinum Finance’s determination will be final and binding. Platinum Finance and Platinum Holdings reserve the absolute right to reject any outstanding Notes not properly tendered or any outstanding Notes the acceptance of which would, in the opinion of counsel for Platinum Finance and Platinum Holdings, be unlawful. Platinum Finance and Platinum Holdings also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding Notes. Platinum Finance’s interpretation of the terms and conditions of the exchange offer, including the instructions in the accompanying letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding Notes must be cured within such time as we will determine. Although Platinum Finance intends to notify holders of defects or irregularities with respect to tenders of outstanding Notes, neither Platinum Holdings, Platinum Finance, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding Notes will not be deemed made until any defects or irregularities have been cured or waived. Any outstanding Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.
      In all cases, Platinum Finance will issue Exchange Notes for outstanding Notes that it has accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding Notes or a timely book-entry confirmation of the outstanding Notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

      By signing the accompanying letter of transmittal or authorizing the transmission of the agent’s message, each tendering holder of outstanding Notes will represent or be deemed to have represented to Platinum Finance and Platinum Holdings that, among other things:

•	any Exchange Notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the Exchange Notes;

•	if the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for outstanding Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of any Exchange Notes. See “Plan of Distribution;”

•	the holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of Platinum Finance or Platinum Holdings or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and

•	the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.
Book-Entry Transfer
      The exchange agent will make a request to establish an account with respect to the outstanding Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of outstanding Notes by causing DTC to transfer the outstanding Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of outstanding Notes who are unable to deliver confirmation of the book-entry tender of their outstanding Notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent prior to the expiration date must tender their outstanding Notes according to the guaranteed delivery procedures described below.
Guaranteed Delivery Procedures
      Holders wishing to tender their outstanding Notes but whose outstanding Notes are not immediately available or who cannot deliver their outstanding Notes, the accompanying letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s ATOP prior to the expiration date may tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from the eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message relating to guaranteed delivery:

1.	setting forth the name and address of the holder, the registered number(s) of the outstanding Notes and the principal amount of outstanding Notes tendered;

2.	stating that the tender is being made thereby; and

3.	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the accompanying letter of transmittal, or facsimile thereof, together with the outstanding Notes or a book-entry confirmation, and any other documents required by the accompanying letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the accompanying letter of transmittal, within three New York Stock Exchange trading days after the expiration date.
      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding Notes according to the guaranteed delivery procedures set forth above.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, holders of outstanding Notes may withdraw their tenders not later than the close of business on the last exchange date.
      For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal, which notice may be by facsimile transmission or letter of withdrawal at the address set forth below under “— Exchange Agent;” or

•	holders must comply with the appropriate procedures of DTC’s ATOP system.
      Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding Notes to be withdrawn;

•	identify the outstanding Notes to be withdrawn, including the principal amount of the outstanding Notes;

•	where certificates for outstanding Notes have been transmitted, specify the name in which the outstanding Notes were registered, if different from that of the withdrawing holder; and

•	contain a statement that the holder is withdrawing its election to have the outstanding Notes exchanged.
      If certificates for outstanding Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution.
      If outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding Notes and otherwise comply with the procedures of the facility. Platinum Finance will determine all questions as to the validity, form and eligibility, including time of receipt, of the notices, and its determination will be final and binding on all parties. Platinum Finance will deem any outstanding Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, the outstanding Notes will be credited to an account maintained with DTC for outstanding Notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn, outstanding Notes may be retendered by following one of the procedures described under “— Procedures for Tendering” above at any time prior to the expiration date.

Exchange Agent
      JPMorgan Chase Bank, N.A. has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or for the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

By Regular, Registered or Certified Mail or Overnight Delivery: JPMorgan Chase Bank, N.A. 2001 Bryant Street — 10th Floor Dallas, Texas 75201 Attention: Worldwide Securities Services	By Facsimile Transmission (for Eligible Guarantor Institutions only): (214) 468-6494 Attention: Frank Ivins

To Confirm by Telephone:	By Hand:
(214) 468-6464 Attention: Frank Ivins For Information Call: 1-800-275-2048 Attention: Customer Service	JPMorgan Chase Bank, N.A. 4 New York Plaza Ground Floor Window New York, NY 10004 Attention: Worldwide Securities Services
Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.
Fees and Expenses
      Platinum Finance and Platinum Holdings will bear, jointly and severally (but without duplication), all registration expenses of soliciting tenders. The principal solicitation is being made by mail; however, Platinum Finance and Platinum Holdings may make additional solicitations by telephone or in person by its officers and regular employees and those of its affiliates.
      Neither Platinum Finance nor Platinum Holdings has retained any dealer-manager in connection with the exchange offer, and neither Platinum Finance nor Platinum Holdings will make any payments to broker-dealers or others soliciting acceptance of the exchange offer. Platinum Finance and Platinum Holdings will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.
      Platinum Finance and Platinum Holdings will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $225,000. These expenses include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.
Transfer Taxes
      Platinum Finance and Platinum Holdings will pay all transfer taxes, if any, applicable to the exchange of outstanding Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding Notes tendered;

•	tendered outstanding Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding Notes under the exchange offer.
      If satisfactory evidence of payment of the taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed to that tendering holder.
      Holders who tender their outstanding Notes for exchange will not be required to pay any transfer taxes. However, holders who instruct Platinum Finance to register Exchange Notes in the name of, or request that outstanding Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.
      Each holder of the outstanding Notes will pay all underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, related to the sale or disposition of outstanding Notes pursuant to a shelf registration statement.
Consequences of Failure to Exchange
      Holders of outstanding Notes who do not exchange their outstanding Notes for Exchange Notes under the exchange offer will remain subject to the restrictions on transfer of the outstanding Notes:

•	as set forth in the legend printed on the outstanding Notes as a consequence of the issuance of the outstanding Notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the outstanding Notes.
      In general, you may not offer or sell the outstanding Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Exchange and Registration Rights Agreement, neither Platinum Finance nor Platinum Holdings intends to register resales of the outstanding Notes under the Securities Act. Based on interpretations of the SEC staff, Exchange Notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Notes in the ordinary course of the holders’ businesses and the holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes:

•	cannot rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.
      The tender of outstanding Notes under the exchange offer will reduce the principal amount of outstanding Notes, which may have an adverse effect upon, and increase the volatility of, the market price for outstanding Notes due to a reduction in liquidity.
Accounting Treatment
      Platinum Finance will record the Exchange Notes in its accounting records at the same carrying value as the outstanding Notes, which is the aggregate principal amount, as reflected in its accounting records on the date of exchange. Accordingly, Platinum Finance will not recognize any gain or loss for accounting purposes in connection with the exchange offer. Platinum Finance will amortize the expenses of the exchange offer over the life of the Exchange Notes.

Other
      Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.
      Platinum Finance and Platinum Holdings may in the future seek to acquire untendered outstanding Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. Platinum Finance and Platinum Holdings have no present plans to acquire any outstanding Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding Notes.
DESCRIPTION OF THE EXCHANGE NOTES
      The following description is a summary of the terms of the Exchange Notes. The Exchange Notes are being issued pursuant to an indenture, dated as of October 10, 2002, among Platinum Finance, as issuer, Platinum Holdings, as guarantor, and JPMorgan Chase Bank, N.A. (as successor entity to JPMorgan Chase Bank), as trustee, as supplemented by a first supplemental indenture, dated as of November 1, 2002, among Platinum Finance, Platinum Holdings and the trustee, and as further supplemented by a second supplemental indenture, dated as of August 16, 2005, among Platinum Finance, Platinum Holdings and the trustee (we refer to these agreements collectively as the “Indenture”). A copy of the Indenture has been filed with the SEC. See “Available Information” for information on how to obtain a copy of the Indenture. The Indenture and its associated documents contain the full legal text of the matters described in this section. The Indenture and the Exchange Notes are governed by New York law, without regard to conflicts of laws principles thereof.
      Because this section is a summary, it does not describe every aspect of the Exchange Notes and the Indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture. For example, references in parentheses refer to certain sections of the Indenture.
      The summary herein of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, a copy of which will be available upon request to Platinum Holdings or Platinum Finance.
      Platinum Finance initially issued the Senior Notes in November 2002 in connection with the issuance by Platinum Holdings of equity security units. Each equity security unit has a stated amount of $25 and initially consisted of (a) a contract pursuant to which the holders agree to purchase, for $25, common shares of Platinum Holdings on November 16, 2005 and (b) a 1/40, or 2.5%, ownership interest in a 5.25% Senior Guaranteed Note due November 16, 2007 of Platinum Finance with a principal amount of $1,000.
      On August 16, 2005, we successfully completed the remarketing of $137.5 million aggregate principal amount of the Senior Notes at a price of 100.7738%. The Senior Notes originally bore interest at a rate of 5.25% per annum. Interest was reset to a rate of 6.371% per annum and will accrue from August 16, 2005 on the remarketed notes (which we refer to as the Notes). Interest is payable on the Notes on May 16 and November 16 of each year, commencing November 16, 2005. The Notes no longer form a part of the ESUs. The remarketing was conducted pursuant to the terms of the ESUs. The Notes were issued by Platinum Finance and unconditionally guaranteed by Platinum Holdings. We are now offering to exchange the Exchange Notes for the Notes by means of the registration statement of which this prospectus forms a part.
      The Exchange Notes are unsecured and rank equally with all of Platinum Finance’s other existing and future unsecured and unsubordinated debt, including its outstanding 7.50% Notes in the aggregate principal amount of $250,000,000. The Exchange Notes are guaranteed by Platinum Holdings on a senior, unsecured basis. The Exchange Notes are being issued in an aggregate principal amount of $137,500,000. Platinum Finance will not receive any proceeds from this exchange offer.
      Pursuant to the Exchange and Registration Rights Agreement, Platinum Holdings and Platinum Finance agreed with Goldman, Sachs & Co. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated to file the registration statement of which this prospectus forms a part to enable holders to exchange the Notes for publicly registered Exchange Notes having substantially identical terms, except for certain provisions relating to transfer restrictions and additional interest. The Notes and the Exchange Notes will be considered collectively to be a single series for all purposes under the Indenture governing the notes, including, without limitation, waivers, amendments, redemptions and offers to purchase, and for purposes of this Description of the Exchange Notes, all references herein to “notes” shall be deemed to refer collectively to Notes and any Exchange Notes, unless the context otherwise requires.
Platinum Finance May Issue Other Series of Debt Securities
      The Indenture permits Platinum Finance to issue different series of debt securities from time to time. The Exchange Notes are a single, distinct series of debt securities. A summary of the terms of the Exchange Notes is provided below under “— Overview of the Exchange Notes.”
      The Indenture and the Exchange Notes do not limit the ability of Platinum Finance or Platinum Holdings to incur other debt or to issue other securities. Also, Platinum Finance and Platinum Holdings are not subject to financial or similar restrictions by the terms of the Exchange Notes, except for certain “restrictive covenants” described below. When reference is made to a series of debt securities, it is intended to mean a series, such as the Exchange Notes, issued under the Indenture.
Overview of the Exchange Notes

Principal, Maturity and Interest
      We are hereby offering to exchange the outstanding Notes in the aggregate principal amount of $137.5 million for $137.5 aggregate principal amount of Exchange Notes. The Exchange Notes mature on November 16, 2007. The Exchange Notes will bear interest at 6.371% per year on and after August 16, 2005. Interest will be payable semi-annually in arrears on May 16 and November 16 of each year (each an “interest payment date”), commencing on November 16, 2005, to the person in whose name the Exchange Note is registered at the close of business on the first day of the month in which the interest payment date falls. The Exchange Notes are not redeemable prior to their stated maturity except as described below and will not have the benefit of a sinking fund.
      Platinum Holdings has irrevocably guaranteed on a senior and unsecured basis the payment in full of the interest payments that are required to be paid on the Exchange Notes, the principal amount of the Exchange Notes, interest payments on overdue interest payments and principal amounts due on the Exchange Notes, to the extent permitted by law, and any other payments due to holders of Exchange Notes under the Indenture, as further described under “— Guarantee” below.
      The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly or semi-annual period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 90-day period. In the event that any date on which interest is payable on the Exchange Notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay, except that, if the business day is in the next succeeding calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.
      Both Platinum Holdings and Platinum Finance are holding companies with no operations of their own. Platinum Finance’s ability to pay its obligations under the Exchange Notes is dependent upon its ability to obtain cash dividends or other cash payments or obtain loans from its subsidiaries. Similarly, Platinum Holdings’ ability to pay its obligations under the guarantee is dependent upon its ability to obtain cash dividends or obtain loans from its subsidiaries. Platinum Holdings’ and Platinum Finance’s operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany indebtedness) to Platinum Holdings or Platinum Finance. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the abilities of Platinum Holdings’ and Platinum Finance’s subsidiaries to transfer funds to Platinum Holdings and Platinum Finance in the form of cash dividends, loans or advances. See “Business — Regulation.”
      In addition, because Platinum Holdings and Platinum Finance are holding companies, except to the extent that Platinum Holdings or Platinum Finance have priority or equal claims against their subsidiaries as a creditor, Platinum Finance’s obligations under the Exchange Notes and Platinum Holdings’ obligations under the guarantee are effectively subordinated to the debt and other obligations of their respective subsidiaries because, as the shareholders of their subsidiaries, Platinum Holdings and Platinum Finance are subject to the prior claims of creditors of their subsidiaries. As of June 30, 2005, Platinum Finance’s subsidiaries had approximately $1,270 million in liabilities and obligations that would have effectively ranked senior to the Exchange Notes, and Platinum Holdings’ subsidiaries (including Platinum Finance and its subsidiaries) had approximately $1,559 million in liabilities and obligations that would have effectively ranked senior to the guarantee.
      There are no provisions in either the Indenture or the Exchange Notes that protect the holders in the event that Platinum Finance incurs substantial additional indebtedness, whether or not in connection with a change in control. In addition, there are no provisions in the guarantee that protect the holders in the event that Platinum Holdings or its subsidiaries incur substantial additional indebtedness, whether or not in connection with a change in control.

Tax Event Redemption
      If a tax event occurs and is continuing, Platinum Finance may, at its option, redeem the Exchange Notes in whole, but not in part, at any time at the redemption price for each Exchange Note referred to below. Installments of interest on Exchange Notes which are due and payable on or prior to a redemption date will be payable to holders of the Exchange Notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event, Platinum Finance exercises its option to redeem the Exchange Notes, the proceeds of the redemption will be payable in cash to the holders of the Exchange Notes.
      “Tax event” means the receipt by Platinum Finance of an opinion of nationally recognized tax counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest payable by Platinum Finance on the Exchange Notes on the next interest payment date will not be deductible, in whole or in part, by Platinum Finance for U.S. federal income tax purposes as a result of (i) any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation (other than any such amendment, change or announced proposed change to the so-called “earnings stripping” provisions of Section 163(j) of the Code, which limit the ability of U.S. corporations to deduct interest on certain debt owed to or guaranteed by related foreign persons), (ii) any amendment to or change in an official interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or (iii) any official interpretation, pronouncement or application that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus.
      Solely for purposes of determining the treasury portfolio purchase price in the case of a tax event redemption date, “treasury portfolio” shall mean a portfolio of zero coupon U.S. treasury securities consisting of (i) principal or interest strips of U.S. treasury securities that mature on or prior to

November 16, 2007 in an aggregate amount equal to the aggregate principal amount of the Exchange Notes outstanding on the tax event redemption date and (ii) with respect to each scheduled interest payment date on the Exchange Notes that occurs after the tax event redemption date, interest or principal strips of U.S. treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the Exchange Notes outstanding on the tax event redemption date.
      “Redemption price” means for each Exchange Note the product of the principal amount of the Exchange Note and a fraction the numerator of which is the treasury portfolio purchase price and the denominator of which is the aggregate principal amount of the Exchange Notes outstanding on the tax event redemption date. Depending on the amount of the treasury portfolio purchase price, the redemption amount could be less than or greater than the principal amount of the Exchange Notes.
      “Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the treasury portfolio for settlement on the tax event redemption date.
      “Quotation agent” means each of Goldman, Sachs & Co. or its successor or any other primary U.S. government securities dealer in New York City selected by Platinum Finance.
      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of Exchange Notes to be redeemed at its registered address. Unless Platinum Finance defaults in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the Exchange Notes. In the event any Exchange Notes are called for redemption, neither Platinum Finance nor the trustee will be required to register the transfer of or exchange the Exchange Notes to be redeemed during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing.

Form and Denomination
      The Exchange Notes initially will be represented by a global security registered in the name of Cede & Co., as nominee of DTC. For a discussion of global securities, see “— Global Clearance and Settlement.” The Exchange Notes will be subject to certain restrictions on transfer and such Exchange Notes will bear a restrictive legend as described under “Notice to Investors.”
      Exchange and Transfer of Definitive Exchange Notes. If Platinum Finance issues definitive Exchange Notes, you may have your Exchange Notes broken into smaller authorized denominations or combined into larger authorized denominations of the same series, as long as the total principal amount is not changed. (Section 305) This is called an “exchange.”
      You may exchange or transfer definitive Exchange Notes at the office of the trustee. The trustee acts as Platinum Finance’s agent for registering Exchange Notes in the names of Holders and transferring Exchange Notes. Platinum Finance may change this appointment to another entity or itself. The entity performing the role of maintaining the list of registered Holders is called the “Security Registrar.” (Section 305)
      You will not be required to pay a service charge to transfer or exchange definitive Exchange Notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the Security Registrar is satisfied with your proof of ownership.

Payments
      Platinum Finance will pay interest to you if you are a direct Holder listed in the trustee’s records at the close of business on a particular day in advance of each Interest Payment Date, even if you no longer own the Exchange Note on the Interest Payment Date. That particular day is called the “Regular Record Date.” (Section 307) The Regular Record Date relating to an Interest Payment Date for any Exchange Note will be the business day next preceding an Interest Payment Date. Holders buying and selling Exchange Notes must work out between them how to compensate for the fact that Platinum Finance will pay all the interest for an interest period to the one who is the registered Holder on the Regular Record Date. The most common manner is to adjust the sales price of the Exchange Notes to prorate interest fairly between buyer and seller. This prorated interest amount is called “accrued interest.”
      Platinum Finance will pay interest, principal, any premium and any other money due on the Exchange Notes at the corporate trust office of the trustee in New York City. That office is currently located at 4 New York Plaza, 15th Floor, New York, New York. You must make arrangements to have your payments picked up at or wired from that office. Platinum Finance may also choose to pay interest by mailing checks.
      Platinum Finance may also arrange for additional payment offices, and may cancel or change these offices, including use of the trustee’s corporate trust office. These offices are called “Places of Payment.” Platinum Finance must notify the trustee of any change in the location of such office. (Section 1002) Platinum Finance may also choose to act as its own Paying Agent.

Notices
      Platinum Finance and the trustee will send notices regarding the Exchange Notes only to direct Holders, using their addresses as listed in the trustee’s records. (Section 106) Regardless of who acts as Paying Agent, all money paid by Platinum Finance to a Paying Agent that remains unclaimed at the end of one year after the amount is due to direct Holders will be repaid to Platinum Finance. After that one-year period, you may look only to Platinum Finance or Platinum Holdings for payment and not to the trustee, any other Paying Agent or anyone else. (Section 1003)
Overview of Remainder of This Description
      In the remainder of this description “you” or “your” refer to direct Holders and not “street name” or other indirect holders of Exchange Notes. Unless and until Platinum Finance issues definitive Exchange Notes to you, you will be an indirect holder of an interest in the Global Exchange Note and as such, you should read the subsection above entitled “Form and Denomination.”
      The remainder of this description summarizes:

•	your rights under several special situations, such as if Platinum Finance or Platinum Holdings merges with another company or if Platinum Finance wants to change a term of the Exchange Notes;

•	promises each of Platinum Finance and Platinum Holdings makes to you about how each will run its business, or certain business actions that Platinum Finance and Platinum Holdings promise not to take (known as “restrictive covenants”); and

•	your rights if Platinum Finance defaults or experiences other financial difficulties.
Special Situations

Mergers and Similar Events
      Platinum Finance and Platinum Holdings are generally permitted to consolidate with or merge into any other person. Each of Platinum Finance and Platinum Holdings is also permitted to sell substantially all of its assets to any other person, or to buy substantially all of the assets of any other person. However,

Platinum Finance or Platinum Holdings may not take any of these actions unless all the following conditions are met:

•	Where Platinum Finance or Platinum Holdings merges out of existence or sells all or substantially all of its assets, the other person must be organized under the laws of a State or the District of Columbia or under Federal law, or in the case of Platinum Holdings, Bermuda, and it must agree to be legally responsible for the Exchange Notes in the case of Platinum Finance, or in the case of Platinum Holdings, the guarantee. Upon assumption of Platinum Finance’s or Platinum Holdings’ obligations by such a person in such circumstances, Platinum Finance and Platinum Holdings, as the case may be, shall be relieved of all obligations and covenants under the Indenture and the Exchange Notes and the guarantee, as the case may be.

•	The merger, sale of all or substantially all of Platinum Finance’s or Platinum Holdings’ assets or other transaction must not cause a default on the Exchange Notes, and Platinum Finance and Platinum Holdings, as the case may be, must not already be in default unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an Event of Default that has occurred and not been cured, as described below under “— What is an Event of Default?” A default for this purpose would also include any event that would be an Event of Default if Platinum Finance or Platinum Holdings received the required notice of its default or if under the Indenture the default would become an event of default after existing for a specified period of time.

•	It is possible that the merger, sale of all or substantially all of Platinum Finance’s or Platinum Holdings’ assets or other transaction would cause some of Platinum Finance’s or Platinum Holdings’ property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over its general creditors if Platinum Finance or Platinum Holdings, as the case may be, fails to pay them back. If a merger or other transaction would create any non-permitted or prohibited Liens on its property, Platinum Finance or Platinum Holdings, as the case may be, shall grant an equivalent or higher-ranking Lien on the same property to you and the other direct Holders. (Section 801)

Modification and Waiver
      There are three types of changes Platinum Finance can make to the Indenture and the Exchange Notes.
      Changes Requiring Your Approval. First, there are changes that cannot be made to the Indenture without your specific approval. Following is a list of those types of changes:

•	change the Stated Maturity of the principal or interest on an Exchange Note;

•	reduce any amounts due on an Exchange Note;

•	reduce the amount of principal payable upon acceleration of the Maturity of an Exchange Note following an Event of Default;

•	change the place or currency of payment for an Exchange Note;

•	impair your right to sue for payment;

•	reduce the percentage in principal amount of the Exchange Notes the approval of the Holders of which is needed to modify or amend the Indenture or the rights of Holders of the Exchange Notes;

•	reduce the percentage in principal amount of the Exchange Notes the approval of the Holders of which is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults;

•	modify any other aspect of the provisions dealing with modification and waiver of the Indenture, except to increase the percentage required for any modification or to provide that other provisions of the Indenture may not be modified or waived without your consent; and

•	change in any manner adverse to the interests of the Holders the obligations of Platinum Holdings in respect of the due and punctual payment of principal and interest on the Exchange Notes, interest payments on overdue interest payments and principal amounts due under the Exchange Notes and any other payments due to holders of the Exchange Notes under the Exchange Notes. (Section 902)
      Changes Not Requiring Your Approval. The second type of change does not require any vote by Holders of the Exchange Notes. This type is limited to corrections and clarifications and certain other changes that would not adversely affect Holders of the Exchange Notes. Similarly, Platinum Finance does not need any approval to make changes that affect only debt securities to be issued under the Indenture after the changes take effect. Platinum Finance may also make changes or obtain waivers that do not adversely affect a particular Exchange Note, even if they affect other notes or other debt securities issued under the Indenture. In those cases, Platinum Finance needs only to obtain any required approvals from the Holders of the affected notes or other debt securities.
      Changes Requiring a Majority Vote. Any other change to the Indenture and the Exchange Notes would require the following approval:

•	If the change affects only the Exchange Notes, it must be approved by the Holders of a majority in principal amount of the Exchange Notes.

•	If the change affects the Exchange Notes as well as one or more other series of debt securities issued under the Indenture, it must be approved by the holders of a majority in principal amount of each series affected by the change. In each case, the required approval must be given by written consent. Most changes fall into this category.
The same vote would be required for Platinum Finance to obtain a waiver of a past default. However, Platinum Finance cannot obtain a waiver of a payment default or any other aspect of the Indenture or the Exchange Notes listed in the first category described previously under “— Changes Requiring Your Approval” unless Platinum Finance obtains your individual consent to the waiver. (Section 513)
      Further Details Concerning Voting. Exchange Notes will not be considered outstanding, and therefore not eligible to vote, if Platinum Finance or Platinum Holdings has deposited with the trustee or any paying agent other than Platinum Finance or Platinum Holdings or set aside in trust for you money for their payment or redemption. (Section 101)
      Platinum Finance will generally be entitled to set any day as a record date for the purpose of determining the Holders of outstanding Exchange Notes that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by Holders. If Platinum Finance or the trustee sets a record date for a vote or other action to be taken by Holders of Exchange Notes, that vote or action may be taken only by persons who are Holders of outstanding Exchange Notes on the record date and must be taken within 180 days following the record date or another period that Platinum Finance may specify (or as the trustee may specify, if it set the record date). Platinum Finance may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)
      “Street name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if Platinum Finance seeks to change the Indenture or the Exchange Notes or request a waiver.

Limitations on Liens
      Platinum Finance covenants that, so long as any of the Exchange Notes remain outstanding, it will not, and will not permit any Significant Subsidiary to, directly or indirectly, create, issue, assume, incur or guarantee any indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or other encumbrance of any nature on any of the Voting Stock of a Significant Subsidiary without equally and ratably securing the Exchange Notes (and, if Platinum Finance elects, any other indebtedness of Platinum Finance or such Significant Subsidiary that is not subordinate to the Exchange Notes) with (or prior to) such secured indebtedness so long as such secured indebtedness is so secured.
Default and Related Matters

Ranking
      The Exchange Notes are not secured by any property or assets of Platinum Finance. Accordingly, your ownership of Exchange Notes means you are one of Platinum Finance’s unsecured creditors. The Exchange Notes are not subordinated to any of Platinum Finance’s other debt obligations and therefore they rank equally with all of Platinum Finance’s other unsecured and unsubordinated indebtedness, including its outstanding 7.50% Notes in the aggregate principal amount of $250,000,000. The guarantee is unsecured and ranks equally in right of payment to all other senior unsecured debt of Platinum Holdings, including its guarantee of Platinum Finance’s outstanding 7.50% Notes in the aggregate principal amount of $250,000,000.

Events of Default
      You will have special rights if an Event of Default occurs and is not cured, as described later in this subsection.
      What is an Event of Default? The term “Event of Default” means any of the following:

•	Principal or any premium on an Exchange Note is not paid on its due date.

•	Interest on an Exchange Note is not paid within 30 days of its due date.

•	Platinum Finance or Platinum Holdings remains in breach of a restrictive covenant or any other term of the Indenture for 90 days after Platinum Finance and Platinum Holdings receive a notice of default stating Platinum Finance or Platinum Holdings, as the case may be, is in breach. The notice must be sent by either the trustee or Holders of at least 25% of the principal amount of the Exchange Notes. If the notice is sent by the Holders of at least 25% of the principal amount of the Exchange Notes, the Holders must also give notice to the trustee.

•	The guarantee ceases to be in full force and effect.

•	A default by Platinum Finance or Platinum Holdings under any debt for money borrowed having an aggregate principal amount outstanding of at least $25 million, or a default by Platinum Finance or Platinum Holdings under any mortgage, Indenture or instrument under which there may be issued or may be secured or evidenced any debt for money borrowed of Platinum Finance or Platinum Holdings having an aggregate principal amount outstanding of at least $25 million, whether such debt exists now or is created later, which default (A) results because Platinum Finance or Platinum Holdings did not pay any part of the principal of such debt when the principal was due after any applicable grace period expires or (B) causes the debt to become due and payable before the date on which it would otherwise have become due, without, in the case of clause (A), such debt being discharged or without, in the case of clause (B), such debt being discharged or such acceleration having been rescinded or annulled, both within 10 days after the trustee or the Holders of at least 25% in principal amount of the notes give Platinum Finance or Platinum Holdings notice of the default and require that Platinum Finance or Platinum Holdings remedy the breach.

•	Platinum Finance or Platinum Holdings files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. (Section 501)

      Remedies If an Event of Default Occurs. If an Event of Default has occurred and has not been cured, the trustee or the Holders of at least 25% in principal amount of the Exchange Notes may declare the entire principal amount of all the Exchange Notes due and immediately payable. This is called a declaration of acceleration of Maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the Exchange Notes will be automatically accelerated, without any action by the trustee or any Holder. A declaration of acceleration of Maturity may be cancelled by the Holders of at least a majority in principal amount of the Exchange Notes. (Section 502)
      Except in cases of default where the trustee has some special duties, the trustee is not required to take any action under the Indenture at the request of any Holders unless the Holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). (Section 603) If reasonable indemnity is provided, the Holders of a majority in principal amount of the Exchange Notes outstanding may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority Holders may also direct the trustee in performing any other action under the Indenture. (Section 512)
      Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes, the following must occur:

•	You must give the trustee written notice that an Event of Default has occurred and remains uncured.

•	The Holders of at least 25% in principal amount of all outstanding Exchange Notes must make a written request that the trustee take action because of the Event of Default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 90 days after receipt of the above notice and offer of indemnity.

•	No direction inconsistent with this written request has been given to the trustee during the same 90-day period by the Holders of a majority in principal amount of outstanding notes. (Section 507)
      However, you are entitled at any time to bring a lawsuit for the payment of money due on your Exchange Note on or after the due date of that payment. (Section 508)
      “Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.
      Each of Platinum Finance and Platinum Holdings will furnish to the trustee every year a written statement of two of its officers certifying that to their knowledge it is in compliance with the Indenture and the notes, or else specifying any default. (Section 1006)

Regarding the Trustee
      JPMorgan Chase Bank, N.A. is the trustee under the Indenture. The trustee shall be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. The trustee and its affiliates have performed services for Platinum Finance and Platinum Holdings and their affiliates in the ordinary course of business.

Guarantee
      Under the guarantee, Platinum Holdings irrevocably and unconditionally guarantees, on a senior and unsecured basis, the payment in full of the following:

•	interest payments that are required to be paid on the Exchange Notes;

•	the principal amount of the Exchange Notes;

•	interest payments on overdue interest payments and principal amounts due on the Exchange Notes, to the extent permitted by law; and

•	any other payments due to holders of Exchange Notes under the Exchange Notes.
      The guarantee is unsecured and ranks equally in right of payment to all other senior unsecured debt of Platinum Holdings, including its guarantee of Platinum Finance’s outstanding 7.50% Notes in the aggregate principal amount of $250,000,000. In addition, Platinum Holdings is a holding company and its assets consist primarily of the capital stock of its subsidiaries. Accordingly, Platinum Holdings depends on dividends and other distributions from its subsidiaries in order to make payments on the guarantee. Platinum Holdings’ guarantee is effectively junior to the debt and other liabilities of its subsidiaries.
      The Exchange Notes and the guarantee do not limit Platinum Holdings’ or Platinum Finance’s ability or the ability of their subsidiaries to incur indebtedness. This would include indebtedness that ranks equally with the Exchange Notes and the guarantee.
      The guarantee is governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

Global Clearance and Settlement
      The Exchange Notes are represented by a global security registered in the name of Cede & Co., as nominee of DTC. We refer to the global security representing the Exchange Notes as the Global Exchange Note. The Global Exchange Note is issued only in fully registered form and without interest coupons.
      You may hold your beneficial interests in the Global Exchange Note directly through DTC if you have an account at DTC, or indirectly through organizations that have accounts at DTC.
      What is a Global Security? A global security is a special type of indirectly held security in the form of a certificate held by a depositary for the investors in a particular issue of securities. Since Platinum Finance issued the Exchange Notes in the form of a global security, the ultimate beneficial owners can only be indirect holders. This is done by requiring that the Global Exchange Note be registered in the name of a financial institution selected by Platinum Holdings or Platinum Finance, as appropriate, and by requiring that the Exchange Notes included in the Global Exchange Note not be transferred to the name of any other direct holder unless the special circumstances described below occur.
      The financial institution that acts as the sole direct holder of a global security is called the “Depositary.” Any person wishing to own an Exchange Note must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the Depositary. In the case of the Exchange Notes, DTC will act as depositary and Cede & Co. will act as its nominee.
      Except under the limited circumstances described below or upon the creation of normal units, a global security may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in a global security will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC.
      Special Investor Considerations Relating to the Global Exchange Note. As an indirect holder, an investor’s rights relating to the Global Exchange Note will be governed by the account rules of the investor’s financial institution and of the Depositary, DTC, as well as general laws relating to securities transfers. Platinum Holdings and Platinum Finance will not recognize this type of investor as a holder of Exchange Notes and instead will deal only with DTC, the Depositary that holds the Global Exchange Note. Beneficial interests in the Global Exchange Note will be in multiples of $1,000.
      Because the Exchange Notes will be issued only in the form of the Global Exchange Note, an investor in Exchange Notes should be aware that:

•	The investor cannot get Exchange Notes registered in his or her own name.

•	The investor cannot receive physical certificates for his or her interest in the Exchange Notes.

•	The investor will be a “street name” holder and must look to his or her own bank or broker for payments on the Exchange Notes and protection of his or her legal rights relating to the Exchange Notes.

•	The investor may not be able to sell interests in the Exchange Notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	DTC’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the Global Exchange Note. Platinum Finance and the trustee have no responsibility for any aspect of DTC’s actions or for its records of ownership interests in the Global Exchange Note. None of Platinum Finance, Platinum Holdings, the trustee or the purchase contract agent supervises DTC in any way.
      Description of DTC. DTC has informed Platinum Holdings and Platinum Finance that:
      DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
      DTC was created to hold securities for financial institutions that have accounts with it, and to facilitate the clearance and settlement of securities transactions between the account holders through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates. DTC account holders include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a DTC account holder, either directly or indirectly.
      DTC’s rules are on file with the SEC.
      DTC’s records reflect only the identity of its participants to whose accounts beneficial interests in the Global Exchange Note are credited. These participants may or may not be the owners of the beneficial interests so recorded. The participants will be responsible for keeping account of their holdings on behalf of their beneficial owners.

Definitive Securities
      In a few special situations described in the next paragraph, the Global Exchange Note will terminate and interests in it will be exchanged for physical certificates representing Exchange Notes. After that exchange, the choice of whether to hold the Exchange Notes directly or in “street name” (in computerized book-entry form) will be up to the investor. Investors must consult their own bank or broker to find out how to have their interests in Exchange Notes transferred to their own name, so that they will be direct holders.
      The special situations for termination of the Global Note are:

•	When DTC notifies Platinum Finance or Platinum Holdings, as the case may be, that it is unwilling, unable or no longer qualified to continue as Depositary.

•	When an event has occurred that constitutes, or with the giving of notice or passage of time would constitute, an Event of Default and has not been cured. See “Description of the Exchange Notes — Default and Related Matters — Events of Default.”
      Platinum Finance would issue definitive Exchange Notes:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and even multiples of $1,000 except that an Exchange Note held as part of a normal unit represents an ownership interest of 1/40th, or 2.5%, of an Exchange Note in aggregate principal amount of $1,000 and will therefore correspond to the stated amount of $25 per normal unit.
      If the Global Exchange Note terminates, DTC (and not Platinum Finance, Platinum Holdings, the purchase contract agent or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

Exercise of Legal Rights under the Exchange Notes
      Platinum Holdings’ and Platinum Finance’s obligations, as well as the obligations of the purchase contract agent and the trustee and those of any third parties employed by Platinum Finance, Platinum Holdings, the purchase contract agent or the trustee, run only to persons who are registered as holders of Exchange Notes. Platinum Finance and Platinum Holdings do not have obligations to you so long as Exchange Notes you hold are issued in the form of the Global Note, or if definitive securities are issued, if you hold in “street name” or by other indirect means. For example, once Platinum Holdings or Platinum Finance makes payment to the registered holder, it has no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a “street name” customer but does not do so.
      So long as you hold Exchange Notes as a beneficial interest in the Global Note or if Platinum Holdings or Platinum Finance issues definitive securities and you hold them in “street name”, you should check with the institution through which you hold your beneficial interest to find out, among other things:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the Exchange Notes if there were a default or other event triggering the need for holders to act to protect their interests.
Payment and Paying Agents
      The trustee will make payments of principal of, and interest and any premium on, the Global Exchange Note to Cede & Co., the nominee for DTC, as the registered owner. The principal of, and interest and any premium on, the Global Exchange Note will be payable in immediately available funds in U.S. dollars.
      We understand that it is DTC’s current practice, upon DTC’s receipt of any payment of principal of, or interest or any premium on, global securities such as the Global Exchange Note, to credit the accounts of DTC account holders with payment in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Note as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in the Global Exchange Note held through these participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”
      Neither Platinum Finance, Platinum Holdings, the purchase contract agent nor the trustee will have any responsibility or liability for any aspect of DTC’s or its participants’ records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Note or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

      “Street name” holders and other owners of beneficial interests in the Global Exchange Note should consult their banks or brokers for information on how they will receive payments.
DESCRIPTION OF OUR SHARE CAPITAL
      The following description of the share capital of Platinum Holdings summarizes certain provisions of Platinum Holdings’ Bye-laws, and is qualified in its entirety by reference to such Bye-laws. A copy of Platinum Holdings’ Bye-laws is filed as an exhibit to Platinum Holdings’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the SEC on August 6, 2004.
General
      As of October 7, 2005, Platinum Holdings’ authorized share capital consisted of: (1) 200,000,000 common shares, par value $0.01 per share, of which 49,604,759 common shares were outstanding and (ii) 25,000,000 preferred shares, par value $0.01 per share, none of which were outstanding. As of May 10, 2005 there were approximately 27 holders of record of our common shares, including RenaissanceRe, which held 3,960,000 common shares and an option to acquire a number of common shares equal to the excess of the market price per share over $27.00 less the par value per share multiplied by the number of common shares issuable upon exercise of the option, divided by that market price per share. Based on the closing price per share on March 1, 2005, RenaissanceRe had the right to acquire pursuant to the RenaissanceRe option, 342,652 common shares as of such date, resulting in the beneficial ownership by RenaissanceRe of 4,302,652 common shares as of such date (or 9.9% of the then outstanding common shares). Prior to June 30, 2004, St. Paul owned 6,000,000 common shares. On that date, those common shares were sold in an underwritten public offering, which was effected pursuant to a prospectus supplement to the shelf registration statement dated June 28, 2004. St. Paul continues to hold options to acquire a number of common shares determined on the same basis as the RenaissanceRe option described above. Based on the closing price per share on March 1, 2005, St. Paul had the right to acquire pursuant to the St. Paul options 802,437 common shares (or 1.9% of the then-outstanding common shares) as of such date.
Common Shares
      Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights, provided, however, that pursuant to a Transfer Restrictions, Registration Rights and Standstill Agreement between the Company and RenaissanceRe dated as of November 1, 2002, Platinum Holdings has granted RenaissanceRe preemptive rights in the event of certain issuances of common shares or any securities convertible into or exchangeable for or carrying in any way the right to acquire common shares. Subject to the limitation on voting rights described below, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Most matters to be approved by holders of common shares require approval by a simple majority vote. The holders of at least 75% of the common shares voting in person or by proxy at a meeting must approve an amalgamation with another company. In addition, a resolution to remove our independent registered public accounting firm before the expiration of its term of office must be approved by at least two-thirds of the votes cast at a meeting of the shareholders of the Company. The quorum for any meeting of our shareholders is two or more persons holding or representing more than 50% of the outstanding common shares on an unadjusted basis. Our board of directors has the power to approve our discontinuation from Bermuda to another jurisdiction. The rights attached to any class of shares, common or preferred, may be varied with the consent in writing of the holders of at least three-fourths of the issued shares of that class or by a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class in accordance with the Companies Act.
      In the event of a liquidation, winding-up or dissolution of Platinum Holdings, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, the holders of common shares are entitled to share equally and ratably in the assets of Platinum Holdings, if any, remaining after the payment of all of its debts and liabilities and the liquidation preference of any outstanding preferred shares. All outstanding common shares are fully paid and nonassessable. Authorized but unissued shares may, subject to any rights attaching to any existing class or classes of shares, be issued at any time and at the discretion of the board of directors without the approval of the shareholders of the Company with such rights, preferences and limitations as the board of directors may determine.
Limitation on Voting Rights
      Each common share has one vote on a poll of the shareholders, except that, if and for as long as the number of issued Controlled Shares (as defined below) of any person would constitute 10% or more of the combined voting power of the issued common shares of Platinum Holdings (after giving effect to any prior reduction in voting power as described below), each issued Controlled Share, regardless of the identity of the registered holder thereof, will confer a fraction of a vote as determined by the following formula:
(T - C)/(9.1 × C)

Where: (1) “T” is the aggregate number of votes conferred by all the issued common shares immediately prior to that application of the formula with respect to such issued Controlled Shares, adjusted to take into account any prior reduction taken with respect to any issued Controlled Shares pursuant to the “sequencing provision” described below; and

(2) “C” is the number of issued Controlled Shares attributable to that person. “Controlled Shares” of any person refers to all common shares, and all shares of any other class of shares of the Company conferring voting rights, owned by that person, whether (i) directly, (ii) with respect to persons who are U.S. persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or (iii) beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the Exchange Act, and the rules and regulations thereunder.
      The formula will be applied successively as many times as may be necessary to ensure that no person will be a 10% Shareholder (as defined below) at any time (the “sequencing provision”). For the purposes of determining the votes exercisable by shareholders as of any date, the formula first will be applied to the common shares of each shareholder in declining order based on the respective numbers of total Controlled Shares attributable to each shareholder. Thus, the formula will be applied first to the votes of common shares held by the shareholder to whom the largest number of total Controlled Shares is attributable and thereafter sequentially with respect to the shareholder with the next largest number of total Controlled Shares. The formula will be applied iteratively thereafter to ensure that no person will be a 10% Shareholder. In each case, calculations are made on the basis of the aggregate number of votes conferred by the issued common shares as of such date, as reduced by the application of the formula to any issued common shares of any shareholder with a larger number of total Controlled Shares as of such date. A “10% Shareholder” means a person who owns, in the aggregate, (i) directly, (ii) with respect to persons who are U.S. persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Code, or (iii) beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the Exchange Act, shares of the Company carrying 10% or more of the total combined voting rights attaching to the issued common shares and the issued shares of any other class or classes of shares of the Company.
      Because of the voting limitation described in the preceding paragraph, in the event that RenaissanceRe acquired 10% or more of the combined voting power of Platinum Holdings’ issued common shares and the issued shares of any other class or classes of the Company, the common shares so acquired would have reduced voting rights. Thereafter, should RenaissanceRe dispose of some or all of the common shares it owned, the reduced voting rights with respect to the common shares disposed of by RenaissanceRe would be eliminated and those common shares thereafter would be entitled to full voting rights, subject to future dilution to avoid creating a 10% Shareholder. Therefore, the voting power of the common shares held by all of our shareholders other than RenaissanceRe could be diluted upon any such disposition by RenaissanceRe.
      Our directors are empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of common shares, the names of persons having beneficial ownership of the shareholder’s common shares, relationships, associations or affiliations with other shareholders or any other facts the directors may deem relevant to a determination of the number of Controlled Shares attributable to any person. Our directors may disregard the votes attached to the common shares of any holder failing to respond to such a request or submitting incomplete or untrue information.
      Our directors retain certain discretion to make such final adjustments to the aggregate number of votes attaching to the common shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person will be a 10% Shareholder at any time.
Restrictions on Transfer
      Our Bye-laws contain several provisions restricting the transferability of common shares. Our directors are required to decline to register a transfer of common shares if they have reason to believe that the result of such transfer would be (i) that any person other than a St. Paul Person or a RenaissanceRe Person (as defined below) would become or continue to be a 10% Shareholder or (ii) that a St. Paul Person or a RenaissanceRe Person would become or continue to be a United States 25% Shareholder (as defined below), in each case without giving effect to the limitation on voting rights described above. Similar restrictions apply to Platinum Holdings’ ability to issue or repurchase common shares. “St. Paul Person” means any of St. Paul and its affiliates and a “RenaissanceRe Person” means any of RenaissanceRe and its affiliates. A “United States 25% Shareholder” means a U.S. person who owns, directly or by application of the constructive ownership rules of Sections 958(a) and 958(b) of the Code, 25% or more of either (i) the total combined voting rights attaching to the issued common shares and the issued shares of any other class of Platinum Holdings or (ii) the total combined value of the issued common shares and any other issued shares of Platinum Holdings, determined pursuant to Section 957 of the Code. Only for the purposes of these provisions of our Bye-laws, it is assumed that all RenaissanceRe Persons are U.S. Persons. These restrictions on the transfer, issuance or repurchase of shares do not apply to any issuance of common shares pursuant to a contract to purchase common shares from Platinum Holdings included in the ESUs issued by Platinum Holdings, though the limitations on voting rights, discussed above, do apply to such common shares.
      Our directors also may, in their absolute discretion, decline to register the transfer of any common shares if they have reason to believe (i) that the transfer may expose us, any of our subsidiaries, any shareholder or any person ceding insurance to any of our subsidiaries to adverse tax or regulatory treatment in any jurisdiction or (ii) that registration of the transfer under the Securities Act or under any U.S. state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected. In addition, our directors may decline to approve or register a transfer of common shares unless all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Bermuda, the United States or any other applicable jurisdiction required to be obtained prior to such transfer shall have been obtained.
      Our directors are empowered to request information from any holder or prospective acquiror of common shares as necessary to give effect to the transfer, issuance and repurchase restrictions described above, and may decline to effect any transaction if complete and accurate information is not received as requested.
      Conyers Dill & Pearman, our Bermuda counsel, has advised us that while the precise form of the restrictions on transfer contained in our Bye-laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon. A proposed transferee will be permitted to dispose of any common shares purchased that violate the restrictions and as to the transfer of which registration is refused. The proposed transferor of those common shares will be deemed to own those common shares for dividend, voting and reporting purposes until a transfer of such common shares has been registered on the register of shareholders of Platinum Holdings.
      If the directors refuse to register a transfer for any reason, they must notify the proposed transferor and transferee within thirty days of such refusal. Our Bye-laws also provide that our board of directors may suspend the registration of transfers for any reason and for such periods as it may determine, provided that it may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.

      Our directors may designate our Chief Executive Officer to exercise their authority to decline to register transfers or to limit voting rights as described above, or to take any other action, for as long as the Chief Executive Officer is also a director.
      The voting restrictions and restrictions on transfer described above may have the effect of delaying, deferring or preventing a change in control of Platinum Holdings.
Preferred Shares
      Pursuant to our Bye-laws and Bermuda law, our board of directors by resolution may establish one or more series of preferred shares having a number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, limitations and powers as may be fixed by the board of directors without any further shareholder approval which, if any preferred shares are issued, may include restrictions on voting and transfer intended to avoid having us become a “controlled foreign corporation” for U.S. federal income tax purposes. If our board of directors issues preferred shares conferring any voting rights, it will amend our Bye-laws to apply the limitations on the voting rights discussed above under “—Limitation on Voting Rights” to those preferred shares. Any rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control of the Company. The issuance of preferred shares could adversely affect the voting power of the holders of our common shares, deny such holders the receipt of a premium on their common shares in the event of a tender or other offer for the common shares and depress the market price of the common shares.
Bye-laws
      Our Bye-laws provide for our corporate governance, including the establishment of share rights, modification of those rights, issuance of share certificates, imposition of a lien over shares in respect of unpaid amounts on those shares, calls on shares which are not fully paid, forfeiture of shares, the transfer of shares, alterations of capital, the calling and conduct of general meetings of shareholders, proxies, the appointment and removal of directors, conduct and power of directors, the payment of dividends, the appointment of an auditor and our winding-up.
      Our Bye-laws provide that our board of directors shall be elected annually and shall not be staggered. Shareholders may only remove a director for cause prior to the expiration of that director’s term at a special meeting of shareholders at which a majority of the holders of shares voting thereon vote in favor of that action.
      Our Bye-laws also provide that if our board of directors in its absolute discretion determines that share ownership by any shareholder may result in adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any other shareholder, then we will have the option, but not the obligation, to repurchase all or part of the shares held by such shareholder to the extent the board of directors determines it is necessary to avoid such adverse or potential adverse consequences. The price to be paid for such shares will be the fair market value of such shares.
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following is a general discussion of certain material U.S. federal income tax considerations related to the exchange of outstanding Notes for Exchange Notes pursuant to this exchange offer. This discussion is based on the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect and available on the date hereof. Legislative, judicial or administrative changes may occur which could affect the opinions and conclusions expressed in this discussion, possibly on a retroactive basis. This discussion applies to you only if you purchased outstanding Notes in the remarketing at the offering price shown on the cover page of the remarketing offering circular and you hold outstanding Notes as capital assets. This discussion does not deal with the U.S. federal income tax consequences applicable to all categories of investors, some of which (such as broker-dealers, investors who hold outstanding Notes or Exchange Notes as part of hedging or conversion transactions, and investors whose functional currency is not the U.S. dollar) may be subject to special rules. Further, this discussion does not address the U.S. federal estate, gift, or alternative minimum tax consequences of the acquisition, ownership or disposition of outstanding Notes or Exchange Notes.

      The exchange of the outstanding Notes for Exchange Notes pursuant to this exchange offer will not constitute a taxable transaction for U.S. federal income tax purposes. Consequently, a holder will not recognize taxable gain or loss as a result of exchanging outstanding Notes for Exchange Notes pursuant to this exchange offer and the tax basis and holding period of the Exchange Notes received will be the same as the holder’s adjusted tax basis and holding period for the outstanding Notes immediately before such exchange.
      Investors are advised to consult their own tax advisors with respect to their particular circumstances and with respect to the effects of U.S. federal, state, local or other laws to which they may be subject.
ERISA CONSIDERATIONS
      We and certain of our affiliates may be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person’ within the meaning of Section 4975 of the Internal Revenue Code with respect to employee benefit plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if the Exchange Notes are acquired by or with the assets of a pension or other employee benefit plan with respect to which we or any of our affiliates is a service provider, unless the Exchange Notes are acquired pursuant to an applicable exemption from the prohibited transaction rules.
      Accordingly, by its acquisition and holding of the Exchange Notes, each holder of the Exchange Notes will be deemed to have represented that either (i) it has not used the assets of any benefit plan, or any entity deemed to hold assets of a benefit plan, for purposes of acquiring the Exchange Notes or (ii) if the assets of a benefit plan are used to acquire the Exchange Notes, either directly or indirectly, the acquisition and holding of the Exchange Notes do not, and will not, constitute a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code or any similar rules by reason of the applicability to such purchase and holding of a class exemption issued by the U.S. Department of Labor.
      The issuance of Exchange Notes pursuant to the exchange offer to a plan is in no respect a representation by us that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.
      Any party considering acquiring the Exchange Notes pursuant to the exchange offer on behalf of, or with the assets of, any benefit plan should consult with its counsel to confirm that such investment will satisfy the requirements of ERISA, the Internal Revenue Code and the Department of Labor Regulations applicable to plans and that such purchaser can make the deemed representations set forth above.
PLAN OF DISTRIBUTION
      Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for outstanding Notes where the outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make such prospectus, and any amendment or supplement thereto, available to any such broker-dealer for use in connection with any resale of any Exchange Notes for a period of the lesser of 180 days after the expiration of the exchange offer (as such date may be extended) and the date on which all broker-dealers have sold all Exchange Notes held by them. We have also agreed that we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.
      We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of Exchange Notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of outstanding Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.
      By its acceptance of the exchange offer, any broker-dealer that receives Exchange Notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale or transfer of Exchange Notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements therein not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this prospectus until we have notified such broker-dealer that delivery of this prospectus may resume and have furnished copies of any amendment or supplement to this prospectus to such broker-dealer.
LEGAL OPINIONS
      The validity and legality of the exchange and guarantee will be passed upon for the Company by Dewey Ballantine LLP. Certain legal matters as to Bermuda law in connection with the exchange will be passed upon for Platinum Finance and Platinum Holdings by Conyers Dill & Pearman, Hamilton, Bermuda.

EXPERTS
      The consolidated balance sheets of Platinum Holdings as of December 31, 2004 and 2003 and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2004 and 2003 and the period from April 19, 2002 (date of inception) to December 31, 2002, and all related financial statement schedules, included in this prospectus and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated by reference herein by reference to our Annual Reports on Form 10-K and Form 10-K/ A have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their reports appearing therein. These consolidated financial statements and financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting referred to above are included in reliance upon such reports of KPMG LLP, included herein or incorporated by reference as noted, given upon the authority of such firm as experts in accounting and auditing.
      The combined statements of underwriting results and identifiable underwriting cash flows of The St. Paul Companies, Inc. Reinsurance Underwriting Segment (Predecessor) for the period from January 1, 2002 through November 1, 2002 included in this prospectus have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report. The combined statements referred to above are included in reliance upon such reports of KPMG LLP, given upon the authority of such firm as experts in accounting and auditing. The audit report covering Predecessor’s combined statements contains an explanatory paragraph that states that the combined statements are not intended to be a complete presentation of Predecessor’s or St. Paul’s financial position, results of operations, or cash flows.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-3
Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2004 and 2003 and the period from April 19, 2002 (date of inception) through December 31, 2002	F-4
Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2004 and 2003 and the period from April 19, 2002 (date of inception) through December 31, 2002	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003 and the period from April 19, 2002 (date of inception) through December 31, 2002	F-6
Notes to Consolidated Financial Statements	F-7
The St. Paul Companies, Inc. Reinsurance Underwriting Segment (Predecessor)	P-1
Report of Independent Registered Public Accounting Firm	P-2
Combined Statements — For the period from January 1, 2002 through November 1, 2002	P-3
Notes to Combined Statements — For the period from January 1, 2002 through November 1, 2002	P-5
Consolidated Balance Sheets as of June 30, 2005 (Unaudited) and December 31, 2004	Q-2
Consolidated Statements of Income and Comprehensive Income for the Three and Six Months Ended June 30, 2005 and 2004 (Unaudited)	Q-3
Consolidated Statements of Changes in Shareholders’ Equity for the Six Months Ended June 30, 2005 and 2004 (Unaudited)	Q-4
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2005 and 2004 (Unaudited)	Q-5
Notes to Condensed Consolidated Financial Statements for the Three and Six Months Ended June 30, 2005 and 2004 (Unaudited)	Q-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders Platinum Underwriters Holdings, Ltd:
      We have audited the accompanying consolidated balance sheets of Platinum Underwriters Holdings, Ltd. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for the years ended December 31, 2004 and 2003 and the period from April 19, 2002 (date of inception) to December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Platinum Underwriters Holdings, Ltd. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years ended December 31, 2004 and 2003 and the period from April 19, 2002 (date of inception) to December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Platinum Underwriters Holdings, Ltd. and subsidiaries’ internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 25, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

KPMG LLP
New York, New York
February 25, 2005

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2003
(Amounts in thousands, except share data)

	2004	2003

ASSETS
Investments:
Fixed maturities available-for-sale at fair value (amortized cost — $2,144,290 and $1,560,807, respectively)	$2,157,529	$1,583,505
Fixed maturity trading securities at fair value (amortized cost — $82,931 and $95,926, respectively)	82,673	94,633
Other invested asset	6,769	6,910

Total investments	2,246,971	1,685,048
Cash and cash equivalents	209,897	105,461
Accrued investment income	23,663	17,492
Reinsurance premiums receivable	580,048	487,441
Reinsurance recoverable on ceded losses and loss adjustment expenses	2,005	5,102
Prepaid reinsurance premiums	2,887	6,129
Funds held by ceding companies	198,048	65,060
Deferred acquisition costs	136,038	79,307
Income tax recoverable	1,325	9,360
Deferred tax assets	8,931	3,711
Other assets	12,182	21,461

Total assets	$3,421,995	$2,485,572

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Unpaid losses and loss adjustment expenses	$1,380,955	$736,934
Unearned premiums	502,423	305,985
Reinsurance deposit liabilities	20,189	5,699
Debt obligations	137,500	137,500
Ceded premiums payable	2,384	6,205
Commissions payable	181,925	176,310
Funds withheld	11,999	—
Deferred tax liabilities	10,404	5,503
Other liabilities	41,213	44,233

Total liabilities	2,288,992	1,418,369

Shareholders’ Equity
Preferred shares, $.01 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common shares, $.01 par value, 200,000,000 shares authorized, 43,087,407 and 43,054,125 shares issued and outstanding, respectively	430	430
Additional paid-in capital	911,851	910,505
Accumulated other comprehensive income	12,252	18,774
Retained earnings	208,470	137,494

Total shareholders’ equity	1,133,003	1,067,203

Total liabilities and shareholders’ equity	$3,421,995	$2,485,572

See accompanying notes to consolidated financial statements.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
For the years ended December 31, 2004 and 2003 and
for the Period from April 19, 2002 (date of inception) through December 31, 2002
(Amounts in thousands, except share data)

	2004	2003	2002

Revenue:
Net premiums earned	$1,447,935	1,067,527	$107,098
Net investment income	84,532	57,645	5,211
Net realized gains on investments	1,955	2,781	25
Other income	3,211	3,343	167

Total revenue	1,537,633	1,131,296	112,501

Expenses:
Losses and loss adjustment expenses	1,019,804	584,171	60,356
Acquisition expenses	327,821	251,226	25,474
Operating expenses	66,333	92,595	16,334
Net foreign currency exchange losses (gains)	(725)	114	(2,017)
Interest expense	9,268	9,492	1,261

Total expenses	1,422,501	937,598	101,408

Income before income tax expense	115,132	193,698	11,093
Income tax expense	30,349	48,875	4,655

Net income	$84,783	144,823	$6,438

Earnings per share:
Basic earnings per share	$1.96	3.37	$0.15
Diluted earnings per share	$1.81	3.09	$0.15
Comprehensive income:
Net income	$84,783	144,823	$6,438
Other comprehensive income:
Unrealized gains on available-for-sale securities, net of deferred tax	(6,910)	7,570	10,581
Cumulative translation adjustments, net of deferred tax	388	623	—

Comprehensive income	$78,261	153,016	$17,019

Shareholder dividends:
Dividends declared	$13,807	13,767	$—
Dividends declared per share	$0.32	0.32	$—
See accompanying notes to consolidated financial statements.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the years ended December 31, 2004 and 2003 and
for the Period from April 19, 2002 (date of inception) through December 31, 2002
(Amounts in thousands)

	2004	2003	2002

Preferred shares:
Balances at beginning and end of period	$—	—	$—

Common shares:
Balances at beginning of period	430	430
Initial capitalization	—	—	12
Redemption of shares issued in initial capitalization	—	—	(12)
Exercise of share options	2	—	—
Issuance of common shares	1	—	430
Purchase of common shares	(3)	—	—

Balances at end of period	430	430	430

Additional paid-in-capital:
Balances at beginning of period	910,505	903,797	—
Initial capitalization	—	—	108
Redemption of shares issued in initial capitalization	—	—	(108)
Exercise of share options	7,405	678	—
Share based compensation	2,358	5,510	—
Issuance of common shares	1,565	520	904,658
Purchase of common shares	(9,982)	—	—
Purchase contract adjustment payments	—	—	(6,639)
Assets contributed by St. Paul	—	—	5,778

Balances at end of period	911,851	910,505	903,797

Accumulated other comprehensive income (loss):
Balances at beginning of period	18,774	10,581	—
Net change in unrealized (losses) gains and losses on available-for-sale securities, net of deferred tax	(6,910)	7,570	10,581
Net change in cumulative translation adjustments, net of deferred tax	388	623	—

Balances at end of period	12,252	18,774	10,581

Retained earnings:
Balances at beginning of period	137,494	6,438	—
Net income	84,783	144,823	6,438
Dividends paid to shareholders	(13,807)	(13,767)	—

Balances at end of period	208,470	137,494	6,438

Total shareholders’ equity	$1,133,003	1,067,203	$921,246

See accompanying notes to consolidated financial statements.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2004 and 2003 and
for the Period from April 19, 2002 (date of inception) through December 31, 2002
(Amounts in thousands)

	2004	2003	2002

Operating Activities:
Net income	$84,783	144,823	$6,438
Adjustments to reconcile net income to cash used in operations:
Depreciation and amortization	20,642	23,321	2,469
Net realized gains on investments	(1,955)	(2,781)	(25)
Net foreign currency exchange (gains) losses	(725)	114	—
Share based compensation	2,358	5,510	—
Trading securities activities	16,510	(85,861)	—
Changes in assets and liabilities:
Increase in accrued investment income	(6,171)	(7,499)	(9,993)
Increase in reinsurance premiums receivable	(92,607)	(481,843)	(5,599)
(Increase) decrease in amounts receivable from St. Paul	—	54,096	(39,750)
Increase in funds held by ceding companies	(132,988)	(10,158)	—
(Increase) decrease in deferred acquisition costs	(56,731)	(29,975)	4,058
Increase in net unpaid losses and loss adjustment expenses	641,062	440,859	60,356
Increase (decrease) in net unearned premiums	199,680	108,840	(52,984)
Increase (decrease) in reinsurance deposit liabilities	14,490	(17,962)	(167)
Increase (decrease) in ceded premiums payable	(3,821)	6,205	—
Increase in commissions payable	5,615	138,749	6,595
Increase in funds withheld	11,999	—	—
Changes in other assets and liabilities	12,210	(12,094)	19,152
Cash from St. Paul related to the November 1, 2002 assumption of liabilities on reinsurance contracts becoming effective in 2002	—	108,336	288,648
Other net	382	627	2,195

Net cash provided by operating activities	714,733	383,307	281,393

Investing Activities:
Proceeds from sale of available-for-sale fixed maturities	498,945	393,245	120,421
Proceeds from maturity or paydown of available-for-sale fixed maturities	136,472	132,979	—
Acquisition of available-for-sale fixed maturities	(1,230,895)	(1,066,077)	(1,157,416)
Other invested asset acquired	—	(6,910)	—

Net cash used in investing activities	(595,478)	(546,763)	(1,036,995)

Financing Activities:
Net proceeds from shares issued in initial capitalization	—	—	120
Redemption of shares issued in initial capitalization	—	—	(120)
Dividends paid to shareholders	(13,807)	(13,767)	—
Proceeds from exercise of share options	7,406	678	—
Proceeds from issuance of common shares	1,567	520	905,088
Net proceeds from issuance of debt securities	—	—	132,000
Purchase of common shares	(9,985)	—	—

Net cash (used in) provided by financing activities	(14,819)	(12,569)	1,037,088

Net increase (decrease) in cash and cash equivalents	104,436	(176,025)	281,486
Cash and cash equivalents at beginning of period	105,461	281,486	—

Cash and cash equivalents at end of period	$209,897	105,461	$281,486

Supplemental disclosures of cash flow information:
Income taxes paid	$8,549	65,912	$—
Interest paid	$7,442	7,888	$—
See accompanying notes to consolidated financial statements.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Consolidation
      Platinum Underwriters Holdings, Ltd. (“Platinum Holdings”) is a Bermuda holding company organized in 2002. Platinum Holdings and its subsidiaries (the “Company”) operate through three licensed reinsurance subsidiaries: Platinum Underwriters Reinsurance, Inc. (“Platinum US”), Platinum Re (UK) Limited (“Platinum UK”) and Platinum Underwriters Bermuda, Ltd. (“Platinum Bermuda”). The Company provides property and marine, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele of insurers and select reinsurers on a worldwide basis.
      The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These financial statements reflect the consolidated position of the Company, including Platinum US, Platinum UK, Platinum Bermuda, Platinum Underwriters Finance, Inc. (“Platinum Finance”), Platinum Regency Holdings and Platinum Administrative Services, Inc. All material intercompany transactions have been eliminated in preparing these consolidated financial statements.
      In November 2002, Platinum Holdings completed an initial public offering of 33,044,000 common shares (the “Initial Public Offering”). Concurrent with the Initial Public Offering, Platinum Holdings sold 6,000,000 common shares to The St. Paul Travelers Companies, Inc., formerly The St. Paul Companies, Inc., (“St. Paul”), and 3,960,000 common shares to RenaissanceRe Holdings Ltd. (“RenaissanceRe”) in private placements. St. Paul subsequently sold its 6,000,000 common shares in June 2004. As part of the Initial Public Offering, St. Paul and RenaissanceRe received options to purchase up to 6,000,000 and 2,500,000 of additional common shares, respectively, at any time during the ten years following the Initial Public Offering at a price of $27.00 per share.
      In addition to the common shares issued, the Company issued Equity Security Units (“ESU”). The ESU’s consist of a contract to purchase common shares in 2005 and an ownership interest in a senior note due 2007.
      Concurrent with these transactions, the Company and St. Paul entered into several agreements for the transfer of continuing reinsurance business and certain related assets of St. Paul. Among these agreements were quota share retrocession agreements effective November 2, 2002 under which the Company assumed from St. Paul unpaid losses and loss adjustment expenses (“LAE”), unearned premiums and certain other liabilities on reinsurance contracts becoming effective in 2002 (the “Quota Share Retrocession Agreements”).
      The underwriting operations, as well as substantially all other operations of the Company commenced in November 2002. The 2002 consolidated statements of income and comprehensive income, shareholders’ equity and cash flows include all activity from incorporation on April 19, 2002 through December 31, 2002 (the “2002 Period”).

Summary of Significant Accounting Policies

Investments
      Fixed maturities owned that the Company may not have the positive intent to hold until maturity are classified as available-for-sale and reported at fair value, with unrealized gains and losses excluded from net income and reported in other comprehensive income as a separate component of shareholders’ equity, net of deferred tax. Fixed maturities owned that the Company has the intent to sell prior to maturity are classified as trading securities and reported at fair value, with unrealized gains and losses included in other income. Securities classified as trading securities are generally foreign currency denominated securities intended to match net liabilities denominated in foreign currencies in order to minimize net exposures

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
arising from fluctuations in foreign currency exchange rates. The fair values of fixed maturities are based on quoted market prices at the reporting date for those or similar investments.
      Premiums and discounts on fixed maturity securities are amortized into interest income over the life of the security under the effective yield method. Premiums and discounts on mortgage and asset-backed securities are amortized into interest income based on prepayment assumptions obtained from outside investment managers. These assumptions are consistent with the current interest rate and economic environment. The retrospective adjustment method is used to value asset-backed securities.
      Realized gains and losses on sales of investments are determined on the basis of the specific identification method. If the Company has determined that an unrealized loss on a security is “other than temporary,” the Company writes down the carrying value of the security and records a realized loss in the statement of income.
      Other invested asset represents a strategic investment in a non-public reinsurance company and is carried at estimated fair value.

Short-Term Investments and Cash Equivalents
      Short-term investments are carried at cost, which approximates fair value. Short-term investments mature within one year from the purchase date. Cash equivalents are carried at amortized cost, which approximates fair value, and include all securities that, at their purchase date, have a maturity of less than 90 days.

Premium Revenues
      Assumed reinsurance premiums are recognized as revenues when premiums become earned proportionately over the coverage period. Net premiums earned are recorded in the statement of income, net of the cost of retrocession. Net premiums written not yet recognized as revenue are recorded in the balance sheet as unearned premiums, gross of any ceded unearned premiums.
      Due to the nature of reinsurance, ceding companies routinely report and remit premiums subsequent to the contract coverage period and, consequently, include estimates of premiums that are written but not reported (“WBNR”). In addition to estimating WBNR, the Company estimates the portion of premium earned but not reported (“EBNR”). The estimates of WBNR and EBNR include amounts reported by the ceding companies, information obtained during audits and other information received from ceding companies. The Company also estimates the expenses associated with these premiums in the form of losses, loss adjustment expenses (“LAE”) and commissions. As actual premiums are reported by ceding companies, management evaluates the appropriateness of the premium estimates and any adjustments to these estimates are accounted for as changes in estimates and are reflected in the results of operations in the period in which they are made. Adjustments to original premium estimates could be material and could significantly impact earnings in the period they are recorded. Due to the time lag inherent in the reporting of premiums by ceding companies, a significant portion of amounts included as premiums written and receivable represent estimated premiums, net of commissions, and is not currently due based on the terms of the underlying contracts.
      Certain of our reinsurance contracts include provisions that adjust premiums or acquisition expenses based upon the experience under the contracts. Reinstatement premiums are the premiums charged for the restoration of the reinsurance limit of a reinsurance contract to its full amount, generally coinciding with the payment by the reinsurer of losses. These premiums relate to the future coverage obtained for the remainder of the initial policy term and are earned over the remaining policy term. Additional premiums are premiums triggered by losses and are earned immediately. Reinstatement premiums and additional premiums are recognized in accordance with the provisions of assumed reinsurance contracts, based on loss

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
experience under such contracts. An allowance for uncollectible premiums is established for possible non-payment of such amounts due, as deemed necessary.

Funds Held by Ceding Companies
      The Company writes business on a funds held basis. Under these contractual arrangements, the ceding company holds the net funds that would otherwise be remitted to the Company and generally credits the funds held balance with interest income. The general objective of the funds held balances is to provide the ceding company with collateral for obligations of the Company. The Company bears the credit risk in the event that the ceding company fails to remit the net funds held balances, however, that credit risk is somewhat mitigated by the contractual ability to offset funds held balances with any loss amounts owed by the Company.

Deferred Acquisition Costs
      Costs of acquiring business, primarily commissions and other direct underwriting expenses, which vary with and are directly related to the production of business, are deferred and amortized over the same period as the corresponding premiums are recorded as revenues. On a regular basis, an analysis of the recoverability of deferred acquisition costs is performed based on the profitability of the underlying reinsurance contracts including anticipated investment income. Any adjustments are reflected in the results of operations in the period in which they are made. Should the analysis indicate that the acquisition costs deferred are not recoverable, further analyses are performed to determine if a liability is required to provide for losses that may exceed the related unearned premiums. Deferred acquisition costs amortized in 2004, 2003 and the 2002 Period were $224,307,000, $227,240,000 and $14,449,000, respectively.

Debt Obligations and Deferred Debt Issuance Costs
      The net proceeds from the sale of the Company’s ESU’s were allocated between the purchase contracts and the senior notes based on the underlying fair value of each instrument. The present value of the purchase contract adjustment payments were initially charged to shareholders’ equity, with an offsetting credit to liabilities. Subsequent contract adjustment payments are allocated between this liability account and interest expense based on a constant rate calculation over the life of the transaction.
      Costs incurred in issuing debt are capitalized and amortized over the life of the debt. If the effect of the issuance of common shares in exchange for the senior notes is dilutive to earnings per share, it is included in the calculation of diluted earnings per share as if the common shares were issued and the proceeds received were used to pay down the senior notes at the beginning of the reporting period.

Unpaid Losses and LAE
      Unpaid losses and LAE are estimated based upon reports received from ceding companies, supplemented by the Company’s estimates of losses for which ceding company reports have not been received and historical company and industry experience for unreported claims. Unpaid losses and LAE include estimates of the cost of claims that were reported, but not yet paid, and the cost of claims incurred but not yet reported (“IBNR”). Estimated amounts recoverable from reinsurers on unpaid losses and LAE are reflected as assets. While the Company commenced operations in 2002, the business written is sufficiently similar to the historical reinsurance business of St. Paul that the Company is able to use the historical loss experience of the reinsurance business of St. Paul to estimate its ultimate losses and LAE.
      Unpaid losses and LAE represent management’s best estimate at a given point in time and are subject to the effects of trends in loss severity and frequency. These estimates are reviewed regularly and adjusted as experience develops or new information becomes available. Any such adjustments are

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
accounted for as changes in estimates and reflected in the results of operations in the period in which they are made. It is possible that the ultimate liability may materially differ from such estimates.

Reinsurance Deposit Liabilities
      Reinsurance contracts entered into by the Company which are not deemed to transfer significant insurance risk are accounted for as deposits, whereby liabilities are initially recorded at the same amount as assets received. Risk transfer involves evaluating significant assumptions relating to the amount and timing of expected cash flows, as well as the interpretation of underlying contract terms. Interest expense related to the deposit is recognized as incurred.

Earnings Per Share
      Basic earnings per share is computed by dividing net income by the weighted average number of shares outstanding for the period. Diluted earnings per share reflects the basic earnings per share adjusted for the potential dilution that would occur if the issued options were exercised and considers the outstanding purchase contracts relating to the ESU. Securities that are convertible into common shares that are anti-dilutive are not included in the calculation of diluted earnings per share.

Reinsurance Ceded
      Reinsurance ceded, which transfers risk and the related premiums, commissions and losses incurred to the reinsurer, is reflected as reductions of the respective income and expense accounts. Unearned premiums ceded and estimates of amounts recoverable from reinsurers on paid and unpaid losses are reflected as assets.

Income Taxes
      The Company applies the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applicable to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the change is enacted. A valuation allowance is established for deferred tax assets where it is more likely than not that future tax benefits will not be realized.

Stock-Based Compensation
      During 2003, the Company adopted Statement of Financial Accounting Standards No. 123 “Accounting for Awards of Stock Based Compensation to Employees” (“SFAS 123”) and Statement of Financial Accounting Standards No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure” (“SFAS 148”). SFAS 123 requires that the fair value of shares granted under the Company’s share option plan subsequent to the adoption of SFAS 148 be amortized in earnings over the vesting periods. The fair value of the share options granted is determined through the use of an option-pricing model. SFAS 148 amends SFAS 123 and provides transitioning guidance for a voluntary adoption of SFAS 123 as well as amends the disclosure requirements of SFAS 123. For the 2002 Period, the Company used the intrinsic value method of accounting for stock-based awards granted to employees established by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Under APB 25, if the exercise price of the Company’s employee share options is equal to or greater than the fair market value of the underlying shares on the date of the grant, no compensation expense is recorded. For share options granted in 2002, the Company continues to use APB25. The

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
adoption of SFAS 148 did not have a material effect on the Company’s financial position or results of operations.
      Had the Company calculated and recorded compensation expense for share option grants based on the “fair value” method described in SFAS 123 for options granted prior to 2003, net income and earnings per share, net of tax, for the years ended December 31, 2004 and 2003 and the 2002 Period would have been the pro forma amounts as indicated below ($ in thousands, except per share data):

	2004	2003	2002 Period

Share based compensation expense:
As reported	$2,358	5,510	$—
Pro forma	7,026	14,774	1,070
Net income:
As reported	84,783	144,823	6,438
Pro forma	80,115	135,559	5,368
Basic earnings per share:
As reported	1.96	3.37	0.15
Pro forma	1.86	3.15	0.12
Diluted earnings per share:
As reported	1.81	3.09	0.15
Pro forma	$1.72	2.90	$0.12
      In December 2004, the Financial Accounting Standards Board issued the Statement of Financial Accounting Standards No. 123R “Share Based Payment” (“SFAS 123R”). SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services and focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires that, prospectively, compensation costs be recognized for the fair value of all share options, including the cost related to the unvested portion of all outstanding share options as of December 31, 2004. The share based compensation expense for share options currently outstanding are to be based on the same cost model used to calculate the pro forma disclosures under SFAS 123. Consequently, the pro forma share based compensation expense and pro forma income above are the same as if the Company had adopted SFAS 123R in 2004.

Foreign Currency Exchange
      The Company’s functional currency is generally the currency of the local operating environment. Transactions conducted in other than functional currencies are remeasured to the Company’s functional currency, and the resulting foreign exchange gains and losses are included in net foreign currency exchange gains or losses. Functional currency based assets and liabilities are translated into U.S. dollars using current rates of exchange prevailing at the balance sheet date and the related translation adjustments are recorded as a separate component of accumulated other comprehensive income, net of applicable deferred income tax.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Organizational Cost
      Costs incurred by the Company relating to its organization were expensed as incurred.

Use of Estimates
      The Company’s financial statements include estimates and assumptions that have an effect on the amounts reported. The most significant estimates are those relating to unpaid losses and LAE. These estimates are continually reviewed and adjustments made as necessary, but actual results could be significantly different than expected at the time such estimates are made. Results of changes in estimates are reflected in results of operations in the period in which the change is made.

Reclassifications
      Certain reclassifications have been made to the 2003 financial statements in order to conform to the 2004 presentation.

2.	Separation From and Continuing Relationship With St. Paul
      As discussed more fully in Note 8, on November 1, 2002, Platinum Holdings completed the Initial Public Offering as well as an offering of ESU’s. Concurrently with the Initial Public Offering, Platinum Holdings sold 6,000,000 common shares to St. Paul in a private placement and issued to St. Paul an option to purchase up to 6,000,000 additional common shares at any time during the ten years following the Initial Public Offering at a price of $27.00 per share. St. Paul subsequently sold its 6,000,000 common shares in June 2004.
      Concurrent with the transactions in the November 2002, the Company and St. Paul entered into several agreements for the transfer of continuing reinsurance business and certain related assets of St. Paul. Among these agreements were quota share retrocession agreements effective November 2, 2002 under which the Company assumed from St. Paul unpaid losses and LAE, unearned premiums and certain other liabilities on reinsurance contracts becoming effective in 2002. A summary of the liabilities assumed and assets received on November 2, 2002 are as follows ($ in thousands):

Liabilities assumed:
Net unpaid losses and LAE	$221,303
Net unearned premiums	244,000
Reinsurance deposit liabilities	23,828
Profit commission liabilities	16,145

505,276
Ceding commission to St. Paul	(53,390)

451,886

Assets received:
Cash	288,648
Funds held	54,902

343,550

Amount due from St. Paul	$108,336

Amounts due from St. Paul at December 31, 2002 were settled during 2003.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Included in assumed premiums written in the 2002 Period is $292,302,000 assumed from St. Paul. Premiums assumed from St. Paul includes $244,000,000 of unearned premiums as of November 2, 2002 on reinsurance contracts becoming effective in 2002 and additional assumed premiums written of approximately $48,302,000 for the 2002 Period. While the Company did not cede any premiums in the 2002 Period, it assumed business from St. Paul net of retrocessional reinsurance and may be subject to the credit risk related to such retrocessional reinsurance.
      The Company entered into an Employee Benefits and Compensation Matters Agreement with St. Paul that provided for the transfer of employees from St. Paul and provided for the allocation of assets and liabilities and certain other agreements with respect to employee compensation and benefit plans. In addition, St. Paul reimbursed the Company for the annual bonuses of the Company’s employees prorated for the period from January 1, 2002 through the date of completion of the Initial Public Offering. The agreement also provided for reimbursement of a portion of severance and retention payments to the Company’s employees.

3.	Investments
      The Company’s available-for-sale fixed maturities at December 31, 2004 and 2003 were as follows ($ in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

December 31, 2004:
U.S. Government and U.S. Government agencies	$4,227	—	24	$4,203
Corporate bonds	1,349,167	14,960	4,775	1,359,352
Mortgage and asset-backed securities	508,757	3,898	1,586	511,069
Municipal bonds	214,088	1,751	588	215,251
Foreign governments and states	64,301	57	380	63,978

Total bonds	2,140,540	20,666	7,353	2,153,853
Redeemable preferred stocks	3,750	—	74	3,676

Total available-for-sale fixed maturities	$2,144,290	20,666	7,427	$2,157,529

December 31, 2003:
U.S. Government and U.S. Government agencies	$5,065	22	55	$5,032
Corporate bonds	1,077,399	20,412	1,856	1,095,955
Mortgage and asset-backed securities	267,774	1,386	785	268,375
Municipal bonds	91,019	1,130	106	92,043
Foreign governments and states	115,800	2,891	273	118,418

Total bonds	1,557,057	25,841	3,075	1,579,823
Redeemable preferred stocks	3,750	—	68	3,682

Total available-for-sale fixed maturities	$1,560,807	25,841	3,143	$1,583,505

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Amortized cost and fair value of available-for-sale fixed maturities by contractual maturity at December 31, 2004 are shown below; actual maturities could differ from contractual maturities due to call or prepayment provisions ($ in thousands):

	Amortized
	Cost	Fair Value

Due in one year or less	$54,567	$54,390
Due from one to five years	929,647	932,655
Due from five to ten years	411,388	415,697
Due in ten or more years	236,181	240,042
Mortgage and asset backed securities	508,757	511,069

Total bonds	2,140,540	2,153,853
Redeemable preferred stocks	3,750	3,676

Total available-for-sale fixed maturities	$2,144,290	$2,157,529

      Investment income for the years ended December 31, 2004 and 2003 and the 2002 Period is summarized as follows ($ in thousands):

			2002
	2004	2003	Period

Fixed maturities	$82,038	55,727	$4,389
Cash and cash equivalents	2,261	3,133	1,183
Funds held	2,651	776	—

	86,950	59,636	5,572
Less investment expenses	2,418	1,991	361

Net investment income	$84,532	57,645	$5,211

      Net realized gains and losses from investments for the years ended December 31, 2004 and 2003 and the 2002 Period were as follows ($ in thousands):

			2002
	2004	2003	Period

Gross realized gains	$5,706	4,639	$423
Gross realized losses	3,751	1,858	398

Net realized gains	$1,955	2,781	$25

      Proceeds from sales, maturities and calls of available-for-sale fixed maturities were $635,417,000, $526,224,000 and $120,421,000 for the years ended December 31, 2004 and 2003 and the 2002 Period, respectively. Proceeds from sales, maturities and calls of trading securities were $50,542,000 for the year ended December 31, 2004. There were no sales in the trading securities portfolio in 2003 or the 2002 Period.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Net change in unrealized investment gains (losses) for the years ended December 31, 2004 and 2003 and the 2002 Period were as follows ($ in thousands):

			2002
	2004	2003	Period

Fixed maturities available for sale	$(9,459)	10,405	$12,293
Less deferred tax	2,549	2,835	1,712

Net change in unrealized gains	$(6,910)	7,570	$10,581

      Investments with a carrying value of $4,355,000 were on deposit with regulatory authorities as of December 31, 2004. Investments with a carrying value of $318,586,000 and cash and cash equivalents of $4,846,000 at December 31, 2004 were held in trust to collateralize liabilities ceded by St. Paul to the Company under the Quota Share Retrocession Agreements. Investments with a carrying value of $5,779,000 and cash and cash equivalents of $1,153,000 at December 31, 2004 were held in trust to collateralize obligations under various other reinsurance contracts.
      The unrealized losses of fixed maturities available-for-sale aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:

		Unrealized
	Fair Value	Loss

Less than twelve months:
U.S. Government and U.S. Government agencies	$4,203	$24
Corporate bonds	526,856	4,396
Mortgage and asset-backed securities	150,597	1,131
Municipal bonds	50,227	588
Foreign governments and states	38,574	337
Redeemable preferred stock	3,677	74

Total	$774,134	$6,550

Twelve months or more:
Corporate bonds	$13,758	$422
Mortgage and asset-backed securities	29,124	455

Total	$42,882	$877

Total unrealized losses:
U.S. Government and U.S. Government agencies	$4,203	$24
Corporate bonds	540,614	4,818
Mortgage and asset-backed securities	179,721	1,586
Municipal bonds	50,227	588
Foreign governments and states	38,574	337
Redeemable preferred stocks	3,677	74

Total	$817,016	$7,427

      The Company routinely reviews its available-for-sale investments to determine whether unrealized losses represent temporary changes in fair value or are the result of “other than temporary impairments.” The process of determining whether a security is other than temporarily impaired is subjective and involves analyzing many factors. These factors include but are not limited to: the length and magnitude of an unrealized loss, specific credit events, overall financial condition of the issuer; and the Company’s intent to

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
hold a security for a sufficient period of time for the value to recover the unrealized loss. This is based on current and anticipated future positive cash flow from operations that generates sufficient liquidity in order to meet our obligations. If the Company has determined that an unrealized loss on a security is other than temporary, the Company writes down the carrying value of the security and records a realized loss in the statement of income. As of December 31, 2004 management believes that the Company’s investment portfolio does not contain any securities that have other-than-temporary impairments.
      The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments as of December 31, 2004 and 2003 ($ in thousands):

	December 31, 2004		December 31, 2003

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Financial assets:
Fixed maturities	$2,240,202	2,240,202	1,678,138	$1,678,138
Other invested asset	6,769	6,769	6,910	6,910
Financial liabilities:
Debt obligations	$137,500	165,000	137,500	$170,445
      The fair values of financial instruments are based on quoted market prices at the reporting date for those or similar instruments. The fair values of debt obligations are based on quoted market prices. Other invested asset represents a strategic investment in a non-public reinsurance company and is carried at estimated fair value.

4.	Unpaid Losses and LAE
      In late August and September of 2004, there were four significant named hurricanes, Charley, Frances, Ivan and Jeanne (the “Hurricanes”), that caused severe damage in the Caribbean and the southeast United States. As a result of losses arising from these catastrophic events, certain reinsurance contracts generated additional premiums. Further, previously accrued profit commissions for certain reinsurance contracts were reduced. The aggregate adverse impact on net income of the Company for the year ended December 31, 2004 from the Hurricanes is summarized as follows ($ in thousands):

Losses	$230,475
Less:
Additional premiums earned	(29,265)
Profit commissions	(10,243)

Net adverse impact before income tax benefit	$190,967

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Activity in the liability for unpaid losses and LAE for the years ended December 31, 2004, 2003 and the 2002 Period is summarized as follows ($ in thousands):

			2002
	2004	2003	Period

Net unpaid losses and LAE as of the beginning of period	$731,918	281,659	$—

Net incurred related to:
Current year	1,101,820	648,137	60,356
Prior year	(82,016)	(63,966)	—

Total net incurred losses and LAE	1,019,804	584,171	60,356

Unpaid losses and LAE assumed from St. Paul	—	—	221,303

Net paid losses and LAE:
Current year	174,870	102,669	—
Prior year	205,889	41,709	—

Total net paid losses and LAE	380,759	144,378	—

Effects of foreign currency exchange rate changes	8,264	10,466	—

Net unpaid losses and LAE as of the end of period	1,379,227	731,918	281,659
Reinsurance recoverable	1,728	5,016	—

Gross unpaid losses and LAE at end of period	$1,380,955	736,934	$281,659

      The favorable development in 2004 related to the prior year of $82,016,000 includes approximately $57,151,000 of net favorable development on property and certain other lines of business with relatively short patterns of reported losses, including approximately $7,700,000 attributable to prior years’ catastrophe losses. In addition, the favorable development in 2004 includes approximately $24,865,000 of reductions in unpaid losses and LAE associated with changes in 2004 of estimates of premiums and the patterns of their earnings across current and prior accident years. Such changes did not have a significant net effect on the current year’s results of operations.
      The lines experiencing favorable development are principally property coverages provided in both the Property and Marine and Finite Risk segments. During 2004 and 2003, actual reported losses were significantly less than expected for these short-tailed property lines resulting in reductions in estimated ultimate losses.
      The favorable development in 2003 related to the prior year of $63,966,000 includes approximately $50,866,000 of net favorable development on property and certain other lines of business with relatively short patterns of reported losses. The favorable development also includes approximately $13,100,000 of reductions in unpaid losses and LAE associated with changes in 2003 of estimates of casualty premiums and their patterns of earnings between 2002 and 2003.
      Because many of the reinsurance coverages offered by the Company will likely involve claims that may not ultimately be settled for many years after they are incurred, subjective judgments as to ultimate exposure to losses are an integral and necessary component of the process of estimating unpaid losses and LAE. The inherent uncertainties of estimating unpaid losses and LAE are further exacerbated with respect to reinsurers by the significant amount of time that often elapses between the occurrence of an insured loss, the reporting of that loss to the primary reinsurer and then to the reinsurer, and the primary insurer’s payment of that loss to the insured and subsequent payment by the reinsurer to the primary insurer. Unpaid losses and LAE are reviewed quarterly using a variety of statistical and actuarial techniques to

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
analyze current claim costs, frequency and severity data and prevailing economic, social and legal factors. Unpaid losses and LAE established in prior years are adjusted as loss experience develops and new information becomes available. Adjustments to previously estimated unpaid losses and LAE are reflected in financial results in the periods in which they are made.

5.	Retrocessional Reinsurance
      Reinsurance is the transfer of risk, by contract, from one insurance company to another for consideration of premium. Retrocessional reinsurance is reinsurance ceded by a reinsurer to insure against all or a portion of its reinsurance written. Retrocessional reinsurance agreements provide the Company with increased capacity to write larger risks, limit its maximum loss arising from any one occurrence and maintain its exposure to loss within its capital resources. Retrocessional reinsurance contracts do not relieve the Company from its obligations under its contracts. Failure of reinsurers to honor their obligations could result in losses to the Company. Consequently, the Company has a contingent liability to the extent of any unpaid losses and LAE ceded to another company. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.
      The effects of reinsurance on premiums, losses and LAE for the years ended December 31, 2004 and 2003 and the 2002 Period are as follows ($ in thousands):

	Assumed	Ceded	Net

As of and for the year ended December 31, 2004:
Premiums written	$1,659,790	13,777	$1,646,013
Premiums earned	1,465,058	17,123	1,447,935
Losses and LAE	1,018,106	(1,698)	1,019,804
Unpaid losses and LAE	$1,380,955	1,728	$1,379,227
As of and for the year ended December 31, 2003:
Premiums written	$1,198,473	26,331	$1,172,142
Premiums earned	1,088,109	20,582	1,067,527
Losses and LAE	589,656	5,485	584,171
Unpaid losses and LAE	$736,934	5,016	$731,918
As of December 31, 2002 and the 2002 Period:
Premiums written	$298,114	—	$298,114
Premiums earned	107,098	—	107,098
Losses and LAE	60,356	—	60,356
Unpaid losses and LAE	$281,659	—	$281,659
      Effective January 1, 2004, Platinum US and Platinum UK entered into an excess-of-loss retrocessional contract, with an unaffiliated reinsurer, that provided up to $100 million of coverage.
      Premiums ceded under this contract vary depending on the amount of the ceded losses under the contract and the severity of individual loss events on the insurance industry. The Company evaluated the Hurricane losses and the effect of the contract on the Company’s results of operations and commuted the contract effective November 8, 2004. Results for the year ended December 31, 2004 do not include any benefit from the contract.
      In 2003, Platinum US and Platinum UK entered into a quota share retrocession agreements with Platinum Bermuda. Platinum US retrocedes approximately 70% of its business to Platinum Bermuda and

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Platinum UK retrocedes approximately 55% of its business to Platinum Bermuda. Following is a summary of the premiums earned and losses ceded from Platinum US and Platinum UK to Platinum Bermuda for the years ended December 31, 2004 and 2003 ($ in thousands):

	2004	2003

Retroceded by Platinum US to Platinum Bermuda:
Premiums earned	$515,869	$270,913
Incurred losses and LAE	562,193	214,796
Retroceded by Platinum UK to Platinum Bermuda:
Premiums earned	89,394	43,998
Incurred losses and LAE	$57,830	$17,542
      These transactions had no net effect on underwriting results in the consolidated financial statements.

6.	Equity Security Units and Credit Agreements
      Concurrently with the completion of the Initial Public Offering, Platinum Holdings completed an offering of 5,500,000 Equity Security Units at a price of $25 per unit (the “ESU Offering”). Each Equity Security Unit (“ESU”) consists of a contract to purchase common shares of the Company in 2005, and an ownership interest in a senior note, due 2007, of Platinum Finance. Platinum Holdings makes quarterly contract adjustment payments under the purchase contracts of 1.75 percent per year of the stated amount of $25 per unit. In addition, Platinum Finance makes quarterly interest payments on the senior notes at an annual rate of 5.25 percent. The senior notes are guaranteed by Platinum Holdings on a senior, unsecured basis and are pledged to collateralize the holders’ obligations to acquire common shares in 2005. As of December 31, 2004, the fair value of the ESU’s was $165,000,000 and was based on quoted market prices. The Company made interest payments in cash of $7,442,000 and $7,888,000 for the years ended December 31, 2004 and 2003, respectively. There were no cash payments of interest in the 2002 Period.
      Based on the fair value of the Company’s common shares, the Company would issue 5,008,850 common shares of the Company in exchange for the senior notes if the contract holders were able to purchase common shares at December 31, 2004. A decrease in the fair value of the Company’s common shares from the fair value at December 31, 2004 would increase the number of common shares that would be issued by as much as 1,102,200 additional shares. An increase in the fair value of the Company’s common shares from the fair value at December 31, 2004 would not alter the number of common shares that would be issued. The maximum number of common shares that the Company is obligated to issue in exchange for the senior notes is 6,111,050 should the fair value of the common shares be $22.50 per share or less. The ESU related agreements provides for the issuance of additional common shares as well as the remarketing of the ESU debt obligations in 2005.

Credit Agreement
      The Company does not currently have a committed credit facility in place; however, as of December 31, 2004, the Company had approximately $37,287,000 of unsecured letters of credit outstanding in favor of various cedants. These letters of credit are issued, by various banks, on an uncommitted basis, and subject the Company to certain terms and conditions including the requirement to collateralize, these currently unsecured obligations, to the extent certain thresholds or ratings criteria are exceeded.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Income Taxes
      The Company provides income taxes based upon amounts reported in the financial statements and the provisions of currently enacted tax laws. Platinum Holdings and Platinum Bermuda are incorporated under the laws of Bermuda and are subject to Bermuda law with respect to taxation. Under current Bermuda law, they are not taxed on any Bermuda income or capital gains and they have received an assurance from the Bermuda Minister of Finance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to Platinum Holdings or Platinum Bermuda or any of their respective operations, shares, debentures or other obligations until March 28, 2016. Platinum Holdings has subsidiaries based in the United States, the United Kingdom and Ireland that are subject to the tax laws thereof.
      Under current United States law, Platinum US will be subject to the 35 percent corporate tax rate. Under current United Kingdom law, Platinum UK is taxed at the U.K. corporate tax rate (generally 30 percent). There is no withholding tax on dividends distributed from Platinum UK to Platinum Ireland. Under current Irish law, Platinum Ireland is taxed at a 25 percent corporate tax rate on non-trading income and a 12.5 percent corporate tax rate on trading income. There is no withholding tax on dividends distributed from Platinum Ireland to Platinum Holdings.
      Income (loss) before income taxes for the years ended December 31, 2004 and 2003 and the 2002 Period by location is as follows ($ in thousands):

	2004	2003	2002 Period

United States	$73,020	122,485	$13,858
Bermuda	19,423	48,191	(1,735)
Other	22,689	23,022	(1,030)

Income before income taxes	$115,132	193,698	$11,093

      Income tax expense for the years ended December 31, 2004 and 2003 and the 2002 Period is comprised of current and deferred as follows ($ in thousands):

	2004	2003	2002 Period

Current	$28,133	56,681	$(129)
Deferred	2,216	(7,806)	4,784

Total	$30,349	48,875	$4,655

      A reconciliation of expected income tax expense, computed by applying a 35 percent income tax rate to income before income taxes, to income tax expense for the years ended December 31, 2004 and 2003 and the 2002 Period is as follows ($ in thousands):

	2004	2003	2002 Period

Expected income tax expense at 35%	$40,296	67,794	$3,883
Effect of foreign income or loss subject to tax at rates other than 35%	(8,222)	(18,316)	712
Tax exempt investment income	(1,084)	(740)	—
Other, net	(641)	137	60

Income tax expense	$30,349	48,875	$4,655

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows ($ in thousands):

	2004	2003

Deferred tax assets:
Unpaid losses and LAE	$31,314	$27,492
Unearned premiums	15,095	11,142
Other deferred tax assets	188	325

Total deferred tax assets	46,597	38,959

Deferred tax liabilities:
Deferred acquisition costs	36,892	25,783
Difference in tax basis carrying value of assets	—	5,337
Timing differences in recognition of expenses	558	1,172
Unrealized net foreign currency exchange losses	7,766	3,625
Net unrealized gains on investments	1,999	4,547
Other deferred tax liabilities	855	287

Total deferred tax liabilities	48,070	40,751

Total net deferred tax liabilities	$1,473	$1,792

      Income tax assets and liabilities are recorded by offsetting assets and liabilities by tax jurisdiction. The deferred tax assets and liabilities at December 31, 2004 and 2003 are included in the balance sheet as follows ($ in thousands):

	2004	2003

Platinum US deferred tax assets	$49,254	$39,848
Platinum US deferred tax liabilities	40,323	36,137

Net Platinum US deferred tax assets	$8,931	$3,711

Platinum UK deferred tax assets	—	28
Platinum UK deferred tax liabilities	$10,404	$5,531

Net Platinum UK deferred tax liabilities	10,404	5,503

Total net deferred tax liabilities	$1,473	$1,792

      To evaluate the realization of the deferred tax assets, management considers the timing of the reversal of deferred income and expense items as well as the likelihood that the Company will generate sufficient taxable income to realize the future tax benefits. Management believes that the Company will generate sufficient taxable income to realize the deferred assets and, consequently, did not consider a valuation allowance necessary. The Company has a net operating loss carryforward arising from its operation in the U.K. The net operating loss carryforward does not have an expiration date.
      Income taxes paid in 2004 and 2003 were $8,549,000 and $65,912,000, respectively. There were no cash payments of income taxes in the 2002 Period.

8.	Shareholders’ Equity and Regulation
      The Company’s initial capitalization of $120,000 was provided by an organizing trust. On May 29, 2002, Platinum Holdings completed a 100-for-1 split of its common shares, resulting in 135,000,000 common shares authorized and 1,200,000 common shares issued and outstanding, all with a par value of $0.01 per share. On October 28, 2002, the shareholder of Platinum Holdings increased the number of

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
common shares authorized to 200,000,000 common shares and 25,000,000 preferred shares. Concurrent with the Initial Public Offering, the 1,200,000 common shares were redeemed and canceled.
      On November 1, 2002, Platinum Holdings completed the Initial Public Offering of 33,044,000 common shares at a price to the public of $22.50 per share. Concurrently with the completion of the Initial Public Offering, Platinum Holdings sold 6,000,000 common shares (or 14 percent of the then outstanding common shares) to St. Paul at a price of $22.50 per share less the underwriting discount (the “St. Paul Investment”) in a private placement pursuant to a Formation and Separation Agreement dated as of October 28, 2002 between Platinum Holdings and St. Paul (the “Formation Agreement”). The Bye-laws of Platinum Holdings provide that the voting power of St. Paul’s common shares is limited to 9.9 percent of the voting power of the outstanding common shares. Pursuant to the Formation Agreement, St. Paul received an option to purchase up to 6,000,000 additional common shares at any time during the ten years following the Initial Public Offering at a price of $27.00 per share (the “St. Paul Option”). In return for the common shares and the St. Paul Option, St. Paul contributed to the Company cash in the amount of $122 million and substantially all of the continuing reinsurance business and related assets of the reinsurance segment of St. Paul, including all of the outstanding capital stock of Platinum US. Among the fixed assets transferred were furniture, equipment, systems and software, and intangible assets including broker lists, contract renewal rights and licenses. These assets were recorded at the values reflected on St. Paul’s books at the time of transfer.
      Concurrent with the completion of the Initial Public Offering, Platinum Holdings also sold 3,960,000 common shares (or nine percent of the outstanding common shares) to RenaissanceRe Holdings Ltd. (“RenaissanceRe”) at a price of $22.50 per share less the underwriting discount in a private placement pursuant to an Investment Agreement dated as of September 20, 2002 by and among Platinum Holdings, St. Paul and RenaissanceRe (the “Investment Agreement”). Pursuant to the Investment Agreement, RenaissanceRe received an option to purchase up to 2,500,000 additional common shares at any time during the ten years following the Initial Public Offering at a purchase price of $27.00 per share (the “RenRe Option”).
      On November 18, 2004, Platinum Holdings and RenaissanceRe amended the terms of the RenRe Option. As a result of the amendment, in lieu of paying $27.00 per share, any exercise by RenaissanceRe of its option will be settled on a net share basis, which will result in Platinum issuing to RenaissanceRe a number of common shares equal to the excess of the market price per share, determined in accordance with the amendment, over $27.00 less the par value per share multiplied by the number of common shares issuable upon exercise of the option, divided by that market price per share. On January 10, 2005, Platinum Holdings and St. Paul amended the terms of the St. Paul Option. As a result of this amendment, any exercise by St. Paul of its option will be settled on a net share basis, similar that of RenaissanceRe. This amendment had no effect on the consolidated financial statements.
      The Company filed an unallocated universal shelf registration statement with the Securities and Exchange Commission (“SEC”), which the SEC declared effective on April 5, 2004. The securities registered under the shelf registration statement for possible future sales include up to $750,000,000 of common shares, preferred shares and various types of debt securities. The registration statement included common shares held by St. Paul and RenaissanceRe and common shares issuable upon exercise of the St. Paul Option and the RenRe Option. On June 30, 2004, St. Paul completed the sale of its 6,000,000 common shares in an underwritten public offering, which was effected pursuant to a prospectus supplement to the shelf registration statement dated June 28, 2004. The Company did not sell any common shares in the offering and did not receive any proceeds from the sale of the common shares by St. Paul. The 6,000,000 common shares sold by St. Paul amounted to $177,330,000 of the securities registered under the $750,000,000 shelf registration statement.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On August 4, 2004, the board of directors of the Company approved a plan to purchase up to $50,000,000 of its common shares. During the year ended December 31, 2004 the Company purchased 349,700 of its common shares in the open market at an aggregate amount of $9,985,000 at a weighted average price of $28.55 per share. The common shares purchased by the Company were canceled.
      The Company’s ability to pay dividends is subject to certain regulatory restrictions on the payment of dividends by its subsidiaries. The payment of dividends from the Company’s regulated reinsurance subsidiaries is limited by applicable laws and statutory requirements of the jurisdictions in which the subsidiaries operate, including Bermuda, the United States and the United Kingdom. Based on the regulatory restrictions of the applicable jurisdictions, the maximum amount available for payment of dividends or other distributions by the reinsurance subsidiaries of the Company in 2005 without prior regulatory approval is estimated to be $139,620,000.
      The combined statutory capital and surplus and statutory net income as reported to relevant regulatory authorities for the reinsurance subsidiaries of the Company were as follows ($ in thousands):

	2004	2003	2002 Period

Statutory capital and surplus	$1,124,446	1,096,398	$965,956
Statutory net income	$51,803	117,172	$32,093
      The Company’s insurance subsidiaries file financial statements prepared in accordance with statutory accounting practices prescribed or permitted by domestic or foreign insurance regulatory authorities. The differences between statutory financial statements in the United States and financial statements prepared in accordance with U.S. GAAP vary between domestic and foreign jurisdictions. The principal differences are that statutory financial statements do not reflect deferred acquisition costs, bonds are carried at amortized cost, deferred income tax is charged or credited directly to equity, subject to limits, and reinsurance assets and liabilities are presented net of reinsurance. The Company has not used any statutory accounting practices that are not prescribed.

9.	Earnings Per Share
      Following is a reconciliation of the basic and diluted earnings per share computations for the years ended December 31, 2004 and 2003 and the 2002 Period ($ in thousands, except per share data):

		Weighted
		Average	Earnings
		Shares	Per
	Net Income	Outstanding	Share

Year Ended December 31, 2004:
Basic earnings per share:
Net income	$84,783	43,158	$1.96
Effect of dilutive securities:
Share options and restricted shares	—	2,094
Interest expense related to ESU’s	6,097	—
Common share conversion of ESU’s	—	5,009
Diluted earnings per share:

Income available to common shareholders	$90,880	50,261	$1.81

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Weighted
		Average	Earnings
		Shares	Per
	Net Income	Outstanding	Share

Year Ended December 31, 2003:
Basic earnings per share:
Net income	$144,823	43,019	$3.37
Effect of dilutive securities:
Share options	—	717
Interest expense related to ESU’s	6,290	—
Common share conversion of ESU’s	—	5,137
Diluted earnings per share:

Income available to common shareholders	$151,113	48,873	$3.09

2002 Period:
Basic earnings per share:
Net income	$6,438	43,004	$0.15
Effect of dilutive securities:
Share options	—	518
Diluted earnings per share:

Income available to common shareholders	$6,438	43,522	$0.15

10.	Share Incentive Compensation and Employee Benefit Plans

Share Incentive Compensation
      The Company has a share incentive plan under which key employees and directors of the Company and its subsidiaries may be granted options, restricted share awards or share units. An option award under the Company’s share incentive plan allows for the purchase of common shares at a price equal to the closing price of common shares on the New York Stock Exchange on the date immediately preceding the date of the grant. Options to purchase common shares are granted periodically by the Compensation Committee of the Board of Directors, generally vest over three or four years, and expire ten years from the date of grant. The following summary sets forth option activity for the years ended December 31, 2004 and 2003 and the 2002 Period (in thousands, except per share exercise price):

	As and for the		As and for the		As and for the
	Year Ended		Year Ended		Period Ended
	December 31, 2004		December 31, 2003		December 31, 2002

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Options	Price	Options	Price	Options	Price

Outstanding — beginning of the period	4,614	$22.92	4,347	$22.50	—	$—
Granted	227	31.43	670	25.41	4,352	22.50
Exercised	329	22.50	30	22.50	—	—
Forfeited	84	22.50	373	22.50	5	22.50

Outstanding — end of the period	4,428	$23.40	4,614	$22.92	4,347	$22.50

Options exercisable at year-end	3,636		1,834		—
Weighted average exercise price of options exercisable at year-end		$22.99		$22.50

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes information about share options outstanding at December 31, 2004 (in thousands, except per share exercise price):

				Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life	Price	Outstanding	Price

$22.50	3,530	7.8	$22.50	3,198	$22.50
22.51 - 25.00	165	8.2	22.79	91	22.76
25.01 - 30.00	520	8.2	26.32	269	26.31
$30.01 - $35.00	213	9.4	$31.67	78	$31.74
      The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

Dividend yield	1.4%
Risk free interest rate	3.0%
Expected volatility	30.0%
Expected option life	7 years
      These assumptions would have resulted in the following stock-based compensation expense, net of tax ($ in thousands):

	2004	2003	2002 Period

Stock-based compensation expense, net of tax	$6,640	14,511	$1,070
Stock-based compensation expense, net of tax included in financial statements	$1,814	5,175	$—
      The Company’s share incentive plan also provides for the issuance of restricted shares to key employees. During 2004, the Company granted 98,531 restricted shares that vest over a five year period. The fair value of the shares at the date of grant were $2,750,000. There were no restricted share awards in 2003 and 2002.
      On May 13, 2003 the Company entered into a Separation and Consulting Agreement with its former President and Chief Executive Officer pursuant to which the Company paid him $4,950,000 and on June 1, 2003 fully vested his option to purchase 975,000 of the Company’s common shares with an exercise period of five years. The differential between the option price and the market value of 975,000 common shares on May 13, 2003 of $4,339,000 was recognized as compensation expense with a corresponding credit to additional paid in capital.

Defined Contribution Plan
      In 2003, the Company adopted an employee savings plan as a defined contribution plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and covering substantially all U.S. employees. The savings plan allows eligible employees to contribute up to 50 percent of their annual compensation on a tax-deferred basis up to limits under the Code and the Company will match up to the first four percent. In addition, the Company may, at its discretion, make additional contributions. Expenses related to the savings plan were $1,255,000 and $1,718,000, for the years ended December 31, 2004 and 2003, respectively.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Lease Commitments
      Future minimum annual lease commitments under various non-cancelable operating leases for the Company’s office facilities are as follows: ($ in thousands):

Years Ending December 31,

2005	$2,570
2006	2,336
2007	1,785
2008	1,860
2009	1,934
Thereafter	6,770

Total	$17,255

      Rent expense was $3,070,000 and, $3,636,000 for the years ended December 31, 2004 and 2003, respectively.

12.	Related Party Transactions and Agreements
      In connection with the Initial Public Offering and the transfer of business, the Company entered into various agreements with St. Paul and its affiliates and RenaissanceRe and its affiliates. These agreements include several quota share retrocession agreements pursuant to which St. Paul’s subsidiaries transferred the liabilities, related assets and rights and risks under substantially all of the reinsurance contracts entered into by St. Paul’s subsidiaries on or after January 1, 2002 (except for certain liabilities relating to the flooding in Europe in August 2002, named storms in existence at the time of the completion of the Initial Public Offering, and business underwritten in London for certain financial services companies) (the “Quota Share Retrocession Agreements”). These agreements provided for the transfer to subsidiaries of the Company of cash and other assets in an amount equal to substantially all of the existing unpaid losses (excluding reserves relating to liabilities retained by St. Paul), unpaid allocated LAE, other liabilities related to non-traditional reinsurance treaties, unearned premium reserves (subject to agreed upon adjustments) and other related reserves, which relate to contracts entered into on and after January 1, 2002, as of the date of the transfer (as determined 90 days after such date) and 100 percent of future premiums (less any ceding commission under the Quota Share Retrocession Agreements) associated with the reinsurance contracts relating to periods after the date of the transfer.
      In connection with the Initial Public Offering and transfer of the business, certain subsidiaries of the Company entered into several agreements with St. Paul pursuant to which St. Paul provides various services, including accounting and administration of the business assumed under the Quota Share Retrocession Agreements. The Company paid St. Paul a total of $326,000 and $274,000 and $0 for such services provided in 2004, 2003 and the 2002 Period, respectively.
      Platinum Holdings also entered into a five-year Services and Capacity Reservation Agreement with RenaissanceRe, effective October 1, 2002, pursuant to which RenaissanceRe will provide services to subsidiaries of the Company in connection with their property catastrophe book of business. At the Company’s request, RenaissanceRe will analyze the Company’s property catastrophe treaties and contracts twice per year and will assist the Company in measuring risk and managing the Company’s property catastrophe treaties and contacts. Based upon such analysis, RenaissanceRe will provide the Company with quotations for rates for non-marine non-finite property catastrophe retrocessional coverage with aggregate limits up to $100 million annually, either on an excess-of-loss or proportional basis. The Company and RenaissanceRe may then enter into retrocessional agreements on the basis of the quotations. The fee for the coverage commitment and the services provided by RenaissanceRe under this agreement is 3.5 percent

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of the Company’s gross written non-marine non-finite property catastrophe premium for the contract year, subject to a minimum of $4 million. Either party may terminate this agreement if the other is deemed impaired or insolvent by applicable regulatory or judicial authorities or is the subject of conservation, rehabilitation, liquidation, bankruptcy or similar insolvency proceedings. Fees related to this agreement were $6,395,000, $5,350,000 and $46,000 for the years ended December 31, 2004 and 2003 and the 2002 Period, respectively. Fees related to this agreement are included in operating expenses.
      Renaissance Underwriting Managers Ltd. (“RUM”), a subsidiary of RenaissanceRe, and Platinum Bermuda entered into an agreement whereby RUM will, from time to time, provide referrals of treaty and facultative reinsurance contracts to Platinum Bermuda for a fee. The fee is 1.0% of gross premiums written for all pro-rata business, 2.5% of gross premiums written on all excess of loss business, and 7.5% of the margin on all finite business. The Company paid $846,000 and $400,000 in fees for such referrals for the years ended December 31, 2004 and 2003, respectively. The business referred is also subject to a profit commission. Included in the fees under this agreement in 2004 was $727,000 of profit commissions. There were no profit commissions paid under this agreement in 2003.
      Platinum US is a party to two property catastrophe excess of loss programs with the Glencoe Group of Companies, which are affiliates of RenaissanceRe. Platinum US has a 5% participation across four layers of reinsurance on one program and a 15% participation on the other program. Platinum US is a party to a quota share retrocession agreement with Glencoe Insurance Ltd., an affiliate of RenaissanceRe, pursuant to which Platinum US cedes to Glencoe Insurance Ltd. 85% of all liabilities under the subject property facultative certificates. Premium ceded in 2004 under this agreement was approximately $3,400,000.
      Pursuant to the employment agreement between the Company’s chief executive officer (the “CEO”) and the Company, dated as of June 20, 2003, the CEO purchased 20,000 common shares from the Company on July 30, 2003 for an aggregate purchase price of $520,000. These common shares were sold to the CEO at a price of $26.00 per common share, which was the closing price of the common shares on the date prior to the date that the Company’s Board of Directors approved his employment agreement.
      The Company is a party to an investment management agreement with Alliance Capital Management L.P. (“Alliance”), pursuant to which Alliance provides investment advisory services to the Company. The Company pays a fee to Alliance for these services based on the amount of the Company’s assets managed by Alliance. The Company paid $2,248,000, $1,629,000 and $0 in investment advisory fees to Alliance for the years ended December 31, 2004, 2003 and the 2002 Period, respectively. A Senior Vice President at AllianceBernstein Institutional Investment Management, a unit of Alliance, is the wife of a senior officer of Platinum US.

13.	Operating Segment Information
      The Company has organized its worldwide reinsurance business around three operating segments: Property and Marine, Casualty and Finite Risk. The Property and Marine operating segment includes principally property (including crop) and marine reinsurance coverages that are written in the United States and international markets. This business includes property per-risk excess-of-loss treaties, property proportional treaties and catastrophe excess-of-loss treaties. The Casualty operating segment includes principally reinsurance treaties that cover umbrella liability, general and product liability, professional liability, directors and officers liability, workers’ compensation, casualty clash, automobile liability, surety and trade credit. This segment also includes accident and health reinsurance treaties, which are predominantly reinsurance of health insurance products. The Finite Risk operating segment includes principally structured reinsurance contracts with ceding companies whose needs may not be met efficiently through traditional reinsurance products.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In managing the Company’s operating segments, management uses measures such as underwriting income and underwriting ratios to evaluate segment performance. Management does not allocate by segment its assets or certain income and expenses such as investment income, interest expense and certain corporate expenses. The measures used by management in evaluating the Company’s operating segments should not be used as a substitute for measures determined under U.S. GAAP. The following table summarizes underwriting activity and ratios for the three operating segments together with a reconciliation of underwriting profit or loss to income before income tax expense for the years ended December 31, 2004 and 2003 and the 2002 Period ($ in thousands):

	Property
	and Marine	Casualty	Finite Risk	Total

Year ended December 31, 2004:
Net premiums written	$504,439	677,399	464,175	$1,646,013

Net premiums earned	485,135	611,893	350,907	1,447,935
Losses and LAE	349,557	418,355	251,892	1,019,804
Acquisition expenses	76,360	151,649	99,812	327,821
Other underwriting expenses	27,827	19,086	6,224	53,137

Segment underwriting income (loss)	$31,391	22,803	(7,021)	$47,173

Corporate expenses not allocated to segments				(13,196)
Net foreign currency exchange gains				725
Interest expense				(9,268)
Other income				3,211
Net investment income and net realized gains on investments				86,487

Income before income taxes				$115,132

Ratios:
Losses and LAE	72.1%	68.4%	71.8%	70.4%
Acquisition expense	15.7%	24.8%	28.4%	22.6%
Other underwriting expense	5.7%	3.1%	1.8%	3.7%

Combined	93.5%	96.3%	102.0%	96.7%

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Property
	and Marine	Casualty	Finite Risk	Total

Year ended December 31, 2003:
Net premiums written	$352,908	474,000	345,234	$1,172,142

Net premiums earned	355,556	391,170	320,801	1,067,527
Losses and LAE	169,944	266,836	147,391	584,171
Acquisition expenses	52,154	101,005	98,067	251,226
Other underwriting expenses	35,598	21,060	12,870	69,528

Segment underwriting income	$97,860	2,269	62,473	$162,602

Corporate expenses not allocated to segments				(23,067)
Net foreign currency exchange losses				(114)
Interest expense				(9,492)
Other income				3,343
Net investment income and net realized gains on investments				60,426

Income before income taxes				$193,698

Ratios:
Losses and LAE	47.8%	68.2%	45.9%	54.7%
Acquisition expense	14.7%	25.8%	30.6%	23.5%
Other underwriting expense	10.0%	5.4%	4.0%	6.5%

Combined	72.5%	99.4%	80.5%	84.7%

2002 Period:
Net premiums written	$89,341	164,929	43,844	$298,114

Net premiums earned	43,047	39,320	24,731	107,098
Losses and LAE	21,558	29,498	9,300	60,356
Acquisition expenses	7,798	9,269	8,407	25,474
Other underwriting expenses	5,960	4,136	2,068	12,164

Segment underwriting income (loss)	$7,731	(3,583)	4,956	$9,104

Corporate expenses not allocated to segments				(4,170)
Net foreign currency exchange gains				2,017
Interest expense				(1,261)
Other income				167
Net investment income and net realized gains on investments				5,236

Income before income taxes				$11,093

Ratios:
Losses and LAE	50.1%	75.0%	37.6%	56.4%
Acquisition expense	18.1%	23.6%	34.0%	23.8%
Other underwriting expense	13.8%	10.5%	8.4%	11.4%

Combined	82.0%	109.1%	80.0%	91.6%

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Corporate expenses, interest expenses, net investment income, net realized investment gains and other income or expense items that are not specifically attributable to operating segments are not allocated.
      The following table sets forth the net premiums written by the Company for the years ended December 31, 2004 and 2003 and the 2002 Period by geographic location of the ceding company ($ in thousands):

	2004	2003	2002 Period

United States	$1,350,408	912,586	$153,872
International	295,605	259,556	144,242

Total	$1,646,013	1,172,142	$298,114

14.	Comprehensive Income
      The components of comprehensive income for the years ended December 31, 2004, 2003 and the 2002 Period are as follows ($ in thousands, except per share data):

	2004	2003	2002 Period

Before tax amounts:
Foreign currency translation adjustment	$555	890	$—
Net unrealized holding gains (losses) arising during the period	(12,054)	13,388	12,293
Less: reclassification adjustment for net (gains) losses realized in net income	2,594	(2,982)	—

Other comprehensive income before tax	(8,905)	11,296	12,293

Deferred income tax expense:
Foreign currency translation adjustment	(167)	(267)	—
Net unrealized holding gains (losses) arising during the period	2,763	(2,983)	1,712
Less: reclassification adjustment for net (gains) losses realized in net income	(213)	147	—

Deferred tax on other comprehensive income (loss)	2,383	(3,103)	1,712

Net of tax amounts:
Net foreign currency translation adjustment	388	623	—
Net unrealized holding gains (losses) arising during the period	(9,291)	10,405	10,581
Less: reclassification adjustment for net (gains) losses realized in net income	2,381	(2,835)	—

Other comprehensive income (loss), net of tax	$(6,522)	8,193	$10,581

15.	Quarterly Financial Data (Unaudited)
      The following quarterly financial information for each of the three months ended March 31, June 30, September 30 and December 31, 2004 and 2003 is unaudited. However, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the results of

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
operations for such periods, have been made for a fair presentation of the results shown ($ in thousands, except per share data):

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,
	2004	2004	2004	2004

Net premiums earned	$321,042	310,867	383,090	$432,936
Net investment income	17,484	19,377	21,429	26,242
Losses and LAE	161,969	189,466	384,724	283,645
Acquisition expenses	88,921	62,694	81,271	94,935
Operating expenses	18,774	19,262	15,400	12,897
Net income	54,814	49,799	(69,752)	49,922
Net income per share:
Basic	1.27	1.15	(1.62)	1.16
Diluted	$1.10	1.01	(1.62)	$1.03
Average common shares outstanding:
Basic	43,143	43,290	43,127	43,073
Diluted	50,984	50,788	43,127	49,819

	Three Months Ended

	March 31,	June 30,	September 30,	December 31,
	2003	2003	2003	2003

Net premiums earned	$238,069	279,376	272,265	$277,817
Net investment income	14,203	13,431	14,780	15,231
Losses and LAE	138,803	156,801	157,208	131,359
Acquisition expenses	51,719	60,376	60,408	78,723
Operating expenses	20,169	32,995	18,499	20,932
Net income	30,586	26,605	37,817	49,815
Net income per share:
Basic	0.71	0.62	0.88	1.16
Diluted	$0.66	0.57	0.81	$1.03
Average common shares outstanding:
Basic	43,004	43,004	43,022	43,043
Diluted	49,008	48,871	48,876	49,868

16.	Investigations by the SEC and the New York Attorney General
      In November and December 2004, the Company received subpoenas from the SEC and the Office of the Attorney General for the State of New York for documents and information relating to certain non-traditional, or loss mitigation, insurance products. The Company is fully cooperating in responding to all such requests. Other reinsurance companies have reported receiving similar subpoenas and requests.
      This investigation appears to be at a very preliminary stage and, accordingly, we are unable to predict the direction the investigation will take and the impact, if any, it may have on the consolidated financial statements.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Condensed Consolidating Financial Information
      In November 2002, the Company issued Equity Security Units (“ESUs”) consisting of a contract to purchase common shares of the Company in 2005 and an ownership interest in a senior note due 2007 issued by Platinum Finance, a U.S. based intermediate holding company and indirect wholly owned subsidiary of Platinum Holdings. The senior notes are fully and unconditionally guaranteed by Platinum Holdings on a senior unsecured basis and are pledged to collateralize the holders’ obligations to acquire common shares in 2005.
      The payment of dividends from the Company’s regulated reinsurance subsidiaries is limited by applicable laws and statutory requirements of the jurisdictions in which the subsidiaries operate, including Bermuda, the United States and the United Kingdom. Based on the regulatory restrictions of the applicable jurisdictions, the maximum amount available for payment of dividends or other distributions by the reinsurance subsidiary of Platinum Finance in 2005 without prior regulatory approval is $40,312,000. The maximum amount available for payment of dividends or other distributions by the reinsurance subsidiaries of Platinum Holdings in 2005, including the reinsurance subsidiary of Platinum Finance, without prior regulatory approval is estimated to be $139,620,000.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The tables below present condensed consolidating financial information as of December 31, 2004 and 2003, for the years ended December 31, 2004 and 2003 and for the period from April 19, 2002 (date of inception) through December 31, 2002 of Platinum Holdings, Platinum Finance and the non-guarantor subsidiaries of Platinum Holdings ($ in thousands):
Condensed Consolidating Balance Sheet
December 31, 2004

	Platinum	Platinum	Non-guarantor	Consolidating
	Holdings	Finance	Subsidiaries	Adjustments	Consolidated

ASSETS
Investments:
Fixed maturities available-for-sale, at fair value	$—	3,740	2,153,789	—	$2,157,529
Fixed maturity trading securities at fair value	—	—	82,673	—	82,673
Other invested asset	—	—	6,769	—	6,769

Total investments	—	3,740	2,243,231	—	2,246,971
Investment in subsidiaries	1,135,434	414,105	470,776	(2,020,315)	—
Cash and cash equivalents	1,945	8,204	199,748	—	209,897
Reinsurance assets	—	—	2,009,245	(1,090,219)	919,026
Other assets	1,648	1,502	142,951	(100,000)	46,101

Total assets	$1,139,027	427,551	5,065,951	(3,210,534)	$3,421,995

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Reinsurance liabilities	$—	—	3,233,233	(1,133,358)	$2,099,875
Debt obligations	—	137,500	—	—	137,500
Other liabilities	6,024	928	1,525	43,140	51,617

Total liabilities	6,024	138,428	3,234,758	(1,090,218)	2,288,992

Shareholders’ Equity:
Preferred shares	—	—	—	—	—
Common shares	430	—	1,250	(1,250)	430
Additional paid-in capital	911,851	147,238	1,417,032	(1,564,270)	911,851
Accumulated other comprehensive income	12,252	3,309	17,068	(20,377)	12,252
Retained earnings	208,470	138,576	395,843	(534,419)	208,470

Total shareholders’ equity	1,133,003	289,123	1,831,193	(2,120,316)	1,133,003

Total liabilities and shareholders’ equity	$1,139,027	427,551	5,065,951	(3,210,534)	$3,421,995

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2003

			Non-
	Platinum	Platinum	Guarantor	Consolidating
	Holdings	Finance	Subsidiaries	Adjustments	Consolidated

ASSETS
Investments:
Fixed maturities available-for-sale, at fair value	$—	2,464	1,581,041	—	$1,583,505
Fixed maturity trading securities at fair value	—	—	94,633	—	94,633
Other invested asset	—	—	6,910	—	6,910

Total investments	—	2,464	1,682,584	—	1,685,048
Investment in subsidiaries	1,069,521	363,038	414,511	(1,847,070)	—
Cash and cash equivalents	3,413	9,917	92,131	—	105,461
Reinsurance assets	—	—	1,292,394	(649,355)	643,039
Income tax recoverable	—	3,757	5,603	—	9,360
Other assets	1,740	3,415	140,416	(102,907)	42,664

Total assets	$1,074,674	382,591	3,627,639	(2,599,332)	$2,485,572

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Reinsurance liabilities	$—	—	1,858,185	(627,052)	$1,231,133
Debt obligations	—	137,500	—	—	137,500
Other liabilities	7,471	1,029	66,745	(25,509)	49,736

Total liabilities	7,471	138,529	1,924,930	(652,561)	1,418,369

Shareholders’ Equity:
Preferred shares	—	—	—	—	—
Common shares	430	—	—	—	430
Additional paid-in capital	910,505	147,238	1,422,482	(1,569,720)	910,505
Accumulated other comprehensive income	18,774	7,289	28,140	(35,429)	18,774
Retained earnings	137,494	89,535	252,087	(341,622)	137,494

Total shareholders’ equity	1,067,203	244,062	1,702,709	(1,946,771)	1,067,203

Total liabilities and shareholders’ equity	$1,074,674	382,591	3,627,639	(2,599,332)	$2,485,572

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING STATEMENT OF INCOME
For the Year Ended December 31, 2004

			Non-
	Platinum	Platinum	Guarantor	Consolidating
	Holdings	Finance	Subsidiaries	Adjustments	Consolidated

Revenue:
Net premiums earned	$—	—	1,447,935	—	$1,447,935
Net investment income	53	164	84,315	—	84,532
Net realized gains on investments	—	6	1,949	—	1,955
Other income	2,944	—	48	219	3,211

Total revenue	2,997	170	1,534,247	219	1,537,633

Expenses:
Losses and loss adjustment expenses	—	—	1,019,804	—	1,019,804
Acquisition expenses	—	—	331,754	(3,933)	327,821
Operating expenses	12,725	288	49,387	3,933	66,333
Net foreign currency exchange gains	(3)	—	(722)	—	(725)
Interest expense	207	9,061	—	—	9,268

Total expenses	12,929	9,349	1,400,223	—	1,422,501

Income (loss) before income tax expense	(9,932)	(9,179)	134,024	219	115,132
Income tax expense (benefit)	—	(3,213)	33,562	—	30,349

Net income (loss) before equity in earnings of subsidiaries	(9,932)	(5,966)	100,462	219	84,783
Equity in earnings of subsidiaries	94,715	55,006	60,799	(210,520)	—

Net income	$84,783	49,040	161,261	(210,301)	$84,783

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATING STATEMENT OF INCOME
For the Year Ended December 31, 2003

			Non-
	Platinum	Platinum	Guarantor	Consolidating
	Holdings	Finance	Subsidiaries	Adjustments	Consolidated

Revenue:
Net premiums earned	$—	—	1,067,527	—	$1,067,527
Net investment income	46	121	57,478	—	57,645
Net realized gains on investments	—	—	2,781	—	2,781
Other income	—	—	3,343	—	3,343

Total revenue	46	121	1,131,129	—	1,131,296

Expenses:
Losses and loss adjustment expenses	—	—	584,171	—	584,171
Acquisition expenses	—	—	256,248	(5,022)	251,226
Operating expenses	22,657	338	64,373	5,227	92,595
Net foreign currency exchange losses	4	—	110	—	114
Interest expense	344	9,148	—	—	9,492

Total expenses	23,005	9,486	904,902	205	937,598

Income (loss) before income tax expense	(22,959)	(9,365)	226,227	(205)	193,698
Income tax expense (benefit)	—	(3,278)	52,153	—	48,875

Net income (loss) before equity in earnings of subsidiaries	(22,959)	(6,087)	174,074	(205)	144,823
Equity in earnings of subsidiaries	167,782	86,576	92,374	(346,732)	—

Net income	$144,823	80,489	266,448	(346,937)	$144,823

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidating Statement of Income
For the period from April 19, 2002 (date of inception) through December 31, 2002

			Non-
	Platinum	Platinum	guarantor	Consolidating
	Holdings	Finance	Subsidiaries	Adjustments	Consolidated

Revenue:
Net premiums earned	$—	—	107,098	—	$107,098
Net investment income	179	36	6,065	(1,069)	5,211
Net realized gains on investments	—	—	25	—	25
Other income	—	—	167	—	167

Total revenue	179	36	113,355	(1,069)	112,501

Expenses:
Losses and loss adjustment expenses	—	—	60,356	—	60,356
Acquisition expenses	—	—	25,474	—	25,474
Operating expenses	3,986	204	12,144	—	16,334
Net foreign currency exchange gains	—	—	(2,017)	—	(2,017)
Interest expense	58	1,202	1,001	(1,000)	1,261

Total expenses	4,044	1,406	96,958	(1,000)	101,408

Income (loss) before income tax expense	(3,865)	(1,370)	16,397	(69)	11,093
Income tax expense (benefit)	—	(480)	5,135	—	4,655

Net income (loss) before equity in earnings of subsidiaries	(3,865)	(890)	11,262	(69)	6,438
Equity in earnings of subsidiaries	10,303	9,938	7,524	(27,765)	—

Net income	$6,438	9,048	18,786	(27,834)	$6,438

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2004

			Non-
	Platinum	Platinum	guarantor	Consolidating
	Holdings	Finance	Subsidiaries	Adjustments	Consolidated

Net cash provided by (used in) operating activities	$(8,400)	(436)	723,569	—	$714,733

Investing Activities:
Proceeds from sale of available-for-sale fixed maturities	—	998	497,947	—	498,945
Proceeds from maturity or paydown of available-for-sale fixed maturities	—	697	135,775	—	136,472
Acquisition of available-for-sale fixed maturities	—	(2,972)	(1,227,923)	—	(1,230,895)
Dividends from subsidiaries	22,000	—	—	(22,000)	—
Contributions to subsidiaries	(250)	—	—	250	—

Net cash provided by (used in) investing activities	21,750	(1,277)	(594,201)	(21,750)	(595,478)

Financing Activities:
Dividends paid to shareholders	(13,807)	—	(22,000)	22,000	(13,807)
Proceeds from exercise of share options	7,406	—	—	—	7,406
Proceeds from issuance of common shares	1,567	—	—	—	1,567
Purchase of common shares	(9,985)	—	—	—	(9,985)
Capital contribution from parent	—	—	250	(250)	—

Net cash used in financing activities	(14,819)	—	(21,750)	21,750	(14,819)

Net increase (decrease) in cash and cash equivalents	(1,469)	(1,713)	107,618	—	104,436
Cash and cash equivalents at beginning of year	3,413	9,917	92,131	—	105,461

Cash and cash equivalents at end of year	$1,944	8,204	199,749	—	$209,897

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statement of Cash Flows
For the Year Ended December 31, 2003

			Non-
	Platinum	Platinum	guarantor	Consolidating
	Holdings	Finance	Subsidiaries	Adjustments	Consolidated

Net cash provided by (used in) operating activities	$(21,103)	(7,571)	411,981	—	$383,307

Investing Activities:
Proceeds from sale of available-for-sale fixed maturities	—	—	393,245	—	393,245
Proceeds from maturity or paydown of available-for-sale fixed maturities	—	1,624	131,355	—	132,979
Acquisition of available-for-sale fixed maturities	—	(4,152)	(1,061,925)	—	(1,066,077)
Other invested asset acquired		—	(6,910)	—	(6,910)
Dividends from subsidiaries	33,150	—	—	(33,150)	—

Net cash provided by (used in) investing activities	33,150	(2,528)	(544,235)	(33,150)	(546,763)

Financing Activities:
Dividends paid to shareholders	(13,767)	—	(33,150)	33,150	(13,767)
Proceeds from exercise of share options	678	—	—	—	678
Proceeds from issuance of common shares	520	—	—	—	520

Net cash used in financing activities	(12,569)	—	(33,150)	33,150	(12,569)

Net decrease in cash and cash equivalents	(522)	(10,099)	(165,404)	—	(176,025)
Cash and cash equivalents at beginning of year	3,935	20,016	257,535	—	281,486

Cash and cash equivalents at end of year	$3,413	9,917	92,131	—	$105,461

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Consolidating Statement of Cash Flows
For the period from April 19, 2002 (date of inception) through December 31, 2002

			Non-
	Platinum	Platinum	guarantor	Consolidating
	Holdings	Finance	Subsidiaries	Adjustments	Consolidated

Net cash provided by (used in) operating activities	$(5,153)	16	286,530	—	$281,393

Investing Activities:
Proceeds from sale of available-for-sale fixed maturities	—	—	120,421	—	120,421
Acquisition of available-for-sale fixed maturities	—	—	(1,157,416)		(1,157,416)
Contributions to subsidiaries	(896,000)	(250,000)	(296,007)	1,442,007	—

Net cash used in investing activities	(896,000)	(250,000)	(1,333,002)	1,442,007	(1,036,995)

Financing Activities:
Net proceeds from shares issued in initial capitalization	120	—	—	—	120
Redemption of shares issued in initial capitalization	(120)	—	—	—	(120)
Net proceeds from issuance of common shares	905,088	—	—	—	905,088
Net proceeds from issuance of debt securities	—	132,000			132,000
Capital contribution from parent	—	138,000	1,304,007	(1,442,007)	—

Net cash provided by financing activities	905,088	270,000	1,304,007	(1,442,007)	1,037,088

Net increase in cash and cash equivalents	3,935	20,016	257,535	—	281,486
Cash and cash equivalents at beginning of period	—	—	—	—	—

Cash and cash equivalents at end of period	$3,935	20,016	257,535	—	$281,486

THE PREDECESSOR BUSINESS
THE ST. PAUL COMPANIES, INC.
REINSURANCE UNDERWRITING SEGMENT
      Following is selected historical combined financial data for the period from January 1, 2002 through November 1, 2002 of the reinsurance underwriting segment of The St. Paul Companies, Inc. (the “Predecessor”) prior to the initial public offering of Platinum Underwriters Holdings, Ltd. (“Platinum”). The Predecessor operations include the continuing business and related assets transferred to Platinum upon completion of its initial public offering as well as the reinsurance business that remained with The St. Paul Companies, Inc. (“St. Paul”) after the public offering. Accordingly, underwriting results and combined statements of the Predecessor presented in this report are not indicative of the actual results of Platinum subsequent to the public offering.
      In addition to the effect of the retention of certain portions of the Predecessor business by St. Paul and the exclusion of the corporate aggregate excess-of-loss reinsurance program of St. Paul, other factors may cause the actual results of Platinum to differ materially from the results of the Predecessor.
      On April 1, 2004, Travelers Property Casualty Corp. (TPC) merged with a subsidiary of St. Paul, as a result of which TPC became a wholly-owned subsidiary of the St. Paul Travelers Companies, Inc. (STA.) For accounting purposes, the transaction was accounted for as a reverse acquisition with TPC treated as the accounting acquirer. Accordingly, the transaction was accounted for as a purchase business combination, using TPC historical financial information and applying fair value estimates to the acquired assets, liabilities, and commitments of St. Paul as of April 1, 2004. Beginning on April 1, 2004, the results of operations and financial condition of St. Paul were consolidated with TPC’s.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders:
The St. Paul Companies, Inc.:
      We have audited the accompanying combined statements of underwriting results and identifiable underwriting cash flows of The St. Paul Companies, Inc. Reinsurance Underwriting Segment (Predecessor) for the period from January 1, 2002 through November 1, 2002. The combined statements are the responsibility of the Predecessor’s management. Our responsibility is to express an opinion on these combined statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      The accompanying combined statements were prepared to present the historical underwriting results and identifiable cash flows of the Predecessor specifically attributable to reinsurance underwriting operations of The St. Paul Companies, Inc. (St. Paul) as described in Note 1. The combined statements do not contain an allocation of St. Paul’s equity structure, investment portfolio assets, investment income or cash flows from investing and financing activities. Accordingly, the combined statements are not intended to be a complete presentation of the Predecessor’s or St. Paul’s results of operations or cash flows.
      In our opinion, the combined statements referred to above present fairly, in all material respects, the underwriting results and identifiable underwriting cash flows of the Predecessor for the period from January 1, 2002 through November 1, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
Minneapolis, Minnesota
March 21, 2003

THE ST. PAUL COMPANIES, INC.
Reinsurance Underwriting Segment (Predecessor)
COMBINED STATEMENT OF UNDERWRITING RESULTS
For the Period From January 1, 2002 through November 1, 2002

($ in millions)

Net premiums
Net premiums written	$1,007
Net change in unearned premiums	95

Net premiums earned	1,102

Underwriting deductions
Losses and loss adjustment expenses incurred	791
Policy acquisition costs	257
Other underwriting expenses	62

Total underwriting deductions	1,110

Net underwriting loss	$(8)

THE ST. PAUL COMPANIES, INC.
Reinsurance Underwriting Segment (Predecessor)
COMBINED STATEMENT OF IDENTIFIABLE UNDERWRITING CASH FLOWS
For the Period From January 1, 2002 through November 1, 2002

($ in millions)

Premiums collected, net	$1,348
Losses and loss adjustment expenses paid	(1,057)
Policy acquisition expenses paid	(275)
Other underwriting expenses paid	(62)

Net cash used by underwriting	$(46)

See accompanying notes to combined statements

THE ST. PAUL COMPANIES, INC.
Reinsurance Underwriting Segment (Predecessor)
NOTES TO COMBINED STATEMENTS

1.	Summary of Significant Accounting Policies
     Basis of Presentation
      The accompanying combined statements pertain to the reinsurance underwriting segment of The St. Paul Companies, Inc. (“St. Paul”), for the period from January 1, 2002 through November 1, 2002. The reinsurance underwriting segment of St. Paul is the predecessor to Platinum Underwriters Holdings, Ltd. and is hereinafter referred to as the “Predecessor.” Predecessor statements are presented on a combined basis, including certain insurance and reinsurance subsidiaries within the St. Paul group, as well as the underwriting results of the reinsurance departments of St. Paul Fire and Marine Insurance Company (“Fire and Marine”) and United States Fidelity and Guarantee Company (“USF&G”), St. Paul’s two largest U.S. insurance subsidiaries.
      It is the practice of St. Paul to evaluate the performance of its property-liability insurance underwriting segments on the basis of underwriting results. St. Paul manages its property-liability investment portfolio in the aggregate, as part of a separate segment and does not allocate assets, or investment income, to its respective underwriting segments. Similarly, the statements of identifiable underwriting cash flows include only cash flow activity that is specifically attributable to the underwriting operations of Predecessor, and does not include any cash flows from investing and financing activities.
     Accounting Principles
      The accompanying combined statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
      Predecessor’s business is written by several of St. Paul’s underwriting subsidiaries, which are required to file financial statements with state and foreign regulatory authorities. The accounting principles used to prepare these statutory financial statements follow prescribed or permitted accounting principles, which differ from U.S. GAAP. Prescribed statutory accounting practices include state laws, regulations and general administrative rules issued by the state of domicile as well as a variety of publications and manuals of the National Association of Insurance Commissioners (“NAIC”). Permitted statutory accounting practices encompass all accounting practices not so prescribed, but allowed by the state of domicile.
     Use of Estimates
      These combined statements include estimates and assumptions that have an effect on the amounts reported. The most significant estimates are those relating to reserves for losses and loss adjustment expenses. These estimates are continually reviewed and adjustments are made as necessary, but actual results could be significantly different than expected when estimates were made.
     Net Premiums Earned
      Assumed reinsurance premiums are recognized as revenues proportionately over the coverage period. Net premiums earned are recorded in the statement of underwriting results, net of Predecessor’s cost to purchase reinsurance. Net premiums not yet recognized as revenue are recorded in the balance sheet as unearned premiums, gross of any ceded unearned premiums. Written and earned premiums, and the related costs, which have not yet been reported to Predecessor are estimated and accrued. Due to the time lag inherent in reporting of premiums by ceding companies, such estimated premiums written and earned, as well as related costs, may be significant. Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined.

THE ST. PAUL COMPANIES, INC.
Reinsurance Underwriting Segment (Predecessor)
NOTES TO COMBINED STATEMENTS — (Continued)
      Reinstatement and additional premiums are accrued as provided for in the provisions of assumed reinsurance contracts and based on experience under such contracts. Reinstatement premiums are the premiums charged for the restoration of the reinsurance limit of a catastrophe contract to its full amount after payment by the reinsurer of losses as a result of an occurrence. These premiums relate to the future coverage obtained during the remainder of the initial policy term, and are earned over the remaining policy term. Additional premiums are premiums charged after coverage has expired, related to experience during the policy term, which are earned immediately. An allowance for uncollectible premiums is established for possible non-payment of such amounts due, as deemed necessary.

Insurance Losses and Loss Adjustment Expenses
      Losses represent the amounts paid, or expected to be paid, to ceding companies for events that have occurred. The costs of investigating, resolving and processing these claims are known as loss adjustment expenses (“LAE”). These items are recorded on the statement of underwriting results net of ceded reinsurance, meaning that gross losses and LAE incurred are reduced by the amounts recovered or expected to be recovered under retrocessional contracts.

Insurance Reserves
      The reserves for losses and LAE are estimated based on reports received from ceding companies, supplemented with analysis by the claims department and actuaries of Predecessor. These reserves include estimates of the total cost of claims that were reported, but not yet paid, and the cost of claims incurred but not yet reported (“IBNR”). Loss reserves are reduced for estimated amounts of salvage and subrogation recoveries. Estimated amounts recoverable from reinsurers on unpaid losses and LAE are reflected as assets.
      Because many of the reinsurance coverages offered by Predecessor involve claims that ultimately may not be settled for many years after they are incurred, subjective judgments as to ultimate exposure to losses are an integral and necessary component of the loss reserving process. The inherent uncertainties of estimating loss reserves are further exacerbated for reinsurers by the significant amount of time that often elapses between the occurrence of an insured loss, the reporting of that loss to the primary insurer and, ultimately, to the reinsurer, and the primary insurer’s payment of that loss and subsequent indemnification by the reinsurer. Reserves are recorded by considering a range of estimates bounded by a high and low point. Within that range, management’s best estimate is recorded. Reserves are continually reviewed, using a variety of statistical and actuarial techniques to analyze current claim costs, frequency and severity data, and prevailing economic, social and legal factors. Reserves established in prior years are adjusted as loss experience develops and new information becomes available. Adjustments to previously estimated reserves are reflected in financial results in the periods in which they are made.
      While we believe the carried reserves make a reasonable provision for unpaid loss and LAE obligations, it should be noted that the process of estimating required reserves does, by its very nature, involve uncertainty. The level of uncertainty can be influenced by factors such as the existence of long-tail coverage (when loss payments may not occur for several years) and changes in claim handling practices, as well as the factors noted above, and actual claim payments and LAE could be significantly different from the estimates.
      Liabilities for unpaid losses and LAE related to certain assumed reinsurance contracts are discounted to the present value of estimated future payments. The liabilities related to these reinsurance contracts were discounted using rates up to 7.5 percent, based on our return on invested assets or, in many cases, on yields contractually guaranteed to us on funds held by the ceding company, as permitted by the Vermont Department of Banking, Insurance, Securities and Healthcare Administration.

THE ST. PAUL COMPANIES, INC.
Reinsurance Underwriting Segment (Predecessor)
NOTES TO COMBINED STATEMENTS — (Continued)

Reinsurance
      Written premiums, earned premiums, and incurred losses and LAE reflect the net effects of assumed and ceded reinsurance transactions. Reinsurance accounting is followed for assumed and ceded transactions when risk transfer requirements have been met. These requirements involve significant assumptions being made related to the amount and timing of expected cash flows, as well as the interpretation of underlying contract terms. Assumed reinsurance contracts that do not transfer significant insurance risk are required to be accounted for as deposits. These contract deposits are accounted for as financing transactions, with interest expense credited to the contract deposit.

Policy Acquisition Expenses
      The costs directly related to the acquisition of reinsurance contracts are referred to as policy acquisition expenses and consist of commissions and other direct underwriting expenses. Although these expenses are incurred when a reinsurance contract is written, such expenses are deferred and amortized over the same period as the corresponding premiums are recorded as earned revenues.
      On a regular basis, an analysis of the recoverability of the deferred policy acquisition expenses, in relation to the expected recognition of revenues, including anticipated investment income is performed. Any adjustments are reflected as period costs. Should the analysis indicate that the acquisition costs are unrecoverable, further analyses are completed to determine if a reserve is required to provide for losses that may exceed the related unearned premiums.

Foreign Currency Translation
      Functional currencies are assigned to foreign operations, which are generally the currencies of the local operating environment. Foreign currency amounts are remeasured to the functional currency, and the resulting foreign exchange gains or losses are reflected in income, outside of underwriting results. Functional currency amounts are then translated into U.S. dollars. The unrealized gain or loss from this translation is recorded in St. Paul’s equity. Both the remeasurement and translation are calculated using current exchange rates for the balance sheet amounts and average exchange rates for revenues and expenses.

2.	Related Party Transactions
      The following summarizes Predecessor’s related party transactions:

Reinsurance Transactions with Affiliates
      Predecessor cedes certain business to two affiliated special purpose entities (“SPE”) which were established by St. Paul for the purpose of increasing Predecessor’s capacity to write certain excess-of-loss reinsurance, principally property, marine, and aviation. The most significant of these agreements is with George Town Re. George Town Re was established by St. Paul in 1996 for the purpose of entering into a single reinsurance treaty with Predecessor, providing an additional $45.1 million of underwriting capacity over a 10-year period. Premiums ceded under these agreements were $4.6 million in 2002. Losses ceded under these agreements totaled ($0.1) million in 2002.
      The agreement with George Town Re was terminated on July 8, 2002, and George Town Re was liquidated. There was no material impact on Predecessor’s underwriting results from this transaction.
      Predecessor assumed certain primary business from other business segments of St. Paul. Premiums assumed under these agreements were $12.0 million in 2002. Losses assumed under these agreements were

THE ST. PAUL COMPANIES, INC.
Reinsurance Underwriting Segment (Predecessor)
NOTES TO COMBINED STATEMENTS — (Continued)
$22.8 million in 2002. Predecessor paid commissions of $3.9 million in 2002 related to business assumed under these agreements.

Management Agreements with Affiliates
      St. Paul management has entered into various agreements with affiliated parties, under arm’s-length terms. Under these agreements, the affiliated parties have agreed to perform investment management services for St. Paul Re UK, guarantee the performance of St. Paul’s obligations, make funds available under a revolving loan agreement, and provide certain reinsurance coverage. Included in underwriting expenses are certain expenses allocated to Predecessor from St. Paul, including costs such as corporate communications and marketing, corporate finance, corporate actuarial, corporate tax, corporate audit, legal services, corporate executives, corporate human resources, and employee benefit costs. These allocated costs totaled $7.8 million in 2002.

3.	September 11, 2001 Terrorist Attack
      On September 11, 2001, terrorists hijacked four commercial passenger jets in the United States. Two of the jets were flown into the World Trade Center towers in New York, NY, causing their collapse. The third jet was flown into the Pentagon building in Washington, DC, causing severe damage, and the fourth jet crashed in rural Pennsylvania. This terrorist attack caused significant loss of life and resulted in unprecedented losses for the property-casualty insurance industry.
      Estimated gross losses and LAE incurred as a result of the terrorist attack totaled $967 million. The estimated net underwriting loss of $580 million from that event included an estimated benefit of $160 million from cessions made under various reinsurance agreements, a net $136 million benefit from additional and reinstatement premiums, and a $91 million reduction in contingent commission expenses.
      The estimated losses were based on a variety of actuarial techniques, coverage interpretation and claims estimation methodologies, and included an estimate of losses incurred but not reported, as well as estimated costs related to the settlement of claims. The estimate of losses was also based on the belief that property and casualty insurance losses from the terrorist attack will total between $30 billion and $35 billion for the insurance industry.
      In 2002, Predecessor’s estimate of industry losses was supplemented by its ongoing analysis of both paid and reported claims related to the attack. Predecessor’s estimate of industry losses remains subject to significant uncertainties and is vulnerable to change over time as additional information becomes available. Predecessor and other insurers have obtained a summary judgment ruling that the World Trade Center property loss is a single occurrence. Certain insureds have appealed that ruling, asking the court to determine that the property loss constituted two separate occurrences rather than one. In addition, through separate litigation, the aviation losses could be deemed four separate events rather than three, for purposes of insurance and reinsurance coverage. Even if the courts ultimately rule against Predecessor regarding the number of occurrences or events, it believes the additional amount of estimated after-tax losses, net of reinsurance, that it would record would not be material to Predecessor’s results of operations.

THE ST. PAUL COMPANIES, INC.
Reinsurance Underwriting Segment (Predecessor)
NOTES TO COMBINED STATEMENTS — (Continued)
      The estimated underwriting loss of $580 million is recorded in the 2002 and 2001 combined statements of underwriting results in the following line items ($ in millions):

	Period from
	January 1, 2002
	through	Year Ended
	November 1,	December 31,
	2002	2001

Net premiums earned	$(5)	$141
Losses and LAE	(19)	(788)
Other underwriting expenses	—	91

Total underwriting loss	$(24)	$(556)

      The estimated underwriting loss of $24 million in 2002 was distributed among Predecessor’s segments as follows ($ in millions):

Period from
January 1, 2002
through
November 1,
2002

North American Property	$18
North American Casualty	2
International	10
Finite Risk	(6)

Total underwriting loss	$24

4.	Reserves for Losses and LAE

Reconciliation of Loss Reserves
      The following table represents a reconciliation of beginning and ending loss and LAE reserves for the period from January 1, 2002 through November 1, 2002 ($ in millions):

Loss and LAE reserves at beginning of year, as reported	$4,949
Less reinsurance recoverables on unpaid losses at beginning of year	(1,256)

Net loss and LAE reserves at beginning of year	3,693

Provision for losses and LAE for claims incurred:
Current period	736
Prior years	55

Total incurred	791

Losses and LAE payment for claims incurred:
Current period	(114)
Prior years	(839)

Total paid	(953)

Net loss and LAE reserves at end of year	3,531
Plus reinsurance recoverables on unpaid losses at end of year	1,249

Loss and LAE reserves at end of year, as reported	$4,780

      Prior year development in the period from January 1, 2002 through November 1, 2002 was attributable mainly to the bond and credit, surplus lines and international liability lines of business. Both

THE ST. PAUL COMPANIES, INC.
Reinsurance Underwriting Segment (Predecessor)
NOTES TO COMBINED STATEMENTS — (Continued)
North American Property and North American Casualty experienced better than expected loss emergence which served to mitigate the worse than expected emergence from the lines mentioned above.

Environmental and Asbestos Reserves
      Predecessor continues to have exposure, through its reinsurance of primary insurance contracts written many years ago, to claims alleging injury or damage from environmental pollution or seeking payment for the cost to clean up polluted sites. In addition, Predecessor has received asbestos injury claims tendered under general casualty policies that it reinsures.

5.	Employee Benefit Plans
      Employees of Predecessor participated in various employee benefit, stock incentive, and retirement plans administered by St. Paul. Predecessor reimbursed St. Paul for costs associated with these plans. The following summarizes underwriting expenses recorded by Predecessor in connection with each of these plans for the period from January 1, 2002 through November 1, 2002 ($ in millions):

Retirement Plans	$3.3
Post Retirement Plans	(0.5)
Variable Stock Option Plan	(1.4)

Total	$1.4

      In addition, St. Paul sponsored a stock-based incentive program, the Long-Term Incentive Plan (“LTIP”), which was exclusive to certain employees of Predecessor. Underwriting expenses (benefits) recorded by Predecessor in connection with the LTIP totaled $1.3 million in 2002.

6.	Commitments and Contingencies

Lease Commitments
      A portion of Predecessor’s business activities was conducted in rented premises. Predecessor also entered into leases for equipment, such as office machines and computers. Total rental expense was $6.8 million in 2002.
      Certain leases are non-cancelable, and Predecessor would remain responsible for payment even if the space or equipment were no longer utilized. On November 1, 2002, the minimum rents for which Predecessor would be liable under these types of leases are as follows: $5.3 million in 2003, $1.5 million in 2004, $0.6 million in 2005, $0.6 million in 2006, and $2.8 million thereafter.

Legal Matters
      In the ordinary course of conducting business, Predecessor has been named as a defendant in various lawsuits. Some of these lawsuits attempt to establish liability under reinsurance contracts issued by Predecessor underwriting operations. Plaintiffs in these lawsuits are asking for money damages or to have the court direct the activities of Predecessor’s operations in certain ways. It is possible that the settlement of these lawsuits may be material to Predecessor’s results of operations and liquidity in the period in which they occur. However, St. Paul believes the total amounts that Predecessor, and its affiliates, will ultimately have to pay in these matters will have no material effect on Predecessor’s overall financial position.

THE ST. PAUL COMPANIES, INC.
Reinsurance Underwriting Segment (Predecessor)
NOTES TO COMBINED STATEMENTS — (Continued)

7.	Fourth Quarter 2001 Strategic Review
      In December 2001, St. Paul announced the results of a strategic review of all of its operations, which included a decision to exit a number of businesses and countries. These decisions included the narrowing of product offerings and geographic presence relative to Predecessor’s businesses. As part of that review, it was determined that Predecessor would no longer underwrite aviation or bond and credit reinsurance, or offer certain financial risk and capital markets reinsurance products. Predecessor would also substantially reduce the North American business underwritten in London. Predecessor would focus on several areas, including property catastrophe reinsurance, excess-of-loss casualty reinsurance, marine and traditional finite reinsurance.
      The following table presents the net premiums earned and underwriting results for 2002 for the businesses to be exited under these actions, including the allocation of St. Paul’s corporate excess-of-loss reinsurance programs ($ in millions):

Net premiums earned	$277
Underwriting results	(52)

8.	Reinsurance
      The primary purpose of the Predecessor’s ceded reinsurance program, including the aggregate excess-of-loss coverages discussed below, is to protect its operations from potential losses in excess of acceptable levels. Reinsurers are expected to honor their obligations under ceded reinsurance contracts. In the event these companies are unable to honor their obligations, Predecessor will pay these amounts.
Allowances have been established for possible nonpayment of such amounts due.
      Predecessor’s underwriting results in 2002 were impacted by the St. Paul corporate aggregate excess-of-loss reinsurance program that was entered into each year effective January 1, 2001, 2000 and 1999 (hereinafter referred to as the “St. Paul corporate program”). Coverage under the St. Paul corporate program treaties was triggered when St. Paul’s incurred insurance losses and LAE across all lines of business exceeded accident year attachment loss ratios specified in the treaty. Predecessor results also benefited from a separate aggregate excess-of-loss reinsurance treaty, exclusive to Predecessor each year effective 2001, 2000 and 1999 that were unrelated to the St. Paul corporate program. The combined

THE ST. PAUL COMPANIES, INC.
Reinsurance Underwriting Segment (Predecessor)
NOTES TO COMBINED STATEMENTS — (Continued)
impact of these treaties (together the “reinsurance treaties”) is included in the following table ($ in millions):

Period from
January 1,
2002
through
November 1,
2002

St. Paul corporate aggregate excess-of-loss reinsurance program:
Ceded premiums written	$(4)

Ceded losses and LAE	(9)
Ceded premiums earned	(4)

Net underwriting (detriment) benefit	$(5)

Predecessor aggregate treaty:
Ceded premiums written	$(1)

Ceded losses and LAE	(35)
Ceded premiums earned	(2)

Net underwriting (detriment) benefit	$(33)

Combined total:
Ceded premiums written	$(5)

Ceded losses and LAE	(44)
Ceded premiums earned	(6)

Net underwriting (detriment) benefit	$(38)

      The amounts shown above include the impact of a reallocation of premiums and losses ceded in 2000 and 1999. This reallocation was necessary to reflect the impact of differences between St. Paul’s actual 2002 experience on losses ceded to the corporate program in 2000 and 1999, by segment, and the anticipated experience on those losses in 2000 and 1999 when the initial segment allocation was made.
      St. Paul was not party to a corporate all-lines aggregate excess-of-loss treaty in 2002.
      Predecessor was party to a separate aggregate excess-of-loss reinsurance treaty, unrelated to the corporate treaty, in 2002. Coverage has not been triggered under that treaty in 2002; however, in 2002, Predecessor recorded ceded premiums written of $(1) million, ceded earned premiums of $(2) million, and ceded loss and loss adjustment expenses of $(35) million, for a net detriment of $33 million as a result of this treaty. Included in the net detriment for 2002 was a $20 million detriment due to the partial commutation of the 1999 and 2001 aggregate excess-of-loss reinsurance treaties.

THE ST. PAUL COMPANIES, INC.
Reinsurance Underwriting Segment (Predecessor)
NOTES TO COMBINED STATEMENTS — (Continued)
      The effect of assumed and ceded reinsurance on premiums written, premiums earned and insurance losses and LAE is as follows (including the impact of the reinsurance treaties) ($ in millions):

Period from
January 1,
2002
through
November 1,
2002

Premiums written:
Assumed	$1,056
Ceded	49

Net premiums written	1,007

Premiums earned:
Assumed	$1,160
Ceded	58

Net premiums earned	$1,102

Insurance losses and LAE:
Assumed	$903
Ceded	112

Total insurance losses and LAE	$791

9.	Segment Information
      Predecessor has four reportable segments, which consist of North American Property, North American Casualty, International and Finite Risk. These segments are consistent with the manner in which Predecessor’s business has been managed.
      The North American Property segment consists of property reinsurance business underwritten for customers domiciled in the United States and Canada. Coverages offered included proportional, per-risk, excess-of-loss and surplus lines reinsurance, and catastrophe treaties. This segment also includes retrocessional reinsurance business and crop and agricultural reinsurance. The North American surplus lines business center has been aggregated with the North American Property segment as the aggregation is consistent with Predecessor’s management structure and the business center meets the aggregation criteria required for external segment reporting.
      The North American Casualty segment consists of casualty reinsurance underwritten for customers domiciled in the United States and Canada. Casualty coverages offered included general workers’ compensation, medical professional, non-medical professional, directors and officers, employment practices, umbrella and environmental impairment. The Accident and Health business center, which consists predominantly of North American Risks, is aggregated with the North American Casualty segment as the aggregation is consistent with Predecessor’s management structure and the business center meets the aggregation criteria required for external reporting. In addition, Predecessor has one significant account which includes both property and casualty business, but is managed as a business center within the North American Casualty segment. For this reason, this business center, which meets the aggregation criteria for external segment reporting, has been aggregated with the North American Casualty segment.
      The International segment underwrites wrote property and casualty reinsurance for customers domiciled outside of North America. This segment also includes the results from marine and aerospace business due to the global nature of those exposures.

THE ST. PAUL COMPANIES, INC.
Reinsurance Underwriting Segment (Predecessor)
NOTES TO COMBINED STATEMENTS — (Continued)
      The Finite Risk segment underwrites non-traditional reinsurance treaties for leading insurance companies worldwide. Non-traditional reinsurance combines limited traditional underwriting risk with financial risk protection and is generally utilized by large commercial customers who are willing to share in a portion of their insurance losses. Due to Predecessor’s management structure, the Bond and Credit business center has been aggregated with the Finite Risk segment. This business center meets the aggregation criteria required for external segment reporting.
      Predecessor monitors and evaluates the performance of its segments based principally on their underwriting results. Assets are not specifically identifiable for these segments. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

Geographic Areas
      The following summary presents financial data of Predecessor’s operations based on their location for the period from January 1, 2002 through November 1, 2002 ($ in millions):

U.S.	$701
Non-U.S.	401

Total net premium earned	$1,102

Segment Information
      The summary below presents net premiums earned and underwriting results for Predecessor’s reportable segments for the period from January 1, 2002 through November 1, 2002 ($ in millions):

Premium earned:
North American Property	$205
North American Casualty	451
International	206
Finite Risk	240

Total net premiums earned	$1,102

Underwriting gain (loss):
North American Property	$33
North American Casualty	(79)
International	51
Finite Risk	(13)

Total Underwriting gain (loss)	$(8)

      Each of Predecessor’s segments generated a significant volume of reinsurance premiums through two reinsurance brokers. Total premiums written through these two brokers totaled $548 million for the period from January 1, 2002 through November 1, 2002.

THE ST. PAUL COMPANIES, INC.
Reinsurance Underwriting Segment (Predecessor)
NOTES TO COMBINED STATEMENTS — (Continued)

10.	Quarterly Results of Operations (Unaudited)
      The following is an unaudited summary of Predecessor’s quarterly results ($ in millions):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2002:
Net premiums written	$463	$200	234	110
Net premiums earned	377	305	307	113
Underwriting gain (loss)	15	(6)	(21)	4

*	Fourth quarter of 2002 represents the period from October 1, 2002 through November 1, 2002.

11.	September 11, 2001 Terrorist Attack — Legal Matters (Unaudited)
      As noted in Note 3, Predecessor and other insurers obtained a summary judgment ruling that the World Trade Center property loss is a single occurrence. Certain insureds, including the World Trade Center leaseholder, appealed that ruling, asking the court to determine that the property loss constituted two separate occurrences rather than one. In September 2003, the U.S. Circuit Court of Appeals for the Second Circuit ruled that under the terms of the policy form Predecessor used to underwrite property coverage for the World Trade Center, the terrorist attack constituted one occurrence.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Six Months Ended June 30, 2005 and 2004

PART I — FINANCIAL INFORMATION

Item 1.	Condensed Consolidated Financial Statements
PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
($ in thousands, except share data)

	(Unaudited)
	June 30,	December 31,
	2005	2004

ASSETS
Investments:
Fixed maturities available-for-sale, at fair value (amortized cost — $2,639,061 and $2,144,290, respectively)	$2,649,121	$2,157,529
Fixed maturities — trading, at fair value (amortized cost — $73,301 and $82,931, respectively)	73,571	82,673
Other invested asset	6,000	6,769

Total investments	2,728,692	2,246,971
Cash and cash equivalents	409,539	209,897
Accrued investment income	28,316	23,663
Reinsurance premiums receivable	576,457	580,048
Reinsurance recoverable on ceded losses and loss adjustment expenses	10,447	2,005
Prepaid reinsurance premiums	6,241	2,887
Funds held by ceding companies	271,795	198,048
Deferred acquisition costs	144,844	136,038
Income tax recoverable	—	1,325
Deferred tax assets	12,849	8,931
Other assets	10,056	12,182

Total assets	$4,199,236	$3,421,995

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$1,559,092	$1,380,955
Unearned premiums	575,727	502,423
Reinsurance deposit liabilities	5,821	20,189
Debt obligations	387,500	137,500
Ceded premiums payable	18,119	2,384
Commissions payable	216,459	181,925
Funds withheld	13,224	11,999
Deferred taxes	10,545	10,404
Other liabilities	140,021	41,213

Total liabilities	2,926,508	2,288,992

Shareholders’ Equity:
Preferred shares, $.01 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common shares, $.01 par value, 200,000,000 shares authorized, 43,406,788 and 43,087,407 shares issued and outstanding, respectively	434	430
Additional paid-in capital	921,271	911,851
Unearned share grant compensation	(2,246)	—
Accumulated other comprehensive income	10,637	12,252
Retained earnings	342,632	208,470

Total shareholders’ equity	1,272,728	1,133,003

Total liabilities and shareholders’ equity	$4,199,236	$3,421,995

See accompanying notes to condensed consolidated financial statements.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)
For the Three and Six Months Ended June 30, 2005 and 2004
($ in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Revenue:
Net premiums earned	$431,470	310,867	842,510	$631,909
Net investment income	28,904	19,377	55,809	36,861
Net realized losses on investments	(555)	(1,279)	(183)	(827)
Other income	588	605	232	1,116

Total revenue	460,407	329,570	898,368	669,059

Expenses:
Losses and loss adjustment expenses	240,852	189,466	478,550	351,435
Acquisition expenses	103,928	62,694	197,177	151,615
Operating expenses	23,480	19,262	43,488	38,036
Net foreign currency exchange losses	160	1,168	1,958	302
Interest expense	4,174	2,324	6,347	4,630

Total expenses	372,594	274,914	727,520	546,018

Income before income tax expense	87,813	54,656	170,848	123,041
Income tax expense	19,828	4,857	29,775	18,428

Net income	$67,985	49,799	141,073	$104,613

Earnings per share:
Basic earnings per share	$1.57	1.15	3.26	$2.42
Diluted earnings per share	$1.39	1.01	2.88	$2.12
Comprehensive income (loss):
Net income	$67,985	49,799	141,073	$104,613
Other comprehensive income:
Net change in unrealized gains and losses on available-for-sale securities, net of deferred taxes	33,051	(52,356)	(1,578)	(33,183)
Cumulative translation adjustments, net of deferred taxes	(46)	(123)	(37)	(152)

Comprehensive income (loss)	$100,990	(2,680)	139,458	$71,278

Shareholder dividends:
Dividends declared	$3,462	3,464	6,911	$6,925
Dividends declared per share	$0.08	0.08	0.16	$0.16
See accompanying notes to condensed consolidated financial statements.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (UNAUDITED)
For the Six Months Ended June 30, 2005 and 2004
($ in thousands)

	2005	2004

Preferred shares:
Balances at beginning and end of period	$—	$—

Common shares:
Balances at beginning of period	430	430
Exercise of share options	3	3
Issuance of restricted shares	1	—

Balances at end of period	434	433

Additional paid-in-capital:
Balances at beginning of period	911,851	910,505
Exercise of share options	4,981	5,046
Issuance of restricted shares	2,750	—
Share based compensation	1,689	1,087

Balances at end of period	921,271	916,638

Unearned share grant compensation:
Balances at beginning of period	—	—
Shares issued	(2,750)	—
Amortization	504	—

Balances at end of period	(2,246)	—

Accumulated other comprehensive income (loss):
Balances at beginning of period	12,252	18,774
Net change in unrealized gains and losses on available-for-sale securities, net of deferred taxes	(1,578)	(33,183)
Net change in cumulative translation adjustments, net of deferred tax	(37)	(152)

Balances at end of period	10,637	(14,561)

Retained earnings:
Balances at beginning of period	208,470	137,494
Net income	141,073	104,613
Dividends paid to shareholders	(6,911)	(6,925)

Balances at end of period	342,632	235,182

Total shareholders’ equity	$1,272,728	$1,137,692

See accompanying notes to condensed consolidated financial statements.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
For the Six Months Ended June 30, 2005 and 2004
($ in thousands)

	2005	2004

Operating Activities:
Net income	$141,073	$104,613
Adjustments to reconcile net income to cash used in operations:
Depreciation and amortization	10,231	10,551
Net realized losses on investments	183	827
Net foreign currency exchange losses	1,958	302
Share-based compensation	2,193	1,087
Trading securities activities	4,329	41,978
Changes in assets and liabilities:
Increase in accrued investment income	(4,653)	(3,215)
(Increase) decrease in reinsurance premiums receivable	3,591	(62,291)
Increase in funds held by ceding companies	(73,747)	(16,202)
Increase in deferred acquisition costs	(8,806)	(42,839)
Increase in net unpaid losses and loss adjustment expenses	173,745	161,108
Increase in net unearned premiums	69,950	177,244
Increase (decrease) in reinsurance deposit liabilities	(14,368)	14,214
Increase (decrease) in ceded premiums payable	15,735	(840)
Increase in commissions payable	34,534	30,996
Increase in funds withheld	1,225	—
Changes in other assets and liabilities	19,002	20,030
Other net	227	(621)

Net cash provided by operating activities	376,402	436,942

Investing Activities:
Proceeds from sale of available-for-sale fixed maturities	207,840	190,589
Proceeds from maturity or paydown of available-for-sale fixed maturities	66,796	43,927
Acquisition of available-for-sale fixed maturities	(696,372)	(602,816)

Net cash used in investing activities	(421,736)	(368,300)

Financing Activities:
Dividends paid to shareholders	(6,911)	(6,925)
Proceeds from exercise of share options	4,984	5,049
Proceeds from issuance of debt	246,900	—

Net cash used in financing activities	244,973	(1,876)

Net increase in cash and cash equivalents	199,639	66,766
Cash and cash equivalents at beginning of period	209,900	105,461

Cash and cash equivalents at end of period	$409,539	$172,227

Supplemental disclosures of cash flow information:
Income taxes paid	$28,573	$4,799
Interest paid	$3,671	$3,729
See accompanying notes to condensed consolidated financial statements.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Three and Six Months Ended June 30, 2005 and 2004

(1)	Basis of Presentation
      The condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of Platinum Underwriters Holdings, Ltd. (“Platinum Holdings”) and its subsidiaries (collectively, the “Company”), including Platinum Underwriters Bermuda, Ltd. (“Platinum Bermuda”), Platinum Underwriters Reinsurance, Inc. (“Platinum US”), Platinum Re (UK) Limited (“Platinum UK”), Platinum Underwriters Finance, Inc. (“Platinum Finance”), Platinum Regency Holdings, and Platinum Administrative Services, Inc. All material inter-company transactions have been eliminated in preparing these condensed consolidated financial statements. The condensed consolidated financial statements included in this report as of and for the three and six months ended June 30, 2005 and 2004 are unaudited and include adjustments consisting of normal recurring items that management considers necessary for a fair presentation under U.S. GAAP. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. The results of operations for any interim period are not necessarily indicative of results for the full year.
      In November 2002, Platinum Holdings completed an initial public offering of 33,044,000 common shares (the “Initial Public Offering”). Concurrent with the Initial Public Offering, Platinum Holdings sold 6,000,000 common shares to The St. Paul Travelers Companies, Inc., formerly The St. Paul Companies, Inc., (“St. Paul”), and 3,960,000 common shares to RenaissanceRe Holdings Ltd. (“RenaissanceRe”) in private placements. St. Paul sold its 6,000,000 common shares in June 2004. As part of the Initial Public Offering, St. Paul and RenaissanceRe received options to purchase up to 6,000,000 and 2,500,000 of additional common shares, respectively, at any time during the ten years following the Initial Public Offering at a price of $27.00 per share. Both St. Paul and RenaissanceRe have amended their options to provide that in lieu of paying $27.00 per share, any option exercise will be settled on a net share basis, which will result in Platinum Holdings issuing a number of common shares equal to the excess of the market price per share, determined in accordance with the amendments, over $27.00 less the par value per share multiplied by the number of common shares issuable upon exercise of the option divided by that market price per share. Also, concurrent with the transactions in November 2002, the Company and St. Paul entered into several agreements for the transfer of continuing reinsurance business and certain related assets of St. Paul. Among these agreements were quota share retrocession agreements effective November 2, 2002 under which the Company assumed from St. Paul unpaid losses and loss adjustment expenses (“LAE”), unearned premiums and certain other liabilities on reinsurance contracts becoming effective in 2002 (the “Quota Share Retrocession Agreements”). In addition to these transactions the Company issued Equity Security Units (“ESU’s”), consisting of a contract to purchase common shares of the Company in 2005 and an ownership interest in a senior note due 2007 issued by Platinum Finance, a U.S. based intermediate holding company subsidiary of Platinum Holdings. In May 2005, Platinum Finance issued $250,000,000 aggregate principal amount of the Series A 7.5% Notes due June 1, 2017 (the “Series A Notes”) unconditionally guaranteed by Platinum Holdings. The proceeds of the Series A Notes were used primarily to increase the capital of Platinum Bermuda and Platinum US.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Three and Six Months Ended June 30, 2005 and 2004 — (Continued)

Share-Based Compensation
      The Company adopted Statement of Financial Accounting Standards No. 123 “Accounting for Awards of Stock Based Compensation to Employees” (“SFAS 123”) and Statement of Financial Accounting Standards No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure” (“SFAS 148”) effective January 1, 2003. SFAS 123 requires that the fair value of share options granted under the Company’s share option plan subsequent to the adoption of SFAS 148 be amortized into earnings over the vesting periods. The fair value of the share options granted is determined through the use of an option-pricing model. SFAS 148 provides transition guidance for a voluntary adoption of SFAS 123 and amends the disclosure requirements of SFAS 123. Prior to the adoption of SFAS 123, the Company elected to use the intrinsic value method of accounting for its share-based awards granted to employees established by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and continues to use the intrinsic method for share options granted in 2002. Under APB 25, if the exercise price of the Company’s employee share options is equal to or greater than the fair market value of the underlying shares on the date of the grant, no compensation expense is recorded.
      Restricted shares awarded are amortized into earnings over the vesting period based on the fair value of the shares at the time of the grant. There are limits on the transferability of the restricted shares and such restricted shares may be forfeited in the event of certain types of terminations of the recipient’s employment. The unearned or unvested portion of the restricted shares issued is presented as a separate component of shareholders’ equity.
      In December 2004, the Financial Accounting Standards Board issued the Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (“SFAS 123R”). SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services and for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires that, prospectively, compensation costs be recognized for the fair value of all share options over the remaining vesting period, including the cost related to the unvested portion of all outstanding share options as of December 31, 2004. The share-based compensation expense for share options currently outstanding are to be based on the same cost model used to calculate the pro forma disclosures under SFAS 123. Consequently, the pro forma share-based compensation expense and pro forma income below approximates the expense under SFAS 123R.
      The following table illustrates the effect on the Company’s net income and earnings per share for the three and six months ended June 30, 2005 and 2004 of applying the “fair value” method to all share option grants ($ in thousands, except per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Share-based compensation expense:
As reported	$507	583	1,802	$1,087
Pro forma	1,595	1,587	4,116	3,345
Net income:
As reported	67,985	49,799	141,073	104,613
Pro forma	66,897	48,795	138,759	102,355
Basic earnings per share:
As reported	1.57	1.15	3.26	2.42
Pro forma	1.55	1.11	3.21	2.40
Diluted earnings per share:
As reported	1.39	1.01	2.88	2.12
Pro forma	$1.37	0.98	2.83	$2.10

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Three and Six Months Ended June 30, 2005 and 2004 — (Continued)
      On April 14, 2005, the Securities and Exchange Commission (“SEC”) adopted a new rule that allows SEC registrants to implement SFAS 123R as of January 1, 2006. The SEC’s new rule does not change the accounting required by SFAS 123R; it delays the date for compliance with the standard. Previously under SFAS 123R, the Company would have been required to implement the standard as of July 1, 2005. The Company plans to adopt the provisions of the SFAS 123R in the first quarter of 2006.

Reclassifications
      Certain reclassifications have been made to the 2004 financial statements in order to conform to the 2005 presentation.

(2)	Investments
      Investments classified as available-for-sale are carried at fair value as of the balance sheet date. Net change in unrealized investment gains for the six months ended June 30, 2005 and 2004 were as follows ($ in thousands):

	2005	2004

Fixed maturities	$(3,179)	$(41,134)
Less — deferred taxes	1,601	7,951

Net change in unrealized gains (losses)	$(1,578)	$(33,183)

      Gross unrealized gains and losses on available-for-sale fixed maturities as of June 30, 2005 were $21,275,000 and $11,215,000, respectively.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Three and Six Months Ended June 30, 2005 and 2004 — (Continued)
      The unrealized losses on fixed maturities classified as available-for-sale, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of June 30, 2005 were as follows ($ in thousands):

		Unrealized
	Fair Value	Loss

Less than twelve months:
U.S. Government and U.S. Government agencies	$132,689	$58
Corporate bonds	589,711	5,456
Mortgage and asset backed securities	205,043	614
Municipal bonds	96,504	489
Foreign governments and states	18,646	109
Redeemable preferred stocks	8,441	294

Total	1,051,034	7,020

Twelve months or more:
Corporate bonds	109,388	2,274
Mortgage and asset backed securities	69,749	938
Municipal bonds	40,678	713
Foreign governments and states	11,290	270

Total	231,105	4,195

Total of securities with unrealized losses:
U.S. Government and U.S. Government agencies	132,689	58
Corporate bonds	699,099	7,730
Mortgage and asset backed securities	274,792	1,552
Municipal bonds	137,182	1,202
Foreign governments and states	29,936	379
Redeemable preferred stocks	8,441	294

Total	$1,282,139	$11,215

      The Company routinely reviews its investments to determine whether unrealized losses represent temporary changes in fair value or are the result of “other-than-temporary impairments.” The process of determining whether a security is other than temporarily impaired is subjective and involves analyzing many factors. These factors include but are not limited to the length and magnitude of an unrealized loss, specific credit events, overall financial condition of the issuer, and the Company’s ability to hold a security for a sufficient period of time for the value to recover the unrealized loss. The Company’s ability to hold a security is based on current and anticipated future positive cash flow from operations that generates sufficient liquidity in order to meet its obligations. If the Company has determined that an unrealized loss on a security is other than temporary, the Company writes down the carrying value of the security and records a realized loss in the statement of income. As of June 30, 2005 management believes that the Company’s investment portfolio does not contain any securities that have other-than-temporary impairments.
      Other invested asset represents an investment in Inter-Ocean, Ltd., a non-public reinsurance company. As a result of the routine evaluation of investments, the Company wrote down the carrying value of the investment in Inter-Ocean, Ltd. and recorded a realized loss of $769,000. The Company has no ceded or assumed reinsurance business with Inter-Ocean, Ltd.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Three and Six Months Ended June 30, 2005 and 2004 — (Continued)

(3)	Earnings Per Share
      Following is a calculation of the basic and diluted earnings per share for the three and six months ended June 30, 2005 and 2004 ($ in thousands, except per share data):

		Weighted
		Average
	Net	Shares	Earnings
	Income	Outstanding	Per Share

Three Months Ended June 30, 2005:
Basic earnings per share	$67,985	43,293	$1.57
Diluted earnings per share:
Share options and restricted share units	—	1,707
Interest expense related to ESU’s, net of related income tax benefit	1,506	—
Common share conversion of ESU’s		5,009

Diluted earnings per share:	$69,491	50,009	$1.39

Three Months Ended June 30, 2004:
Basic earnings per share	$49,799	43,290	$1.15
Diluted earnings per share:
Share options and restricted share units	—	2,489
Interest expense related to ESU’s, net of related income tax benefit	1,530	—
Common share conversion of ESU’s	—	5,009

Diluted earnings per share:	$51,329	50,788	$1.01

Six Months Ended June 30, 2005:
Basic earnings per share	$141,073	43,224	$3.26
Diluted earnings per share:
Share options and restricted share units	—	1,807
Interest expense related to ESU’s, net of related income tax benefit	2,929	—
Common share conversion of ESU’s	—	5,009

Diluted earnings per share:	$144,002	50,040	$2.88

Six Months Ended June 30, 2004:
Basic earnings per share	$104,613	43,216	$2.42
Diluted earnings per share:
Share options and restricted share units	—	2,616
Interest expense related to ESU’s, net of related income tax benefit	3,052	—
Common share conversion of ESU’s	—	5,009

Diluted earnings per share:	$107,665	50,841	$2.12

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Three and Six Months Ended June 30, 2005 and 2004 — (Continued)

(4)	Operating Segment Information
      The Company conducts its worldwide reinsurance business through three operating segments: Property and Marine, Casualty and Finite Risk. The Property and Marine operating segment includes principally property and marine reinsurance coverages that are written in the United States and international markets. This business includes property per-risk excess-of-loss treaties, property proportional treaties and catastrophe excess-of-loss reinsurance treaties. The Casualty operating segment includes principally reinsurance treaties that cover umbrella liability, general and product liability, professional liability, directors and officers liability, workers’ compensation, casualty clash, automobile liability, trade credit and surety. This segment also includes accident and health reinsurance treaties, which are predominantly reinsurance of health insurance products. The Finite Risk operating segment includes principally structured reinsurance contracts with ceding companies whose needs may not be met efficiently through traditional reinsurance products. The Company focuses on providing such clients with customized solutions.
      In managing the Company’s operating segments, management uses measures such as underwriting income and underwriting ratios to evaluate segment performance. Management does not allocate by segment its assets or certain income and expenses such as investment income, interest expense and certain corporate expenses. Segment underwriting income is reconciled to income before income tax expense. The measures used by management in evaluating the Company’s operating segments should not be used as a substitute for measures determined under U.S. GAAP. The following table summarizes underwriting activity and ratios for the operating segments together with a reconciliation of underwriting income to income before income tax expense for the three and six months ended June 30, 2005 and 2004 ($ in thousands):

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Three and Six Months Ended June 30, 2005 and 2004 — (Continued)

	Property
	and Marine	Casualty	Finite Risk	Total

Three months ended June 30, 2005:
Net premiums written	$134,953	188,890	99,116	$422,959

Net premiums earned	140,669	198,723	92,078	431,470
Losses and LAE	58,499	127,531	54,822	240,852
Acquisition expenses	29,695	47,963	26,270	103,928
Other underwriting expenses	8,240	8,972	1,333	18,545

Segment underwriting income	$44,235	14,257	9,653	$68,145

Corporate expenses not allocated to segments				(4,935)
Net foreign currency exchange losses				(160)
Interest expense				(4,174)
Other income				588
Net investment income and net realized losses on investments				28,349

Income before income tax expense				$87,813

Ratios:
Losses and LAE	41.6%	64.2%	59.5%	55.8%
Acquisition expense	21.1%	24.1%	28.5%	24.1%
Other underwriting expense	5.9%	4.5%	1.4%	4.3%

Combined	68.6%	92.8%	89.4%	84.2%

Three months ended June 30, 2004:
Net premiums written	$101,841	112,761	115,925	$330,527

Net premiums earned	99,928	132,230	78,709	310,867
Losses and LAE	40,974	93,391	55,101	189,466
Acquisition expenses	14,905	31,994	15,795	62,694
Other underwriting expenses	7,174	5,305	2,567	15,046

Segment underwriting income	$36,875	1,540	5,246	$43,661

Corporate expenses not allocated to segments				(4,216)
Net foreign currency exchange losses				(1,168)
Interest expense				(2,324)
Other income				605
Net investment income and net realized losses on investments				18,098

Income before income tax expense				$54,656

Ratios:
Losses and LAE	41.0%	70.6%	70.0%	60.9%
Acquisition expense	14.9%	24.2%	20.1%	20.2%
Other underwriting expense	7.2%	4.0%	3.3%	4.8%

Combined	63.1%	98.8%	93.4%	85.9%

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Three and Six Months Ended June 30, 2005 and 2004 — (Continued)

	Property
	and Marine	Casualty	Finite Risk	Total

Six months ended June 30, 2005:
Net premiums written	$320,002	404,559	192,197	$916,758

Net premiums earned	268,866	383,491	190,153	842,510
Losses and LAE	118,539	245,969	114,042	478,550
Acquisition expenses	51,684	93,165	52,328	197,177
Other underwriting expenses	15,963	16,285	2,904	35,152

Segment underwriting income	$82,680	28,072	20,879	$131,631

Corporate expenses not allocated to segments				(8,336)
Net foreign currency exchange losses				(1,958)
Interest expense				(6,347)
Other income				232
Net investment income and net realized losses on investments				55,626

Income before income tax expense				$170,848

Ratios:
Losses and LAE	44.1%	64.1%	60.0%	56.8%
Acquisition expense	19.2%	24.3%	27.5%	23.4%
Other underwriting expense	5.9%	4.2%	1.5%	4.2%

Combined	69.2%	92.6%	89.0%	84.4%

Six months ended June 30, 2004:
Net premiums written	$273,135	336,726	200,772	$810,633

Net premiums earned	217,993	268,452	145,464	631,909
Losses and LAE	89,552	188,175	73,708	351,435
Acquisition expenses	36,657	66,830	48,128	151,615
Other underwriting expenses	15,324	10,362	5,164	30,850

Segment underwriting income	$76,460	3,085	18,464	$98,009

Corporate expenses not allocated to segments				(7,186)
Net foreign currency exchange losses				(302)
Interest expense				(4,630)
Other income				1,116
Net investment income and net realized losses on investments				36,034

Income before income tax expense				$123,041

Ratios:
Losses and LAE	41.1%	70.1%	50.7%	55.6%
Acquisition expense	16.8%	24.9%	33.1%	24.0%
Other underwriting expense	7.0%	3.9%	3.6%	4.9%

Combined	64.9%	98.9%	87.4%	84.5%

(5)	Income Taxes
      The Company provides for income taxes based upon amounts reported in the consolidated financial statements and the provisions of currently enacted tax laws. Platinum Holdings and Platinum Bermuda are

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Three and Six Months Ended June 30, 2005 and 2004 — (Continued)
incorporated in Bermuda. Under current Bermuda law, they are not taxed on any Bermuda income or capital gains and they have received an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to Platinum Holdings or Platinum Bermuda or any of their respective operations, shares, debentures or other obligations until March 28, 2016. The Company also has subsidiaries in the United States, United Kingdom and Ireland that are subject to the tax laws thereof.
      A reconciliation of expected income tax expense, computed by applying a 35% income tax rate to income before income taxes, to actual income tax expense for the three and six months ended June 30, 2005 and 2004 is as follows ($ in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Expected income tax expense at 35%	$30,735	19,130	59,797	$43,064
Effect of foreign income subject to tax at rates other than 35%	(19,635)	(14,233)	(38,258)	(24,341)
Tax exempt investment income	(438)	(567)	(964)	(961)
U.S. withholding tax on deemed taxable transfer to foreign affiliate	9,150	—	9,150	—
Other, net	16	527	50	666

Income tax expense	$19,828	4,857	29,775	$18,428

      The Company incurred approximately $9,150,000 of income taxes associated with the transfer from Platinum Finance to Platinum Holdings of $183,350,000 of the proceeds from the sale of the Series A Notes in May 2005. This transaction is deemed to be a taxable distribution under U.S. tax law and subject to U.S. withholding tax.

(6)	Condensed Consolidating Financial Information
      In November 2002, the Company issued Equity Security Units (“ESUs”) consisting of a contract to purchase common shares of the Company in 2005 and an ownership interest in a senior note due 2007 issued by Platinum Finance, a U.S. based intermediate holding company and indirect wholly owned subsidiary of Platinum Holdings. The senior notes are fully and unconditionally guaranteed by Platinum Holdings on a senior unsecured basis and are pledged to collateralize the holders’ obligations to acquire common shares in 2005.
      The payment of dividends from the Company’s regulated reinsurance subsidiaries is limited by applicable laws and statutory requirements of the jurisdictions in which the subsidiaries operate, including Bermuda, the United States and the United Kingdom. Based on the regulatory restrictions of the applicable jurisdictions, the maximum amount available for payment of dividends or other distributions by Platinum US to Platinum Finance in 2005 without prior regulatory approval is $40,312,000. The maximum amount available for payment of dividends or other distributions by the reinsurance subsidiaries of Platinum Holdings in 2005, including Platinum US, without prior regulatory approval is estimated to be $139,620,000.

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Three and Six Months Ended June 30, 2005 and 2004 — (Continued)
      The tables below present condensed consolidating financial information for the period ending June 30, 2005 and 2004 respectively, of Platinum Holdings, Platinum Finance and the non-guarantor subsidiaries of Platinum Holdings ($ in thousands):

			Non-
	Platinum	Platinum	guarantor	Consolidating
Condensed Consolidating Balance Sheet June 30, 2005	Holdings	Finance	Subsidiaries	Adjustments	Consolidated

ASSETS
Investments:
Fixed maturities available-for-sale, at fair value	$—	7,088	2,642,033	—	$2,649,121
Fixed maturity trading securities at fair value	—	—	73,571	—	73,571
Other invested asset	—	—	6,000	—	6,000

Total investments	—	7,088	2,721,604	—	2,728,692

Investment in subsidiaries	1,270,760	472,597	413,539	(2,156,896)	—
Cash and cash equivalents	6,137	36,179	367,223	—	409,539
Reinsurance assets	—	—	2,193,584	(1,183,800)	1,009,784
Other assets	908	4,082	146,231	(100,000)	51,221

Total assets	$1,277,805	519,946	5,842,181	(3,440,696)	$4,199,236

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Reinsurance liabilities	$—	—	3,582,576	(1,194,134)	$2,388,442
Debt obligations	—	387,500	—	—	387,500
Other liabilities	5,079	6,981	128,172	10,334	150,566

Total liabilities	5,079	394,481	3,710,748	(1,183,800)	2,926,508

Shareholders’ Equity:
Preferred shares	—	—	—	—	—
Common shares	434	—	1,250	(1,250)	434
Additional paid-in capital	921,269	51,533	1,442,034	(1,493,565)	921,271
Unearned share based comp	(2,246)	—	—	—	(2,246)
Accumulated other comprehensive income	10,637	176	12,512	(12,688)	10,637
Retained earnings	342,632	73,756	675,637	(749,393)	342,632

Total shareholders’ equity	1,272,726	125,465	2,131,433	(2,256,896)	1,272,728

Total liabilities and shareholders’ equity	$1,277,805	519,946	5,842,181	(3,440,696)	$4,199,236

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Three and Six Months Ended June 30, 2005 and 2004 — (Continued)
Condensed Consolidating Balance Sheet
December 31, 2004

	Platinum	Platinum	Non-guarantor	Consolidating
	Holdings	Finance	Subsidiaries	Adjustments	Consolidated

ASSETS
Investments:
Fixed maturities available-for-sale, at fair value	$—	3,740	2,153,789	—	$2,157,529
Fixed maturity trading securities at fair value	—	—	82,673	—	82,673
Other invested asset	—	—	6,769	—	6,769

Total investments	—	3,740	2,243,231	—	2,246,971
Investment in subsidiaries	1,135,434	414,105	470,776	(2,020,315)	—
Cash and cash equivalents	1,945	8,204	199,748	—	209,897
Reinsurance assets	—	—	2,009,245	(1,090,219)	919,026
Other assets	1,648	1,502	142,951	(100,000)	46,101

Total assets	$1,139,027	427,551	5,065,951	(3,210,534)	$3,421,995

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Reinsurance liabilities	$—	—	3,233,233	(1,133,358)	$2,099,875
Debt obligations	—	137,500	—	—	137,500
Other liabilities	6,024	928	1,525	43,140	51,617

Total liabilities	6,024	138,428	3,234,758	(1,090,218)	2,288,992

Shareholders’ Equity:
Preferred shares	—	—	—	—	—
Common shares	430	—	1,250	(1,250)	430
Additional paid-in capital	911,851	147,238	1,417,032	(1,564,270)	911,851
Accumulated other comprehensive income	12,252	3,309	17,068	(20,377)	12,252
Retained earnings	208,470	138,576	395,843	(534,419)	208,470

Total shareholders’ equity	1,133,003	289,123	1,831,193	(2,120,316)	1,133,003

Total liabilities and shareholders’ equity	$1,139,027	427,551	5,065,951	(3,210,534)	$3,421,995

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Three and Six Months Ended June 30, 2005 and 2004 — (Continued)

			Non-
Consolidating Statement of Income	Platinum	Platinum	guarantor	Consolidating
For the Six Months Ended June 30, 2005	Holdings	Finance	Subsidiaries	Adjustments	Consolidated

Revenue:
Net premiums earned	$—	—	842,510	—	$842,510
Net investment income	72	257	55,480	—	55,809
Net realized gains on investments	—	1	(184)	—	(183)
Other income, net	—	—	97,528	(97,296)	232

Total revenue	72	258	995,334	(97,296)	898,368

Expenses:
Losses and loss adjustment expenses	—	—	478,550	—	478,550
Acquisition expenses	—	—	200,214	(3,037)	197,177
Operating expenses	7,873	308	32,270	3,037	43,488
Net foreign currency exchange loss	1	—	1,957	—	1,958
Interest expense	53	6,294	—	—	6,347

Total expenses	7,927	6,602	712,991	—	727,520

Income (loss) before income tax expense	(7,855)	(6,344)	282,343	(97,296)	170,848
Income tax expense (benefit)	—	(2,221)	31,996	—	29,775

Net income (loss) before equity in earnings of subsidiaries	(7,855)	(4,123)	250,347	(97,296)	141,073
Equity in earnings of subsidiaries	148,928	36,600	41,444	(226,972)	—

Net income	$141,073	32,477	291,791	(324,268)	$141,073

’

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Three and Six Months Ended June 30, 2005 and 2004 — (Continued)

			Non-
Consolidating Statement of Income	Platinum	Platinum	guarantor	Consolidating
For the Six Months Ended June 30, 2004	Holdings	Finance	Subsidiaries	Adjustments	Consolidated

Revenue:
Net premiums earned	$—	—	631,907	2	$631,909
Net investment income	31	79	36,751	—	36,861
Net realized gains on investments	—	—	(827)	—	(827)
Other income, net	4,500	—	(3,603)	219	1,116

Total revenue	4,531	79	664,228	221	669,059

Expenses:
Losses and loss adjustment expenses	—	—	351,435	—	351,435
Acquisition expenses	—	—	154,090	(2,475)	151,615
Operating expenses	6,949	139	28,473	2,475	38,036
Net foreign currency exchange (gain) loss	(2)	—	304	—	302
Interest expense	120	4,510	—	—	4,630

Total expenses	7,067	4,649	534,302	—	546,018

Income (loss) before income tax expense	(2,536)	(4,570)	129,926	221	123,041
Income tax expense (benefit)	—	(1,599)	20,027	—	18,428

Net income (loss) before equity in earnings of subsidiaries	(2,536)	(2,971)	109,899	221	104,613
Equity in earnings of subsidiaries	107,149	32,646	34,499	(174,294)	—

Net income	$104,613	29,675	144,398	(174,073)	$104,613

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Three and Six Months Ended June 30, 2005 and 2004 — (Continued)

			Non-
Consolidating Statement of Income	Platinum	Platinum	guarantor	Consolidating
For the Three Months Ended June 30, 2005	Holdings	Finance	Subsidiaries	Adjustments	Consolidated

Revenue:
Net premiums earned	$—	—	431,470	—	$431,470
Net investment income	47	180	28,677	—	28,904
Net realized gains on investments	—	—	(555)	—	(555)
Other income, net	—	—	97,884	(97,296)	588

Total revenue	47	180	557,476	(97,296)	460,407

Expenses:
Losses and loss adjustment expenses	—	—	240,852	—	240,852
Acquisition expenses	—	—	105,433	(1,505)	103,928
Operating expenses	4,633	231	17,111	1,505	23,480
Net foreign currency exchange loss	1	—	159	—	160
Interest expense	22	4,152	—	—	4,174

Total expenses	4,656	4,383	363,555	—	372,594

Income (loss) before income tax expense	(4,609)	(4,203)	193,921	(97,296)	87,813
Income tax expense (benefit)	—	(1,471)	21,299	—	19,828

Net income (loss) before equity in earnings of subsidiaries	(4,609)	(2,732)	172,622	(97,296)	67,985
Equity in earnings of subsidiaries	72,594	18,647	21,555	(112,796)	—

Net income	$67,985	15,915	194,177	(210,092)	$67,985

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Three and Six Months Ended June 30, 2005 and 2004 — (Continued)

			Non-
Consolidating Statement of Income	Platinum	Platinum	guarantor	Consolidating
For the Three Months Ended June 30, 2004	Holdings	Finance	Subsidiaries	Adjustments	Consolidated

Revenue:
Net premiums earned	$—	—	310,865	2	$310,867
Net investment income	14	29	19,334	—	19,377
Net realized gains on investments	—	—	(1,279)	—	(1,279)
Other income, net	—	—	605	—	605

Total revenue	14	29	329,525	2	329,570

Expenses:
Losses and loss adjustment expenses	—	—	189,466	—	189,466
Acquisition expenses	—	—	63,783	(1,089)	62,694
Operating expenses	4,058	60	14,055	1,089	19,262
Net foreign currency loss	—	—	1,168	—	1,168
Interest expense	56	2,268	—	—	2,324

Total expenses	4,114	2,328	268,472	—	274,914

Income (loss) before income tax expense	(4,100)	(2,299)	61,053	2	54,656
Income tax expense (benefit)	—	(805)	5,662	—	4,857

Net income (loss) before equity in earnings of subsidiaries	(4,100)	(1,494)	55,391	2	49,799
Equity in earnings of subsidiaries	53,899	7,336	9,174	(70,409)	—

Net income	$49,799	5,842	64,565	(70,407)	$49,799

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Three and Six Months Ended June 30, 2005 and 2004 — (Continued)

			Non-
Condensed Consolidating Statement of Cash Flows	Platinum	Platinum	guarantor	Consolidating
For the Six Months Ended June 30, 2005	Holdings	Finance	Subsidiaries	Adjustments	Consolidated

Net cash provided by (used in) operating activities	$(5,880)	(1,157)	480,732	(97,293)	$376,402

Investing Activities:
Proceeds from sale of available-for-sale fixed maturities	—	—	207,840	—	207,840
Proceeds from maturity or paydown of available-for-sale fixed maturities	—	221	66,575	—	66,796
Acquisition of available-for-sale fixed maturities	—	12	(696,384)	—	(696,372)
Dividends from subsidiaries	12,000	—	—	(12,000)	—
Contributions to subsidiaries	—	(25,000)	25,000	—	—

Net cash provided by (used in) investing activities	12,000	(24,767)	(396,969)	(12,000)	(421,736)

Financing Activities:
Dividends paid to shareholders	(6,911)	—	(12,000)	12,000	(6,911)
Proceeds from exercise of share options	4,984	—	—	—	4,984
Proceeds from issuance of debt	—	53,900	193,000	—	246,900
Net cash provided by (used in) financing activities	(1,927)	53,900	181,000	12,000	244,973

Net increase (decrease) in cash and cash equivalents	4,193	27,976	264,763	(97,293)	199,639
Cash and cash equivalents at beginning of year	1,945	8,204	199,751	—	209,900

Cash and cash equivalents at end of year	$6,138	36,180	464,514	(97,293)	$409,539

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Three and Six Months Ended June 30, 2005 and 2004 — (Continued)

			Non-
Condensed Consolidating Statement of Cash Flows	Platinum	Platinum	guarantor	Consolidating
For the Six Months Ended June 30, 2004	Holdings	Finance	Subsidiaries	Adjustments	Consolidated

Net cash provided by (used in) operating activities	$(449)	(3,844)	441,234	—	$436,941

Investing Activities:
Proceeds from sale of available-for-sale fixed maturities	—	—	190,589	—	190,589
Proceeds from maturity or paydown of available-for-sale fixed maturities	—	441	43,486	—	43,927
Acquisition of available-for-sale fixed maturities	—	(2,973)	(599,842)	—	(602,815)
Net cash (used in) investing activities	—	(2,532)	(365,767)	—	(368,299)

Financing Activities:
Dividends paid to shareholders	(6,925)	—	—	—	(6,925)
Proceeds from exercise of share options	5,049	—	—	—	5,049
Net cash (used in) financing activities	(1,876)	—	—	—	(1,876)

Net increase (decrease) in cash and cash equivalents	(2,325)	(6,376)	75,467	—	66,766
Cash and cash equivalents at beginning of year	3,414	9,917	92,130	—	105,461

Cash and cash equivalents at end of year	$1,089	3,541	167,597	—	$172,227

(7)	Series A Notes
      In May 2005, Platinum Finance issued $250,000,000 aggregate principal amount of Series A Notes due June 1, 2017, unconditionally guaranteed by Platinum Holdings. The Series A Notes were issued in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended. The proceeds of the Series A Notes were used primarily to increase the capital of Platinum Bermuda and Platinum US. Interest at a per annum rate of 7.5% is payable on the Series A Notes on each June 1 and December 1 commencing on December 1, 2005. Platinum Finance may redeem the Series A Notes, at its option, at any time in whole, or from time to time in part, prior to maturity. The redemption price will be equal to the greater of: (i) 100 percent of the principal amount of the Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest, discounted to the redemption date on a semiannual basis at a comparable treasury rate plus 50 basis points, plus in each case, interest accrued but not paid to the date of redemption.
      Pursuant to the registration rights agreement executed in connection with the offering of the Series A Notes, Platinum Holdings and Platinum Finance have filed with the SEC a registration statement on Form S-4 to enable holders to exchange the Series A Notes for publicly registered notes. Platinum Holdings and Platinum Finance have agreed to (i) use reasonable best efforts to cause the registration statement to become or be declared effective within 180 days after the issue date of the Series A Notes; (ii) use reasonable best efforts to commence and complete the exchange offer within 45 days after the effective date of the registration statement and keep the exchange offer open for a period of not less than 30 days after notice is mailed to holders; and (iii) file a shelf registration statement for the resale of the Series A Notes if, under the circumstances specified in the registration rights agreement, Platinum Holdings and Platinum Finance are unable to effect the exchange offer. If Platinum Holdings and Platinum Finance do not comply with certain obligations under the registration rights agreement,

PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
For the Three and Six Months Ended June 30, 2005 and 2004 — (Continued)
additional interest shall accrue at a per annum rate of 0.25% of the aggregate principal amount of the outstanding Series A Notes during the first 90-day period following the occurrence of such registration default and at a per annum rate of 0.50% thereafter for any remaining period during which a registration default continues.

(8)	Regulatory Examination
      In connection with its examination of the statutory financial statements of Platinum US as of December 31, 2003, the Maryland Insurance Administration (the “Administration”) reached a different conclusion from that of the Company regarding the accounting for one health reinsurance contract written by Platinum US, which was effective from January 1 to December 31, 2003. Platinum US accounted for this contract as reinsurance under statutory accounting principles and U.S. GAAP. While the examination report has not been issued, the Administration has advised Platinum US that due to the immaterial effect, no changes or adjustments would be required with respect to its previously filed statutory financial statements nor would the financial statements in the examination report be adjusted for the accounting for this contract.

PART II

Item 20.	Indemnification of Directors and Officers.
      Platinum Underwriters Finance, Inc. is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “General Corporation Law”), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who were, are or threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred in connection therewith.
      Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
      Platinum Finance’s Certificate of Incorporation and Bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law. All of Platinum Finance’s directors and officers are insured against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act, as amended.
      Section 98 of the Companies Act 1981 (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of Bermuda law otherwise would be imposed on them in respect to any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.
      Platinum Holdings has adopted provisions in its Bye-laws that provide that Platinum Holdings shall indemnify its officers and directors to the maximum extent permitted under the Companies Act.

      Bye-law 32 of the Platinum Holdings’ Bye-laws provides that each shareholder agrees to waive any claim or right of action it might have, whether individually or by or in the right of Platinum Holdings, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for Platinum Holdings, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.
      Platinum Holdings maintains standard policies of insurance under which coverage is provided (a) to its directors, secretaries and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to Platinum Holdings with respect to payments which may be made by Platinum Holdings to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit No.		Description

*3	.1	Memorandum of Association of Platinum Holdings — incorporated by reference to Exhibit 3.1 of Amendment No. 2 to the Registration Statement of Platinum Holdings on Form S-1 dated June 3, 2002.
*3	.2	Bye-Laws of Platinum Holdings — incorporated by reference to Exhibit 3.1 to the Platinum Holdings Quarterly Report on Form 10-Q dated August 6, 2004.
*3	.3	Certificate of Incorporation of Platinum Finance — incorporated by reference to Exhibit 3.3 to the Registration Statement of Platinum Holdings and Platinum Finance, as Registrants, on Form S-1 dated August 30, 2002.
*3	.4	By-Laws of Platinum Finance — incorporated by reference to Exhibit 3.4 to the Registration Statement of Platinum Holdings and Platinum Finance, as Registrants, on Form S-1 dated August 30, 2002.
*4	.1	Indenture dated as of October 10, 2002 by and among Platinum Holdings, Platinum Finance and JPMorgan Chase Bank — incorporated by reference to Exhibit 4.2 to the 2002 Annual Report on Form 10-K of Platinum Holdings dated March 31, 2003.
*4	.2	First Supplemental Indenture dated as of November 1, 2002, by and among Platinum, Platinum Finance and JPMorgan Chase Bank — incorporated by reference to Exhibit 4.3 to the 2002 Annual Report on Form 10-K of Platinum Holdings dated March 31, 2003.
*4	.3	Second Supplemental Indenture dated as of August 16, 2005 between Platinum Underwriters Holdings, Ltd., Platinum Underwriters Finance, Inc. and JPMorgan Chase Bank, N.A. — incorporated by reference to Exhibit 4.2 to the Platinum Holdings Form 8-K dated August 17, 2005.
*4	.4	Exchange and Registration Rights Agreement, dated as of August 16, 2005 among Platinum Underwriters Holdings, Ltd., Platinum Underwriters Finance, Inc. Goldman, Sachs & Co. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as remarketing agents — incorporated by reference to Exhibit 4.1 to the Platinum Holdings’ Form 8-K dated August 17, 2005.
4.5		Form of Exchange Note and Guarantee.
*4	.6	Indenture, dated as of May 26, 2005, among Platinum Underwriters Holdings, Ltd., Platinum Underwriters Finance, Inc. and JPMorgan Chase Bank, N.A., as Trustee — incorporated by reference to Exhibit 4.1 to the Platinum Holdings Form 8-K dated May 27, 2005.
*4	.7	First Supplemental Indenture, dated as of May 26, 2005, among Platinum Underwriters Holdings, Ltd., Platinum Underwriters Finance, Inc. and JPMorgan Chase Bank, N.A., as Trustee — incorporated by reference to Exhibit 4.2 to the Platinum Holdings’ Form 8-K dated May 27, 2005.
*4	.8	Exchange and Registration Rights Agreement, dated as of May 26, 2005 among Platinum Underwriters Holdings, Ltd., Platinum Underwriters Finance, Inc. and Goldman, Sachs & Co., as Initial Purchaser — incorporated by reference to Exhibit 4.3 to the Platinum Holdings’ Form 8-K dated May 27, 2005.
5.1		Opinion of Dewey Ballantine LLP as to the legality of the Exchange Notes and the Guarantee.

Exhibit No.		Description

5.2		Opinion of Conyers Dill & Pearman.
*10	.1	Remarketing Agreement, dated August 8, 2005, by and among Platinum Underwriters Holdings, Ltd., Platinum Underwriters Finance, Inc., Goldman, Sachs & Co. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated — incorporated by reference to Exhibit 10.1 to the Platinum Holdings’ Form 8-K dated August 9, 2005.
*10	.2	Jurisdiction Agreement, dated August 8, 2005, by and among Platinum Underwriters Holdings, Ltd., Platinum Underwriters Finance, Inc., Goldman, Sachs & Co. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated — incorporated by reference to Exhibit 10.2 to the Platinum Holdings Form 8-K dated August 9, 2005.
*10	.3	Purchase Agreement, dated May 20, 2005, by and among Platinum Underwriters Holdings, Ltd., Platinum Underwriters Finance, Inc. and Goldman, Sachs & Co., as initial purchaser — incorporated by reference to Exhibit 10.1 to the Platinum Holdings Form 8-K dated May 24, 2005.
*10	.4	Jurisdiction Agreement, dated May 20, 2005, by and among Platinum Underwriters Holdings, Ltd., Platinum Underwriters Finance, Inc. and Goldman, Sachs & Co., as initial purchaser — incorporated by reference to Exhibit 10.2 to the Platinum Holdings Form 8-K dated May 24, 2005.
**12	.1	Statement re: Computations of Ratios.
*21	.1	Subsidiaries of Platinum Holdings — incorporated by reference to Exhibit 21.1 to the 2004 Annual Report on Form 10-K of Platinum Holdings dated March 16, 2005.
23.1		Consent of KPMG (New York, New York).
23.2		Consent of KPMG (Minneapolis, Minnesota).
23.3		Consent of Dewey Ballantine LLP (included in Exhibit 5.1).
23.4		Consent of Conyers Dill & Pearman (included in Exhibit 5.2).
**24	.1	Power of Attorney for Platinum Holdings (included in signature page).
**24	.2	Power of Attorney for Platinum Finance (included in signature page).
**25	.1	Form T-1 re: eligibility of JPMorgan Chase Bank, N.A. to act as Trustee under the Indenture.
**99	.1	Form of Letter of Transmittal.
**99	.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
**99	.3	Form of Letter to Clients.
**99	.4	Form of Notice of Guaranteed Delivery.

*	Incorporated by reference from other documents filed with the SEC as indicated.

**	Previously filed.

(b) Financial Statement Schedules
PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
       Schedules other than those listed above are omitted for the reason that they are not applicable or the information is provided elsewhere in the consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Platinum Underwriters Holdings, Ltd.:
       Under date of February 25, 2005, we reported on the consolidated balance sheets of Platinum Underwriters Holdings, Ltd. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2004 and 2003 and the period from April 19, 2002 (date of inception) to December 31, 2002, which are included in the Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedules appearing on pages S-3 through S-8 of the Form 10-K. These financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.
       In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP
New York, New York
February 25, 2005

SCHEDULE I
PLATINUM UNDERWRITERS HOLDINGS, LTD. AND SUBSIDIARIES
SUMMARY OF INVESTMENTS — OTHER THAN INVESTMENTS IN RELATED PARTIES
As of December 31, 2004
($ in thousands)

			Amount at
			Which
			Shown in
			Balance
	Cost	Fair Value	Sheet

Fixed maturities:
Bonds:
United States Government and government agencies and authorities	$124,844	124,954	$124,954
State, municipalities and political subdivisions	156,427	157,337	157,337
Foreign governments	65,285	64,923	64,923
Foreign corporate	280,270	282,284	282,284
Public utilities	136,173	136,848	136,848
All other corporate	1,460,472	1,470,180	1,470,180

Total bonds	2,223,471	2,236,526	2,236,526
Redeemable preferred stock	3,750	3,676	3,676

Total fixed maturities	2,227,221	2,240,202	2,240,202
Other long term investments	6,749	6,769	6,769

Total investments	$2,233,970	2,246,971	$2,246,971

*	Original cost of fixed maturities reduced by repayments and adjusted for amortization of premiums and discounts.

SCHEDULE II
PLATINUM UNDERWRITERS HOLDINGS, LTD.
(Parent Company)
CONDENSED BALANCE SHEETS
December 31, 2004 and 2003
($ in thousands, except share data)

	2004	2003

ASSETS
Investment in affiliates	$1,135,434	$1,069,521
Cash	1,945	3,413
Other assets	1,648	1,740

Total assets	$1,139,027	$1,074,674

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Contract adjustment payments	$2,335	$4,535
Accrued expenses and other liabilities	3,689	2,936

Total liabilities	6,024	7,471

Shareholders’ equity
Preferred share, $.01 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common shares, $.01 par value, 200,000,000 shares authorized, 43,087,407 and 43,054,125 shares issued and outstanding respectively	430	430
Additional paid-in capital	911,851	910,505
Accumulated other comprehensive income	12,252	18,774
Retained earnings	208,470	137,494

Total shareholders’ equity	1,133,003	1,067,203

Total liabilities and shareholders’ equity	$1,139,027	$1,074,674

SCHEDULE II
PLATINUM UNDERWRITERS HOLDINGS, LTD.
(Parent Company)
CONDENSED STATEMENTS OF INCOME
For the Years Ended December 31, 2004 and 2003, and the period from
April 19, 2002 (date of inception) through December 31, 2002
($ in thousands)

			2002
	2004	2003	Period

Revenues:
Net investment income	$53	46	$179
Other income	2,944	—	—

	2,997	46	179

Expenses:
Interest expenses	207	344	58
Operating expenses	12,722	22,661	3,986

Total expenses	12,929	23,005	4,044

Net loss before equity in earnings of affiliate	(9,932)	(22,959)	(3,865)
Equity in earnings of affiliates	94,715	167,782	10,303

Net income	$84,783	144,823	$6,438

SCHEDULE II
PLATINUM UNDERWRITERS HOLDINGS, LTD.
(Parent Company)
CONDENSED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2004 and 2003 and the period from
April 19, 2002 through December 31, 2002
($ in thousands)

	2004	2003	2002

Operating Activities:
Net loss before equity in earnings of affiliates	$(9,932)	(22,959)	$(3,865)
Adjustments to reconcile net income to net cash provided in operations:
Share based compensation	1,777	5,510	—
Depreciation and amortization	125	—	—
Net increase in other assets and liabilities	1,830	(1,550)	2,226

Net cash used in operating activities	(6,200)	(18,999)	(1,639)

Investing Activities:
Dividends and distributions from subsidiaries	22,000	33,150	—
Contributions to subsidiaries	(250)	—	(896,000)

Net cash provided by (used in) investing activities	21,750	33,150	(896,000)

Financing Activities:
Net proceeds from shares issued in initial capitalization	—	—	120
Redemption of shares issued in initial capitalization	—	—	(120)
Net proceeds from issuance of common shares	1,566	520	693,314
Net proceeds from issuance of common shares in private placements	—	—	208,260
Proceeds from exercise of options	7,406	678	—
Purchase of common shares	(9,985)	—	—
Change in contract adjustment payment liability	(2,199)	(2,104)	—
Dividends paid to shareholders	(13,807)	(13,767)	—

Net cash provided by (used in) financing activities	(17,019)	(14,673)	901,574

Net increase (decrease) in cash and cash equivalents	(1,469)	(522)	3,935
Cash and cash equivalents at beginning of period	3,413	3,935	—

Cash and cash equivalents at end of period	$1,944	3,413	$3,935

SCHEDULE III
PLATINUM UNDERWRITERS HOLDINGS, LTD.
SUPPLEMENTARY INSURANCE INFORMATION
($ in thousands)

		Unpaid		Other			Losses and	Amortization
	Deferred	Losses and		Policy			Loss	of Deferred
	Policy	Loss		Claims and	Net	Net	Adjustment	Policy	Other	Net
	Acquisition	Adjustment	Unearned	Benefits	Earned	Investment	Expenses	Acquisition	Operating	Written
Period	Costs	Expenses	Premiums	Payable	Premium	Income	Incurred	Costs	Expenses	Premiums

Year ended December 31, 2004:
Property and Marine	$15,747	410,347	64,985		485,135		349,557	58,792		$504,439
Casualty	72,454	715,314	278,634		611,893		418,355	118,734		677,399
Finite Risk	47,837	253,566	155,917		350,907		251,892	46,781		464,175

Total	136,038	1,379,227	499,536	—	1,447,935	84,532	1,019,804	224,307	13,196	1,646,013

Year ended December 31, 2003:
Property and Marine	9,076	231,719	44,667		355,556		169,944	48,756		352,908
Casualty	61,181	320,585	224,611		391,170		266,836	87,620		474,000
Finite Risk	9,050	179,614	30,578		320,801		147,391	90,864		345,234

Total	79,307	731,918	299,856	—	1,067,527	57,645	584,171	227,240	92,595	1,172,142

Period from November 1, 2002 through December 31, 2002:
Property and Marine	11,307	101,473	46,294		43,047		21,558	6,206		89,341
Casualty	33,568	121,586	125,609		39,320		29,498	5,699		164,929
Finite Risk	4,457	58,600	19,113		24,731		9,300	2,544		43,844

Total	$49,332	281,659	191,016	—	$107,098	5,211	60,356	14,449	16,334	$298,114

SCHEDULE IV
PLATINUM UNDERWRITERS HOLDINGS, LTD.
REINSURANCE
($ in thousands)

					Percentage
		Ceded to	Assumed		of Amount
	Direct	Other	from Other		Assumed
Description	Amount	Companies	Companies	Net Amount	to Net

Property and liability premiums written:
Year ended December 31, 2004:
Property and Marine	—	$13,029	517,468	$504,439	102.6%
Casualty	—	748	678,147	677,399	100.1%
Finite Risk	—	—	464,175	464,175	100.0%

Total	—	13,777	1,659,790	1,646,013	100.8%

Year ended December 31, 2003:
Property and Marine	—	$25,156	378,064	$352,908	107.1%
Casualty	—	1,175	475,175	474,000	100.2%
Finite Risk	—	—	345,234	345,234	100.0%

Total	—	26,331	1,198,473	1,172,142	102.2%

Period ended December 31, 2002:
Property and Marine	—	—	89,341	89,341	100.0%
Casualty	—	—	164,929	164,929	100.0%
Finite Risk	—	—	43,844	43,844	100.0%

Total	—	$—	298,114	$298,114	100.0%

Item 22.	Undertakings.
(a) Undertaking related to Rule 415 offering:
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

provided, however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(b) Undertaking related to filings incorporating subsequent Exchange Act documents by reference:
      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Undertaking related to registration on Form S-4 or F-4 of securities offered for resale:
      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
      The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d) Undertaking related to acceleration of effectiveness:
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(e) Undertaking related to requests for information:
      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(f) Undertaking related to post-effective amendments:
      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, Platinum Underwriters Holdings, Ltd. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pembroke, Bermuda, on the 21st day of October, 2005.

PLATINUM UNDERWRITERS HOLDINGS, LTD.

By	/s/ Gregory E.A. Morrison

Gregory E.A. Morrison
President, Chief Executive Officer and
Director
POWER OF ATTORNEY
      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Steven H. Newman	Chairman of the Board of Directors	October 21, 2005

/s/ Gregory E.A. Morrison Gregory E.A. Morrison	President, Chief Executive Officer, and Director (Principal Executive Officer)	October 21, 2005

* Joseph F. Fisher	Executive Vice President and Chief Financial Officer (Principal Financial & Accounting Officer)	October 21, 2005

* H. Furlong Baldwin	Director	October 21, 2005

* Jonathan F. Bank	Director	October 21, 2005

* Dan R. Carmichael	Director	October 21, 2005

* Robert V. Deutsch	Director	October 21, 2005

* Peter T. Pruitt	Director	October 21, 2005

* Donald Puglisi	Authorized Representative in the United States	October 21, 2005
/s/ Gregory E.A. Morrison *Gregory E.A. Morrison ATTORNEY-IN-FACT

SIGNATURES
      Pursuant to the requirements of the Securities Act, as amended, Platinum Underwriters Finance, Inc. has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pembroke, Bermuda, on the 21st day of October, 2005.

PLATINUM UNDERWRITERS FINANCE, INC.

By	/s/ Gregory E.A. Morrison

Gregory E.A. Morrison
President, Chief Executive Officer and
Director
POWER OF ATTORNEY
      Pursuant to the requirements of the Securities Act, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Steven H. Newman	Chairman of the Board of Directors	October 21, 2005

/s/ Gregory E.A. Morrison Gregory E.A. Morrison	President, Chief Executive Officer and Director (Principal Executive Officer)	October 21, 2005

* Joseph F. Fisher	Executive Vice President, Chief Financial Officer and Director (Principal Financial & Accounting Officer)	October 21, 2005

/s/ Gregory E.A. Morrison *Gregory E.A. Morrison ATTORNEY-IN-FACT

INDEX TO EXHIBITS

Exhibit No.		Description

*3	.1	Memorandum of Association of Platinum Holdings — incorporated by reference to Exhibit 3.1 of Amendment No. 2 to the Registration Statement of Platinum Holdings on Form S-1 dated June 3, 2002.
*3	.2	Bye-Laws of Platinum Holdings — incorporated by reference to Exhibit 3.1 to the Platinum Holdings Quarterly Report on Form 10-Q dated August 6, 2004.
*3	.3	Certificate of Incorporation of Platinum Finance — incorporated by reference to Exhibit 3.3 to the Registration Statement of Platinum Holdings and Platinum Finance, as Registrants, on Form S-1 dated August 30, 2002.
*3	.4	By-Laws of Platinum Finance — incorporated by reference to Exhibit 3.4 to the Registration Statement of Platinum Holdings and Platinum Finance, as Registrants, on Form S-1 dated August 30, 2002.
*4	.1	Indenture dated as of October 10, 2002 by and among Platinum Holdings, Platinum Finance and JPMorgan Chase Bank — incorporated by reference to Exhibit 4.2 to the 2002 Annual Report on Form 10-K of Platinum Holdings dated March 31, 2003.
*4	.2	First Supplemental Indenture dated as of November 1, 2002, by and among Platinum, Platinum Finance and JPMorgan Chase Bank — incorporated by reference to Exhibit 4.3 to the 2002 Annual Report on Form 10-K of Platinum Holdings dated March 31, 2003.
*4	.3	Second Supplemental Indenture dated as of August 16, 2005 between Platinum Underwriters Holdings, Ltd., Platinum Underwriters Finance, Inc. and JPMorgan Chase Bank, N.A. — incorporated by reference to Exhibit 4.2 to the Platinum Holdings Form 8-K dated August 17, 2005.
*4	.4	Exchange and Registration Rights Agreement, dated as of August 16, 2005 among Platinum Underwriters Holdings, Ltd., Platinum Underwriters Finance, Inc. Goldman, Sachs & Co. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as remarketing agents — incorporated by reference to Exhibit 4.1 to the Platinum Holdings’ Form 8-K dated August 17, 2005.
4.5		Form of Exchange Note and Guarantee.
*4	.6	Indenture, dated as of May 26, 2005, among Platinum Underwriters Holdings, Ltd., Platinum Underwriters Finance, Inc. and JPMorgan Chase Bank, N.A., as Trustee — incorporated by reference to Exhibit 4.1 to the Platinum Holdings Form 8-K dated May 27, 2005.
*4	.7	First Supplemental Indenture, dated as of May 26, 2005, among Platinum Underwriters Holdings, Ltd., Platinum Underwriters Finance, Inc. and JPMorgan Chase Bank, N.A., as Trustee — incorporated by reference to Exhibit 4.2 to the Platinum Holdings’ Form 8-K dated May 27, 2005.
*4	.8	Exchange and Registration Rights Agreement, dated as of May 26, 2005 among Platinum Underwriters Holdings, Ltd., Platinum Underwriters Finance, Inc. and Goldman, Sachs & Co., as Initial Purchaser — incorporated by reference to Exhibit 4.3 to the Platinum Holdings’ Form 8-K dated May 27, 2005.
5.1		Opinion of Dewey Ballantine LLP as to the legality of the Exchange Notes and the Guarantee.
5.2		Opinion of Conyers Dill & Pearman.
*10	.1	Remarketing Agreement, dated August 8, 2005, by and among Platinum Underwriters Holdings, Ltd., Platinum Underwriters Finance, Inc., Goldman, Sachs & Co. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated — incorporated by reference to Exhibit 10.1 to the Platinum Holdings’ Form 8-K dated August 9, 2005.
*10	.2	Jurisdiction Agreement, dated August 8, 2005, by and among Platinum Underwriters Holdings, Ltd., Platinum Underwriters Finance, Inc., Goldman, Sachs & Co. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated — incorporated by reference to Exhibit 10.2 to the Platinum Holdings Form 8-K dated August 9, 2005.
*10	.3	Purchase Agreement, dated May 20, 2005, by and among Platinum Underwriters Holdings, Ltd., Platinum Underwriters Finance, Inc. and Goldman, Sachs & Co., as initial purchaser — incorporated by reference to Exhibit 10.1 to the Platinum Holdings Form 8-K dated May 24, 2005.

Exhibit No.		Description

*10	.4	Jurisdiction Agreement, dated May 20, 2005, by and among Platinum Underwriters Holdings, Ltd., Platinum Underwriters Finance, Inc. and Goldman, Sachs & Co., as initial purchaser — incorporated by reference to Exhibit 10.2 to the Platinum Holdings Form 8-K dated May 24, 2005.
**12	.1	Statement re: Computations of Ratios.
*21	.1	Subsidiaries of Platinum Holdings — incorporated by reference to Exhibit 21.1 to the 2004 Annual Report on Form 10-K of Platinum Holdings dated March 16, 2005.
23.1		Consent of KPMG (New York, New York).
23.2		Consent of KPMG (Minneapolis, Minnesota).
23.3		Consent of Dewey Ballantine LLP (included in Exhibit 5.1).
23.4		Consent of Conyers Dill & Pearman (included in Exhibit 5.2).
**24	.1	Power of Attorney for Platinum Holdings (included in signature page).
**24	.2	Power of Attorney for Platinum Finance (included in signature page).
**25	.1	Form T-1 re: eligibility of JPMorgan Chase Bank, N.A. to act as Trustee under the Indenture.
**99	.1	Form of Letter of Transmittal.
**99	.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
**99	.3	Form of Letter to Clients.
**99	.4	Form of Notice of Guaranteed Delivery.

*	Incorporated by reference from other documents filed with the SEC as indicated.

**	Previously filed.